As filed with the Securities and Exchange Commission on February 4, 2004

Registration No. 333-112016

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

To

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Resolution Performance Products LLC

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	2821 (Primary Standard Industrial Classification Code Number)	76-0607613 (I.R.S. Employer Identification Number)

RPP Capital Corporation

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	2821 (Primary Standard Industrial Classification Code Number)	76-0660306 (I.R.S. Employer Identification Number)

1600 Smith Street, Suite 2400

Houston, Texas 77002

(888) 949-2502

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Marvin O. Schlanger

Chairman and Chief Executive Officer

Resolution Performance Products LLC

1600 Smith Street, Suite 2416

Houston, Texas 77002

(888) 949-2502

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Rosa A. Testani, Esq.

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

(212) 408-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete is not and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 4, 2004

PROSPECTUS

Resolution Performance Products LLC

RPP Capital Corporation

Offer to Exchange All Outstanding $140,000,000 Principal Amount of

8% Senior Secured Notes Due 2009

For $140,000,000 Principal Amount of

8% Senior Secured Notes Due 2009

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 PM, New York City time, on Friday, March 5, 2004, unless we extend the offer.

The Exchange Notes:

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the old notes, will be secured by a lien, subject to permitted liens, on all of our domestic assets (subject to certain exceptions) that secure our obligations under our credit agreement and a portion of the capital stock of our direct and indirect domestic subsidiaries and direct foreign subsidiaries. In the event of enforcement of the security securing the notes, the proceeds thereof will first be applied to repay obligations under our credit agreement and any other first priority lien obligations, prior to repayment of obligations under the notes.

You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2004.

Unless otherwise indicated in this prospectus, (1) the terms “RPP LLC,” “we,” “our,” “ours” and “us” refer to Resolution Performance Products LLC and its subsidiaries, or, where the context requires, the operations of our predecessor, the epoxy resins and versatic acids and derivatives business of the Royal Dutch/Shell Group of Companies, (2) the term “RPP Capital” refers to RPP Capital Corporation, our wholly-owned subsidiary and a co-obligor on the notes, (3) the term “Issuers” refers to RPP LLC and RPP Capital, (4) the term “RPP Inc.” refers to Resolution Performance Products Inc., our parent company, formerly known as Shell Epoxy Resins Inc., (5) the term “RPP B.V.” refers to Resolution Holdings B.V., our wholly-owned subsidiary and (6) the term “RPP Holdings” refers to RPP Holdings LLC, which is the parent company of RPP Inc. The financial data included in this prospectus relating to the period prior to the recapitalization described below come from the financial statements of the epoxy resins and versatic acids and derivatives business of Shell.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry, industry data collected and shared through trade organizations such as AC-Treuhaud AG and the American Plastics Council, Inc., industry market studies and industry publications. Industry market studies and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data we have obtained from third party sources. Except where otherwise noted, statements as to our position relative to our competitors or as to our market share for (a) epoxy resins are based on historical 2002 sales volume of liquid epoxy resins, (b) versatic acids and derivatives are based on historical 2002 sales volume and (c) bisphenol-A are based on historical 2002 production capacity.

*  *  *  *  *  *

RESOLUTION™, EPIKOTE™ Resins, EPON™ Resins, EPIKURE™ Curing Agents, EPI-REZ™ Waterborne Resins, HELOXY™ Modifiers, CARDURA™ Glycidyl Ester, VEOVA™ Monomers and VERSATIC™ acids are some of our primary trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that you should consider before investing in the notes. You should read this prospectus in its entirety, particularly “Risk Factors.”

OUR BUSINESS

We are the leading global supplier of epoxy resins with an estimated market share in 2002 of 42% in the United States, 28% in Europe and 9% in Asia Pacific, and are also the leading global manufacturer of versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials, due to their excellent adhesion, effective corrosion resistance, strong electrical insulation and mechanical strength properties. We manufacture the two principal components, or intermediates, of epoxy resins, which are bisphenol-A, or BPA, and epichlorohydrin, or ECH. We are a global business with customers in two principal geographic regions. Regional sales based on segment information are comprised of the following: Americas (50% of revenues for the year ended December 31, 2002) and Europe/Asia Pacific (50%). For 2002, we generated total revenues of $740 million, operating income of $52 million, EBITDA (as described on page 13) of $89 million and net loss of $7 million. For 2002, operating income, EBITDA and net loss include special charges, consisting of non-recurring costs such as transaction and transition costs, including severance costs related to cost reduction programs, of $8 million and restructuring charges of $6 million. Operating income, EBITDA and net loss for 2002 do not reflect $4 million of cost savings that management estimates would have been achieved assuming that the comprehensive information technology project we announced in 2001 to establish our own systems and infrastructure in order to transition from the predecessor IT and accounting systems by the fourth quarter of 2002 had been completely in effect as of January 1, 2002. For the nine months ended September 30, 2003, we generated total revenues of $586 million, operating income of $5 million, EBITDA of $41 million and net loss of $30 million.

On November 14, 2000, RPP Holdings LLC, an affiliate of Apollo Management IV, L.P. acquired control of RPP Inc., our parent, in a recapitalization transaction. Prior to the recapitalization, RPP Inc. was a wholly owned subsidiary of the Royal Dutch/Shell Group of Companies. The total consideration paid in the recapitalization was approximately $857.7 million in cash and retained securities (net of $8.5 million of excess cash at RPP LLC used to fund the transactions), subject to adjustment. In connection with the recapitalization, RPP Holdings and some members of our management invested $185 million of cash and Shell had retained an investment of $15 million. We entered into a new senior secured credit agreement and distributed the proceeds from borrowings thereunder, together with the proceeds from the November 2000 offering of $200 million principal amount of 13 1/2% Senior Subordinated Notes due 2010, to RPP Inc. which in turn used the proceeds to fund $701.4 million of the recapitalization. As of September 30, 2003, on a fully-diluted basis for all management options and stock issuable under RPP Inc.’s stock option plan and restricted unit plan, Apollo Management and its affiliates and other institutional investors own (through their ownership of RPP Holdings) approximately 81.9% of the outstanding common stock of RPP Inc., management owns (through its ownership of RPP Holdings and RPP Inc.) approximately 11.3% of the outstanding common stock of RPP Inc. and Shell owns approximately 6.8% of the outstanding common stock of RPP Inc.

The following chart summarizes our ownership (fully-diluted for all options and stock to management issuable under RPP Inc.’s stock option plan and restricted unit plan) and capital structure as of January 1, 2004:

*	Apollo Management, other institutional investors and some members of management have invested in RPP Inc. indirectly through their ownership of RPP Holdings. Although not depicted above, RPP Holdings directly owns 90.9% of the equity of RPP Inc. Apollo Management controls RPP Holdings.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

On December 22, 2003, we completed the private offering (the “offering”) of $140.0 million aggregate principal amount of our 8% senior secured notes due 2009. We entered into a registration rights agreement with the placement agents in the private placement offering of those old notes. Under that agreement, we agreed to deliver to holders of the $140.0 million of old notes originally issued on December 22, 2003 this prospectus and to complete the exchange offer within 210 days after the date of original issuance of the old notes. These holders are entitled to exchange in the exchange offer their old notes for exchange notes which are identical in all material respects to their old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to the rights which are applicable to their old notes under the registration rights agreement; and

•	our obligation to pay additional interest on their old notes if (a) the exchange offer registration statement of which this prospectus forms a part is not declared effective by June 19, 2004 or (b) if the exchange offer is not consummated by July 19, 2004, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes.

The Exchange Offer

We are offering to exchange up to $140,000,000 aggregate principal amount of 8% senior secured notes which have been registered under the Securities Act for up to $140,000,000 aggregate principal amount of 8% senior secured notes which were issued on December 22, 2003. Old notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

The exchange offer will expire at 5:00 PM, New York City time, on Friday, March 5, 2004, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold your old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

SUMMARY OF TERMS OF THE EXCHANGE NOTES

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see “Description of the Notes.”

Issuers	Resolution Performance Products LLC and RPP Capital Corporation.

Exchange Notes Offered	$140,000,000 aggregate principal amount of 8% Senior Secured Notes due 2009.

Maturity	December 15, 2009.

Interest	Interest will be payable semi-annually in cash on December 15 and June 15, beginning June 15, 2004.

Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accured from December 22, 2003 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on June 15, 2004 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Optional Redemption

We may redeem any of the notes beginning on December 15, 2006. The initial redemption price will be 104% of their principal amount plus accrued interest. The redemption price of the notes will decline each year after 2006 and will be 100% of their principal amount, plus accrued interest, beginning on December 15, 2008.

In addition, if a change of control occurs before December 15, 2006, we may redeem the notes at a redemption price equal to 100% of their principal amount, plus accrued interest, plus a “make-whole” premium.

Public equity offering optional redemption

Before December 15, 2006, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain public equity offerings at 108% of the principal amount of the notes, plus accrued interest, provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change of Control

Upon the occurrence of a change of control, holders of the exchange notes will have the right to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued interest to the date of repurchase. However, we may not have sufficient funds available at the time of any change of control to make any required debt repayment.

Collateral	The exchange notes, like the old notes, will be secured by a lien on:

• all of our existing and future domestic property and assets, except as described below, that secure our obligations under our credit agreement, whether owned by us or any future domestic subsidiary; and

• all of the capital stock or other securities we own of any future domestic subsidiary and a portion of the capital stock or other securities of any existing or future foreign subsidiaries owned directly by us or any future domestic subsidiary but, in each case, only to the extent that the aggregate principal amount, par value, book value as carried by us or the market value (whichever is greatest), of any such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of notes outstanding.

The collateral will not include any property or assets owned by any of our foreign subsidiaries or any real property or real property leases (domestic or foreign) (sometimes referred to in this prospectus as the “excluded collateral”).

The lien in favor of the exchange notes offered hereby will be subordinate to the lien in favor of the obligations under our credit agreement, interest rate protection and other hedging agreements and overdraft facility permitted thereunder (which obligations are also secured by a first priority lien on the excluded collateral) and senior to the security interest in favor of our 9½% senior second secured notes.

In addition, the indenture governing the exchange notes allows a significant amount of indebtedness and other obligations to be secured by a lien on the collateral securing the exchange notes on a first priority basis, and an unlimited amount of indebtedness secured by a lien on such collateral on an equal and ratable or junior basis, provided that, in each case, such indebtedness or other obligations could be incurred under the indenture.

No appraisals of any collateral have been prepared in connection with the exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay any of our obligations under the notes, in full or at all, after first satisfying our obligations in full under our credit agreement and any other obligations secured by a first priority lien on the collateral.

Our obligations under the exchange notes are effectively subordinated in right of payment to our obligations secured by the first priority lien with respect to the assets securing those obligations. Any proceeds received by the trustee on behalf of the holders of the exchange notes from the sale of collateral securing the exchange notes prior to the payment in full of our obligations secured by the first priority lien must be delivered to the holders of those obligations.

The security documents governing the collateral and the intercreditor agreement entered into by the representative of the holders of the first priority liens and the trustee under the indenture governing the exchange notes will provide that the first priority lien holders will control, at all times prior to the payment in full of the obligations secured by the first priority liens, all remedies and other actions related to the collateral. The liens securing the exchange notes do not entitle the trustee or the holders of any exchange notes to take any action whatsoever with respect to the collateral prior to such time. As a result, neither the trustee nor the holders of the exchange notes will be able to force a sale of the collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the lenders under the credit agreement and other holders of first priority liens. To the extent that the lenders and other first priority lien holders release their liens on all or any portion of the collateral securing the exchange notes, the lien on such collateral which secures the exchange notes will likewise be automatically released in most cases. In addition, the security documents and the intercreditor agreement generally provide that, so long as the credit agreement is in effect, the lenders may change, waive, modify or vary the security documents and the intercreditor agreement without the consent of the trustee or the holders of the exchange notes, unless such change, waiver or modification materially adversely affects the rights of the holders of the exchange notes and not the other secured creditors in a like or similar manner; provided however, that notwithstanding the foregoing, the holders of the first priority liens may (1) direct the collateral agent to take actions with respect to the collateral (including the release of the collateral and the manner of realization) without the consent of the trustee and the holders of the exchange notes and (2) agree to modify the security documents and/or the intercreditor agreement, without the consent of the trustee and the holders of the exchange notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the credit agreement or the indenture.

Ranking

The exchange notes, like the old notes, will be senior secured obligations and rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment with all of our existing and future subordinated indebtedness.

The exchange notes, like the old notes, will be effectively junior to (i) our obligations under the credit agreement and any other obligations secured by a first priority lien on the collateral securing the exchange notes to the extent of the value of such collateral and (ii) our obligations under the credit agreement and any other obligations that are secured by a lien on assets that are not part of the collateral securing the notes, to the extent of the value of such assets.

By virtue of the lien priority, the exchange notes, like the old notes, will be effectively senior to our obligations under the 9 1/2% senior second secured notes and any other obligations secured by a junior lien on the same collateral securing the notes to the extent of the value of such collateral.

The exchange notes, like the old notes, will be structurally subordinated to all obligations of our subsidiaries because none of our subsidiaries guarantee the exchange notes.

As of September 30, 2003, after giving effect to the offering of the old notes and the use of proceeds therefrom, we would have had:

• $57 million available for borrowing under our revolving credit facility after giving effect to outstanding letters of credit, which borrowings would have been secured by liens on the collateral which would have been senior to the liens securing the notes offered hereby;

• $342 million principal amount of senior indebtedness, including the exchange notes offered hereby and $200 million principal amount of the outstanding 9 1/2% senior second secured notes which are secured by liens on the collateral that are junior to the liens securing the exchange notes offered hereby; and

• $328 million principal amount of subordinated indebtedness, consisting of the outstanding 13 1/2% senior subordinated notes.

As of September 30, 2003, our subsidiaries had $142 million of liabilities (excluding guarantees under the credit agreement and RPP Capital’s obligations under the 9 1/2% senior second secured notes, the 13 1/2% senior subordinated notes and the notes offered hereby).

Certain Covenants	The terms of the exchange notes, like the old notes, and indenture will restrict our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock;

•	enter into agreements that restrict our subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase our capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates; and

•	merge or consolidate.

These covenants are subject to a number of important exceptions.

RISK FACTORS

See “Risk Factors” beginning on page 15 for a discussion of certain risks relating to us, our business and an investment in the exchange notes before participating in the exchange offer.

We are a Delaware limited liability company formed in May 1999 and a wholly-owned subsidiary of Resolution Performance Products Inc., a Delaware corporation formed in June 1999 which acquired all of the assets and certain liabilities of the epoxy resins business of Shell pursuant to a contribution agreement dated July 1, 1999. RPP Capital Corporation, our wholly-owned subsidiary, is a Delaware corporation formed in October 2000 to serve as a co-issuer of the notes and has nominal assets and no operations. Our principal executive offices are located at 1600 Smith Street, Houston, Texas 77002 and our telephone number is (888) 949-2502.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth summary historical financial information and other financial data. The historical statement of income data for the fiscal years ended December 31, 2000, 2001 and 2002 and the historical balance sheet data as of December 31, 2001 and 2002 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The historical statement of income data for the fiscal years ended December 31, 1998 and 1999 and the historical balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our audited combined financial statements that are not included herein. The historical statement of income data for the nine months ended September 30, 2002 and September 30, 2003 and the historical balance sheet data as of September 30, 2002 and September 30, 2003 are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for these interim periods are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated and combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

	For the Fiscal Years Ended December 31,					For the Nine Months Ended September 30,
	1998(1)	1999(1)	2000	2001	2002	2002	2003
	(in millions, except percentages)
Statement of Income Data:
Total revenues	$995	$942	$949	$863	$740	$573	$586
Purchases and variable product costs(2)	540	510	579	483	438	332	412
Operating expenses	197	182	166	152	122	89	83
Selling, general and administrative expenses	62	59	54	60	58	44	39
Depreciation and amortization(3)	35	34	34	34	36	26	35
Research and development expenses	29	31	26	25	20	16	12
Restructuring charges(4)	—	—	—	—	6	—	—
Special charges(5)	24	6	49	15	8	6	—
Operating income(2)	108	120	41	94	52	60	5
Interest expense, net(6)	—	—	9	68	65	49	57
Income from equity investment	1	2	3	—	1	1	1
Net income (loss)	$67	$77	$19	$15	$(7)	$7	$(30)
Other Financial Data:
Cash flows provided by (used for) operating activities	—	$134	$126	$95	$69	$49	$(28)
Cash flows used for investing activities	—	(103)	(17)	(23)	(45)	(40)	(12)
Cash flows provided by (used for) financing activities	—	(31)	(90)	(85)	(26)	(12)	41
Capital expenditures(7)	$59	$34	$18	$24	$48	$41	$13
Non-GAAP Financial Data:
EBITDA(2)(8)	—	$156	$78	$128	$89	$87	$41
EBITDA margin(9)	—	17%	8%	15%	12%	15%	7%
Balance Sheet Data (at period end):
Total assets	$719	$743	$792	$734	$793	$758	$831
Total debt	—	—	$681	$575	$566	$572	$622

(1)	Historical financial information for the fiscal years ended December 31, 1998 and 1999 were restated to reflect the retroactive effect to the changes in our method of accounting for our inventories in the United States from LIFO (last-in, first-out) method to FIFO (first-in, first-out) method, effective November 1, 2000.
(2)	For only the nine months ended September 30, 2003, these line items were each improved by $3.6 million due to a one-time non-cash adjustment in our accounting for inventory. See Note 2 to the unaudited consolidated financial statements for the nine months ended September 30, 2003 included elsewhere in this prospectus.

(3)	Effective January 1, 1998, we revised the useful life of certain manufacturing facilities from 10 years to 20 years. This change in estimate reduced 1998 depreciation expense by $22 million.
(4)	Restructuring charges consist of employee related severance expenses and other exit costs incurred in connection with cost reduction programs.
(5)	Special charges consist of non-recurring costs such as transaction and transition costs, including severance costs related to restructuring or cost reduction programs. Transition costs, which are referred to in the indenture and as determined by management, are expenses incurred outside the ordinary course of business that relate to the activities required to establish RPP LLC as an independent company. Special charges also include $24 million, $6 million, $0 million, $3 million, $0 million, $0 million and $0 million of employee severance costs for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003, respectively.
(6)	After giving effect to the issuance of the old notes, the 9 1/2% senior second secured notes offerings and the use of proceeds therefrom as if they had occurred on January 1, 2002, we would have had interest expense, net of $83 million for the year ended December 31, 2002 (which excludes the write-off of $7 million of debt issue costs related to the credit agreement for the offering of the old notes and the offering of 9 1/2% senior second secured notes in April and May 2003). The $83 million of interest expense, net includes the $11 million increase related to the offering of 9 1/2% senior second secured notes in April and May 2003 and $7 million increase related to the offering of the old notes . After giving effect to the issuance of the old notes, the offering of 9 1/2% senior second secured notes in April and May 2003 and the use of proceeds therefrom as if they had occurred on January 1, 2002, we would have had interest expense, net of $59 million for the nine months ended September 30, 2003. The $59 million of interest expense, net includes the $3 million increase related to the 9 1/2% senior second secured notes offerings and $5 million increase related to the offering of old notes.
(7)	The capital expenditure amounts for the year ended December 31, 1999 exclude the repurchase of certain equipment held under a synthetic lease. During 1998, we entered into a sale/leaseback transaction for certain of our assets. In 1999, we repurchased these assets, requiring an outlay of $71 million.
(8)	EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under United States generally accepted accounting principles, and EBITDA (in millions):

	For the Fiscal Years Ended December 31,				For the Nine Months Ended September 30,
	1999	2000	2001	2002	2002	2003
Net income (loss)	$77	$19	$15	$(7)	$7	$(30)
Interest expense, net	—	9	68	65	49	57
Income tax expense (benefit)	45	16	11	(5)	5	(21)
Depreciation and amortization	34	34	34	36	26	35

EBITDA	$156	$78	$128	$89	$87	$41

EBITDA for the periods shown above includes special charges and restructuring charges. In addition, for 2002, EBITDA excludes $4 million of cost savings that management estimates would have been achieved assuming that the comprehensive information technology project we announced in 2001 to establish our own systems and infrastructure in order to transition from the predecessor IT and accounting systems by the fourth quarter of 2002 had been completely in effect as of January 1, 2002. During 2001 and 2002, we recognized a gain on the sale of assets of approximately $1 million in each year that was accounted for as a reduction in selling, general and administrative expenses.

(9)	EBITDA margin is calculated as a percentage of revenues.

RISK FACTORS

You should carefully consider the risks described below before participating in this exchange offer. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Related to an Investment in the Notes

Substantial Indebtedness—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.

We are a highly leveraged company. As of September 30, 2003, we would have had on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom, $676 million of outstanding indebtedness, which is approximately $110 million higher than the actual indebtedness as of December 31, 2002. In addition, the amount of our outstanding indebtedness fluctuates from time to time based on the amounts borrowed under our revolving credit facility. This high level of indebtedness could have important consequences for you, including the following:

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Substantial Indebtedness—Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing the notes, the credit agreement and the agreements governing our other indebtedness limit, but do not prohibit, us or our subsidiaries from incurring significant additional indebtedness in the future. As of September 30, 2003, we would have had $57 million available for additional borrowing under the revolving credit facility under the credit agreement, including the subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. The more we become leveraged, the more we, and in turn our securityholders, become exposed to the risks described above.

No Subsidiary Guarantees—We will rely on our subsidiaries for part of the funds necessary to meet our financial obligations, including the notes. Because our subsidiaries have other creditors and are not obligated to repay and do not guarantee repayment of the notes, you cannot rely on our subsidiaries to make any payments on the notes directly to you or to make sufficient distributions to enable us to satisfy our obligations to you under the notes.

Although we are an operating company, all of our foreign operations are conducted through our subsidiaries. Currently, we do not have any domestic operating subsidiaries, however, we may in the future create domestic subsidiaries. For 2002, approximately 50% of our revenues were generated by our foreign subsidiaries. We will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. In addition, the earnings from, or other available assets of, these operating subsidiaries, together with our domestic operations, may not be sufficient to make distributions to enable us to pay interest on the notes when due or principal of the notes at maturity.

Our subsidiaries have no direct obligation to pay amounts due on the notes and do not guarantee the notes. In addition, none of the assets or property owned by our foreign subsidiaries are part of the collateral securing the notes. If any or all of our foreign subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of the subsidiary or subsidiaries, including debt holders, must be paid in full out of the subsidiary’s or subsidiaries’ assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries. As a result, in general, the notes have the effect of being subordinated to existing and future third party indebtedness and other liabilities of those subsidiaries, including trade payables. As of September 30, 2003, our subsidiaries had $142 million of liabilities (excluding guarantees under the credit agreement and RPP Capital’s obligations under the 13 1/2% senior subordinated notes and the 9 1/2% senior second secured notes). The indenture governing the notes limits, but does not prohibit, our subsidiaries from incurring additional indebtedness, and our subsidiaries are able to borrow under the credit agreement.

Ability to Service Debt—We recently have had negative cash flows from operations and may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. In 2004, we will be required to make cash interest payments of approximately $74 million relating to the old notes, the exchange notes offered hereby, the outstanding 9 1/2% senior second secured notes and the outstanding 13 1/2% senior subordinated notes. For 2002, our cash flows from operating activities were $69 million and for the nine months ended September 30, 2003, our cash flows from operating activities were negative $28 million. Accordingly, we will have to generate significant increases in our cash flows from operations to meet our debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

The credit agreement and the indentures governing the notes, the 9 1/2% senior second secured notes and the 13 1/2% senior subordinated notes limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, the credit agreement and certain other obligations are secured on a first priority basis by substantially all of our assets, and the notes are secured on a subordinated basis by substantially all of our domestic assets. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

Sufficiency of Collateral—The liens securing the notes are subordinated to first priority lien obligations and there may not be sufficient collateral to pay all or any of the notes.

Indebtedness under our credit agreement, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder (referred to herein as the “First Priority Lien Obligations”) are secured by a first priority lien, on substantially all of our assets, the assets of our domestic and foreign subsidiaries and the pledge of the capital stock and other equity interests of all of our existing and future material subsidiaries. In addition, the indenture governing the notes will allow a significant amount of indebtedness and other obligations to be secured by a lien on the collateral securing the notes on a first priority basis, and an unlimited amount of indebtedness secured by a lien on such collateral on an equal and ratable or junior basis, provided that, in each case, such indebtedness or other obligations could be incurred under the indenture. Any additional obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the lien of the notes) will dilute the value of the collateral securing the notes. The notes are secured by a junior lien on only a portion of the assets that secure the First Priority Lien Obligations including, subject to certain exceptions, (i) all of our domestic assets that secure our obligations under our credit agreement and (ii) a portion of the capital stock of any future domestic subsidiary and a portion of the capital stock of our foreign subsidiaries owned directly by us or any future domestic subsidiary. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First Priority Lien Obligations and the notes must be used first to pay all outstanding First Priority Lien Obligations in full (including, without limitation, any post-petition interest at the respective contract rate, whether or not a claim for post-petition interest is allowed under applicable laws) before making any payments on the notes.

At September 30, 2003, after giving pro forma effect to the offering of the old notes and the use of proceeds therefrom, there would have been no indebtedness outstanding relating to the First Priority Lien Obligations but there would have been $57 million available for borrowing under our credit agreement which, if borrowed, would constitute First Priority Lien Obligations.

No appraisals of any collateral were prepared in connection with the offering of the old notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the First Priority Lien Obligations and any other obligations secured by a first-priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

No Control over Collateral—Holders of notes will not control decisions regarding collateral.

The holders of the First Priority Lien Obligations control substantially all matters related to the collateral securing the First Priority Lien Obligations, the notes and the 9 1/2% senior second secured notes. Morgan Stanley & Co. Incorporated, the collateral agent under the security agreements governing the collateral and a party to the intercreditor agreement, is an affiliate of one of the principal lenders under the credit agreement. The holders of the First Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First Priority Lien Obligations, the second priority liens securing the notes will also automatically be released in most instances. In addition, the security documents and/or the intercreditor agreement will generally provide that, so long as the First Priority Lien Obligations are in effect, the holders of the First Priority Lien Obligations may change, waive, modify or vary the security documents and the intercreditor agreement without the consent of the holders of the notes, provided that in the case of the security agreements, any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner; provided however, that notwithstanding the foregoing, the holders of the first priority liens may (1) direct the collateral agent to take actions with respect to the collateral (including the release of the collateral and the manner of realization) without the consent of the trustee and the holders of the notes and (2) agree to modify the security documents and/or the intercreditor agreement, without the consent of the trustee and the holders of the notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the credit agreement or the indenture. Except under limited circumstances, if at any time the first priority liens cease to be in effect, the liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of the Notes—Collateral.”

Furthermore, the security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

Automatic Release of Certain Collateral—The capital stock securing the notes will automatically be released from the liens securing the notes and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The indenture governing the notes and the security documents provides that, to the extent that any rule is adopted, amended or interpreted which would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the liens securing the notes on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities.

Fraudulent Conveyance Claims—Any future guarantee or pledge of assets by any of our future domestic subsidiaries could be subject to fraudulent conveyance claims.

The indenture governing the notes requires that certain of our future domestic subsidiaries guarantee the notes. In addition, the notes are secured by all property and assets owned by us or any future domestic subsidiary that secure our obligations under the credit agreement. On the date the exchange notes are originally issued, we will have no domestic subsidiaries other than RPP Capital. If in the future any of our subsidiaries pledges assets or guarantees the notes, such pledge or guarantee, as the case may be, may be subject to review under federal or state fraudulent conveyance laws in the event of the bankruptcy or other financial difficulty of such subsidiary. Depending upon the standard applied in connection with such review, such review could result in the subsidiaries’ pledge or guarantee being voided or subordinated to all other indebtedness of such subsidiary, and could result in payments previously made in respect of such subsidiary guarantee or pledge being returned to such subsidiary.

A court will likely find that a subsidiary did not receive fair consideration or reasonably equivalent value for its pledge of assets or subsidiary guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the notes. The security agreement and each subsidiary guarantee limit the liability of the relevant subsidiary thereunder to the maximum amount that it could pay without the pledge of assets or guarantee being deemed a fraudulent transfer. There can be no assurance that this limitation will be effective. If this limitation is not effective, a subsidiary’s pledge of assets or guarantee could be deemed to render the subsidiary insolvent. If this limitation is effective, there can be no assurance that the limited amount of collateral so pledged or the amount so guaranteed would be sufficient to pay amounts owed under the notes in full.

Rights to Collateral Adversely Affected by Bankruptcy—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Failure to Perfect Collateral in Future—Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owed or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

Restrictive Debt Covenants—Restrictive covenants in the credit agreement and the indenture may prevent us from pursuing business strategies that could otherwise improve our results of operations.

The indentures governing the notes and our other outstanding debt securities and the credit agreement limit our ability, among other things, to:

•	incur additional indebtedness or contingent obligations;

•	pay dividends or make distributions to our members;

•	repurchase or redeem our equity interests;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our members and affiliates;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies.

The fifth amendment to the credit agreement eliminates the adjusted bank leverage ratio covenant and imposes an asset coverage test which will limit borrowings and letters of credit under our revolving credit facility to the sum (the “Borrowing Base”) of 65% of the net book value of our U.S. inventory, 85% of the net book value of our U.S. receivables and 20% of the net book value of our U.S. plant, property and equipment, which Borrowing Base we are required to report on a monthly basis. If the utilization under the revolving credit facility exceeds the most recently reported Borrowing Base, we must repay outstanding borrowings and/or cash collateralize letters of credit in an amount equal to such excess.

Complying with these restrictive covenants in the indenture and the credit agreement may impair our ability to finance our future operations or capital needs or to engage in other favorable business activities.

Failure to Exchange Old Notes—If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

No Prior Market for the Exchange Notes—An active trading market may not develop for the exchange notes, in which case, the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

Risks Related to Our Business

Declining Results—Our net income (loss) has declined each year since 1999; our EBITDA has decreased significantly since 2001; our operating cash flow has decreased each year since 2000; and our interest expense has increased. Unless these trends change, we may be unable to make payments on the notes.

Our net income decreased each year from 1999 through 2002, from net income of $77 million in 1999 to a net loss of $7 million in 2002. Net income decreased to a net loss of $30 million for the nine months ended September 30, 2003 from $7 million net income for the comparable period in 2002. Our EBITDA has also declined significantly, from $128 million in 2001, to $89 million in 2002, to $41 million for the nine months ended September 30, 2003. In addition, our cash flows provided by operations has decreased significantly, from $126 million in 2000 to $69 million in 2002 and to cash flows from operations of negative $28 million in the nine months ended September 30, 2003 and is projected to be negative in the fourth quarter of 2003. Recently, our interest expense has increased from $49 million, net, in the nine months ended September 30, 2002 to $51 million in the nine months ended September 30, 2003 (which excludes the write-off of $6 million of debt issuance costs related to the credit agreement for the offerings of the old notes and the 9 1/2% senior second secured notes). For the nine months ended September 30, 2003, on a pro forma basis after giving effect to the offerings of the old notes and the senior second secured notes our pro forma interest expense, net would have been $59 million. As a result, we have been unable to cover our interest expense with cash flow from operations. We will need to significantly improve cash flow from operations in 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook for Remainder of 2003 and 2004.”

Cyclicality—The industry in which we operate can be cyclical and significant increases in the price of our raw materials or production overcapacity in the industry could lead to price reductions for our products, increased costs and lower profit margins.

The results in our business can be negatively impacted by supply and demand movements of our final products and our raw materials. We use large quantities of raw materials in manufacturing our products, primarily phenol and acetone for the manufacture of BPA and propylene and chlorine for the manufacture of ECH. In 2002, costs for these raw materials comprised approximately 68% of our total costs and expenses excluding depreciation and amortization expense, special charges and restructuring charges. Significantly higher raw material prices have adversely affected our operating margins beginning in the third quarter of 2002 and continuing through the third quarter of 2003, will adversely affect our operating margins for the remainder of 2003 and are expected to adversely affect margins for the first half of 2004. In addition to these cyclical factors, our phenol raw material prices also increased in the fourth quarter of 2002 due to an explosion and fire that occurred in September 2002 at the INEOS phenol plant in Mobile, Alabama. The price of raw materials is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. The base petrochemical industry historically has experienced alternating periods of tight supply, causing prices to increase, followed by periods of substantial capacity addition, resulting in oversupply, declining prices and reduction in the use of existing production capacity. A significant increase in raw material prices would cause our costs to increase and could reduce our margins and profitability. The price of crude oil could continue to increase significantly as a result of further and continued Middle East turmoil or a decline in the value of the U.S. dollar.

Our end-use market is also impacted by cyclical movements in certain industries served directly or indirectly by us, including the automotive, aerospace, electronics, food and beverage packaging, domestic appliances and construction industries. The cyclical nature of pricing and investment in our industry is likely to continue and therefore, we may experience periods of overcapacity, declining prices and lower profit margins at times in the future. In addition, external factors beyond our control, such as general economic conditions, competitors’ actions, international events and circumstances and governmental regulation in the United States and in other foreign jurisdictions can cause volatility in raw material prices, as well as fluctuations in demand for our products, product prices, volumes and margins. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Demand may not grow as we expect, especially in the event of an economic downturn. In fact, the slowing global economy has lowered the demand for BPA and epoxy resins in 2002 and for the nine months ended September 30, 2003. The slowdown of the global economy impacted demand in 2002 and may continue to impact demand for the remainder of 2003 and in 2004. Further acts of terrorism in the United States or abroad could also have a significant negative effect on the global economy and therefore on our revenue, feedstock costs and net income.

Competition—Competition could result in price reductions for our products, a decrease in our market share position and reduced profitability or net losses.

We face significant competition in the markets in which we operate. Competition in our industry is based upon a number of considerations, such as price, product innovation, product quality and distribution capability. In the epoxy resins industry, we compete primarily with Dow Chemical and Huntsman Advanced Materials (formerly Vantico Group S.A.). The last few years have been difficult for producers in our business, and competitors who are facing financial difficulties could seek to increase their volumes, revenues and cash flow by cutting prices. There are also several other companies, predominantly in Asia and Eastern Europe, most of whom participate locally and in export markets. These competitors may have competitive advantages (including, in some cases, lower costs) which may enable them to impact prices for our products. Additionally, other competitors may emerge, either through the development of new business, or the purchase of existing businesses, with different competitive advantages which we may not be able to foresee or to which we may not be able to adequately respond in a timely manner. In addition, our industry is capital intensive. This can cause continued production as long as prices are sufficient to cover marginal costs even if prices are not adequate to cover all costs. As a result, any significant overcapacity in the industry could lead to substantial price competition. Several of our competitors are in the process of adding capacity for BPA and epoxy resins.

In the BPA and versatic acids and derivatives product lines, we also face competition from other manufacturers, many of which have significantly greater financial and other resources than ours. In the production and sale of BPA, we compete with companies who are backward integrated into phenol such as Aristech (a subsidiary of Sunoco) and Mitsui Chemical, and those who are forward integrated into polycarbonate, such as General Electric and Bayer AG. These competitors may be better able than we are to withstand changes in market conditions. We may not have sufficient financial resources to respond to these competitive pressures and to continue to make investments in our manufacturing facilities or for product development or to be successful in otherwise realizing or maintaining any of our competitive advantages.

For additional disclosures regarding our competitors, see “Business—Competitive Strengths and Competition” and “Business—Industry Overview.”

End-Use Markets—We sell products to mature, highly competitive industries that have undergone consolidation, and these larger customers may pressure us into lowering our prices which could harm our profitability. Also, if we lose one or more of our major customers, our results of operations could be adversely affected.

Many of our customers are in mature industries, which have undergone consolidation. As a result, in many end-use markets, such as aerospace, automotive and heavy electrical equipment manufacture, there are only a few large potential customers for our products. As our customers grow larger, and their industries grow more concentrated, the few remaining large entities may develop greater bargaining power and adversely affect our competitive position. Consolidation trends in these industries have caused significant pricing pressure on our products, and continued consolidation in these and other industries may force prices lower, which would adversely affect our business and financial position. In addition we can lose sales when a customer moves its manufacturing facilities away from ours to a lower cost location, such as Asia. This has occurred and may continue to occur.

Our top twenty customers accounted for approximately 54% of our revenues in 2002. The loss of one or more of our major customers, or a material reduction in sales to these customers, could result in reduced revenues and operating income.

Projected Information—We may not achieve our projected cost savings and demand increases, and even if we do, we may not be profitable.

In 2002, management estimates that we would have achieved $4 million of cost savings if the comprehensive information technology project we announced in 2001 to establish our own IT systems and infrastructure had been completely in effect at the beginning of the year. In addition, we have recently instituted a new cost reduction program, focused primarily on variable costs, to improve our margins. However, we may not realize the cost savings that we anticipate from our prior and new cost reduction programs, our comprehensive information technology project, and other initiatives or projected demand increases may not occur for the following reasons:

•	The cost savings are based on estimates and assumptions which may prove to be incorrect.

•	The cost savings may be offset by increases in other expenses, including the cost of implementation, or by an adverse impact on net income resulting from the cost savings themselves.

•	Our costs may increase due to increases in the cost of our raw materials, many of which are petroleum-based products.

•	We may not realize the cost savings that we anticipate if we experience problems under our agreements with Shell or at the facilities we share with Shell.

•	Our industry is subject to general economic conditions and demand is not likely to grow as quickly, if at all, or could decrease in an economic downturn.

Forward-Looking Statements—Our actual results may be materially different than those referred to in our forward-looking statements.

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information and, in particular, appear under the headings “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes” and variations of these words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including the other factors discussed under this heading “Risk Factors.” As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	general economic and business conditions, including those influenced by international and geopolitical events such as the recent war with Iraq and any future terrorist attacks;

•	the continuing decrease in our financial results over the last few years;

•	industry trends;

•	raw material costs and availability;

•	ability to attain and maintain any price increases for our products;

•	increases in our leverage;

•	changes in our ownership structure;

•	restrictions contained in our debt agreements;

•	the cost of developing our own stand-alone systems and infrastructure;

•	the continuity or replacement of systems and services being provided to us by Shell or its affiliates;

•	changes in business strategy, development plans or cost savings plans;

•	competition;

•	changes in distribution channels or competitive conditions in the markets or countries where we operate;

•	the highly cyclical nature of the end-use markets in which we participate;

•	the loss of any of our major customers;

•	changes in demand for our products;

•	availability of qualified personnel;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital;

•	changes in, or the failure or inability to comply with, government regulation, including environmental regulations; and

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Supply Agreements—We are dependent on long-term supply agreements with Shell and others, and if they do not timely deliver our raw materials to us, we may have to use alternative higher cost sources, if available, for our raw materials or delay or cancel shipment of our products, any of which actions could decrease our profit margins and adversely affect our business.

We rely on long-term supply agreements with Shell and other key suppliers for most of our raw material supply. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any of our key long-term supply contracts be canceled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. Some of our raw materials are provided to us by one supplier and we could incur significant time and expense if we had to replace the supplier. In addition, several of our feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

Dependence Upon Key Personnel—If we lose certain members of our senior management team, we may be unable to focus on our business or pursue additional opportunities.

We are dependent on the services of our senior management team, including Marvin O. Schlanger, our Chairman and Chief Executive Officer. The loss of Mr. Schlanger, with his twenty-five years of experience in the chemical industry, would adversely affect our ability to implement our business strategy.

Exchange Rate Fluctuations—Our worldwide operations subject us to currency translation risk and currency transaction risk which could cause our results to fluctuate significantly from period to period and hinder us from making our debt service payments.

The financial condition and results of operations of each operating subsidiary are reported in the relevant local currency and then translated into the U.S. dollar at the applicable currency exchange rate for inclusion in our financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. Recently, the value of the U.S. dollar has declined relative to many currencies. For the nine months ended September 30, 2003, we generated 55% of our total revenues from companies incorporated outside the United States and we incurred 57% of our total expenses from companies incorporated outside the United States. Significant changes in the value of the Euro relative to the U.S. dollar could also have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on euro-denominated debt, including certain borrowings under the credit agreement, and U.S. dollar denominated debt, including the notes and certain borrowings under the credit agreement.

In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. We do not currently have any separate foreign currency hedging contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and/or translation risks. Volatility in currency exchange rates may cause our profits to decrease or result in a loss.

International Operations—As a global business, we are exposed to local business risks in several different countries which could increase our operating costs and adversely affect our results of operations.

We manufacture and distribute our products in many countries around the world. We are, and may increasingly become, confronted with different political, social, legal and regulatory requirements in many jurisdictions. These include:

•	tariffs and trade barriers;

•	hyperinflation;

•	exchange controls;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	different regimes controlling the protection of our intellectual property;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions; and

•	restrictions on our ability to repatriate dividends from our subsidiaries.

Our international operations also expose us to different local political and business risks and challenges. For example:

•	We may be faced with political and social instability in countries in which we operate that could result in nationalization or seizure of our assets;

•	We are faced with potential difficulties in staffing and managing local operations; and

•	We have to design local solutions to manage credit risks of local customers and distributors.

Our expansion in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we do business.

Terrorist Activities—Our business may be harmed by terrorist attacks, current and future war or anti-terrorist measures.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks caused major instability in the U.S. and other financial markets. Leaders of the U.S. government have announced their intention to actively pursue those behind the attacks and to possibly initiate broader action against global terrorism. The attacks and any response to them have lead to, and may lead to further, armed hostilities involving the United States or to further acts of terrorism in the United States or elsewhere, and such developments would likely cause further instability in financial markets. In addition, armed hostilities and further acts of terrorism may directly impact our physical facilities, which are generally co-located with facilities of Shell Oil Company, and our worldwide operations. We depend on Shell for security at these co-located sites. Furthermore, the recent terrorist attacks, the recent war with Iraq and future developments may result in reduced demand from our clients for our products. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverages currently maintained by us could increase dramatically or such coverages could be unavailable in the future. All of these developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business and your investment in the notes offered hereby.

Environmental Regulation—The cost of complying with environmental laws and regulations, including clean-up costs for existing and future environmental conditions, could be significant and reduce our operating income.

We are subject to extensive regulation under environmental laws by federal, state and local governmental entities and foreign authorities. These laws impose liability for damages to the environment and/or natural resources, establish requirements to remediate contamination at current and former facilities and offsite disposal areas, limit discharges of hazardous substances to air and water from ongoing operations, and provide for substantial fines and potential criminal sanctions for violations. They are complex, change frequently and have tended to become more stringent over time. These laws affect and will continue to affect how we operate our business. For instance, we are currently investigating whether there is an economically feasible means of replacing the current ECH production process with a chlorine-free process at the Pernis facility. If we find a feasible replacement solution by 2006, the Pernis facility will be required to implement it by 2010 at a cost which could be material. In addition, at our facilities that are physically part of larger, Shell-run facilities, our operations may be affected by agreements we reach with Shell regarding ongoing environmental compliance. Individuals may also seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances at or from our facilities or to substances otherwise owned, sold or controlled by us. Accordingly, complying with existing and future environmental laws and regulations that affect our business could impose material costs and liabilities on us.

In November 2000, Shell and we entered into environmental agreements obligating Shell to indemnify us for environmental damages associated with specific environmental conditions that occurred or existed before the closing date of the recapitalization. These agreements, however, may not adequately protect us from liability for these and other environmental matters due to contractual limitations in the agreements. Moreover, in November

2002, Shell and we amended the environmental agreements so that, in exchange for Shell paying us $13.9 million, we released Shell from its obligations to indemnify us for costs associated with complying with certain environmental compliance matters. These matters for which Shell is no longer indemnifying us consist of specific items identified in the November 2000 environmental agreements and of general compliance requirements associated with regulations in effect as of November 14, 2000. Notwithstanding the November 2002 amendments, under the original November 2000 environmental agreements we are still generally indemnified for liabilities associated with contamination and the potential exposure of individuals to hazardous substances that were owned, sold, or controlled by us, on or before the closing of the recapitalization. For a description of the November 2002 amendments to the environmental agreements and mutual release with Shell see “Certain Relationships and Related Transactions—Ongoing Relationship with Shell—Environmental Agreements.”

We are responsible for any environmental damages associated with environmental conditions arising from our business following the closing of the recapitalization. Estimated costs for future environmental compliance and remediation or other costs are often imprecise. Based on current available facts, present laws and regulations, current technology, and Shell’s existing obligations to indemnify us for specific matters, we do not believe that we need to accrue additional liabilities for environmental matters at this time. However, it is not possible to predict accurately the amount or timing of costs resulting from regulatory changes or future events. We anticipate that, in the future, we will continue to face environmental liabilities and incur costs for environmental matters in connection with our business operations and contractual obligations and these costs could be material.

Occupational Health and Safety Laws and Regulations—The cost of complying with laws and regulations to which our raw materials, chemicals, substances and products are subject could be significant and reduce our operating income.

Our products (including the raw materials and intermediates we handle) and operational processes are subject to rigorous federal, state, local and/or foreign occupational health and safety laws, regulations and/or investigations. There is a risk associated with key raw materials, chemicals, substances and/or products that are currently characterized or may, in the future, be recharacterized as having a toxicological or health related impact on the environment, our customers or employees. For example, some of the raw materials, chemicals, substances and/or products used in our business are classified as highly hazardous chemicals by the Occupational Safety and Health Administration. Additionally, some raw materials, chemicals, substances and/or products have been classified as probable human and definite animal carcinogens and have been associated with possible endocrine disruption. If we do not comply with regulations regarding how these materials are handled, we could be exposed to significant liability. If existing standards applicable to relevant raw materials, chemicals, substances and/or products are amended or if raw materials, chemicals, substances and/or products that are not currently covered become covered, it could result in increased costs in order to comply with amended or new requirements and/or claims brought by individuals exposed to these substances and may affect our ability to operate certain plants. Changes in federal, state, local and/or foreign occupational health and safety laws and regulations may also affect the marketability of some of our products and may, in the future, impose additional costs and reduce our profits.

Intellectual Property—We may not be able to adequately protect our intellectual property rights, which could cause our revenues to decrease, or we may be subject to claims that we are infringing upon the rights of others, which could increase our operating costs and reduce our profitability.

As of November 30, 2003, we owned or licensed or had rights to approximately 452 patents and patent applications. We rely on patents to protect our intellectual property. While a presumption of validity exists with respect to patents issued to us in the United States and other jurisdictions, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. The laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Furthermore, pending patent applications filed by us may not result in an issued patent, or, if patents are issued to us, the patents may not provide meaningful protection against competitors or against competitive technologies. You should be aware that the expiration of a patent can result in intense competition with consequent erosion of profit margins.

Proprietary protection of our formulations, processes, apparatuses and other technology is also important to our business. We rely upon unpatented proprietary expertise and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Others may obtain knowledge of trade secrets through independent development or other access by legal means. The failure of our patents to protect our formulations, processes, apparatuses, technology, or proprietary know-how could result in loss of revenues and decreased profits.

Currently, there is no material pending litigation against us regarding any intellectual property claim but we cannot assure you that there will not be future claims. Intellectual property claims, with or without merit, could subject us to costly litigation and divert our technical and management personnel from their regular responsibilities. Furthermore, successful claims could suspend the manufacture of products using the contested invention and result in loss of revenues and decreased profits.

Concentration of Ownership and Control of Us—We are controlled by an affiliate of Apollo Management and its interests as an equity holder may conflict with yours as a creditor.

As of January 1, 2004, RPP Holdings owned 90.9% of the outstanding voting stock of our parent company, RPP Inc., which owns all of our equity interests. RPP Holdings is an affiliate of, and is controlled by, Apollo Management. Accordingly, Apollo Management has the power to control us and RPP Inc. The interests of Apollo Management may not in all cases be aligned with yours. For example, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions, that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the notes if the transactions resulted in our being more highly leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from RPP Holdings or other investors to reduce our leverage and pay our debts, while RPP Holdings might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the placement agents in the private placement offering of $140.0 million of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause such offer to be consummated within 210 days following the original issue of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by June 19, 2004 or the exchange offer consummated by July 19, 2004. Old notes in the aggregate principal amount of $140.0 million were issued on December 22, 2003.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the $140.0 million of old notes issued in December 2003 and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if pursuant to any changes in law, Commission rules or regulations or prevailing interpretations thereof by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	the exchange offer is not consummated within 210 days after the original issue of the old notes; and

•	if the placement agents in the private offering of old notes hold old notes that have the status of an unsold allotment or any other holder of old notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer.

If we fail to comply with our obligations under the registration rights agreement to have the registration statement of which this prospectus forms a part declared effective by June 19, 2004 or the exchange offer consummated by July 19, 2004, we will be required to pay additional interest to holders of the $140.0 million of old notes issued in December 2003.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	such holder has no arrangement with any person to participate in the distribution of the exchange notes; and

•	such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of either us or RPP Capital.

Resale of Exchange Notes

Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of either of the Issuers within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the Commission set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If as stated above a holder cannot rely on the position of the staff of the Commission set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $140,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 PM, New York City time on Friday, March 5, 2004, unless, in our sole discretion, we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•	such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by the Issuers, they should also submit evidence satisfactory to the Issuers of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of either of the Issuers.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

—	stating that the tender is being made thereby; and

—	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attention: Giselle Guadalupe

Telephone: (212) 815-6331

Fascimile: (212) 298-1915

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds of the offering of the $140.0 million aggregate principal amount of old notes issued in December 2003, which amounted to approximately $136.0 million, were used to repay indebtedness outstanding under our credit agreement plus accrued interest as follows:

•	approximately $28 million of the term A loan;

•	approximately $58 million of the term B loan; and

•	outstanding borrowings under the revolving credit facility.

The balance of the net proceeds from the offering of the old notes were used for general corporate purposes, including working capital. Some of the net proceeds were used to reduce our accounts payable.

At September 30, 2003, outstanding borrowings under our credit agreement totaled approximately $104 million, consisting of:

•	$28 million under a term A loan facility, which represents the outstanding portion of the $100 million term A loan that was incurred on November 14, 2000 to finance the recapitalization. At September 30, 2003, the term A loan bore interest at an approximate weighted average rate of 5.1% per annum and it matures on November 14, 2006.

•	$58 million under a term B loan facility, which represents the outstanding portion of the $350 term B loan that was incurred on November 14, 2000 to finance the recapitalization. At September 30, 2003, the term B loan bore interest at an approximate weighted average rate of 3.9% per annum and it matures on November 14, 2008.

•	$0 million outstanding under a revolving credit facility. At September 30, 2003, outstanding borrowings under the revolving credit facility would have borne interest at rates ranging from 3.9% to 6.25% per annum depending on the term of the loan. The revolving credit facility matures on November 14, 2006.

•	$18 million in letters of credit, which reduce borrowing availability under the revolving credit facility.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2003 on an actual basis and on a pro forma basis to reflect the offering of the old notes and the use of proceeds therefrom.

This table should be read in conjunction with the audited consolidated and combined financial statements, including the notes thereto, “The Transactions,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	September 30, 2003
	Actual		Pro Forma
	(in millions)
Cash and cash equivalents	$5		$55	(1)

Debt:
Credit agreement	$86	(2)	$—	(2)
Other	2		2
Notes offered hereby	—		140
9 1/2% senior second secured notes, plus $1 million premium	201		201
13 1/2% senior subordinated notes, plus $5 million net premium	333		333

Total debt	$622		$676

Total owner’s deficit	(65)		(66	)(3)

Total capitalization	$557		$610

(1)	The pro forma cash balance reflects an increase in cash from the offering of the old notes (after repayment of outstanding borrowings under our credit agreement at September 30, 2003 and payment of related fees and expenses).
(2)	Represents $28 million and $58 million outstanding under the term A and term B loans, respectively, and $0 outstanding under the revolving credit facility. On a pro forma basis, we would have had approximately $57 million available for additional borrowing under our revolving credit facility, including the subfacility for letters of credit.
(3)	Reflects the write-off of $1 million of debt issuance costs, net of taxes related to the credit agreement.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents selected historical financial information and other financial data. The historical statement of income data for the fiscal years ended December 31, 2000, 2001 and 2002 and the historical balance sheet data as of December 31, 2001 and 2002 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The historical statement of income data for the fiscal years ended December 31, 1998 and 1999 and the historical balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our audited combined financial statements that are not included herein. The historical statement of income data for the nine months ended September 30, 2002 and September 30, 2003 and the historical balance sheet data as of September 30, 2002 and September 30, 2003 are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for these interim periods are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated and combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

	For the Fiscal Years Ended December 31,							For the Nine Months Ended September 30,
	1998(1)	1999(1)	2000		2001		2002	2002		2003
	(in millions, except ratios and percentages)
Statement of Income Data:
Total revenues	$995	$942	$949		$863		$740	$573		$586
Purchases and variable product costs(2)	540	510	579		483		438	332		412
Operating expenses	197	182	166		152		122	89		83
Selling, general and administrative expenses	62	59	54		60		58	44		39
Depreciation and amortization(3)	35	34	34		34		36	26		35
Research and development expenses	29	31	26		25		20	16		12
Restructuring charges(4)	—	—	—		—		6	—		—
Special charges(5)	24	6	49		15		8	6		—
Operating income(2)	108	120	41		94		52	60		5
Interest expense, net(6)	—	—	9		68		65	49		57
Income from equity investment	1	2	3		—		1	1		1
Net income (loss)	$67	$77	$19		$15		$(7)	$7		$(30)

Other Financial Data:
Cash flows provided by (used for) operating activities	—	$134	$126		$95		$69	$49		$(28)
Cash flows used for investing activities	—	(103)	(17)		(23)		(45)	(40)		(12)
Cash flows provided by (used for) financing activities	—	(31)	(90)		(85)		(26)	12		41
Capital expenditures(7)	$59	$34	$18		$24		$48	$41		$(13)
Ratio of earnings to fixed charges(8)	NM	NM	4.4	x	1.4	x	—	1.2	x	—

Non-GAAP Financial Data:
EBITDA(2)(9)	—	$156	$78		$128		$89	$87		$41
EBITDA margin(10)	—	17%	8%		15%		12%	15%		7%

Balance Sheet Data (at period end):
Total assets	$719	$743	$792		$734		$793	$758		$831
Total debt	—	—	$681		$575		$566	$572		$622

(1)	Historical financial information for the fiscal years ended December 31, 1998 and 1999 were restated to reflect the retroactive effect to the changes in our method of accounting for our inventories in the United States from LIFO (last-in, first-out) method to FIFO (first-in, first-out) method, effective November 1, 2000.
(2)	For only the nine months ended September 30, 2003, these line items were each improved by $3.6 million due to a one-time non-cash adjustment in our accounting for inventory. See Note 2 to the unaudited consolidated financial statements for the nine months ended September 30, 2003 included elsewhere in this prospectus.
(3)	Effective January 1, 1998, we revised the useful life of certain manufacturing facilities from 10 years to 20 years. This change in estimate reduced 1998 depreciation expense by $22 million.
(4)	Restructuring charges consist of employee related severance expenses and other exit costs incurred in connection with cost reduction programs.

(5)	Special charges consist of non-recurring costs such as transaction and transition costs, including severance costs related to restructuring or cost reduction programs. Transition costs, which are referred to in the indenture and as determined by management, are expenses incurred outside the ordinary course of business that relate to the activities required to establish RPP LLC as an independent company. Special charges also include $24 million, $6 million, $0 million, $3 million, $0 million, $0 million and $0 million of employee severance costs for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003, respectively.
(6)	After giving effect to the issuance of the old notes, the 9 1/2% senior second secured notes offerings and the use of proceeds therefrom as if they had occurred on January 1, 2002, we would have had interest expense, net of $83 million for the year ended December 31, 2002 (which excludes the write-off of $7 million of debt issue costs related to the credit agreement for the offering of the old notes and the offering of 9 1/2% senior second secured notes in April and May 2003). The $83 million of interest expense, net includes the $11 million increase related to the offering of 9 1/2% senior second secured notes in April and May 2003 and $7 million increase related to the offering of the old notes. After giving effect to the issuance of the notes in this offering, the offering of 9 1/2% senior second secured notes in April and May 2003 and the use of proceeds therefrom as if they had occurred on January 1, 2002, we would have had interest expense, net of $59 million for the nine months ended September 30, 2003. The $59 million of interest expense, net includes the $3 million increase related to the 9 1/2% senior second secured notes offerings and $5 million increase related to this offering.
(7)	The capital expenditure amounts for the year ended December 31, 1999 exclude the repurchase of certain equipment held under a synthetic lease. During 1998, we entered into a sale/leaseback transaction for certain of our assets. In 1999, we repurchased such assets, requiring an outlay of $71 million.
(8)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of net interest expense including the amortization of deferred debt issuance costs, amortization of bond discount and bond premium and one-third of rent expense which management believes to be representative of the interest factor thereon. Prior to the year ended December 31, 2000, the ratio of earnings to fixed charges was not meaningful because as an operating unit of Shell we did not incur interest charges and rent expense was an immaterial component of total allocations from Shell. For the year ended December 31, 2002 and the nine months ended September 30, 2003, earnings were insufficient to cover fixed charges by $12 million and $51 million, respectively.
(9)	EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under United States generally accepted accounting principles, and EBITDA (in millions):

	For the Fiscal Years Ended December 31,				For the Nine Months Ended September 30,
	1999	2000	2001	2002	2002	2003
Net income (loss)	$77	$19	$15	$(7)	$7	$(30)
Interest expense, net	—	9	68	65	49	57
Income tax expense (benefit)	45	16	11	(5)	5	(21)
Depreciation and amortization	34	34	34	36	26	35

EBITDA	$156	$78	$128	$89	$87	$41

EBITDA for the periods shown above includes special charges and restructuring charges. In addition, for 2002, EBITDA excludes $4 million of cost savings that management estimates would have been achieved assuming that the comprehensive information technology project we announced in 2001 to establish our own systems and infrastructure in order to transition from the predecessor IT and accountings systems by the fourth quarter of 2002 had been completely in effect as of January 1, 2002. During 2001 and 2002, we recognized a gain on the sale of assets of approximately $1 million in each year that was accounted for as a reduction in selling, general and administrative expenses.

(10)	EBITDA margin is calculated as a percentage of revenues.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Historical Financial Information,” and the audited consolidated and combined financial statements, including the notes thereto, included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that are subject to a number of risks and uncertainties. Our actual results may differ materially from the results discussed in these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements made below are discussed below and elsewhere in this prospectus, including under the heading “Risk Factors.” There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

The following covers periods before the completion of the recapitalization transactions in November 2000, the acquisition of the remaining 50% of the Elenac GmbH Resins Business in March 2000, and the offering of the senior subordinated notes and the use of proceeds therefrom. In connection with the recapitalization transactions, we entered into new financing arrangements, altered our capital structure and entered into a number of operating and feedstock supply agreements with Shell. The results of operations and financial condition for the periods subsequent to the consummation of the recapitalization transactions will not necessarily be comparable to prior periods.

Stand-Alone Company

The historical financial information included in this prospectus for periods prior to the recapitalization transactions is derived from the historical combined financial statements of the epoxy resins business of Shell. The preparation of this information is based on certain assumptions and estimates including allocations of costs from Shell. This information may not necessarily reflect what the results of operations, financial position and cash flows would have been if the epoxy resins business of Shell had been a separate, stand-alone entity during the periods presented or what the results of operations, financial position and cash flows will be in the future. In addition, our historical combined financial statements include certain assets, liabilities, revenues and expenses which were not historically recorded at the entity level of, but are associated with, our business and exclude certain expenses, such as the cost of borrowing money, that are relevant to us as a stand-alone entity.

In July 1999, Shell commenced a corporate restructuring program in which all of our manufacturing operations and primarily all of our marketing activities were transferred into our current legal entity structure. Certain feedstocks and a significant portion of our non-manufacturing operations were provided to us by other Shell subsidiaries. In connection with the recapitalization, we negotiated and entered into agreements with Shell under which Shell will provide us with various feedstocks and services including information technology, manufacturing site services and back-office accounting. In areas such as information technology, accounting and building maintenance where we believe we can achieve operational or financial efficiencies, we have, or will, obtain our own resources to perform these functions.

Critical Accounting Policies

We apply those accounting policies that management believes best reflect the underlying business and economic events, consistent with generally accepted accounting principles. Our more significant accounting policies include those related to long-lived assets, accruals for long-term employee benefit costs such as pension and post-retirement benefits costs, and accruals for taxes based on income. Inherent in such policies are certain key assumptions and estimates made by management. We periodically update our estimates used in the preparation of the financial statements based on our latest assessment of the current and projected business and general economic environment. Our significant accounting policies are summarized in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

With respect to long-lived assets, key assumptions include the estimate of useful lives and the recoverability of carrying values of fixed assets, and other intangible assets. Such estimates could be significantly modified and/or the carrying values of the assets could be impaired by such factors as new technological developments, new chemical industry entrants with significant raw material cost advantages, uncertainties associated with the United States and world economies, the cyclical nature of the chemical industry, and uncertainties associated with governmental actions. See also “Risk Factors—Risks Related to Our Business—Forward-Looking Statements.”

The estimated useful lives of long-lived assets range from 5 to 20 years. Depreciation and amortization of these assets under the straight-line method over their estimated useful lives totaled $36 million in 2002. If the useful lives of the assets were found to be shorter than originally estimated, depreciation charges would be accelerated.

The current benefit service costs, as well as the existing liabilities, for pensions and other postretirement benefits are measured on a discounted present value basis. The discount rate is a current rate, related to the rate at which the liabilities could be settled. With respect to long-term employee benefit costs, key assumptions include the long-term rate of return on pension assets, the annual rate of inflation of health care costs, retiree life expectancies and the general interest rate environment. The key assumptions underlying these benefit costs are described in Note 9 to the audited consolidated financial statements included elsewhere in this prospectus. Due to a change in estimates in connection with our postretirement medical benefit obligation for our European region, we expect a reduction in our unfunded obligation of approximately $11 million to be recognized over the expected life of the participants. Starting in 2002, the $11 million benefit will reduce our postretirement expense over a 14 year amortization period, or by approximately $0.8 million annually. During the nine months ended September 30, 2003, we revised the average retirement age and average turnover rate to age 60 and 7% from age 58 and 5%. This revision in assumptions is expected to result in a $0.4 million decrease in pension expense for 2003.

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2002 was 9% trending down through 2008 and 4.5% thereafter. Increasing or decreasing the assumed health care cost trend rate by one percentage point as of December 31, 2002 would change the accumulated postretirement benefit liability as of December 31, 2002 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

With respect to income taxes, uncertainties exist with respect to interpretation of complex tax regulations, both federal and foreign. Management generally expects that our interpretations will prevail. Further details on our income taxes appear in Note 8 to the audited consolidated financial statements included elsewhere in this prospectus.

Results of Operations

The following table sets forth certain information derived from the audited consolidated and combined statements of operations of RPP LLC for the years ended December 31, 2000, 2001 and 2002 and the unaudited consolidated statements of operation of RPP LLC for the nine months ended September 30, 2002 and 2003 ended expressed as a percentage of revenues. The following table and discussion should be read in conjunction with the information contained in our consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus. Our historical results of operations set forth below for periods prior to the recapitalization in November 2000 may not necessarily reflect what would have occurred if the epoxy resins business of Shell had been a separate, stand-alone entity during the periods presented or what will occur in the future. Accordingly, there can be no assurance that the trends in the operating results will continue in the future.

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
Revenue	100%	100%	100%	100%	100%
Cost and expenses:
Purchases and variable product costs	61	56	59	58	70
Operating expenses	17	18	16	16	14
Selling, general and administrative	6	7	8	8	7
Depreciation and amortization	4	4	5	4	6
Research and development	3	3	3	3	2
Restructuring charges	—	—	1	—	—
Special charges	5	1	1	1	—

Total	96	89	93	90	99
Operating income	4	11	7	10	1
Income from equity investment	—	—	—	—	—
Interest expense, net	—	8	9	8	10

Income (loss) before income taxes	4	3	(2)	2	(9)
Income tax expense (benefit)	2	1	(1)	1	(4)

Net income (loss)	2%	2%	(1)%	1%	(5)%

EBITDA (1)	8%	15%	12%	15%	7%

(1)	EBITDA represents income (loss) before income taxes, interest expense, net, and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

During the latter part of the fourth quarter of 2000 and continuing through the current period, the global economy has experienced a slowdown in the manufacturing sector. Significant portions of our customers in the United States and internationally operate in these sectors. As a result, the chemical industry in general, and we also, experienced softness in product demand and prices apart from expected seasonality. Further, the multitude of epoxy end-use markets and the replacement of other materials with epoxy resins has served to soften demand declines in any one end-use market. Raw material costs in 2002 increased from 2001 levels and have continued to increase for the remainder of 2003 and are expected to continue to increase in 2004. See “—Outlook for Remainder of 2003 and 2004.”

The following is a discussion of significant financial statement items related to our audited consolidated and combined statements of income. See Notes 10 and 14 (as applicable) to the consolidated and combined financial statements as of September 30, 2003 and December 31, 2002, 2001 and 2000, respectively included elsewhere in this prospectus for segment information.

Revenues

Our revenue is primarily generated through the sale of our three main product lines: (1) epoxy resins and related products, (2) versatic acids and derivatives, and (3) sales of BPA to third parties. In addition, we sell small amounts of ECH to third parties. Revenue has historically been driven by volumes, market prices and foreign currency fluctuations. Revenues also include other income derived primarily from royalty income and commission income.

Other Revenues

Other revenues consist mainly of the sale of a BPA technology license and related support services.

Purchases and Variable Product Costs

Purchases and variable product costs are primarily comprised of feedstock costs. Feedstock costs are driven primarily by market conditions. Volumes fluctuate with production. The significant feedstocks for which we are highly sensitive to the market prices are phenol, acetone, propylene and chlorine. We purchase chlorine, a primary raw material for ECH, under long-term supply contracts with third parties which provide us with producer-like economics by allowing us to buy this raw material at a margin above production cost and thereby lower our manufacturing costs. We also purchase propylene, the other primary raw material for ECH, under long-term supply agreements with Shell that are based on market price less negotiated volume discounts. We purchase phenol and acetone, the primary raw materials for BPA, under supply contracts with Shell and other third parties that are based on discounted market prices and input-cost formulae. Because we are co-located with Shell at several of our facilities, our transportation and logistics costs for certain raw materials which Shell provides to us are also reduced. Variable manufacturing costs, which are primarily utilities, are also a significant component of this line item. Purchases and variable costs are reduced by the sale of by-products generated during the manufacturing process, primarily hydrochloric acid.

Operating Expenses

Operating expenses represent the costs associated with the non-variable operations of our manufacturing facilities. Included in operating costs are personnel related costs, manufacturing overhead, periodic maintenance, turnaround costs and environmental costs. Depreciation relating to manufacturing assets is included within depreciation and amortization.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised primarily of costs associated with non-manufacturing, non-research and development operations, including management, accounting, treasury, information technology, marketing and sales, and legal.

Depreciation and Amortization

Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Estimated useful lives for plant and equipment, office buildings, tanks and pipelines are twenty years and range from three to ten years for other assets. Amortization is computed on a straight-line basis for intangibles such as patents.

Research and Development Expenses

Research and development expenses are costs associated with new and existing products or customer specific initiatives on new and existing products and costs associated with projects that seek improvements in manufacturing processes. Primarily all of our research and development expenses are generated in one of our three research facilities. This includes costs associated with health, safety and environmental projects.

Restructuring Charges

Restructuring charges consist of employee related severances expenses and other exit costs incurred in connection with our cost reduction programs.

Special Charges

Special charges consist of non-recurring type costs such as transaction, transition and severance costs related to restructuring or cost reduction programs.

Income from Equity Investment

Income from equity investment is related to an unconsolidated equity investment, which was significantly reduced in November 2003.

Interest Expense, Net

Interest expense, net consists of interest expense payable with respect to borrowings under our credit agreement, existing notes, and miscellaneous interest expense, offset by our interest income from short term cash investments. Interest expense also includes amortization and write-off of deferred financing costs and amortization of the discount for the 13 1/2% senior subordinated notes issued in November 2000 and amortization of the premium and discount for the 13 1/2% senior subordinated notes issued in 2002, 2001 and 2000.

Income Tax Expense

We are organized as a limited liability company and are not subject to U.S. income tax. Income tax information presented includes U.S. income taxes attributed to our operations that are the responsibility of our sole owner, RPP Inc.

As of September 30, 2003, we have accrued for income taxes, including both deferred and current income tax provisions. Additionally, we have made a Section 338(h)(10) election to allow our recapitalization to be treated as an acquisition of assets for tax purposes. Accordingly, for tax purposes the bases of our U.S. assets were stepped-up to their fair market values, and we will be able to depreciate our assets using higher bases than the historical amount. This tax basis step-up may reduce cash payments for income taxes over the next four years.

EBITDA

EBITDA represents income before income taxes, interest expense, net depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which performance includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

Comparison of nine months ended September 30, 2003 to nine months ended September 30, 2002

Revenues

Revenues increased by $13 million, or 2%, to $586 million compared to the prior year period. The increase in revenues is a result of increased average prices, partially offset by lower volume. The increase in average prices was primarily attributable to the impact of a weaker U.S. dollar on our Euro-related sales and to a lesser extent due to modest price increases on certain products. Overall average prices increased by 9% from the prior year period, however, excluding the impact of a weaker U.S. dollar on our Euro-related sales, overall average prices were flat. Overall volumes decreased by 6% from the prior year period as a result of soft demand.

Purchases and Variable Product Costs

Purchases and variable product costs increased by $80 million, or 24%, to $412 million. This increase was largely driven by higher prices for feedstocks due to the increasing price of crude oil and related petrochemical products and the higher cost of natural gas, partially offset by lower sales volume and the inventory adjustment discussed in Note 2 of the unaudited consolidated financial statements included elsewhere in this prospectus.

Operating Expenses

Operating expenses decreased by $6 million, or 7%, to $83 million. The decrease is principally related to the cost reduction program implemented by us at the beginning of 2003, lower net periodic pension expense and lower maintenance costs. Pension expense decreased due to the change in estimates in connection with our postretirement medical benefit obligation and to a lesser extent due a reduction of benefits in pension recognized in late 2002. In addition, pension expense also decreased due to a revision of the retirement age and turnover percentage recognized in the second quarter of 2003. Maintenance costs declined but we expect such a decline will be temporary and that maintenance costs will return to historic levels.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $5 million, or 11%, to $39 million. The decrease is primarily a result of the cost reduction program implemented by us at the beginning of 2003 and lower net periodic pension expense. Pension expense decreased due to the change in estimates in connection with our post retirement medical benefit obligation and to a lesser extent due to a reduction of benefits in pension recognized in late 2002. In addition, pension expense also decreased due to a revision of the retirement age and turnover percentage. Also, included in the current period is an insurance refund of approximately $1 million related to prior periods.

Depreciation and Amortization

Depreciation and amortization increased by $9 million, or 35%, to $35 million. The increase is primarily attributable to an increase in depreciation expense resulting from capital projects placed in service subsequent to the prior year period, such as the information technology project completed in November 2002.

Research and Development Expenses

Research and development costs decreased by $4 million, or 25%, to $12 million. The decrease is primarily due to the cost reduction program implemented by us at the beginning of 2003.

Special Charges

Special charges decreased by $6 million. The decrease is primarily related to the completion of our transition activities in the last quarter of 2002. Transition activities for the nine months ended September 30, 2002 consisted of non-recurring transition expenses from our predecessor’s IT and accounting systems.

Operating Income

Operating income decreased by $55 million, or 92%, to $5 million. The decrease was primarily due to the increases in purchases and variable product costs and depreciation and amortization expenses, partially offset by increased revenues and decreased operating expenses, research and development and special charges.

Interest Expense, Net

Interest expense, net increased by $8 million, or 16%, to $57 million. The increase is due to a $6 million write-off of deferred financing costs related to the prepayments, refinancing and credit agreement amendment. In addition, the increase is also due to a higher average outstanding debt balances and higher average interest rates. The current period does not include bank fees related to a credit agreement amendment in the prior year period for approximately $1 million.

Income Before Income Taxes

Income before taxes decreased by $63 million to a $51 million loss. The decrease is due to the decrease in operating income and increased interest expense, net.

Income Tax Expense

Income tax expense decreased by $26 million to a $21 million benefit in 2003. The decrease is primarily related to decreased taxable income resulting from decreased operating income and increased interest expense, net.

Net Income

Net income decreased by $37 million to a $30 million net loss in 2003. The decrease was due to decreased income before income taxes, partially offset by increased income tax benefit.

EBITDA

EBITDA decreased by $46 million, or 53%, to $41 million. The decrease was primarily due to the increases in purchases and variable product costs, partially offset by increased revenues and decreased operating expenses, and research and development expenses.

EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under GAAP and EBITDA (in millions):

	For the Nine Months Ended September 30,
	2003	2002
Net income (loss)	$(30)	$7
Income tax expense (benefit)	(21)	5
Interest expense, net	57	49
Depreciation and amortization	35	26

EBITDA	$41	$87

Comparison of 2002 results to 2001

Revenues

Total revenues decreased by $123 million, or 14%, to $740 million for the year ended December 31, 2002. The decrease in revenues was a result of decreased average prices and lower volumes. The decrease in average prices was attributable to decreases across all of the product lines. Overall average prices decreased by 9% from the prior year period due to the supply/demand of our various product lines. Overall volumes decreased by 6% from the prior year period as a result of lower demand related to the slowdown of the global economy. The decrease in total revenue was partially offset by the sale of a BPA technology license and related support services totaling $2 million recognized as other revenue in 2002.

Revenues in the U.S. decreased by $77 million, or 17%, to $367 million for the year ended December 31, 2002. The decrease in revenue was a result of lower volume, partially offset by increased prices. Average prices in the U.S. increased 3% while volumes decreased 20%.

Revenues in Europe decreased by $35 million, or 9%, to $364 million for the year ended December 31, 2002. The decrease in revenue was a result of lower prices. Average prices in Europe decreased by 12%, while volumes were flat. Volumes were also affected by a forced shut-down of our Pernis plant from an electrical power failure in the city of Rotterdam during the fourth quarter of 2002. The duration of the shut-down was approximately three to seven days depending upon the operating unit affected and we estimate that as a result of the shutdown we experienced lost sales primarily in BPA of approximately 5,000 tons.

Purchases and Variable Product Costs

Purchases and variable product costs decreased by $45 million, or 9%, to $438 million. This decrease was largely driven by lower sales volume and the one-time cash settlement payment received from Shell in the third quarter of 2002 in the amount of $1.9 million. This amount has been accounted for as a reduction to purchase and variable product costs and was partially offset by higher prices for feedstocks due to the increasing price of crude oil and related petrochemical products. As a percentage of revenue, purchases and variable product costs increased from 56% to 59%.

Operating Expenses

Operating expenses decreased by $30 million, or 20%, to $122 million. The decrease is principally related to lower sites services, utilities, materials, maintenance and facilities costs. Operating expenses also decreased due to a change in estimates with our post retirement medical benefit obligation and due to the reimbursement of environmental expenses from Shell.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $2 million, or 3%, to $58 million. The decrease is primarily a result of lower service and administrative costs related to the establishment of an independent information technology system and accounting function, and a change in estimates with our postretirement medical benefit obligation and capitalization of personnel expense to the information technology project.

Depreciation and Amortization

Depreciation and amortization increased by $2 million, or 6%, to $36 million. The increase is primarily a result of higher depreciation expense related to higher capital expenditures.

Research and Development Expenses

Research and development costs decreased by $5 million, or 20%, to $20 million. The decrease is primarily due to decreased personnel and lower rental expense.

Restructuring Charges

Restructuring charges increased by $6 million. We accrued a charge for employee severance and other exit costs of $6 million in the fourth quarter of 2002 related to a cost reduction program implemented in response to a significant decline in profitability. The reduction in work force affected approximately 90 employees, or 9% of the work force. As of December 31, 2002, there were no payments charged against the accrued liability for severance and other exit costs.

Special Charges

Special charges decreased by $7 million, or 4%, to $8 million. The decrease is primarily related to lower transition cost incurred in 2002. Transition activities for 2002 primarily consisted of $8 million of non-recurring transition expenses related to the migration from the predecessor’s IT systems and accounting function that was previously outsourced. Transition activities for 2001 consisted of $3 million for severance costs and $12 million for exit and relocation costs related to transitioning from the predecessor’s organizational structure.

Operating Income

Operating income decreased by $42 million, to $52 million. The decrease was primarily due to the decreased revenue, and increased depreciation and amortization and restructuring charges, partially offset by decreases in purchase and variable costs, operating expenses, selling, general and administrative expenses, research and development costs, and special charges.

Income from Equity Investment

Income from equity investment increased by $1 million to $1 million. The increase was due to higher earnings recognized from our 50% equity joint venture, Japan Epoxy Resins. In November of 2003, we divested the majority of our position (we retained a 10% ownership interest) in Japan Epoxy Resins.

Interest Expense, Net

Interest expense, net, decreased by $3 million, or 4%, to $65 million. The decrease is primarily due to the reduced amount outstanding under our credit agreement as a result of the aggregate voluntary prepayments of $30 million we made in 2002, partially offset by increased interest rates related to the additional $128 million of 13½% senior subordinated notes issued in November 2001 and December 2002 to finance a portion of the prepayments under the credit agreement.

Income Before Income Taxes

Income before income taxes decreased by $38 million to a $12 million loss. The decrease is due to the decrease in operating income, partially offset by increased income from equity affiliates and decreased interest expense, net.

Income Tax Expense

Income tax expense decreased by $16 million to a $5 million benefit in 2002. The decrease is primarily related to a taxable loss.

Net Income (Loss)

Net income decreased by $22 million to a $7 million net loss in 2002. The decrease was due to the loss before income taxes partially offset by income tax benefit.

EBITDA

EBITDA decreased $39 million, or 30%, to $89 million. The decrease was primarily due to decreased revenue and increased severance costs, partially offset by decreases in purchase and variable costs, operating expenses, selling, general and administrative expenses and research and development costs and special charges. EBITDA includes special charges and restructuring charges discussed above. In addition, for 2002, EBITDA excludes $4 million of cost savings that management estimates would have been achieved assuming that the comprehensive information technology project we announced in 2001 to establish our own systems and infrastructure in order to transition from the predecessor IT and accountings systems had been completely in effect as of January 1, 2002.

EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under GAAP and EBITDA (in millions).

	For the Year Ended December 31,
	2002	2001
Net income (loss)	$(7)	$15
Income tax expense (benefit)	(5)	11
Interest expense, net	65	68
Depreciation and amortization	36	34

EBITDA	$89	$128

Comparison of 2001 results to 2000

Revenues

Total revenue decreased by $86 million, or 9.1%, to $863 million for the year ended December 31, 2001. The decrease in revenue was a result of lower volume, partially offset by increased prices. The increase in prices was attributable to an increase in BPA, partially offset by decreases in resins, ECH and versatics. Overall average prices increased by 3% from the prior year. The increase in prices was primarily driven by our ability to negotiate and pass on certain increased costs of feedstock. Generally, the increase in feedstock costs is reflected in our revenue prices on a 3 to 12 month lag basis. Overall volumes decreased by 11% from the prior year due primarily to the soft global economy and the buy-out of a BPA contract by Bayer AG, a major customer.

Revenue in the U. S. decreased by $79 million, or 15.1%, to $444 million for the year ended December 31, 2001. The decrease in revenue was a result of lower volume, partially offset by increased prices. Average prices in the U. S. increased 3% while volumes decreased 18%.

Revenue in Europe increased slightly by $2 million, or 0.5%, to $399 million for the year ended December 31, 2001. The increase in revenue was a result of increased prices, partially offset by decreased volumes. Average prices in Europe increased 5% while volumes decreased 4.8%.

In addition, the revenue split between the U. S. and Europe in 2001 was affected by new policies of sourcing for certain countries reflecting our status as an independent company.

The preceding discussion of the U.S. and Europe’s revenue is before the impact of certain royalty, commission sales and manufacturing service arrangements between U.S. and Europe. Most notably, under the manufacturing service arrangement, our U.S. operations engaged our European operations to manufacture and supply products to certain of the U.S. global customers located in Asia. Accordingly, our European revenues in 2001 decreased by $11 million through inter-segment billings from the U.S. in connection with the net sales earned by the U.S. on these European export sales to Asian customers. Similarly, under certain other royalty and commission sales arrangements, our European revenues in 2001 decreased by another $3 million through inter-segment billings from the U.S.

Purchases and Variable Product Costs

Total purchases and variable product costs decreased by $96 million, or 16.6%, to $483 million. This decrease was largely driven by lower sales volume and lower feedstock prices due to the decreasing price of crude oil and related petrochemical products. As a percentage of revenue, purchases and variable product costs decreased from 61% to 56%.

Purchases and variable product costs in the U.S. decreased by $56 million, or 17.6% to $262 million. The decrease was primarily a result of lower sales volume.

European purchases and variable product costs decreased by $35 million, or 14.6% to $205 million. The decrease was a result of lower sales volumes and lower feedstock prices.

The aforementioned discussion of our European operations purchase and variable product costs is before the impact of a global procurement arrangement between the U.S. and European operations. Under this arrangement, the U. S. operations effectively negotiated the terms of certain feedstock contracts on the behalf of the European operations and has agreed to bear the additional burden or benefit of these contract prices when compared to the prevailing market prices of these feedstocks, using a combination of monthly spot and quarterly contract prices. Accordingly, feedstock costs for our European operations in 2001 increased by $34 million through an inter-segment billing from the U.S. operations for the respective difference between the contract and prevailing market prices on selected feedstocks.

Operating Expenses

Operating expenses decreased by $14 million, or 8.4%, to $152 million. The decrease was largely a result of lower maintenance costs and additional savings on other operational services in connection with several agreements negotiated with Shell or others that were not in place for the entire year of 2000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $6 million, or 11.1%, to $60 million. The increase was primarily a result of normal administrative and management costs related to our formation as an independent entity, which exceeded the historical allocations in the prior year.

Depreciation and Amortization

Depreciation and amortization remained unchanged at $34 million.

Research and Development Expenses

Research and development costs decreased by $1 million, or 3.8%, to $25 million. The decrease was primarily due to staff reductions from the cost savings plan announced in early 2001.

Special Charges

Special charges decreased by $34 million to $15 million. Transition costs in 2001 consisted of $3 million for severance costs and $12 million for exit and relocation costs related to the cost restructuring program compared to $18 million of exit and relocation costs in 2000. The prior year also included $31 million of costs related to the recapitalization transaction. The Company previously announced a restructuring program which covers the relocation or termination of employees, closing of foreign offices, and cancellation of service level agreements and certain other agreements in place prior to the recapitalization transactions. As a result of the restructuring program, 35 employees were terminated in 2001. The $3 million accrual for severance costs represents payments to be made over time for employee terminations during the year. In addition, seven foreign locations were targeted in 2001 and were in the process of being closed at year end. The remaining accrued liability for severance and exit/relocation costs was $3 million at December 31, 2001. We completed this restructuring program during 2002.

Operating Income

Operating income increased by $53 million to $94 million. The increase was primarily due to the decrease in purchase and variable product costs, special charges and operating expenses, partially offset by decreased revenues.

Income from Equity Investment

Income from equity investment decreased by $3 million to $0. The decrease was due to lower earnings recognized from our 50% equity joint venture, Japan Epoxy Resins.

Interest Expense, Net

Interest expense, net, increased by $59 million primarily due to the increase in long-term debt in connection with the recapitalization transaction on November 14, 2000.

Income Before Income Taxes

Income before income taxes decreased by $9 million, or 25.7%, to $26 million. The decrease was due to increased interest expense, net, partially offset by increased operating income.

Income Tax Expense

Income tax expense decreased by $5 million, or 31.3%, to $11 million. The decrease was primarily related to the decreased taxable income.

Net Income

Net income decreased by $4 million, or 21.1%, to $15 million. The decrease was due to decreased income before income taxes, partially offset by decreased income tax expense.

EBITDA

EBITDA increased $50 million, or 64%, to $128 million. The increase was primarily due to the decreases in purchase and variable product costs, operating expenses, research and development costs and special charges partially offset by decreased revenue and, increased selling, general and administrative expenses. During the year ended December 31, 2001, we implemented the previously mentioned cost savings plan with an expected annualized cost savings of $7 million. To achieve these cost savings, we incurred additional one-time costs of approximately $3 million in 2001 that are not reflected in these cost savings. We realized $4 million of these cost savings and we would have achieved an additional $3 million of cost savings if these programs had been in effect at the beginning of 2001. EBITDA for 2001 includes special charges of $15 million and excludes the full annualized benefit of the cost savings plan.

EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA and adjustments to EBITDA because they are used as internal performance measures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under GAAP and EBITDA (in millions):

	For the Year Ended December 31,
	2001	2000
Net income (loss)	$15	$19
Income tax expense (benefit)	11	16
Interest expense, net	68	9
Depreciation and amortization	34	34

EBITDA	$128	$78

Liquidity and Capital Resources

Prior to the consummation of the recapitalization transactions, we financed our operations through net cash provided by operating activities and contributions and advances from Shell. We also had participated in Shell’s centralized treasury management system whereby all of our cash receipts were remitted to Shell and all of our cash disbursements were paid by Shell. While we were owned by Shell, we did not incur any long-term debt to fund our operations.

After the consummation of the recapitalization transactions, we established our own centralized treasury management system. Instead of making distributions of our excess operating cash flow to Shell as done previously, we retain all of our operating cash flow to finance the working capital and other needs of our business.

During the nine months ended September 30, 2003, our operating cash flow was less than our working capital needs. However, we obtained additional cash from the issuance of $200 million aggregate principal amount of 9 1/2% senior second secured notes, and made some prepayments on our credit agreement, resulting in a modest increase of cash and cash equivalents for the period. Our working capital requirements principally include accounts receivable, product and raw materials inventory, labor, equipment and debt service costs. We expect to continue to finance our operations through net cash provided by operating activities, existing cash and cash equivalents on hand, other refinancing vehicles and borrowings under our revolving credit facility and, to the extent needed, sales of assets. As a result of our high level of debt, we will have to continue to generate significant cash flows through operating activities, borrowing and asset sales to meet our current debt service requirements. For a discussion of factors affecting our operating cash flows, see “—Outlook for Remainder of 2003 and 2004” below.

During the year ended December 31, 2002, our operating cash flow was more than our working capital needs. We used this excess cash to make voluntary principal payments totaling $30 million in 2002 to reduce the amount of long-term debt outstanding under the credit agreement. In addition, during 2002 we exceeded management’s asset management goal by achieving $22 million of incremental cash generation by obtaining approximately $14 million received in November 2002 from entering into the amendments to the environmental agreements and mutual release with Shell, $4 million from the sale of an exclusive and irrevocable option to execute a long-term supply contract, $2 million for the sale of a BPA technology license, and $2 million for the sale of non-productive assets.

In November 2000, RPP LLC and RPP Capital issued $200 million aggregate principal amount of 13 1/2% Senior Subordinated Notes due 2010 in a private offering pursuant to Rule 144A under the Securities Act of 1933. These senior subordinated notes were issued to bondholders at a discount of $3 million, and accordingly, we received gross proceeds of $197 million from the offering of these senior subordinated notes. In May 2001,

RPP LLC and RPP Capital registered an identical series of senior subordinated notes with the SEC and completed an exchange of all of the unregistered $200 million of senior subordinated notes for the existing registered senior subordinated notes. On November 14, 2001, RPP LLC and RPP Capital issued $75 million of aggregate principal amount of unregistered senior subordinated notes in a private offering pursuant to Rule 144A and Regulation S under the Securities Act. These senior subordinated notes were issued to the bondholders at a premium of $5.1 million, plus accrued interest from May 15, 2001, and accordingly we received gross proceeds of $85.1 million from the offering of these senior subordinated notes. In January 2002, RPP LLC and RPP Capital registered an identical series of senior subordinated notes with the SEC and subsequently completed an exchange of all of the unregistered $75 million of notes for the existing registered notes. On December 18, 2002, RPP LLC and RPP Capital issued $53 million aggregate principal amount of unregistered senior subordinated notes in a private offering pursuant to Rule 144A and Regulation S under the Securities Act. These senior subordinated notes were issued to the bondholders at a premium of $3 million, plus accrued interest from November 15, 2002, and accordingly, we received gross proceeds of $56 million from the offering of the senior subordinated notes. In February 2003, RPP LLC and RPP Capital registered an identical series of senior subordinated notes with the SEC and completed an exchange of all of the $53 million of unregistered notes for the senior subordinated notes on March 21, 2003. The $328 million of senior subordinated notes may be redeemed in whole at any time or in part from time to time, on and after November 15, 2005, at the specified redemption prices set forth under the indenture.

The $328 million of senior subordinated notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt and all liabilities of our subsidiaries that do not guarantee the notes. The proceeds from the issuance of the $200 million of senior subordinated notes in November 2000 were used to finance in part the recapitalization and related transaction costs and expenses. The net proceeds from the issuance of the $75 million of senior subordinated notes issued in November 2001 and the $53 million of notes issued in December 2002 were used to repay borrowings under the credit agreement. Interest on the existing notes is payable semi-annually in cash on each May 15 and November 15. The senior subordinated notes mature on November 15, 2010.

On April 9, 2003, we completed a private offering, together with RPP Capital Corporation, our wholly-owned subsidiary, of $175 million aggregate principal amount of the 9 1/2% senior second secured notes. Interest is payable semi-annually in cash on April 15 and October 15. The proceeds, net of $5 million debt issue costs, from the offering of the 9 1/2% senior second secured notes were used to repay borrowings under the credit agreement and for general corporate purposes, including working capital.

On November 14, 2000, RPP Inc., RPP LLC, RPP Capital and Resolution Nederland B.V. entered into a $600 million credit agreement with a syndicate of financial institutions, which has been modified by the amendments described below. The amended credit agreement provides for a six-year euro equivalent $100 million (at issuance) A term loan and an eight-year $350 million B term loan. Each term loan was fully drawn on November 14, 2000 and used to finance the recapitalization transactions, including certain related costs and expenses. In addition, the credit agreement provides for a six-year $100 million revolving credit facility, the euro equivalent of which is also available, to be used for, among other things, working capital and general corporate purposes of ours and our subsidiaries, including without limitation, certain permitted acquisitions. The revolving credit facility also includes a sub-limit for letters of credit in an amount not to exceed $50 million. At December 31, 2002, we had $69 million outstanding under the term A loan, $155 million outstanding under the term B loan, $6 million outstanding under the revolving credit facility and $3 million in letters of credit. At December 31, 2002, we had additional borrowing capacity under the credit agreement of $91 million. During 2002, we borrowed $223 million and made payments of $247 million, of which $30 million were voluntary payments, under the credit agreement.

On November 5, 2001, we entered into an amendment to the credit agreement, which, among other things, permitted us to issue the $75 million notes so long as we prepaid the term loans with the proceeds therefrom. In addition, we amended our financial covenants by reducing the consolidated interest coverage ratio and increasing the adjusted total leverage ratio. The credit agreement was amended effective as of June 20, 2002 to modify, among other things, certain covenants related to indebtedness and dividends. The indebtedness covenant was modified to permit additional debt not to exceed $1.8 million issued pursuant to RPP Inc.’s restricted unit plan, plus debt in respect of regularly scheduled interest payments thereon. The dividend covenant was modified to allow dividends not to exceed $30 million to RPP Inc. to be used for the purchase of certain RPP Inc. paid-in-kind junior subordinated notes and common stock. The definition of the Applicable Margin as it applies to the term loan B was also restated to a lower percentage. We incurred approximately $1.0 million of finance charges that were expensed in connection with the June 2002 amendment. We entered into the third amendment dated as of December 2, 2002 to the credit agreement which, among other things, permitted us to issue the $53 million of notes so long as we prepaid the term loans with the proceeds therefrom, amended our financial covenants by further reducing the consolidated interest coverage ratio and further increasing the adjusted total leverage ratio and reduced the size of the revolving credit facility from $150 million to $100 million.

At September 30, 2003, we had $28 million outstanding under the term loan A, $58 million outstanding under the term loan B, and no borrowings outstanding under the revolving credit facility. Subsequent to September 30, 2003, $15 million of the $18 million in letters of credit were released. This resulted in a borrowing capacity of $57 million after considering $18 million related to letters of credit. During the nine months ended September 30, 2003, we borrowed $522 million and made payments of $471 million, which includes a mandatory principal payment of $6 million as a result of the excess cash flow calculation under the credit agreement. Also as of September 30, 2003, we were in compliance with our financial covenant under the credit agreement.

We executed the fourth amendment to the credit agreement dated as of April 1, 2003. The fourth amendment, among other things, (a) permitted the borrowers to issue up to $200 million aggregate principal amount of the 9 1/2% senior second secured notes so long as they used at least the first $135 million of net proceeds from the offering of such notes to prepay the term loans outstanding under the credit agreement, (b) amended the financial covenants by eliminating the consolidated interest coverage ratio covenant and the adjusted total leverage ratio covenant and added an adjusted bank leverage ratio covenant, and (c) reduced the size of the revolving credit facility from $100 million to $75 million.

In May 2003, we registered an identical series of the 9 1/2% senior second secured in the amount of $175 million with the Securities and Exchange Commission and subsequently completed an offer to exchange the unregistered notes for the registered notes.

On May 22, 2003, we completed a private offering of an additional $25 million aggregate principal amount of the 9 1/2% senior second secured notes. The additional 9 1/2% senior second secured notes, together with the $175 million aggregate principal amount of 9 1/2% senior second secured notes that were originally issued on April 9, 2003, are treated as a single class of securities under our existing indenture. The proceeds, net of $2 million estimated debt issuance costs from the offering of the 9 1/2% senior second secured notes were used for general corporate purposes, including working capital.

In July 2003, we registered an identical series of the 9 1/2% senior second secured notes with the Securities and Exchange Commission and subsequently completed an offer to exchange all of the unregistered notes for registered notes. As a result of these two exchange offers, all of the outstanding $200 million of 9 1/2% senior second secured notes are registered notes.

As of September 30, 2003, we have an interest rate cap agreement for the notional amount of $150 million. The interest rate cap agreement caps the floating rate at 3% and expires on February 28, 2004. The cost of the interest rate cap agreement was $0.2 million and will be amortized over its term.

Payment of borrowings under the credit agreement may be accelerated if an event of default occurs. Events of default under the credit agreement include our failure to pay principal or interest when due, a material breach of any representation or warranty, covenant defaults, events of bankruptcy and a change of control.

The credit agreement is secured by substantially all of our current and future assets, including a pledge of 100% of the stock of our domestic subsidiaries and 65% of the stock of our foreign subsidiaries. Our borrowings and those of our subsidiaries under the credit agreement are guaranteed by RPP Inc. and borrowings by our indirect subsidiary, Resolution Europe B.V. (f/k/a Resolution Nederland B.V.), are also guaranteed by us.

Borrowings that are maintained as dollar term loans or loans under the revolving credit facility denominated in dollars, accrue interest at either Citibank’s prime lending base rate or the eurodollar rate plus, in each case, a margin ranging from 1.25% to 3.00%, which margin is dependent upon our leverage, as determined on a quarterly basis. Interest rates on the borrowings maintained as euro term loans or loans under the revolving credit facility denominated in euros, accrue interest at the euro rate plus associated costs plus, in each case, a margin ranging from 2.25% to 3.00% depending our leverage, as determined on a quarterly basis.

Interest period elections generally range from one to six months, or to the extent available, nine or twelve months for eurodollar and euro rate loans. With respect to eurodollar loans and euro rate loans, interest is payable at the end of each interest period or, for interest periods longer than three months, at least every three months. During the year ended December 31, 2001, we entered into interest rate swap agreements related to the term loan B for notional amounts of $50 million, $75 million, $100 million, $25 million and $50 million. The interest rate swap agreements fix the LIBOR portion of our interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. In 2002 our remaining interest rate swap agreements expired or were terminated and we entered into an interest rate cap agreement for the notional amount of $150 million. The cost of terminating the interest rate swap agreements was $1.5 million and this cost will be amortized as interest expense over the original life of those agreements. The interest rate cap agreement caps the floating rate at 3% and expires on February 28, 2004. The cost of the interest rate cap agreement was $183,750 and will be amortized over its term.

Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of derivative and the effectiveness of the hedge. We do not enter into derivative instruments for trading purposes; however, interest rate swaps were entered into during 2001 in connection with the credit facility. In December 2002, we also entered into an interest rate cap agreement to replace the interest rate swap agreements which had expired or were terminated. We use interest rate swaps and the interest rate cap to protect against interest rate fluctuations on a portion of our floating rate exposure by fixing a portion of this exposure. By using the interest rate swaps and the interest rate cap to hedge interest rate cash flows, we are exposed to market risk; however market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

With respect to base rate loans under the credit agreement, interest is payable quarterly on the last business day of each fiscal quarter. Calculation of all interest expense is based on the actual number of days elapsed in a year comprising 360 days. For each drawn letter of credit, we are required to pay a per annum fee equal to the spread over the eurodollar rate for the revolving credit facility, a fronting fee equal to  1/4 of 1% on the aggregate daily stated amount of each letter of credit, plus administrative charges. Additionally, we will pay a commitment fee ranging from 0.375% to 0.500% per annum, depending on our leverage ratio, which commitment fee is payable quarterly on the unused available portion of the revolving credit facility.

Term loan A under the credit agreement required quarterly principal reductions that began on March 31, 2001 and continuing through November 14, 2006. As a result of prepayments, no further mandatory payments are required until September 2004. As a result of the prepayments made on the term loan B, quarterly principal reductions are no longer required. The next scheduled principal payment related to term loan B is the entire outstanding amount payable at maturity on November 14, 2008. Also, we may be required to make mandatory additional principal reductions under the credit agreement if we have excess cash flow or if we sell assets, issue additional debt, issue preferred or common equity or receive insurance proceeds. In connection with the offering of the old notes, we prepaid all borrowings outstanding under the term loans A and B and there will be no scheduled commitment reductions under the credit agreement prior to maturity. See “Description of Credit Agreement and Other Indebtedness” for a description of the recent amendments to the credit facility.

During 2001, we entered into five to seven year leases for equipment at an aggregate annual rental of $0.3 million. The equipment has been capitalized at its fair market value of $1.2 million, which approximates the present value of the minimum lease payments. During 2002, we entered into a number of thirty-six month leases for equipment at an aggregate annual rental of $0.8 million. The equipment has been capitalized at its fair market value of $2.3 million, which approximates the present value of the minimum lease payments. As of September 30, 2003, $2 million of these capital leases was outstanding. We will continue to review entering into capital lease agreements as alternate sources of financing with favorable interest rates as opportunities arise. In addition, we entered into unsecured trade notes, totaling $3.9 million, payable over thirty-six months with one of our vendors for the purchase of computer equipment and related services. As of September 30, 2003, $2 million of these unsecured trade notes was outstanding. Annual payments for other long-term debt will average approximately $1.3 million. Each year we enter into trade notes with a funding corporation to finance our insurance coverage. Payments on these trade notes were approximately $8 million in 2002 and there was $1 million outstanding as of September 30, 2003 under this 2002 trade note. We plan to enter into a similar arrangement for a similar amount to finance our insurance needs in 2004.

For the nine months ended September 30, 2003, we used net cash for operating activities of $28 million, used cash in investing activities of $12 million and provided cash from financing activities of $41 million. Investing activities primarily consisted of expenditures for property, plant and equipment. Financing activities primarily consisted of the $200 million of 9 1/2% senior second secured notes and the partial early extinguishment of term loans A and B totaling $135 million. For the nine months ended September 30, 2002, we generated net cash provided by operating activities of $49 million, used cash in investing activities of $40 million and used cash in financing activities of $12 million. For the year ended December 31, 2002, we generated net cash provided by operating activities of $69 million, used cash in investing activities of $45 million and used cash in financing activities of $26 million. Investing activities primarily consisted of expenditures for property, plant and equipment. For the year ended December 31, 2001, we generated net cash provided by operating activities of $95 million, used cash in investing activities of $23 million and used cash in financing activities of $85 million. Investing activities primarily consisted of expenditures for property, plant and equipment. In connection with the financing activities, we received a capital contribution related to a purchase price adjustment per the recapitalization transaction in the amount of $19 million in the year ended December 31, 2001. For the year ended December 31, 2000, we generated net cash provided by operating activities of $126 million, used cash in investing activities of $17 million and used cash in financing activities of $90 million, primarily due to the recapitalization transactions.

Our management uses EBITDA as an internal performance measure rather than a measure of our liquidity. Our cash flow from operations has been significantly different than our EBITDA. For example, for the nine months ended September 30, 2003, our EBITDA was $41 million, but our cash flow from operations was negative $28 million and our cash interest expense, net, was $49 million.

Expenditures for property, plant and equipment totaled $13 million and $41 million for the nine months ending September 30, 2003 and 2002, respectively. The $13 million spent in 2003 is made up of $18 million gross amount for operational projects net of $5 million environmental indemnification recovery. Of the $41 million in 2002, $24 million was related to the information technology project and $17 million for other capital expenditures indemnified by Shell. Capital expenditures for property, plant and equipment totaled $48 million, $24 million, and $18 million for the years ending December 31, 2002, 2001 and 2000, respectively. Of the $48 million spent in 2002, $30 million was related to the information technology project, a net $10 million was for mandatory environmental projects (gross $26 million before indemnification recovery of $16 million from Shell), $6 million was for projects related to growth and improved profitability, and $2 million was for maintenance. Of the $24 million in 2001, $9 million was related to maintenance, $3 million for mandatory environmental projects and $12 million was for projects related to growth and improved profitability, primarily related to an investment in our versatics business to improve the quality of these manufacturing assets. In addition, in January 2001 we spent $1 million in connection with the purchase of Shell Epoxy Resins France SAS.

Because we have an established infrastructure in place, our capital expenditures are generally not for the building of new plants but for their maintenance, mandatory environmental projects, occasional incremental expansion or cost reduction/efficiency improvement where justified by the expected return on investment. We expect our gross capital expenditures for 2003 to be approximately $21 to $23 million, of which approximately $13 million has been budgeted for maintenance capital expenditures. We anticipate 2004 gross capital expenditures to be approximately at 2003 levels.

In connection with a long term supply agreement that was entered in the second quarter of 2002, we have agreed to make certain estimated expenditures ranging from $3.5 million to $4.0 million during 2003, 2004 and 2005 to ensure that product manufactured meets agreed upon specifications.

During the latter part of 2001, a comprehensive information technology project was approved and initiated to encompass new globally integrated software, hardware, networks and phone systems that will support our business at a higher level. The project was completed on November 7, 2002 and was fully operational as of December 31, 2002. We incurred total inception-to-date project costs of $38 million. During 2002 our expenditures for the project were $33 million of which $30 million was capitalized and $3 million was expensed.

We do not have any arrangements or relationships with unconsolidated entities or special purpose entities. Related party transactions are limited to those described in Note 3 of the audited consolidated and combined financial statements included elsewhere in this prospectus. Off-balance sheet arrangements are limited to operating leases described in Note 13 of the audited consolidated and combined financial statements included elsewhere in this prospectus. The following is a summary of our material contractual cash payment obligations as of December 31, 2002 (in millions):

Certain Contractual Cash Payment Obligations	2003	2004	2005	2006	Thereafter	Total
Long-term debt obligations*	$1	$2	$3	$66	$494	$566
Capital lease obligations	1	1	1	—	—	3
Other contractual obligations**	153	73	68	66	147	507
Operating leases obligations	5	5	5	5	2	22

Total	$160	$81	$77	$137	$643	$1,098

*	The revolving credit facility also includes a sub-limit for letters of credit in an amount not to exceed $50 million. At December 31, 2002, we had $3 million in outstanding letters of credit.
**	Other contractual cash payment obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.

While the effective interest rate on the 9 1/2% senior second secured notes was higher than that of the related senior debt which was retired from the proceeds from the 9 1/2% senior second secured notes offerings, we realized greater flexibility in our debt structure along with the elimination and modification of certain covenants through the fourth amendment to the credit agreement which became effective on April 9, 2003. The consolidated interest coverage ratio was eliminated and the adjusted total leverage ratio was modified to become an adjusted bank leveraged ratio which had the effect of easing that covenant. Similarly, while the effective interest rate on the old notes was higher than that of the related senior debt retired from the proceeds generated from the offering, we realized even greater flexibility in our debt structure along with the elimination of the adjusted bank leverage ratio covenant through the fifth amendment to the credit agreement. Reference is made to “Description of the Credit Agreement and Other Indebtedness” for a detailed discussion of our credit agreement, the amendments thereto, and related covenants.

On November 14, 2003, one of our wholly owned subsidiaries completed the sale of forty percent of the outstanding shares in Japan Epoxy Resins Co., Ltd to its joint venture partner, Mitsubishi Chemical Company for a purchase price of over $20 million. In connection with the sale of its shares, a new joint venture agreement, technology license agreement and trademark license agreement were negotiated.

Our high level of debt may preclude us from borrowing any more funds beyond those available under the revolving credit agreement. Based on our current level of operations, anticipated recovery and cost reductions, management believes that our cash flow from operations, together with existing cash and cash equivalents on hand, net proceeds from the issuances of the notes, future borrowings under our revolving credit facility and sales of assets, if necessary, will be sufficient to fund our working capital needs and expenditures, for property, plant and equipment and debt service obligations in the foreseeable future, although no assurance can be given in this regard.

Outlook for Remainder of 2003 and 2004

Management believes that the financial results for the quarter ended December 31, 2003 will not be materially changed from the financial results for the quarter ended September 30, 2003. Based on preliminary internal estimates, management anticipates reporting EBITDA in the range of $15-17 million for the quarter ended December 31, 2003. Included in these fourth quarter results are costs of approximately $5 million resulting from highly unusual and non-recurring plant operating problems related to the unexpected extension of planned turnarounds and feedstock supplier outages. The problems associated with these plants have been solved and the affected facilities are now running normally. In addition, we expect to record a $9 million non-cash charge resulting from a reduction in inventory volume of approximately 19% in the quarter, which was partially expected due to planned turnarounds and partially unplanned as a result of the aforementioned operating problems. Also included in the expected results is an estimated $14 million gain on the previously announced sale of a significant portion of our interest in our Japanese joint venture. As the audited financial statements for the year ended December 31, 2003 are not yet available, there can be no assurances that management’s preliminary estimates will prove to be correct.

While the global economy remains in a low growth mode, we have begun to realize signs of improvement in demand from the end markets we serve. Once a global recovery takes hold, volumes are expected to rebound along with a reduction in average raw material prices, which had increased in 2003 due to political instability in the Middle East, including the conflict in Iraq, and supply disruptions elsewhere. There can be no assurances that (a) any global recovery will occur during 2004, (b) we will be able to realize margins we have historically achieved as feedstock costs decline, or (c) our feedstock costs will not rise faster than our product prices and, therefore, reduce our margins.

We believe that demand for epoxy resin will improve in 2004 from 2003 levels, as described above. Also, we and each of our major competitors in the North American epoxy resin market have recently announced significant increases for first quarter 2004 epoxy resins prices. Due to competitive dynamics among the various suppliers in North America, including imported products and other factors, these announced increases will not be materially implemented in the first quarter. We believe increases will again be announced in subsequent quarters. During 2003, a period of declining epoxy resin demand, the industry generally had been unable to successfully achieve price increases on epoxy resin products. Additionally, during that period, the major domestic epoxy resin producers had often not supported such announced price increases.

In addition, we have instituted a new cost reduction program, focused primarily on variable costs, to improve our margins. These cost reductions relate to (i) improvements in the contractual price of certain of our feedstocks which we have negotiated or expect to be implemented, and (ii) specific projects at each of our plants which will result in higher efficiency in the consumption of raw materials and the lower usage of utilities, thereby reducing the cost of production independent of changes in the markets for our feedstocks or energy. In addition, as part of our cost reduction program, we have taken and will continue to take actions to eliminate certain additional fixed costs. The benefits of the cost reduction program, expected to represent $20 million to $30 million annually, will be realized in 2004. The implementation costs of this program are not expected to be material.

There can be no assurances that (i) demand for our products will increase during 2004, (ii) the announced price increases by us or our competitors will be accepted by our customers or that we will not lose any significant customers or volumes in the future as a result of these price increases, (iii) the cost reductions described above will be achieved or (iv) the expected benefits of the cost reduction program will not be offset by increases in other expenses.

See “Risk Factors—Declining Results” and “Risk Factors—Projected Information.”

Environmental, Health and Safety

Our business is subject to various federal, state, local and foreign laws and regulations which govern environmental, health and safety matters. Compliance with these laws and regulations requires substantial continuing financial commitments and planning. Moreover, the laws and regulations directly affect how we operate our business. The financial commitments consist of environmental costs for normal day to day operations, voluntary and mandatory matters as well as remediation issues. For a more detailed discussion of the impact of environmental matters on our business, see “Risk Factors—Risks Related to Our Business—Environmental Regulation” and “Risk Factors—Risks Related to Our Business—Occupational Health and Safety Laws and Regulations.”

We accrue environmental liabilities when the liability is probable and the costs are reasonably estimable. As of September 30, 2003, we have assessed that an environmental remediation liability accrual is not needed based on the current available facts, present laws and regulations, and current technology. This assessment is based on the lack of evidence of any claims or possible claims against us from the closing date of the recapitalization. For environmental conditions that existed prior to the closing date, our environmental remediation liability is influenced by agreements associated with the transactions whereby Shell generally will indemnify us for environmental damages associated with environmental conditions that occurred or existed before the closing date of the recapitalization, subject to certain limitations. In addition, for incidents occurring after the closing date of the recapitalization transaction, management believes that we maintain adequate insurance coverage, subject to deductibles, for environmental remediation activities.

As mentioned above, we have substantial continuing financial commitments for compliance with environmental matters. During the nine months ended September 30, 2003, we expended a total of $10 million in related mandatory environmental capital projects and we applied $5 million from the deferred credit balance. The deferred credit balance resulted from the 2002 settlement with Shell. As of September 30, 2003, the deferred credit balance is zero. We expect a similar operating environmental commitment to continue in future years, however, the level of financial commitment may increase if the environmental laws and regulations become more stringent.

Research and Development

Our research and development activities are aimed at developing and enhancing products, processes, applications and technologies on a global basis. We emphasize a customer driven, “systems and solutions” approach in discovering new applications and processes and providing customer service through our technical staff. We also focus on on-going improvement of plant yields, fixed costs and capacity. Our research and development expenditures were $20 million, $25 million and $26 million for the years ended December 31, 2002, 2001 and 2000, respectively. In order to continue to find alternate applications for our products and to continue to seek efficiencies in our manufacturing efforts, we expect to spend similar amounts over the next few years on product development and process development.

Effects of Currency Fluctuations

We conduct operations in countries around the world. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we enter into either a purchase or sales transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our audited consolidated and combined financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. The majority of our revenues and costs are denominated in Euros, with the U.S. dollar also being significant. For the nine months ended September 30, 2003, 55% of our total revenues and 57% of our total expenses were from companies incorporated outside the United States. For the nine months ended September 30, 2002, 51% of our total revenues and 60% of our total expenses were from companies incorporated outside the United States. A substantial amount of assets and liabilities outside the United States are denominated in the Euro. The average exchange rate of the U.S. dollar to the Euro was approximately 0.8623 and 1.0193 for the nine months ended September 30, 2003 and 2002, respectively. Historically, we have not undertaken hedging strategies to minimize the effect of currency fluctuations. Significant changes in the value of the Euro relative to the U.S. dollar could also have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on Euro-denominated debt, including certain borrowings under the credit agreement, and U.S. dollar denominated debt, including the notes and certain borrowings under the credit agreement.

Inflation and Seasonality

Certain of our expenses, used in the production of final products such as supplies, maintenance and repairs and compensation and benefits, are subject to normal inflationary pressures. Although to date we have been able to offset inflationary cost increases through operating efficiencies and price increases, there can be no assurance that we will be able to offset any future inflationary cost increases through these or similar means. Our revenues and earnings are moderately seasonal, with the second and third quarters generally providing stronger results. However, in 2002 and 2003, we experienced a net loss in the third quarter. Such seasonality has also been customary in the chemical industry in general, and we expect this trend to continue in future periods.

Controls and Procedures

Within the 90 days prior to the date of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, we evaluated the effectiveness of the design and operation of our “disclosure controls and procedures” (“Disclosure Controls”). This evaluation (“Controls Evaluation”) was done under the supervision and with the participation of management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”).

Our management, including the CEO and CFO, does not expect that our Disclosure Controls or our “internal controls and procedures for financial reporting” (“Internal Controls”) will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the controls system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Management is aware that certain Internal Controls continue to be refined and improved. For example, we have implemented an internal control steering committee and commenced the implementation of an internal control software tool to enhance internal controls that will continue to provide us with reasonable assurance that the identified controls are operating as intended.

Based upon the Controls Evaluation, the CEO and CFO have concluded that, to the best of their knowledge and subject to the limitations noted above, the Disclosure Controls are effective to timely alert management to material information relating to us during the period when our periodic reports are being prepared. There have been no significant changes in our Internal Controls or in other factors that could significantly affect Internal Controls subsequent to the date we carried out this evaluation. In addition, there have been no changes in our internal control over financial reporting that have occurred during the most recent fiscal quarter that have materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS 142 (Goodwill and Other Intangible Assets). This statement requires that goodwill no longer be amortized but should be tested for impairment at least on an annual basis. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of). Intangible assets with an indefinite useful life can no longer be amortized. SFAS No. 142 is effective for fiscal year beginning after December 15, 2001, however, it does apply to any goodwill acquired in a business combination completed after June 30, 2001. Based upon our review to date of SFAS 142, we do not believe that any changes will be required in our current practices or procedures. We do not have any goodwill and other intangible assets consist of patents with a net book value of $1 million at December 31, 2001. Our adoption of SFAS 142 on January 1, 2002 did not have a material impact on our consolidated results of operations, cash flows or financial position.

In August 2001, the FASB issued SFAS 143 (Accounting for Obligations associated with the Retirement of Long-Lived Assets). This statement requires the following: (a) an existing legal obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows, and (c) upon initially recognizing a liability for an asset retirement obligation, an entity capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Our adoption of SFAS 143 on January 1, 2003 did not have a material impact on our consolidated results of operations, cash flows or financial position.

In October 2001, the FASB issued SFAS 144 (Accounting for the Impairment or Disposal of Long-Lived Assets). This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The requirements of this statement provide that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The scope of discontinued operations will be expanded to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. We do not typically dispose of significant assets that are used in the manufacturing operations and assets that are normally disposed of have a minimal net book value. Our adoption of SFAS 144 on January 1, 2002 did not have a material impact on our consolidated results of operations, cash flows or financial position.

In April 2002, the FASB issued SFAS No. 145, (Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.) This Statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent, in accordance with the current GAAP criteria for extraordinary classification. In addition, SFAS No. 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules. This Statement also contains other corrections to authoritative accounting literature. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002. Adoption of this statement on January 1, 2003 did not have a material impact on our consolidated results of operations, cash flow or financial position.

In June 2002, the FASB issued SFAS No. 146, (Accounting for Costs Associated with Exit or Disposal Activities), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94-3. We will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of our commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee, including the cases in which the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. This Interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end. Management believes that we are not a guarantor under FIN 45; therefore our adoption of this interpretation will not have a material effect on our consolidated results of operations, cash flows or financial position. In accordance with the provisions of FIN 45, we will recognize the fair value of guarantees issued after December 31, 2002.

In December 2002, the FASB issued SFAS 148 (Accounting for Stock-Based Compensation-Transition and Disclosure). This statement amends SFAS 123 (Accounting for Stock-Based Compensation). This statement provides two additional alternative transition methods for recognizing an entity’s voluntary decision to change its method of accounting for stock-based employee compensation to the fair value method. In addition, entities will have to (1) make more prominent disclosures regarding the pro forma effects of using the fair-value method of accounting for stock-based compensation, (2) present those disclosures in a more accessible format in the footnotes to the annual financial statements, and (3) include those disclosures in interim financial statements. SFAS 148 will be effective for fiscal years ending after December 15, 2002. RPP Inc., our parent company, grants stock options to our employees for a fixed number of shares with an exercise price no less than the fair value of the shares at the date of grant. Our adoption of SFAS 148 on December 31, 2002 did not have a material impact on consolidated results of operations, cash flows or financial position of the company. We will continue to account for such stock option grants in accordance with SFAS 123, Accounting for Stock-Based Compensation, which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial

Statements, to certain entities in which equity investors do not have the characteristics of controlling financial interest or in which equity investors do not bear the residual economic risks. The interpretation applies to variable interest entities (VIEs) created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. It applies in the fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise holds a variable interest that was acquired before February 1, 2003. Our current consolidated financial statements do not include VIEs.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. We are currently evaluating the impact that this pronouncement will have on our financial condition and results of operations.

In May 2003, SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity” was issued. The standard establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after November 7, 2003. Adoption of the standard is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are engaged in the manufacturing and marketing of resins, versatics, BPA, ECH and derivative products in the United States and internationally. As a result, we are exposed to certain market risks that include foreign currency, short-term investments, trade receivables, and long-term debt. We do not enter into derivative instruments for trading purposes; however, an interest rate cap for a notional amount of $150 million has been previously executed in connection with our credit agreement. The interest rate cap protects us against rising interest rates by capping the floating portion of our credit agreement interest rate. At September 30, 2003, the credit agreement balance does not include any amounts outstanding that are subject to variable interest rates except within the limit of the interest rate cap.

A substantial amount of assets and liabilities outside the United States are denominated in Euros. The exchange rate of the U.S. dollar to the Euro was approximately 0.954 and 1.13 at December 31, 2002 and 2001, respectively. The average exchange rate of the U.S. dollar to the Euro was approximately 0.8623 and 1.0193 for the nine months ended September 30, 2003 and 2002, respectively. We may utilize forward exchange contracts to hedge foreign currency transaction exposures. There were no foreign exchange contracts outstanding at September 30, 2003.

We place our short-term investments, which generally have a term of less than 90 days, with high quality financial institutions. We also limit the amount of credit exposure to any one institution, and have investment guidelines concerning diversification and maturities designed to maintain safety and liquidity. Due to the short-term nature of these instruments, their carrying value approximates market value. Management does not believe that a decrease of 1.0% from 2002 average investment rates would be material during 2003.

Management evaluates the creditworthiness of our customers and monitors accounts on a regular basis, but typically does not require collateral. Our trade receivables are primarily denominated in U.S. dollars and Euros. In addition, trade receivables are generally due within 30 to 60 days and are collected in a timely manner. Historically bad debts have not been material and have been within management’s expectations. Management believes timely collection of trade receivables minimizes associated credit risk.

As of September 30, 2003, our outstanding long-term debt consisted of the $616 million of senior second secured and senior subordinated notes, a credit facility that includes a term loan A denominated in Euros, a term loan B denominated in U.S. dollars, and European and U.S. revolver loans. The senior subordinated notes, which mature in 2010, totaled $333 million, including bond premium, and bear interest at a fixed rate of 13 1/2%. As of September 30, 2003, their fair value was estimated to be $292 million. The senior second secured notes totaled $201 million, including bond premium, and bear interest at a fixed rate of 9 1/2%. As of September 30, 2003 their fair value was estimated to be $202 million. At the same date, the term loan A, term loan B and revolver loans totaled $28 million, $58 million and $0 million, respectively, and approximated their fair value. Borrowings that are denominated in the U.S. dollar bear interest at either Citibank’s prime lending rate or the eurodollar rate (Libor) plus, in each case, a margin ranging from 1.25% to 2.75%, depending upon our leverage, as determined quarterly. Borrowings that are denominated in euros bear interest at the euro rate (Euribor) plus a margin ranging from 2.25% to 3.0% depending on our leverage, as determined quarterly. We periodically review various alternatives to protect long-term debt against interest rate fluctuations. As indicated above, during 2002 we had outstanding interest rate swaps related to the term loan B for notional principal amounts of $50 million, $75 million, $100 million, $25 million and $50 million that fix the interest rates at, 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. Three of our swap agreements for the notional amount of $50 million, $75 million and $25 million expired in 2002, and effective December 5, 2002, we terminated our remaining interest rate swap agreements and entered into an interest rate cap agreement for the notional amount of $150 million. The cost for terminating the interest rate swap agreements was $1.5 million and this cost will be amortized as interest expense over the original life of these agreements. The interest rate cap agreement caps the floating rate at 3% and expires on February 28, 2004. The cost of the interest rate cap agreement is $183,750 and will be amortized over its term.

BUSINESS

Overview

We are the leading global supplier of epoxy resins with an estimated market share in 2002 of 42% in the United States, 28% in Europe and 9% in Asia Pacific, and are also the leading global manufacturer of versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials, due to their excellent adhesion, effective corrosion resistance, strong electrical insulation and mechanical strength properties. Products containing epoxy resins serve a wide range of end-use industries, including automotive, aerospace, electrical, construction, industrial maintenance and food and beverage container coatings. Versatic acids and derivatives are specialty products which complement our epoxy resin product offerings in the coatings, adhesives and construction industries. We focus on providing our customers with specialty “systems and solutions,” which are packages of basic and specialty epoxy resins combined with curing agents and other materials that are designed to meet the specific technical requirements of our customers. Many of our products are developed and formulated for specific end-customer products and applications, where the purchasing decisions are driven primarily by product performance, technical specifications and the ability to deliver customized service and solutions rather than solely by price. For 2002, we generated total revenues of $740 million, operating income of $52 million, EBITDA of $89 million and net loss of $7 million. For 2002, operating income, EBITDA and net loss include special charges, consisting of non-recurring costs such as transaction and transition costs, including severance costs related to restructuring or cost reduction programs, of $8 million and restructuring charges of $6 million and excludes $4 million of cost savings that management estimates would have been achieved assuming that the comprehensive information technology project we announced in 2001 to establish our own systems and infrastructure in order to transition from the predecessor IT and accounting systems by the fourth quarter of 2002 had been completely in effect as of January 1, 2002. For the nine months ended September 30, 2003, we generated total revenues of $586 million, operating income of $5 million, EBITDA of $41 million and net loss of $30 million.

We are a global business with customers in two principal geographic regions. Regional sales based on segment information are comprised of the following: the Americas (50% of revenues for the year ended December 31, 2002) and Europe/Asia Pacific (50%). These customers are served by our global sales and customer service network and by manufacturing facilities in all three regions. We manufacture the two principal components, or intermediates, of epoxy resins, which are bisphenol-A, or BPA, and epichlorohydrin, or ECH, and we operate two of the three largest epoxy resins manufacturing plants in the world. This backward integration and world-scale manufacturing capability provides us with a low cost, reliable supply of intermediates for the production of epoxy resins. We believe that our market leadership in the epoxy resins and versatics and derivatives industries is primarily attributable to our strategy of offering our customers a broad line of products, technical expertise and product applications support along with being a low cost producer of epoxy resins.

RPP Inc., our parent company, was recapitalized in a transaction financed in part by a private placement of the existing notes. Prior to the recapitalization, RPP Inc. was a wholly owned subsidiary of Shell. Shell determined that epoxy resins was a non-core product and that the sale of our business was in line with its strategy to focus its chemical business on basic petrochemical products more directly related to oil and gas production. As part of the recapitalization, our existing management was joined by Marvin O. Schlanger, former President and Chief Executive Officer of Arco Chemical Company, who is our current Chairman and Chief Executive Officer. As an independent entity with a management team and employees focused solely on the manufacture and marketing of epoxy resins and related products, we believe that we will be able to continue to capitalize on unrealized cost-savings and revenue-generating opportunities. The cost-saving opportunities include reductions in overhead and manufacturing costs, improvements in manufacturing efficiencies, optimization of supply and operating arrangements with Shell and other third parties and better cash and working capital management. The revenue-generating opportunities include increasing sales to current customers, acquiring new customers, finding new applications for our existing products, expanding our line of value-added specialty products, capitalizing on the announced price increases for epoxy resins since November 2002 and pursuing further price improvement opportunities for our products.

We manufacture and sell liquid epoxy resins, or LER, typically using internally produced BPA and ECH; although, we occasionally use ECH and BPA produced by third parties. We also combine LER with a variety of other materials, which we either manufacture ourselves or purchase from others, to produce solid epoxy resins, epoxy resin solutions and specialty epoxy resins. In addition, we manufacture a wide range of epoxy resin curing agents, catalysts and other additives which are sold with our epoxy resin products. Epoxy resins are used in many applications, the most significant of which include:

•	Coatings. Coatings are applied to a surface for protection and to enhance certain properties. Coatings based on our epoxy resins and other additives offer outstanding protection from some of the harshest environments by increasing resistance to moisture, chemicals and heat. Our epoxy resins also serve as bonding agents and enhance the flexibility of coatings. The many readily available forms of the products also offer ease of formulation and use to our customers. Epoxy resins are used in marine coatings for ships and offshore structures and in industrial maintenance coatings for chemical plants, refineries, utility plants, and pulp and paper mills. They are also used for automotive anti-corrosion primers as well as for interior coatings of food and beverage cans, where they protect the freshness and flavor of the contents. Epoxy resins can be formulated into powder coatings and waterborne coatings that attain the performance of traditional solvent-borne coatings but are more environmentally acceptable. Epoxy powder coatings are used on appliances, outdoor furniture, and the exterior of oil and gas pipe. Epoxy waterborne coatings offer excellent performance over concrete and cement surfaces, such as warehouse flooring and parking decks.

•	Electrical and Electronics. Epoxy resin systems are used for the manufacture of the board component in printed circuit boards because of their excellent electrical and thermal insulation properties. In addition, electronic components are often encased in epoxy resins to protect them from moisture and from mechanical and thermal shocks. Epoxy resin systems are used in the manufacture of electronic devices from computers to cellular communications and in the manufacture of the electrical components in transportation vehicles and appliances.

•	Composites. Composites are engineered materials which are fabricated from epoxy resin systems reinforced with a fiber, typically glass or carbon. Epoxy resin systems are chosen for their mechanical strength and toughness as well as their fatigue and chemical resistance. In addition, unlike many other products, epoxy resins adhere especially well to carbon and other fibers. Because of superior strength and weight characteristics, epoxy resin based composites are used in many applications where they have replaced metals and other plastics. Examples include fiberglass pipe for use in refineries, chemical plants and oilfields, recreational goods (golf shafts, boats, bicycles, tennis rackets, and fishing rods), aerospace construction materials (commercial and military aircrafts, satellites, and rockets), high performance automobiles and civil infrastructure repair (marine piers, bridge columns, bridge decks and parking decks).

•	Adhesives. Epoxy resin systems are often formulated into two-part adhesives for bonding metal, glass, cement or plastic, often as a replacement for welding or mechanical fasteners. Epoxy resins are used in adhesives because of their superior mechanical strength and toughness and their chemical and moisture resistance. Epoxy adhesives are used in a wide variety of applications in the automotive, aerospace, construction and electronics industries.

We are also the leading manufacturer and marketer of versatic acids and derivatives, taking advantage of our manufacturing economies of scale and low cost ECH supply. Versatic acids and derivatives can be divided into three groups: basic versatic acids, VeoVa and Cardura. Basic versatic acids are used mainly in pharmaceuticals, peroxides and agrochemicals whereas VeoVa and Cardura are used mainly in decorative and protective coatings and personal care products. Our principal customers for these products operate in the automotive coatings, paint and construction industries, similar to our epoxy resin customers. Versatic acids and derivatives accounted for approximately 12% of our revenues for 2002.

We also sell our excess production of BPA and ECH to third parties. BPA is a critical component of polycarbonate plastics, which are primarily used in the growing electrical and electronics market, including computer and business equipment and optical disk applications. Polycarbonate is also used in the automotive and glass industries. In addition to being used in the manufacture of epoxy resins and versatic acids and derivatives, ECH is used in water treatment applications. Sales of BPA and ECH to third parties accounted for approximately 21% of our revenues for 2002.

Industry Overview

We are one of three global producers of epoxy resins, who together accounted for more than half of the 2002 global capacity for LER, which is the foundation product of the industry. The U.S. and Europe accounted for a significant portion of the industry’s global LER demand and capacity in 2002, with the U.S. being a significant exporter of epoxy resins as well. Due to import tariffs, transportation costs, customer preferences in performance and applications and industry structure, industry dynamics vary by region. In 2002, these three global producers account for the majority of LER capacity in the United States and Europe. There are also several other companies, predominantly in Asia and Eastern Europe, most of whom participate locally and do not have the world-scale manufacturing capabilities or cost structure to compete effectively in the epoxy resins industry on a global basis. We believe the significant capital required to construct a world-scale manufacturing facility, the production volumes required to maintain low unit costs, the need to secure reliable raw material supplies, the significant technical knowledge required to develop high performance products and applications and the need to develop close, integrated relationships with customers serve as substantial barriers to entry for new competitors.

During the nine months ended September 30, 2003, prices of our major feedstocks (acetone, chlorine, propylene, and phenol) increased relative to 2002. Historically, feedstock pricing is a primary factor in profitability as there is a lag between feedstock price changes and product price changes. This lag has generally ranged from three to twelve months depending on the magnitude of feedstock cost change and market dynamics.

After a significant decline in demand for epoxy resin in 2001, demand in 2002 and 2003 has remained relatively flat. Similarly, the pricing environment for epoxy resins continues to be negatively impacted by excess production capacity as compared to demand. Overall average prices in the nine months ended September 30, 2003 have also remained flat. However, our feedstock costs increased significantly resulting in compressed margins. We also experienced margin compression in our ECH and BPA businesses. Our Versatics business experienced volume growth while maintaining margins.

We believe the versatic acids and derivatives market had worldwide sales of approximately $128 million in 2002. Furthermore, we believe that we are the largest supplier of versatic acids and derivatives in the world with an estimated 74% global market share. Although we currently have one principal direct competitor, the major competition for our versatic acids and derivatives business is from alternative products which provide similar, though not exactly comparable, functionality. Cardura and the basic versatic acids have a particular niche in their competitive markets through their unique performance attributes. For VeoVa, there is a large market of competitive products, most importantly, butyl acrylate. In the markets in which VeoVa directly competes with alternative products, VeoVa attains varying market shares which we believe range to up to 30%. The versatic acids and derivatives business has traditionally been focused in the European and Japanese markets. However, we are in the process of developing sales and customer support in other regions, including the U.S., to promote the use of versatic acids and derivatives.

BPA is produced and consumed globally with 2002 worldwide sales of approximately $2.5 billion and industry volume of over 2.8 million metric tons. In 2002, the leading three producers of BPA accounted for approximately 60% of global capacity. Most major BPA producers are forward integrated into either or both polycarbonate and epoxy resins and at times will sell excess BPA to third parties. We believe that we are one of the largest suppliers of BPA to third parties and the third largest producer of BPA in the world. From 1994 to 2000, demand for BPA grew by approximately 10% per year driven primarily by the polycarbonate end-uses (electronics, computer, telecommunications and data equipment), whereas from 2000 to 2003, the average growth rate was approximately 5%.

Competitive Strengths and Competition

We believe that the following competitive strengths position us to further enhance our growth and profitability:

•	Leading Global Market Position. We are the leading global supplier of epoxy resins with an estimated market share in 2002 of 42% in the United States, 28% in Europe and 9% in Asia Pacific. We compete primarily with Dow Chemical and Huntsman Advanced Materials (formerly Vantico Group S.A.) in the epoxy resins industry. In 2002, we, together with Dow and Vantico, were the major producers of liquid epoxy resins, which is the foundation product of this industry, and accounted for a majority of LER capacity in the United States and Europe. Due to import tariffs, transportation costs, customer preferences in performance and applications and industry structure, industry dynamics vary by region. Nanya is a significant competitor in Asia. Nanya and Thai Epoxy, among others, have established export capabilities and now compete for a portion of the markets in Europe and the U.S. There are also other smaller competitors, primarily in Asia and Eastern Europe, who participate locally and in the export market to a limited extent but do not have the world class manufacturing capabilities or cost structure to effectively compete in the epoxy resins industry worldwide over the long term.

We have achieved this position as a result of our worldwide manufacturing presence, broad product line, global sales and distribution network, technological and applications expertise, and research and development capabilities. Our global leadership position enables us to effectively meet our customers’ volume and product performance requirements and provides us with economies of scale to enhance our low cost position. In addition, our global production capacity allows us to service local and regional customers who require unique product formulations, as well as globally oriented customers who require uniform products on a worldwide basis. We believe that the globalization of our customers has caused them to shift towards fewer suppliers who can supply globally and has given us an advantage over local or regional suppliers. We believe our broad product line and global presence reduces our exposure to any one industry, product line, market, customer or geographic region. In addition, this diversity provides us with a broad base from which to increase sales and expand customer relationships. We believe the significant capital required to construct a world scale manufacturing facility, the production volumes required to maintain low unit costs, the need to secure a broad range of reliable raw material and intermediate material supplies, the significant technical knowledge required to develop high performance products, applications and processes, and the need to develop close, integrated relationships with customers serve as substantial barriers to entry for new competitors. We and Dow are the only two global epoxy resins companies that are both backward integrated into BPA and ECH and have technologically advanced manufacturing facilities. We believe that our strengths in product breadth, technical/sales expertise and production technology allow us to effectively compete in a broad range of segments characterized by different buying criteria.

In the versatic acids and derivatives product line, which is a small but growing niche market, a significant competitor is ExxonMobil, which produces a broad range of carboxylic acids. Exxon produces an alternative to our Cardura, called Glydexx, through a tolling arrangement. The main competition for versatic products comes from other monomers, such as acrylate esters, which are also used as a monomer with vinyl acetate for the production of emulsions polymers. For Cardura, the main competition is from hydroxy acrylic monomers for use in automotive/industrial coatings applications. We believe that through our relationships with epoxy resins customers to whom we can sell our versatic acids and derivatives product line, we have a strong platform for growth, thereby giving us a competitive advantage.

•	Low Cost Position. We support our leading global market presence with our strategically located, low cost manufacturing presence. Our low cost position is the result of an integrated supply position in critical intermediate materials combined with advanced process technology and the manufacturing capability of two of the three largest manufacturing facilities in the world for the production of LER.

•	Global Manufacturing. We operate through a network of nine manufacturing facilities located throughout the world which reduces transportation and logistics costs and provides our global customers with targeted service and reliable and timely supply of our products. The majority of our manufacturing operations take place at our technologically advanced, world-scale plants in Pernis, The Netherlands and Deer Park, Texas, both of which are backward integrated. Currently, Deer Park is the largest epoxy resin plant in the world and Pernis one of the three largest plants in the world. We believe our Deer Park plant is the only resins plant in the world with a continuous-flow manufacturing process and produces at a low cost what we believe is the most consistent LER in the world. Our Pernis plant is the largest resins facility in Europe and it operates a semi-continuous process which also results in low operating costs. Our global network of specialty and solid resins and versatics plants allows us to respond to our customers’ specific requirements. In November 2003 one of our wholly owned subsidiaries completed the sale of forty percent of the outstanding shares in Japan Epoxy Resins Co., Ltd. to its Joint Venture Partner, Mitsubishi Chemical Company.

•	Backward Integration. We manufacture ECH and BPA, the two key intermediate materials for epoxy resins, in both the U.S. and Europe. This backward integration allows us to eliminate certain finishing steps, reduces logistics costs, assures us a reliable long-term supply, improves our production scheduling and capacity utilization rates and further enhances our low cost position. This backward integration differentiates us from several of our competitors and provides us with a significant cost advantage.

In the production and sale of BPA, we compete with companies who are backward integrated into phenol such as Sunoco and Mitsui Chemical, and those who are forward integrated into polycarbonate, such as General Electric and Bayer AG. Forward integrated polycarbonate manufacturers have captive demand but also may sell excess BPA to third parties. Both Mitsui Chemical and Aristech do not have captive demand but sell to third parties. Dow is a backward and forward integrated manufacturer of BPA. Bayer, a polycarbonate manufacturer who was a large BPA customer of ours, reduced purchases from us because it recently started up additional BPA production capacity. Competition in the BPA market is based primarily on price, product quality (purity and form) and security of supply.

•	Process Research and Development. To further improve our manufacturing cost structure, we have invested significantly in process research and development in order to improve the manufacturing efficiency of our facilities.

•	Raw Material and Operating Agreements. We have entered into long-term agreements with Shell and other third parties to purchase the basic commodity chemicals used to produce ECH and BPA and to ensure the supply of other raw material inputs which we do not produce ourselves. We believe these agreements, combined with the physical proximity of Shell’s facilities, provide us with “producer-like” economics without requiring us to manufacture these materials ourselves or own or invest in these types of manufacturing facilities. Since seven of our nine sites are co-located on Shell sites, we have also entered into various other long-term operating agreements with Shell for the supply of utilities and other services to our facilities at predictable pricing. We monitor and evaluate these raw material and operating agreements to take advantage of any future opportunities to reduce costs and improve our operating efficiency.

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Strong Customer Focus.    We believe our strong customer focus provides us with a significant competitive advantage. We provide our customers with a “systems and solutions” package designed to meet their specific needs, which we believe is of significant value to them. This package includes high quality, consistent and reliable products supported by local sales support and technical expertise. We manufacture and sell nearly 100 grades of epoxy resins and over 200 related products, including curing agents, waterborne resins, high performance resins and modifiers, which allows us to offer packages of complementary products to meet customer requirements in many end-uses. We believe that our specialty products, many of which are tailored to our customers’ specific needs, enable us to attract customers that value product innovation and reliable supply and are committed to maintaining their established relationships. Approximately 96% of these top global resins customers have been our customers for at least 5 years. Our top twenty and fifty customers accounted for approximately 54% and 75%, respectively, of our revenues in 2002. No one customer accounted for more than 10% of our revenues for the nine months ended September 30, 2003. For many of our products, our customers might experience significant disruption and costs in order to switch to another supplier.

•	Technological Expertise and Research and Development Capabilities. Our technological expertise and our research and development capability enhance our global leadership. With approximately 65 scientists, engineers and technicians worldwide, we emphasize a customer-driven approach in discovering new applications and processes while providing excellent technical service. Our research and development organization seeks to maintain our leadership position by:

—Developing new or improved epoxy applications based on existing products and identified customer needs;

—Developing new resin products for customers in order to improve their competitive advantage and profitability;

—Providing premier technical service for customers of specialty products;

—Providing technical support for manufacturing locations and assisting in plant optimization;

—Ensuring that our products are produced in accordance with our global health and safety policies and objectives; and

—Developing low cost manufacturing processes globally.

Our research and development efforts have

•	yielded approximately 452 product and process patents and patent applications as of September 30, 2003,

•	significantly strengthened our relationships with our customers and

•	created significant competitive advantages in many of our product lines.

Business Strategy

We are pursuing a strategy designed to increase our revenues and cash flow and enhance our global leadership position. Key elements of our strategy include:

•	Improve Profitability. As an independent entity (as opposed to a small division of a major petroleum company prior to the recapitalization) with a management team and employees focused solely on the manufacture and marketing of epoxy resins and related products, we have identified opportunities to increase productivity and efficiency and reduce costs. We have simplified our manufacturing, sales and distribution infrastructure. In connection with the recapitalization, we entered into new key feedstock contracts with Shell. We also entered into operating agreements with Shell for the supply of utilities and other services at our sites. We continuously monitor these feedstock, operating and other agreements to ensure competitive terms and take advantage of favorable industry conditions. In a number of foreign locations, we currently share offices with Shell and expect that these foreign arrangements will be replaced with lower cost alternatives. Several manufacturing services provided by Shell were canceled prior to the recapitalization and are being provided by internal resources at substantially lower costs. We have studied the structure and number of our Asian sales offices and have decreased the number of locations and significantly reduced costs. In addition, we continuously study and evaluate other opportunities to reduce costs and improve our profitability.

•	Expand Presence in Specialty Products. We will continue to expand our presence in specialty products by continuing to develop and formulate products for specific customers and applications, by introducing epoxy resin systems into new applications, and by expanding our marketing and sales of current specialty products into all regions. We are committed to growing our specialty product revenue. Specialty products, which are of higher value to our customers, assist us in the retention of these customers, generally provide us with better margins than our basic products, and leverage our research and development capabilities and formulation and application expertise. Most customers’ needs are application and performance rather than product specific, requiring an in-depth knowledge of resins systems’ applications from our research and development staff. The close partnership of our technical personnel with our marketing and sales staff who work directly with our customers in this highly technical business has been a strategic element in our market value proposition and in developing our leadership position in the industry. Especially in new non-traditional applications, these specialty products add significant value to our customers’ operations and products while often representing only a minor portion of their overall costs. In addition, these products have higher competitive barriers due to the significant customization and rigorous qualification and certification procedures necessary to ensure performance and reliability.

In particular, we intend to focus on the “performance polymers” segment of epoxy resins. These are resins with custom-made high performance characteristics used in the aerospace, automotive and electronics segments, among others. Currently under development with key customers in existing applications are weathering/outdoor durable resins for marine, industrial maintenance, and automotive coatings; curing agents which impart flexibility for applications traditionally served by non-epoxy materials; and thermally stable, rapid processing resin systems for printed circuit boards used in network servers and cell phones. To penetrate new applications, it is often critical to adapt the form of the epoxy resin to the customer’s process in order to take advantage of the epoxy’s superior properties. Thus, our waterborne epoxy technology allows use of the resins in new processes and applications such as in glass fiber sizing and vinyl floor coating. We also expect to increase our specialty product sales by aggressively marketing our current specialty products into all other regions, such as increasing penetration of our versatic acids and derivatives into the Americas and waterborne epoxy resins into Asia. In addition to this internal growth, we may also pursue opportunistic acquisitions to accelerate the growth in particular products or segments, to integrate new technologies, to obtain access to complementary technologies or to obtain other assets at attractive prices if opportunities arise. The covenants in our indentures allow us to secure the financing of any acquisitions.

•	Improve Operating Efficiency and Cash Flow. We believe there are significant opportunities to increase our cash. We intend to continue to manage our working capital efficiently. Capital expenditures for maintenance have historically been relatively low at $9 million to $16 million per year, and we expect this trend to continue. We will continue to make selective and capital efficient expansions in our core product areas that allow us to expand capacity by eliminating bottlenecks in our production chain and enhancing and upgrading our production technology. We continue to evaluate cash generating transactions such as plant capacity reservation or pre-sale contracts whereby the customer would prepay us for our production services. In addition, as a result of the financial and legal structure of the recapitalization, we expect to continue to generate significant cash tax savings over the next two years. We expect to use any excess cash flow to reduce leverage by reducing indebtedness or by reinvesting in our business.

Products

We manufacture and sell epoxy resins and related products, versatic acids and derivatives, and BPA and ECH, the intermediate materials used in epoxy resins. Our primary products are epoxy resins and related products. In addition, as part of our strategy to provide a range of complementary products which meet our customers’ needs, we manufacture and sell versatic acids and derivatives. As a backward integrated manufacturer of epoxy resins, we also manufacture BPA and ECH, the two principal intermediate materials of epoxy resins, for our internal use and sell the excess to third parties.

The basis on which our products compete in the marketplace varies depending on end-uses. For example, in large volume applications such as automotive primers and can coatings, we believe that customers require security of supply and consistent product quality, but use price as a major factor in their buying decisions. For more specialized applications, such as electronics or composites, criteria such as product performance, technical support, and breadth of product line are often more important than price. We look for customers and markets that value our strengths: providing tailored performance properties in specific end-uses, offering “one-stop shopping” for systems (resin, modifier, curing agent) specially developed to work together for optimum results, using sophisticated technology and technical experience which allows us to make consistent quality product, and providing superior technical service and applications advice. Our products often enhance the key performance properties of the end products of our customers while often accounting for only a small part of the total cost.

A consideration for many customers in the buying decision is the cost associated with switching from us to another supplier, which also varies greatly by end-use. In applications such as architectural paints, industrial coatings and flooring, switching costs can be very low. In others, like aerospace composites, electronics, can coatings, and automotive applications, switching costs are generally significant. For many of our products, our customers might experience significant disruption and costs in order to switch to another supplier. In addition, most of our customers’ needs are application rather than product specific, requiring an in-depth knowledge of resin systems’ applications. Our technical and marketing staffs work closely with our customers to develop products for their specific needs. Our specialty products also have higher competitive barriers due to the significant customization and rigorous qualification and certification procedures necessary to ensure performance and reliability.

Customers

Our top twenty and fifty customers accounted for approximately 54% and 75%, respectively, of our revenues in 2002. No one customer accounted for 10% or more of our revenues in 2002. Many of our customers operate in mature industries, which have undergone consolidation. As a result, in many end-use markets such as aerospace, automotive and heavy electrical equipment manufacture, there are only a few large potential customers for our products.

Epoxy Resins and Related Products

Epoxy resins are a family of synthetic thermoset polymers. Epoxy resins are generally combined with other chemical additives to create inert, chemically-stable, or “cured”, products. Once cured, epoxy resins have attractive attributes such as outstanding adhesion, corrosion and chemicals resistance, high strength and toughness, temperature stability, electrical insulation and easy processability.

Liquid epoxy resins are the foundation of the industry since most epoxy resins are initially produced as liquid and can then be modified into solid epoxy resins or solutions through the addition of incremental BPA or solvents. In addition to these resins, there are other specialty epoxy resins based on other raw materials.

Epoxy resins are used in applications such as coatings, electrical and electronics, construction, adhesives and composites in a variety of end-use industries. The following table sets forth typical epoxy resin applications and their functionality:

Product End Uses		Product Functionality

Coatings

—Ship coatings

—Offshore structure coatings

—Industrial coatings in chemical plants, refineries, utility plants, food and dairy plants, and pulp and paper mills

—Automotive anti-corrosion primers

—Windmill blades

	—Interior coatings for food and beverage cans —Appliance coatings —Outdoor furniture coatings —Oil and gas pipe coatings —Concrete coatings —Warehouse flooring —Parking decks	—Moisture resistance —Resistance to solvents —Resistance to chemicals —Heat resistance —Adhesion to substrates and coating layers	—Film flexibility —Corrosion resistance —Regulatory compliance —Light weight and high strength —UV resistance
Electrical/Electronics
—Laminates for printed circuit boards —Transformers and switchgear	—Attachment of components for printed circuit boards —Embedment of devices and motors	—Insulative and dissipative properties —Thermal stability —Moisture resistance	—Mechanical and thermal shock resistance —Processing ease —Flame retardant
Composites
—Fiber reinforced plastics —Fiberglass pipes —Golf club shafts —Boats —Bicycles —Tennis rackets —Fishing rods —Windmill blades	—Aircraft—tail and wing sections, helicopter blades —Race cars —Fuel tanks —Repairing marine piers, bridge columns, bridge decks and parking decks	—Mechanical strength and toughness —Fatigue resistance —Light weight and high strength	—Chemical resistance —Adhesive properties with fibers such as carbon and glass
Adhesives
—Metal, glass, cement and plastic glues/ bonding agents —Automotive vehicles	—Road markers —“Do it yourself” kits —General repairs	—Superior mechanical strength of adhesion —Toughness of adhesion	—Chemical resistance —Moisture resistance —Adaptability to a wide variety of substrates
Construction Materials
—Moldings —Lab bench tops —Floatation devices —Electrical insulators —Syntactic foams	—Glass and carbon fiber sizing —Textiles —Filters —Tires	—Sound insulation —Protection —Saturation properties	—Strength —Chemical resistance —Adhesive properties with fibers such as carbon or glass

Our primary customers of epoxy resins and related products are

•	large, multi-national coatings producers, who typically use our epoxy resins to make their finished product and who tend to require from their epoxy resin suppliers consistent quality product and the ability to deliver technical service to any of their worldwide production sites, and also value our wide variety of specialty products;

•	electrical, adhesive and composite end-users, who typically formulate and cure our epoxy resins for their particular end-use and who tend to require from their epoxy resin suppliers a higher quality, consistent product and technical support; and

•	specialty epoxy resin manufacturers, who typically buy standard LERs and then formulate their own specialty epoxy resin products and distributors who are able to deliver smaller orders in a cost-effective manner.

We believe we are the leading global supplier of epoxy resins because of our low cost position, broad product line and leading technology. We are able to provide consistent product quality, technical expertise, global service and reliable supply at a low cost to our customers, thereby gaining a competitive advantage. Epoxy resins accounted for 64% of our revenues for the nine months ended September 30, 2003, 66% for the year ended December 31, 2002 and 64% and 62% for 2001 and 2000, respectively.

To maintain our market leadership and to provide for growth and greater profitability, we have targeted certain segments and customers in each market area and initiated market driven and customer focused research and product development activities. Set forth below are examples of current and recently completed product development activities:

•	In the electrical laminates market, we have targeted development of resin systems which are more thermally stable and/or resins which provide greater productivity or ease in the fabrication of printed circuit boards. More thermally stable electrical laminates are necessary for high density circuitry used in more powerful computing devices and servers and in wireless communication devices and will be increasingly attractive as lead solders are banned and higher temperature solders are used. We have developed resin systems that exhibit the thermal stability demanded. We have also developed resins that increase circuit board production by a significant multiple in the press cycle, the typical bottleneck in the production of printed circuit boards.

•	In the composites market, we have focused our development efforts on products where strength and weight are important and which could replace metal and other plastics. We have solid positions in supplying resin systems for (1) the fabrication of golf shafts, (2) resin systems which are especially designed for use in manufacturing spoolable tubing for the oilfield and other process industries and (3) other specialties and uses such as windmill blade fabrication.

•	In the adhesives market, we are working with key customers to develop a waterborne adhesive primer for use in manufacturing high performance layered aluminum sheeting for aerospace construction. If developed, these products will be significantly more environmentally acceptable than our current products and those of our competitors.

•	In the coatings market, we are introducing a new generation of waterborne epoxy and curing agents which will have substantially the same performance as traditional solventborne materials but could have significantly lower adverse environmental emissions.

•	In the automotive market, we have focused our development efforts on applications which could strengthen and dampen sound in door columns and door panels.

•	For epoxy powder coatings, curing has traditionally been carried out at high temperatures, making powder unusable on sensitive materials such as wood, paper, and plastics. We continue to evaluate new systems that may enable curing of powder coatings at lower temperatures.

Versatic Acids and Derivatives

Versatic acids and derivatives include basic versatic acids, VeoVa and Cardura. The applications for basic versatic acids include pharmaceuticals (such as semi-synthetic penicillins), peroxides and agrochemicals and for VeoVa and Cardura range from decorative and protective coatings to personal care products (such as hair spray). Versatic acids and derivatives are specialty products which have relatively high margins. As described below, we anticipate increasing our sales of versatic acids and derivatives significantly over the coming years by expanding our sales efforts geographically. One of the primary end-uses of these products is in polymers and additives for the coatings industry. Within this segment there is a wide spectrum of polymer systems, usually coating binders, which provide significant benefits to the finished coating, including adhesion, gloss, flexibility, outdoor durability and ease of application. These products are alternatives to other products and are distinguished by their unique branched molecular structure. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

We serve the coatings and construction industries with Cardura and VeoVa, both of which are derivatives of versatic acids. Our customers use Cardura as an intermediate for the production of automotive coatings as well as a flow improver for epoxy resins. Our VeoVa is mainly sold to latex producers for use in the production of latex paints.

The following table sets forth typical versatic acids and derivatives applications and their functionality:

Product End-Uses		Product Functionality
Cardura
—Automotive coatings —Industrial/metal coatings —Coil coatings —Can coatings	—Floor surfaces, grouts and adhesives —Binders —Pigment paste —Polyester finishing	—Gloss/aesthetic appearance —Chemical resistance —Acid resistance —Outdoor durability —Adhesion —Flexibility	—Ease of application —Water resistance —UV resistance —Diluent; reduces viscosity —Pigment wetting properties
VeoVa
—Emulsion paints —Decorative plasters —Concrete additives —Adhesives —Inks	—Textile coatings —Paper —Cement based grouts —Tile adhesives —Mortars	—Scrub resistance —Water repellency —Alkali resistance	—Latex production efficiency —Chemical resistance
Versatic Acids
—Pharmaceuticals —Peroxides	—Agrochemicals —Personal care products	—Chemical building block

Versatic acids and derivatives accounted for approximately 15% of our revenues for the nine months ended September 30, 2003, and 12%, 10% and 9% of our revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

The versatic acids and derivatives business has traditionally been focused in the European and Japanese markets. We are in the process of developing sales and customer support in other regions, including the U.S., Latin America and Asia, to promote the use of versatic acids and derivatives in those regions. We are also developing additional applications beyond the traditional coatings market in order to broaden the customer base for these products, such as the use of VeoVa in adhesive and paper coatings and Cardura for flow improvement of pigment in epoxy paints. In addition, we completed construction of an advanced manufacturing facility for Cardura at our Pernis facility in December 2001. As a result, we expanded our production capacity for Cardura by one third commencing in 2002.

Bisphenol-A

BPA is a white, crystalline solid produced by the reaction of phenol with acetone. BPA is produced in a molten state and is either used in a molten or pelletized form in our production process for epoxy resins or is flaked or pelletized for sale to third parties. BPA is used primarily for producing polycarbonate and epoxy resins as well as for the production of other products, including flame-retardants. End-uses of polycarbonate resins include electricals and electronics (including computer and business equipment and optical disks), glazing and sheeting, automobiles and appliances and power tools, as well as recreational products, packaging and medical devices, films, signs and ophthalmic lenses. BPA is also used in the production of tetrabromobisphenol (TBBPA) which is used to impart flame resistance to epoxy resins in printed circuit boards, as well as to polycarbonates and other plastics.

The following table sets forth typical BPA applications and their functionality:

Product End-Uses		Product Functionality
BPA —Polycarbonateplastics —Computerand business equipment —Opticaldisk applications —Glazing —Sheeting	—Epoxy resins —Automotive —Appliances —Power tools	—Chemical building block

A limited number of manufacturers produce BPA for resale. By producing our own BPA, we maintain a low cost position for production of epoxy resins. We produce and sell excess BPA in order to achieve economies of scale and thereby lower our manufacturing costs. We currently use approximately 50% of our total BPA production capacity to produce epoxy resins and use the excess capacity for merchant sales. We believe that we are one of the largest suppliers of BPA to third parties and one of the largest producers of BPA in the world. Because the largest end-use segment for BPA is the manufacture of polycarbonate resins, we focus on sales to polycarbonate producers, who desire the high quality product yielded by our process. In addition, because we do not compete in the polycarbonate market, we believe our position as a supplier to non-integrated polycarbonate customers is enhanced.

As our base epoxy resin business grows, we anticipate that we will be increasing our internal use of BPA and to the extent that third party sales conflict with epoxy resins production, third party BPA sales will be reduced. However, BayerAG, one of our BPA customers which accounted for approximately 9% of our total revenues in 2001 and 10% of our revenues in 2000 and 1999, developed its own internal capability for producing BPA and has reduced its purchases of BPA from us. Sales of BPA to Bayer AG have ceased as the contract with Bayer AG expired on December 31, 2002.

Sales of BPA to third parties accounted for 17% of our revenues for the nine months ended September 30, 2003, and 17%, 21% and 23% of our revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

Allylics

We manufacture allyl chloride, or AC, which we convert into ECH for production of epoxy resins. We also sell small quantities of excess AC and ECH to customers who use them for production of epoxy resins, glycerine, water treatment polymers, and other specialty polymers. We currently use approximately 80% of our total allylics production to produce epoxy resins and sell the remainder to third parties.

The following table sets forth typical allylics applications and their functionality:

Product End-Uses		Product Functionality
ECH/AC
—Water treatment	—Synthetic glycerin	—Chemical building block
—Epoxy resins

Sales of ECH to third parties accounted for 4% of our revenues for the nine months ended September 30, 2003 and 5%, 5% and 6% of our revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

Sales and Marketing

We market an extensive product line to meet a wide variety of customer needs. We focus on selecting customers who are or have the potential to be leaders in their industries and who have growth objectives which support our own. In addition, we focus on customers who value our “systems and solutions” package. This package includes high-quality, reliable products backed by local sales support and technical expertise offered at an attractive price. Through our customer relationships, we have established important cost and performance requirements for each customer application. In the coatings industry, for example, once we establish a strong position as a supplier of high quality, high volume basic resin to our customers, we are often able to learn of their other needs for specialty products, such as performance resins, curing agents and/or modifiers, and supply these value-added products to them as well. As a result, we have been able to expand the range of products purchased by larger customers and thereby improve our overall margin. In other industries, such as composites and electronics, our broad range of products and technical capabilities has been the initial attraction to a customer seeking to solve a problem or introduce a new product. We are then often able to use this foothold to expand our sales to include many of the larger volume basic resins to these customers.

The effectiveness of our customer-oriented sales and marketing strategy is evidenced by the composition and history of our customer base:

•	Our 50 largest customers accounted for 75% of our revenue in 2002.

•	Approximately 96% of those customers have been our customers for at least 5 years.

•	In the coatings industry, we have a majority supply position at 3 of the 4 largest customers globally.

We sell and support our products in over 65 countries throughout the world through our regionally organized sales and customer service network. Our three sales regions consist of the Americas, Europe/Africa/Middle East, and Asia Pacific. Sales in these regions based on segment information were 50%, 49% and 1%, respectively, of total revenues for the year ended December 31, 2002. In all of these regions, we use a direct sales force for sales to our larger customers and third party distributors to serve our smaller customers, where it is more cost efficient to do so. Our direct sales force, customer service and support network consists of 27 employees in the Americas, 34 in Europe/Africa/Middle East and 20 in Asia Pacific. We have been consolidating our customer service and support network into key regional customer service centers, and expect to continue to do so in order to reduce overhead costs. We have global account teams that focus on coordination for major global customers, including technical service, supply and pricing. In addition, technical professionals are assigned to each of the three regions to support the sales effort. In the Americas, we also have a telephone resource for technical advice and support for our customers.

Our distributors are compensated through a discount from the list price of our products they purchase. We have annual distributor evaluations and incentive programs which are designed to reinforce the “systems and solutions” sales approach. We choose our distributors based on reputation, flexibility and capability to bring the

“systems and solutions” marketing strategy to their customers. Each distributor carries our entire line of resins and related products line (some on an exclusive basis), as well as versatic acids and derivatives. Our broad product line provides our distributors with a competitive advantage over competing distributors with more limited product lines or who must source from multiple suppliers to achieve the same product breadth. In 2002, distributors accounted for approximately 15% of our sales.

Sales to many of our customers in the United States are made under written contracts with an initial term of one year or longer and have either evergreen provisions or automatic renewal. These contracts are generally for the supply of quantities based on targeted quantities or a specified percentage of the customer’s requirements. Prices in contracts for epoxy resins are generally negotiated based on market prices and often include volume discounts. Prices in contracts for BPA are generally established using multi-variable formulas, based on underlying chemical benchmark prices, cost of production and a margin based on published market indicators or negotiated for set periods of time—usually quarterly.

Research and Development

Our research and development activities are aimed at developing and enhancing products, processes, applications and technologies to maintain our position as a leading global epoxy resins supplier. We focus on:

•	developing new or improved epoxy and specialty chemical applications based on our existing product line and identified customer needs;

•	developing new resin products for customers in order to improve their competitive advantage and profitability;

•	providing premier technical service for customers of specialty products;

•	providing technical support for manufacturing locations and assisting in plant optimization;

•	ensuring that our products are manufactured in accordance with our global health and safety policies and objectives; and

•	developing lower cost manufacturing processes globally.

We emphasize a customer driven, “systems and solutions” approach in discovering new applications and processes and providing excellent customer service through our technical staff. Through regular direct contact with our key customers, our research and development personnel can become aware of evolving customer needs in advance and can anticipate their requirements in planning customer programs. We also focus on on-going improvement of plant yields, fixed costs and capacity. For example, our continuous LER manufacturing process is fed from an integration of continuous feedstock streams from our BPA and ECH plants located on the same site. These continuous integrated streams are characterized by exceptional product consistency, low cost economics, and high quality resin that is valued by the customer for demanding applications. We estimate that this unique process provides us with a sustainable cost advantage over conventional batch technology, which is the traditional method of manufacturing epoxy resins.

As of September 30, 2003, we had approximately 65 scientists, engineers and technicians worldwide. We conduct research and development activities at our facilities in Pernis, The Netherlands; Houston, Texas; and Louvain la Neuve, Belgium. Our research and development facilities include a broad range of epoxy synthesis, testing and formulating equipment, and small scale versions of customer manufacturing processes for applications development and demonstration.

Our research and development expenditures were $12 million for the nine months ended September 30, 2003, and $20 million, $25 million, and $26 million for the years ended December 31, 2002, 2001, and 2000, respectively. We centrally manage all these activities to ensure an adequate investment return and to globally share ideas within our business. We expect to spend approximately 50% of our research and development budget on product development and approximately 50% on process development over the next few years.

Raw Materials

We manufacture BPA and ECH, the two key intermediate materials for epoxy resins, at both the Deer Park and Pernis plants. This reduces logistics costs and assures long-term and reliable supply. We currently use our BPA for the production of our epoxy resins and sell the remainder to third parties. We produce our own ECH but also maintain a position in the merchant market businesses both as a buyer and as a seller to assure supply flexibility and improve plant operating rates.

We purchase chlorine, a primary raw material for ECH, under long-term supply contracts with third parties which provide us with producer-like economics by allowing us to buy this raw material at a margin above production cost and thereby lower our manufacturing costs. We also purchase propylene, the other primary raw material for ECH, under long-term supply agreements with Shell that are based on market price less negotiated volume discounts. We purchase phenol and acetone, the primary raw materials for BPA, under supply contracts with Shell and other third parties that are based on discounted market prices and input-cost formulae. Because we are co-located with Shell at several of our facilities, our transportation and logistics costs for certain raw materials which Shell provides us are minimized.

Raw materials for versatic acids consist of carbon monoxide, propylene trimer and di-isobutylene. Carbon monoxide is supplied by pipeline under a long-term contract from a production facility near our Pernis plant, propylene trimer is obtained via price formula based contracts and spot purchases and di-isobutylene is obtained from third parties. At our Pernis site, versatic acids are combined with ECH to produce Cardura and at our Moerdijk site they are combined with acetylene, which is purchased from Shell under long-term supply agreements, to produce VeoVa.

The majority of our raw materials used in manufacturing our products are available from more than one source and are readily available on the open market. Those materials that are single sourced generally have long-term supply contracts as a basis to guarantee a maximum of supply reliability. Prices for most of our main feedstocks are driven by underlying petrochemical benchmark prices and energy costs. We are in the process of consolidating purchases and contract sharing for other major feedstocks as well as process chemicals, packaging materials and services.

Manufacturing and Facilities

We manufacture our products in the United States, Europe and Asia. Our major manufacturing operations take place at two world-scale sites in Pernis, The Netherlands and Deer Park, Texas. To be world-scale, we believe an LER plant must produce over 80kt per year of resins, achieving the threshold for major economies of scale. Deer Park currently has 133kt capacity and Pernis has 100kt capacity, making Deer Park the largest epoxy resin plant in the world and Pernis one of the three largest plants in the world. We believe the Deer Park plant is the only “continuous” resins plant in the world in which BPA and ECH are manufactured and reacted continuously to make epoxy all in one site. Based on our estimates, this plant, which produces some of the most consistent quality liquid epoxy resins, provides us with a cost advantage over conventional batch technology, which is the traditional method of manufacturing epoxy resins, and, we believe, provides us with the lowest manufacturing cost in the world.

The manufacturing process for LER requires access to sophisticated technology and experience to make consistent quality product from batch to batch. ECH is difficult to handle, especially the disposal of by-products from its production. Backward integration into both ECH and BPA and world-scale plants are needed to achieve low manufacturing costs. Epoxy production requires that product be manufactured to meet narrow ranges of molecular weight and product reactivity. These properties are then aligned with performance properties for customers, such as filler settling, adhesion and color stability. We believe our technical knowledge, backward integration and world-scale plants provide us with a significant competitive advantage in manufacturing epoxy resins.

The severe conditions in the versatic acid production process require exotic construction materials for various manufacturing facilities. The need to access low-cost acetylene and ECH for the derivative products and the necessary scale of the operation and experience which we have built up over many years provide significant barriers to entry for the production of versatic acids and derivatives.

We are headquartered in Houston, Texas and operate through a network of nine manufacturing facilities. We own the plants and equipment at all of our facilities. We lease the underlying real property at all of our facilities under long-term leases with Shell, other than those located in Barbastro, Spain and Lakeland, Florida, which we own. All of our manufacturing facilities are co-located within Shell facilities, other than our facilities in Barbastro, Spain and Lakeland, Florida. All of our facilities which are co-located within a Shell site share utilities with the Shell site through operating agreements, and generally such utilities and related assets are not owned by us. Our manufacturing facilities with associated principal manufacturing capacities (which may vary based on product mix in some locations) are listed below.

Plant Location	Product	2003 Capacities (in kilotons)
Argo (IL, USA)	WB	45
Barbastro (Spain)	SER, Solutions and Other	11
Deer Park (TX, USA)	BPA	230
	ECH	80
	LER	133
	SER, Solutions and Other	23
Lakeland (FL, USA)*	Curing Agents and Other	22
Moerdijk (Netherlands)**	Versatic acids and derivatives	67
Norco (LA, USA)	Crude ECH and AC	90
	SER, Solutions and Other	25
Pernis (Netherlands)	BPA	156
	ECH	80
	LER	100
	SER, Solutions and Other	30
	Versatic acids and derivatives**	88
Stanlow (UK)**	SER, Solutions and Other	16
Wesseling (Germany)**	SER, Solutions and Other	24

*	On October 1, 2002, we entered into an agreement to sell a warehouse and adjacent land at the facility on which this plant is located for approximately $2.1 million.
**	These facilities are operated by Shell or its affiliates on our behalf pursuant to contractual arrangements.

Intellectual Property

Our most significant intellectual property rights are our patents and related proprietary rights. As of September 30, 2003, we owned or licensed or had rights to approximately 452 patents and patent applications. Over half of our patents are in Europe and the remainder are in the United States and Asia. We anticipate that we will apply for additional patents in the future as we develop new products and processes. Our intellectual property rights include know-how and patents covering analytical tests, extensive applications testing capability and industry-leading processing and formulating knowledge of thermoset resin systems for specific end-uses such as protective and decorative coatings, electrical laminates, electronics, composites, adhesives, fibers and textiles and civil engineering. We have a broad portfolio of patents, know-how and intellectual property agreements relating to our products.

As of September 30, 2003, we owned or had licensing rights to a number of trademarks. Our most significant trademarks are RESOLUTION™, EPIKOTE™ Resins, EPON™ Resins, EPIKURE™ Curing Agents, EPI-REZ™ Waterborne Resins, HELOXY™ Modifiers, CARDURA™ Glycidyl Ester, VEOVA™ Monomers and VERSATIC™ acids.

Shell has retained rights in some of the intellectual property acquired by us as part of the Transactions. See “Certain Relationships and Related Transactions—Ongoing Relationship with Shell—Intellectual Property Agreements.”

Employees

As of September 30, 2003, we had approximately 966 employees worldwide (excluding Shell employees who operate certain of our facilities under operating and maintenance agreements), approximately 61% of whom were employed in manufacturing, 7% in research and development, 10% in sales and marketing and 22% in management and administration. Of our employees, approximately 50% are based in the Americas, 45% in Europe and Africa and 5% in Asia Pacific and the Middle East.

Approximately 80 employees at our Deer Park plant are subject to a collective bargaining agreement which expires in November 2006. Approximately 55 employees at our Norco plant are subject to a collective bargaining agreement which expires on June 30, 2007. At our Pernis plant approximately 200 employees are subject to a collective bargaining agreement which expires October 2004. In several locations outside the United States, employees are represented by local Staff Councils as required by local laws or customs. Where necessary, we have completed the required consultation process with these entities.

Management generally considers its relationships with its employees to be satisfactory.

Environmental/Occupational Health and Safety Matters

We have adopted and implemented health, safety and environmental policies similar to those that were developed and implemented by Shell prior to the recapitalization. These policies include systems and procedures governing environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response, and product stewardship. Facility managers have assumed day-to-day responsibility for statutory and regulatory compliance, with oversight and support provided by our corporate environmental, health and safety managers.

We are subject to extensive regulation under the environmental and occupational health and safety laws by federal, state and local governmental entities and foreign authorities, such as the European Union. These laws are designed to protect workers and the public from exposure to certain hazardous chemicals and dangerous work conditions, to protect natural resources and to limit discharges of hazardous substances to the environment from ongoing operations. They provide for substantial fines and potential criminal sanctions for violations. They also establish requirements to remediate contamination. The laws are complex, change frequently and have tended to become more stringent over time.

For example, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, and at third-party disposal sites. In addition, other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, we cannot assure you that environmental, health and safety liabilities will not be incurred in the future, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or business reputation.

Our sites have an extended history in the manufacture of epoxy resins and other industrial chemical processes. Shell has performed site assessments at the major manufacturing facilities. The assessments have identified soil, groundwater and/or surface water contamination associated with historical operations and on-site waste disposal practices at a majority of the sites. Liabilities associated with these matters generally are covered under our environmental indemnity from Shell. These conditions are currently being investigated, remediated and/or monitored by Shell, some at the direction of governmental authorities. With two exceptions, Lakeland and Barbastro, the manufacturing facilities are part of larger integrated complexes and, therefore, the on-going activities are part of a site-wide cleanup program. Shell has the right to retain control over such activities under the term of the environmental agreements.  See “Certain Relationships and Related Transactions—Ongoing Relationship with Shell—Environmental Agreements.”

At the Barbastro facility, we are unaware of any environmental conditions likely to require material expenditures. At the Lakeland facility, the other one of our two sites which is not co-located with a Shell facility, groundwater contamination is present at and is migrating from the facility. The characterization and remediation of this condition and the sources thereof are the subject of a consent order (and any amendments thereto) issued by the Florida Department of Environmental Protection. Remediation activities are currently on-going. Shell retains financial responsibility for all contamination issues that are or become subject to the consent order and any existing or future amendments thereto.

As a general matter, notwithstanding the indemnity provided by Shell, certain liabilities for environmental and occupational health and safety matters fall outside the scope of the protections offered in the environmental agreements, including liabilities and costs resulting from future laws, permit conditions and other requirements. These liabilities may result in the incurrence of material costs and/or impact our future operations. They include the following:

•	The permit for the hazardous waste incinerators at the Norco facility expired in January 2001 although we are permitted to continue to utilize the incinerators until a final decision is made regarding the permit renewal. We have been involved in on-going negotiations with the Louisiana Department of Environmental Quality (“LDEQ”) and the federal Environmental Protection Agency (“EPA”) regarding the renewal of the permit for several years. In connection with these activities, we have performed a risk assessment evaluating the potential impact of incinerator emissions on the surrounding area. The risk assessment has been submitted to the LDEQ and the EPA and is awaiting review and comment.

•	Affecting the renewal process described above are emission control upgrades that have been recently installed on the incinerator to satisfy maximum achievable control technology requirements imposed under the federal Clean Air Act. The installation is complete and all required activities necessary for final permitting are scheduled for early 2004. However, in the event that the LDEQ does not renew the incinerator permit or renews it but imposes more stringent emission requirements than those presently in force, or if the new incinerator hardware does not in any event meet the emission control regulatory requirements, we may be required to incur significant additional waste disposal costs, curtail operations, and/or make additional material expenditures for emissions control equipment. Such potential costs will no longer be subject to financial contribution from Shell. Insufficient information is available at this time to evaluate the likelihood that the agency will not renew the permit or that the hardware will not meet the regulatory requirements.

•	Certain chemicals have been alleged to interact with the endocrine systems of humans and wildlife and disrupt normal processes (i.e. endocrine disrupters). BPA is under evaluation as a potential “endocrine disrupter.” BPA is used as an intermediate at the Deer Park and Pernis manufacturing facilities and is also sold directly to third parties. Proposed legislation in Europe may classify BPA as a category 3 reprotoxin (endocrine disrupter). Such proposed legislation may require that we label the product to state that it poses “possible risk of harm to the unborn child.” Industry groups and governmental agencies continue to evaluate this matter. In the event that BPA is further regulated, additional operating costs would likely be incurred to meet more stringent regulation of the chemical.

Industry Regulatory Matters

The production and marketing of chemical substances are regulated by national and international laws. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States and Japan are most significant to our business, including the European inventory of existing commercial chemical substances, the European list of notified chemical substances, the United States Toxic Substances Control Act inventory and the chemical list of the Japanese Ministry of Trade and Industry. Chemicals which are on one or more of the above lists can usually be registered and imported without additional testing in other countries, although additional administrative hurdles may exist.

We also actively seek approvals from the U.S. Food and Drug Administration for certain specialty chemicals produced by us, principally where we believe that these specialty chemicals will or may be used by our customers in the manufacture of products that will come in direct or indirect contact with food.

Insurance

In the normal course of business, we are subject to numerous operating risks, including risks associated with environmental, health and safety while manufacturing, developing and supplying products, potential damage to a customer, and the potential for an environmental accident.

We currently have in force insurance policies covering property, general liability, excess liability, workers’ compensation/employer’s liability, and environmental liability. All of these policies are in amounts that we believe are consistent with industry practices and provide that we pay a deductible on each claim. However, there can be no assurance that the insurance will adequately protect us and, if we are only partially insured or completely uninsured, a related claim could result in a material adverse effect on our financial condition and results of operation.

Working Capital

As a leading worldwide manufacturer and developer of epoxy resins, our working capital requirements principally include accounts receivable, product and raw materials inventory, labor, equipment and debt service costs. Management believes that we maintain adequate working capital to meet our needs in the current business environment.

Legal Proceedings

In the ordinary course of business, we are subject to various laws and regulations and, from time to time, litigation. In the opinion of management, compliance with existing laws and regulations will not materially affect our financial position or results of operations. Management is not aware of any material pending actions against us.

MANAGEMENT

Board of Managers and Executive Officers

The following table sets forth certain information as of January 1, 2004 with respect to the members of our Board of Managers and our executive officers, who also hold the same positions with our parent RPP Inc.

Name	Age	Position
Marvin O. Schlanger	55	Chairman and Chief Executive Officer
Jeffrey M. Nodland	48	President and Chief Operating Officer
J. Travis Spoede	52	Executive Vice President and Chief Financial Officer
Mark S. Antonvich	43	Senior Vice President, General Counsel and Corporate Secretary
Wouter W. Jongepier	41	Vice President, Major Resins
Hanna M. Lukosavich	47	Vice President and Chief Information Officer
Dennis F. White	52	Vice President, Human Resources
Douglas B. Rahrig	52	Vice President, Performance Products, Technology and Development
Edward Guetens	62	Vice President, Environment, Health & Safety, Manufacturing and Engineering
Francois Vleugels	55	Vice President and Chief Administrative Officer, Europe
Laurence M. Berg	37	Director
Peter P. Copses	45	Director
Joshua J. Harris	38	Director
Scott M. Kleinman	30	Director
Joel A. Asen	52	Director
Heinn F. Tomfohrde, III	69	Director

Marvin O. Schlanger became Chairman of the Board of Managers of RPP LLC on November 14, 2000. Mr. Schlanger was appointed Chairman and Chief Executive Officer of RPP Capital on March 2, 2001 and served as President of RPP LLC and RPP Capital until July 2001. Since October 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, L.L.C., which provides management services and capital to the chemical and allied industries. From 1999 to 2000, he also served as interim president of OneChem, Ltd. From 1988 to October 1998, Mr. Schlanger held various positions with ARCO Chemical Company, serving most recently as President and Chief Executive Officer from May 1998 to October 1998 and as Executive Vice President and Chief Operating Officer from 1994 to May 1998. Mr. Schlanger is also a director of RPP Capital, UGI Corporation and Wellman, Inc.

Jeffrey M. Nodland became President and Chief Operating Officer of RPP LLC and RPP Capital in July 2001. Prior thereto since 2000, Mr. Nodland was Vice President and General Manager, Coatings, Ink, Textiles and Composites for Eastman Chemical Company. From 1994 to 2000, he was President and Chief Executive Officer of McWhorter Technologies, Inc. Prior thereto since 1977, Mr Nodland held various positions at Valspar Corporation, serving most recently as President of the McWhorter division.

J. Travis Spoede became Executive Vice President and Chief Financial Officer of RPP LLC and RPP Capital in March 2001. Prior thereto since 1974, Mr. Spoede held various positions with Union Carbide Corporation, serving most recently as Director of Strategic Development, Joint Ventures from 1999 to 2001 and as Chief Financial Officer of EQUATE Petrochemical Company, a joint venture between Union Carbide Corporation and Petrochemical Industries Company of Kuwait, from 1994 to 1999.

Wouter W. Jongepier became Vice President, Major Resins on January 1, 2004. Prior thereto, he had held the positions of Vice President, Global Sales RPP LLC since November 2002, Vice President, Europe/Africa of RPP LLC from November 2000 to November 2002 and the Sales Director of the European and African operations of Shell’s Resins/Versatics Products business from 1999 to November 2000. Mr. Jongepier joined Shell in 1988 and has served in roles varying from researcher in Belgium, specialties plant manager in Pernis, and market development manager in the southern part of Europe.

Mark S. Antonvich became Senior Vice President, General Counsel and Corporate Secretary of RPP LLC on January 1, 2004 and prior thereto had been our Vice President and General Counsel since May 8, 2001. Prior thereto, from August 2000 to May 2001, he had been Senior Counsel for Enron Global Exploration & Production Inc., where he was responsible for international oil and gas transactions and providing legal support to operating assets in India. From 1995 to 2000, Mr. Antonvich represented Magma Copper Company and BHP Minerals in Tucson, Arizona and Houston, Texas, most recently serving as Senior Corporate Counsel, advising those companies on international mineral acquisitions and divestments, commercial and general corporate matters, operational and environmental issues related to mining and mineral processing activities, and complex litigation. From 1987 to 1995, he was in private practice in the Washington, D.C. area, following graduation from the Georgetown University Law Center.

Hanna M. Lukosavich became Vice President and Chief Information Officer of RPP LLC and RPP Capital in March 2001. From 1983 to 2000, Ms. Lukosavich held various positions with Mannesmann Pipe & Steel Corporation, including Director of Information Technology.

Dennis F. White became Vice President, Human Resources of RPP LLC on November 14, 2000. Prior thereto, Mr. White had been the Vice President of Human Resources of Shell’s Resins/Versatics Products since late 1999. Mr. White had previously been Director of Employee Resources for Criterion Catalyst Company from 1989 to 1999, and prior to that had spent 16 years in various human resource positions with Shell.

Douglas B. Rahrig became Vice President, Performance Products, Technology and Development of RPP LLC on January 1, 2004 and prior thereto had been our Director of Product and Applications Development since October 2, 2001. From 1994 to 2001, Mr. Rahrig served as a Vice President in various marketing and technical development roles at McWhorter Technologies.

Edward Guetens became Vice President, Environment, Health & Safety, Manufacturing and Engineering on January 1, 2004 and prior thereto had been our Director Global Environment, Health & Safety and Engineering since 2001. From 1975 until 1999 Mr. Guetens served in various positions with Arco Chemical Company, most recently as Director of Engineering, Environment, Health & Safety and Manufacturing Programs.

Francois Vleugels became Vice President and Chief Administrative Officer—Europe of RPP LLC on January 1, 2004. From 1981 until 2003, Mr. Vleugels served in various positions with Eastman Chemical Company, most recently as the Vice President and General Manager of Coatings, Adhesives and Specialty Polymers.

Laurence M. Berg became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC and a director of RPP Capital on March 2, 2001. Mr. Berg is a partner in Apollo Management, L.P., where he has worked since 1992. Prior to that time, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Berg is also a director of Sylvan Inc., AMC Entertainment, Inc. and Rent-A-Center, Inc.

Peter P. Copses became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC and a director of RPP Capital on March 2, 2001. Mr. Copses is a partner in Apollo Management, L.P., where he has worked since 1990. From 1986 to 1990, Mr. Copses was initially an investment banker at Drexel Burnham Lambert Incorporated, and subsequently at Donaldson, Lufkin Jenrette Securities Corporation, concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a director of Rent-A-Center, Inc., Zale Corporation, Compass Minerals International, Inc. and General Nutrition Centers, Inc.

Joshua J. Harris became a director of RPP Inc., a member of the Board of Managers of RPP LLC and a director of RPP Capital on November 14, 2000. Mr. Harris is a senior founding partner of Apollo Management, L.P. and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Breuners Home Furnishings Corporation, Pacer International, Inc., Quality Distribution Inc., Compass Minerals International, Inc., Nalco Company and United Agri Products, Inc.

Scott M. Kleinman became a director of RPP Inc., a member of the Board of Managers of RPP LLC and a director of RPP Capital on November 14, 2000. Mr. Kleinman is a principal of Apollo Management, L.P., where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division from July 1994 through January 1996. Mr. Kleinman is also a director of Compass Minerals International, Inc.

Joel A. Asen became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC and a director of RPP Capital on March 2, 2001. Since June of 2003, Mr. Asen has been a Managing Director of PLASE Capital Group, L.P., an affiliate of Apollo Management L.P. Since May 1992, Mr. Asen has been President of Asen Advisory, which provides strategic and financial advisory services. He was Managing Director at Whitehead Sterling from 1991 to 1992, at Paine Webber, Inc. from 1990 to 1991 and at Drexel Burnham Lambert Incorporated from 1988 to 1990. From 1985 to 1988 he was a Senior Vice President at GAF Corporation. Prior to that time, Mr. Asen was a Manager of Business Development at GE and Manager of Marketing and Business Development at GECC. Mr. Asen is also a director of Compass Minerals International, Inc.

Heinn F. Tomfohrde, III became a director of RPP Inc. on November 14, 2000 and a member of the Board of Managers of RPP LLC and a director of RPP Capital on March 2, 2001. Mr. Tomfohrde has served the chemicals industry in a variety of leadership positions for 44 years. He served as President and Chief Operating Officer of International Specialty Products, Inc. and its predecessor company, GAF Chemicals Corp. from 1987 to 1993. Prior to that time, Mr. Tomfohrde spent 31 years with Union Carbide Corp., rising from positions in research and development and marketing to senior management, serving as President of Union Carbides Consumer and Industrial Products Group from 1983 to 1986. Mr. Tomfohrde is also a director of Compass Minerals International, Inc.

Compensation of Board of Managers

The members of the Board of Managers of RPP LLC do not receive compensation for their service on the Board of Managers but are reimbursed for their out-of-pocket expenses.

Each of the members of the Board of Managers of RPP LLC also serves as a director of RPP Inc. and is compensated for such services by RPP Inc. RPP Inc. adopted a non-employee director stock option plan, effective as of November 14, 2000, pursuant to which options with respect to a total of 15,000 shares of RPP Inc.’s common stock will be available for grant to directors of RPP Inc. or any of its subsidiaries, including us, who are not also employees of RPP Inc. or any of its subsidiaries. The option plan will be administered by the board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors. The right to grant options under the plan will expire on November 14, 2010 unless earlier terminated by the board of directors of RPP Inc. Options granted under the plan will be nonqualified stock options. As of December 31, 2002, RPP Inc. granted options covering 6,000 shares to its non-employee directors, each of whom also serves as a member of the Board of Managers of RPP LLC.

Options are granted in the amounts determined by the board of directors of RPP Inc. or the compensation committee. Except as otherwise determined by the board of directors, options will vest as follows:

•	One-third of the options will time vest in equal increments over five years, ending on November 14, 2005. However, vesting of all of these options will be accelerated immediately upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo Management sells at least fifty percent of its shares of common stock of RPP Inc.

•	Two-thirds of the options will be performance options and will vest on November 14, 2008. However, vesting of all or a portion of the performance options will be accelerated upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo Management sells at least fifty percent of its shares of common stock of RPP Inc. The amount vested will be based on the operating results achieved by the business.

The vesting of options will cease when the grantee is no longer a director of RPP Inc. or any of its subsidiaries, and all unvested options will be forfeited at such time.

The exercise price for the options will be determined by the board of directors of RPP Inc. or the compensation committee. All options granted under the plan will expire thirty days after the eighth anniversary of the date of grant.

Committees of the Board of Managers

The Board of Managers of RPP LLC has an executive committee, compensation committee, audit committee and environmental health and safety committee. The executive committee may exercise all powers expressly reserved to the Board of Managers under Delaware law. The members of the executive committee are Messrs. Schlanger, Harris and Kleinman. The compensation committee reviews and makes recommendations regarding our compensation policies and forms of compensation provided to our board of managers and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our board of managers, officers, employees and consultants and administers our option plan. The members of the compensation committee are Messrs. Harris, Tomfohrde and Schlanger. The audit committee provides assistance to the Board of Managers in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent accountants and takes those actions it deems necessary to satisfy itself that the auditors are independent of management. The members of the audit committee are Messrs. Kleinman, Asen and Schlanger. The environmental health and safety committee oversees our environmental health and safety compliance program. In addition, the environmental health and safety committee reviews compliance with environmental health and safety indemnifications as well as our environmental health and safety performance statistics. The environmental health and safety committee also recommends to the Board of Managers the general budget for environmental health and safety capital spending. The members of the environmental health and safety committee are Messrs. Tomfohrde, Kleinman and Schlanger.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Managers or compensation committee.

Executive Compensation

Prior to the recapitalization, we were a wholly owned business of Shell operated by a management team comprised solely of Shell personnel. For the period prior to the closing of the transactions on November 14, 2000 our executive officers were compensated by Shell and for the period on and after November 14, 2000 were compensated by us. The following table sets forth information concerning the compensation of our Chairman and each of our other four most highly compensated executive officers (including former officers) for the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

		Annual Compensation		All Other Compensation (3)
Name and Principal Position	Year	Salary	Bonus (1)
Marvin O. Schlanger	2002	$300,000	500	—
Chairman and Chief Executive Officer(2)	2001	400,000	—	—
	2000	50,000	—	—

Jeff M. Nodland	2002	$250,000	500	—
President and Chief Operating Officer	2001	114,583	—	—
	2000	—	—	—

J. Travis Spoede	2002	$201,190	50,500	—
Executive Vice President and Chief Financial	2001	213,755	—	—
Officer and Secretary	2000	—	—	—

Mark S. Antonvich	2002	$195,000	500	15,000
Vice President and General Counsel	2001	126,375	—	10,000
	2000	—	—	—

Hanna M. Lukosavich(4)	2002	$176,190	68,000	—
Vice President and Chief Information Officer	2001	137,196	20,400	—
	2000	—	—	—

(1)	In 2002, each employee of the Company was paid the equivalent of $500 dollars as bonus for the year 2001, except for Mr. Spoede and Ms. Lukosavich who were paid an information technology project bonus for individual performance. In 2001, Ms. Lukosavich was paid an information technology project bonus.
(2)	Mr. Schlanger joined us on November 14, 2000 and his 2000 compensation is reported only for the period we employed him.
(3)	Consists of benefit payments in lieu of matching contribution and participation in the Company’s 401(k) program for Mr. Antonvich.
(4)	Mr. Nodland, Mr. Antonvich and Ms. Lukosavich joined us on varying dates in 2001 and the respective 2001 compensation is reported only from the start date to year-end.

The following table provides information as to the value of options held by each of the named executive officers at the end of fiscal year 2002. None of the named executive officers exercised any options during the last fiscal year. There were no stock options granted to any of the named executive officers during 2002.

Option Values as of December 31, 2002

	Number of Securities Underlying Unexercised Option at December 31, 2002		Value of Unexercised In-the-Money-Option at December 31, 2002 (in thousands)
Name	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
Marvin O. Schlanger	1,600	19,400	$72	$873
Jeff M. Nodland	340	4,760	—	—
J. Travis Spoede	140	1,960	6	88
Mark S. Antonvich	80	1,120	4	50
Hanna M. Lukosavich	80	1,120	4	50

(1)	There is no established trading market for the stock of RPP Inc., but we have estimated its fair value at December 31, 2002 to be $145 per share. The estimated market value was calculated in-house using reasonable and customary methods for determining market values when there is no established trading market. However, we expect that the estimated fair value of the RPP Inc. stock at December 31, 2003 will be significantly lower than the estimated fair value at December 31, 2002.

2000 Option Plan

RPP Inc. has adopted a stock option plan, effective as of November 14, 2000, pursuant to which options with respect to a total of 54,000 shares of RPP Inc.’s common stock will be available for grant to employees of, consultants to, or directors of RPP Inc. or us. The option plan is administered by the board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors. The right to grant options under the option plan will expire on November 14, 2010. Options granted under the plan are either nonqualified or incentive stock options.

Options are granted in amounts and at such times and to such eligible persons as determined by the board of directors of RPP Inc. or the compensation committee. As of September 30, 2003, RPP Inc. granted nonqualified options covering 53,672 shares, representing approximately 8% of its total common stock outstanding on a fully diluted basis. Options will vest in accordance with a schedule as determined by the board of directors of RPP Inc. or the compensation committee and this vesting schedule will be outlined in the optionee’s option agreement. We generally expect options to vest as follows:

(a)  One-third of the options will be time vesting options and will vest in equal increments over five years, ending on November 14, 2005. However, upon termination of a grantee’s employment without cause or for good reason within six months following the sale of RPP Inc. for cash or any transaction in which RPP Holdings sells at least fifty percent of its shares of common stock of RPP Inc. acquired by it, all of the time vesting options allocated to such terminated employee shall vest immediately on such termination.

(b)  Two-thirds of the options will be performance options and will vest on November 14, 2008. The amount vested will be based on the operating results achieved by the business. However, vesting of all or a portion of the performance options will be accelerated upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo sells at least fifty percent of shares of common stock of RPP Inc. acquired by it.

The vesting of options will occur only during an employee’s term of employment. All unvested options will be forfeited upon a termination of employment.

The exercise price for the options will be determined by the board of directors of RPP Inc. or the compensation committee, with the exercise price initially being the same as the per share price being paid by RPP Holdings in the recapitalization. The options will expire on the thirtieth day immediately following the eighth anniversary of issuance.

Upon a termination of employment, RPP Inc. and RPP Holdings have repurchase rights. Upon a sale of RPP Inc. for cash or the occurrence of any transaction in which RPP Holdings sells at least 50% of the shares of common stock acquired by it, RPP Inc. also has repurchase rights. The repurchase rights generally include buying the vested options from the grantee within a specified period of time at the fair value calculated in-house using reasonable and customary methods for determining market values when there is no established trading market.

Employment Agreements

On November 14, 2000, we entered into an employment agreement with Marvin O. Schlanger to act as our Chairman of the Board. Mr. Schlanger receives an annual base salary of $400,000 per year, subject to any increase as determined by the compensation committee of the board of directors. In addition, Mr. Schlanger is entitled to receive an annual cash bonus based upon achievement of certain operating and/or financial goals, with an annual target bonus amount equal to seventy-five percent of Mr. Schlanger’s then current annual base salary. On November 14, 2000, Mr. Schlanger also was granted options to purchase 21,000 shares of RPP Inc.’s common stock under the RPP Inc. stock option plan. Mr. Schlanger will be entitled to participate in our benefit plans.

The term of Mr. Schlanger’s employment agreement is initially three years, with automatic extensions for additional two year periods if neither party gives notice that the term will not be so extended. We may terminate Mr. Schlanger’s employment at any time and for any reason and Mr. Schlanger may resign at any time and for any reason. Under his employment agreement, Mr. Schlanger has also agreed to non-competition provisions. In consideration of this non-competition agreement, we have agreed to make payments to Mr. Schlanger following the termination of his employment. If we terminate Mr. Schlanger’s employment without cause or Mr. Schlanger resigns for good reason (including any material diminution of his duties), Mr. Schlanger will be entitled to receive (1) earned but unpaid amounts under our salary or benefit plans or programs and (2) his current base salary for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and November 14, 2003. If any such payments constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then the total amount of payments or benefits payable to Mr. Schlanger will be reduced to the largest amount such that the provisions of 280G of the Code relating to “excess parachute payments” shall no longer be applicable. However, in the event Mr. Schlanger is terminated for cause or resigns without good reason, we will not be obligated to make those payments.

On March 15, 2002, Mr. Schlanger’s employment agreement was amended, effective January 1, 2002, to (i) reduce his annual base salary to $300,000, subject to any increase as determined by the compensation committee of our Board of Directors, and (ii) to increase his annual target bonus to an amount equal to one-hundred percent of Mr. Schlanger’s then current annual base salary.

Effective January 1, 2003, Mr. Schlanger’s employment agreement was amended to (i) reduce his annual base salary to $150,000, subject to any increase as determined by the compensation committee of our Board of Managers; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 and 2004 (such day, the “Salary Reimbursement Date”), our and our subsidiaries’ consolidated adjusted earnings before interest, taxes, depreciation and amortization (as determined in accordance with our historical practices) is $116 million or more, his annual base salary will increase to $300,000 and he will receive 125% of the amount he otherwise would have received since January 1, 2003 if his annual base salary had been $300,000, (ii) provide that in the event of his death, long-term disability, retirement or a Realization Event (as defined in our stock option plan) prior to the earlier of the Salary Adjustment Date and January 1, 2004, he will receive a lump sum amount (to be considered pensionable wages) equal to 100% of the amount paid to him as base salary from January 1, 2003 to such date, (iii) provide that his annual target bonus be an amount equal to 100% of his highest annual base salary during the term of his employment agreement and (iv) provide that in the event we terminate his employment without cause or he resigns for good reason (including any material diminution of his duties), he will be entitled to receive, in addition to earned but unpaid amounts under our salary or benefit plans or programs, his highest annual base salary during the term of his employment agreement for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and November 14, 2003.

Effective February 17, 2003, Mr. Schlanger’s employment agreement was amended to increase his base salary to $300,000 on January 1, 2004. Effective November 24, 2003, Mr. Schlanger’s employment agreement was amended to increase his base salary to $400,000 on January 1, 2004 and extend the term of his employment through November 14, 2005. Further, the November 2003 amendment states that in addition to his base salary and bonus, Mr. Schlanger shall receive $500,000 payable in eight quarterly installments commencing with the quarter beginning on January 1, 2004 (the “Extension Bonus”), provided that on the first day of such quarter he is still employed by us. In the event of Mr. Schlanger’s death, long-term disability or the occurrence of a Realization Event (as defined in our stock option plan) prior to the Extension Bonus being paid in full, we shall pay Mr. Schlanger a lump sum (to be considered pensionable wages) equal to the remaining unpaid balance of the Extension Bonus.

On July 16, 2001, we entered into an employment agreement with Jeffrey M. Nodland to act as our President and Chief Operating Officer. Mr. Nodland receives an annual base salary of $250,000 per year, subject to any increase as determined by the Board or its compensation committee. In addition, Mr. Nodland is entitled to receive an annual cash bonus based upon achievement of certain operating and/or financial goals, with an annual target bonus amount equal to fifty percent of Mr. Nodland’s then-current annual base salary. On August 10, 2001, Mr. Nodland also was granted options effective as of July 16, 2001 to purchase 5,100 shares of RPP Inc.’s common stock under the RPP Inc. stock option plan. Mr. Nodland is entitled to participate in our benefit plans.

The term of Mr. Nodland’s employment agreement is initially three years, with automatic extensions for additional one year periods if neither party gives notice that the term will not be so extended. We may terminate Mr. Nodland’s employment at any time and for any reason and Mr. Nodland may resign at any time and for any reason. Under his employment agreement, Mr. Nodland has also agreed to non-competition provisions. In consideration of this non-competition agreement, we have agreed to make payments to Mr. Nodland following the termination of his employment. If we terminate Mr. Nodland’s employment without cause or Mr. Nodland resigns for good reason (including any material diminution of his duties), Mr. Nodland will be entitled to receive (1) earned but unpaid amounts under our salary or benefit plans or programs and (2) his current base salary for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and July 16, 2003. If any such payments constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then the total amount of payments or benefits payable to Mr. Nodland will be reduced to the largest amount such that the provisions of 280G of the Code relating to “excess parachute payments” shall no longer be applicable. However, in the event Mr. Nodland is terminated for cause or resigns without good reason, we will not be obligated to make those payments.

Effective January 1, 2003, Mr. Nodland’s employment agreement was amended to (i) reduce his annual base salary to $225,000, subject to any increase as determined by the compensation committee of our Board of Managers; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 and 2004 (such day, the “Salary Reimbursement Date”), our and our subsidiaries’ consolidated adjusted earnings before interest, taxes, depreciation and amortization (as determined in accordance with our historical practices) is $116 million or more, his annual base salary will increase to $250,000 and he will receive 125% of the amount he otherwise would have received since January 1, 2003 if his annual base salary had been $250,000, (ii) provide that in the event of his death, long-term disability, retirement or a Realization Event (as defined in our stock option plan) prior to the earlier of the Salary Adjustment Date and January 1, 2004, he will receive a lump sum amount (to be considered pensionable wages) equal to 11.11% of the amount paid to him as base salary from January 1, 2003 to such date, (iii) provide that his annual target bonus be an amount equal to fifty percent of his highest annual base salary during the term of his employment agreement and (iv) provide that in the event we terminate his employment without cause or he resigns for good reason (including any material diminution of his duties), he will be entitled to receive, in addition to earned but unpaid amounts under our salary or benefit plans or programs, his highest annual base salary during the term of his employment agreement for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and July 16, 2003.

On June 18, 2001, we entered into an employment agreement with Mark S. Antonvich to act as our Vice President and General Counsel. Mr. Antonvich receives an annual base salary of $195,000 per year, subject to any increase as determined by the Board or its compensation committee. In addition, Mr. Antonvich is entitled to receive an annual cash bonus based upon achievement of certain operating and/or financial goals, with an annual target bonus amount equal to thirty-five percent of Mr. Antonvich’s then-current annual base salary. On June 18, 2001, Mr. Antonvich also was granted options effective as of May 7, 2001 to purchase 1,200 shares of RPP Inc.’s common stock under the RPP Inc. stock option plan. Mr. Antonvich is entitled to participate in our benefit plans.

The term of Mr. Antonvich’s employment agreement is initially three years, with automatic extensions for additional two year periods if neither party gives notice that the term will not be so extended. We may terminate Mr. Antonvich’s employment at any time and for any reason and Mr. Antonvich may resign at any time and for any reason. Under his employment agreement, Mr. Antonvich has also agreed to non-competition provisions. In consideration of this non-competition agreement, we have agreed to make payments to Mr. Antonvich following the termination of his employment. If we terminate Mr. Antonvich’s employment without cause or Mr. Antonvich resigns for good reason (including any material diminution of his duties), Mr. Antonvich will be entitled to receive (1) earned but unpaid amounts under our salary or benefit plans or programs and (2) his current base salary for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and May 7, 2003. If any such payments constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then the total amount of payments or benefits payable to Mr. Antonvich will be reduced to the largest amount such that the provisions of 280G of the Code relating to “excess parachute payments” shall no longer be applicable. However, in the event Mr. Antonvich is terminated for cause or resigns without good reason, we will not be obligated to make those payments.

Effective January 1, 2003, Mr. Antonvich’s employment agreement was amended to (i) reduce his annual base salary to $175,500, subject to any increase as determined by the compensation committee of our Board of Managers; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 and 2004 (such day, the “Salary Reimbursement Date”), our and our subsidiaries’ consolidated adjusted earnings before interest, taxes, depreciation and amortization (as determined in accordance with our historical practices) is $116 million or more, his annual base salary will increase to $195,000 and he will receive 125% of the amount he otherwise would have received since January 1, 2003 if his annual base salary had been $195,000, (ii) provide that in the event of his death, long-term disability, retirement or a Realization Event (as defined in our stock option plan) prior to the earlier of the Salary Adjustment Date and January 1, 2004, he will receive a lump sum amount (to be considered pensionable wages) equal to 11.11% of the amount paid to him as base salary from January 1, 2003 to such date, (iii) provide that his annual target bonus be an amount equal to thirty five percent of his highest annual base salary during the term of his employment agreement and (iv) provide that in the event we terminate his employment without cause or he resigns for good reason (including any material diminution of his duties), he will be entitled to receive, in addition to earned but unpaid amounts under our salary or benefit plans or programs, his highest annual base salary during the term of his employment agreement for a period equal to the greater of (a) 12 months following the termination date and (b) the period between the termination date and May 7, 2003.

Restricted Unit Plan

On November 14, 2000, RPP Inc. established a restricted unit plan under which it issued to Marvin O. Schlanger restricted stock units, representing a conditional right to receive 6,000 shares of common stock of RPP Inc., and restricted note units, representing a conditional right to receive $1,400,000 principal amount of junior subordinated notes. Mr. Schlanger will be entitled to receive the underlying shares of RPP Inc. common stock and junior subordinated notes upon the earliest to occur of (1) Mr. Schlanger’s achieving the age of 65, (2) the termination of Mr. Schlanger’s employment or (3) upon a sale of control in which RPP Holdings sells at least fifty percent of its shares of RPP Inc. or any merger or consolidation in which RPP Inc. is not the surviving entity.

Separation Agreement with Former President

On March 9, 2001, we entered into a separation agreement with our then President, David T. Preston, under which he resigned his positions as a director, officer and employee effective as of March 17, 2001. Pursuant to the separation agreement, we paid Mr. Preston all salary and benefits due to him through March 17, 2001 as well as medical coverage through June 30, 2001. In addition, we paid to Mr. Preston additional severance in equal monthly installments of $18,333.33 each, commencing on March 17, 2001 and ending on February 9, 2002. Mr. Preston has agreed not to compete with us until March 17, 2003.

Pursuant to the separation agreement, Mr. Preston forfeited all options previously granted to him. On April 9, 2001, our parent, RPP Inc., repurchased at their original cost of $250,000 all shares of its common stock and junior subordinated notes that were held by Mr. Preston and pledged to RPP Inc. Mr. Preston repaid in full all principal outstanding on the promissory note that he gave to us on November 14, 2000 as consideration for our loan to him of $125,000 in connection with his original purchase of the shares and the junior subordinated notes. Pursuant to an investor rights agreement dated November 14, 2000, the repurchase amount payable to Mr. Preston was applied to the outstanding principal on the promissory note, and all accrued and unpaid interest on that note was forgiven.

2004/2005 Executive Supplemental Bonus Plan

In late December of 2003, we adopted a supplemental bonus plan (effective January 1, 2004) that authorizes our Chairman and Chief Executive Officer to award special bonuses to certain key executives who have made important past contributions to us and who are expected to be important contributors in the future. The majority of each individual award will not be paid until December of 2005 and the aggregate amount of the individual awards will not exceed $350,000 for the two-year period of 2004-2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our membership units are owned by RPP Inc. and all of RPP Capital’s equity securities are owned by us. The following table sets forth information with respect to the ownership of the capital stock of RPP Inc., as of January 1, 2004 (based on 601,130.4545 shares of common stock outstanding), by

•	each person who owns beneficially more than 5% of the capital stock of RPP Inc.,
•	each member of our Board of Managers,
•	each of our named executive officers, and
•	all of our executive officers and members of the Board of Managers of RPP LLC as a group.

Name and Address of Beneficial Owner	RPP Inc. Common Stock (1)
	Number of Shares	Percent of Class
Apollo Management IV, L.P. (2)	546,720	90.9%
Shell Oil Company (3)	45,000	7.5
Marvin O. Schlanger (4)	2,400	*
Jeff M. Nodland (5)	1,225	*
J. Travis Spoede (6)	880	*
Mark Antonvich (7)	760	*
Hanna M. Lukosavich (8)	460	*
Joel A. Asen (9)	200	*
Laurence M. Berg (2)(10)	546,920	91.0
Peter P. Copses (2)(10)	546,920	91.0
Joshua J. Harris (2)(10)	546,920	91.0
Scott M. Kleinman (2)(10)	546,920	91.0
Heinn F. Tomfohrde, III (11)	200	*
All managers and executive officers as a group (16 persons)(12)	555,047	92.3

*	Less than one percent.

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	Represents all shares held of record by RPP Holdings. RPP Holdings is an affiliate of, and is controlled by, Apollo Management through its 79.1% beneficial ownership of RPP Holdings’ membership interests. The address of each of RPP Holdings and Apollo Management and of Messrs. Berg, Copses, Harris and Kleinman is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.
(3)	The address of Shell Oil Company is 910 Louisiana Street, One Shell Plaza, Houston, Texas 77252.
(4)

Represents 2,400 shares of common stock issuable upon exercise of options granted to Mr. Schlanger under the RPP Inc. stock option plan that were vested as of January 1, 2004. Does not include options to purchase 18,600 shares of common stock that RPP Inc. issued to Mr. Schlanger under the RPP Inc. stock option plan and 6,000 restricted stock units that RPP Inc. issued to Mr. Schlanger pursuant to the restricted unit plan on November 14, 2000. The options are subject to time and performance vesting conditions. See “Management—2000 Option Plan.” The restricted stock units represent a conditional right to receive 6,000 shares of common stock of RPP Inc. upon the occurrence of the events described under “Management—Restricted Unit Plan.” The address of Mr. Schlanger is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002. In addition, does not reflect Mr. Schlanger’s indirect ownership interest in the common stock of RPP Inc. through his direct ownership of 6,000 membership units of RPP Holdings.
(5)	Includes 680 shares of common stock issuable upon exercise of options granted to Mr. Nodland under the RPP Inc. stock option plan that were vested as of January 1, 2004. Does not include options to purchase 4,420 shares of common stock that RPP Inc. issued to Mr. Nodland under the RPP Inc. stock option plan. These options are subject to time and performance vesting conditions. See “Management—2000 Option Plan.” The address of Mr. Nodland is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002.
(6)	Includes 280 shares of common stock issuable upon exercise of options granted to Mr. Spoede under the RPP Inc. stock option plan that were vested as of January 1, 2004. Does not include options to purchase 1,820 shares of common stock that RPP Inc. issued to Mr. Spoede under the RPP Inc. stock option plan. These options are subject to time and performance vesting conditions. See “Management—2000 Option Plan.” The address of Mr. Spoede is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002.
(7)	Includes 160 shares of common stock issuable upon exercise of options granted to Mr. Antonvich under the RPP Inc. stock option plan that were vested as of January 1, 2004. Does not include options to purchase 1,040 shares of common stock that RPP Inc. issued to Mr. Antonvich under the RPP Inc. stock option plan. These options are subject to time and performance vesting conditions. See “Management—2000 Option Plan.” The address of Mr. Antonvich is c/o Resolution Performance Products Inc., 1600 Smith Street, Houston, Texas 77002.
(8)	Includes 160 shares of common stock issuable upon exercise of options granted to Ms. Lukosavich pursuant to the RPP Inc. stock option plan that were vested on January 1, 2004. Does not include options to purchase 1,040 shares of common stock that RPP Inc. issued to Ms. Lukosavich pursuant to the RPP Inc. stock option plan. The options are subject to time and performance vesting conditions. See “Management—2000 Option Plan.” The address of Ms. Lukosavich is c/o Resolution Performance Products, Inc., 1600 Smith Street, Houston, Texas 77002.
(9)	Includes 200 shares of common stock issuable upon exercise of options granted to Mr. Asen pursuant to the RPP Inc. non-employee director stock option plan that were vested on January 1, 2004. Does not include options to purchase 800 shares of common stock that RPP Inc. issued to Mr. Asen pursuant to the RPP Inc. non-employee director stock option plan. The options are subject to time and performance vesting conditions. See “Management—Compensation of Board of Managers.” The address of Mr. Asen is 445 Old Academy Road, Fairfield, Connecticut 06430.
(10)	Includes 546,720 shares owned by RPP Holdings. Each of Messrs. Berg, Copses, Harris and Kleinman may be deemed the beneficial owner of shares of RPP Inc. owned by RPP Holdings and membership units of RPP Holdings due to his status as a partner (in the case of Messrs. Berg, Copses and Harris) and principal (in the case of Mr. Kleinman) of Apollo Management, which controls RPP Holdings. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Includes 200 shares of common stock issuable upon exercise of options granted to each of Messrs. Berg, Copses, Harris and Kleinman pursuant to the RPP Inc. non-employee director stock option plan that were vested January 1, 2004. Does not include options to purchase 800 shares of common stock that RPP Inc. issued to each of Messrs. Berg, Copses, Harris and Kleinman pursuant to the RPP Inc. non-employee director stock option plan. The options are subject to time and performance vesting conditions. See “Management—Compensation of Board of Managers.”
(11)	Includes 200 shares of common stock issuable upon exercise of options granted to Mr. Tomfohrde pursuant to the RPP Inc. non-employee director stock option plan that were vested on January 1, 2004. Does not include options to purchase 800 shares of common stock that RPP Inc. issued to Mr. Tomfohrde pursuant to the RPP Inc. non-employee director stock option plan. The options are subject to time and performance vesting conditions. See “Management—Compensation of Board of Managers.” The address of Mr. Tomfohrde is 9 Sea Robin Court, Hilton Head, South Carolina 29926.
(12)	Includes 5,532 shares of common stock issuable upon exercise of options granted to the managers and executive officers under the RPP Inc. stock option plan that were vested on January 1, 2004. Does not include options to purchase 35,616 shares of common stock that RPP Inc. issued to the managers and executive officers under the RPP Inc. stock option plan and 6,000 restricted stock units that RPP Inc. issued to Mr. Schlanger pursuant to the restricted unit plan on November 14, 2000.

THE TRANSACTIONS

On November 14, 2000, RPP Holdings, an affiliate of Apollo Management IV, L.P., acquired control of RPP Inc. in a recapitalization transaction for approximately $857.7 million in cash and retained securities (net of $8.5 million of excess cash at RPP LLC used to fund the Transactions), subject to adjustment, and a contingent subordinated note for up to $127 million. The contingent subordinated note, issued by RPP Inc., our parent, expired by its terms on December 31, 2002 without any payments required thereunder. In connection with the recapitalization, RPP Holdings and certain members of our management invested $185 million of cash and Shell had retained an investment of $15 million. We entered into a new senior secured credit agreement and distributed the proceeds from borrowings thereunder, together with the proceeds from the offering of the senior subordinated notes, to RPP Inc. which in turn used the proceeds to fund $701.4 million of the recapitalization. On a fully-diluted basis for all management options and stock issuable under RPP Inc.’s stock option plan and restricted unit plan, Apollo Management and its affiliates and certain other institutional investors own (through their ownership of RPP Holdings) approximately 81.9% of the outstanding common stock of RPP Inc., management owns (through its ownership of RPP Holdings and RPP Inc.) approximately 11.3% and Shell owns approximately 6.8%.

In order to facilitate our ability to operate on a stand-alone basis, Shell, itself or through an affiliate, agreed, among other things, to (1) assign, license and sublicense to us certain intellectual property in connection with the products manufactured and sold by us under contractual arrangements, (2) continue to provide us with certain support services for specified periods of time and (3) enter into supply and operating agreements. See “Certain Relationships and Related Transactions—Ongoing Relationship with Shell.”

Upon consummation of the transactions, RPP Inc. adopted a stock option plan entitling certain key members of our management to acquire, subject to certain conditions, up to approximately 9% of RPP Inc.’s total common stock outstanding. See “Management—2000 Option Plan.”

The Sale Agreements and the Assignment

On July 10, 2000, Shell and RPP Inc. entered into a US Sale Agreement with Resin Acquisition, which has assigned its rights and obligations thereunder to RPP Holdings, setting forth the terms and conditions upon which RPP Holdings purchased the US portion of the business from Shell. On September 11, 2000, RPP Inc. and Shell entered into a Non-US Sale Agreement, pursuant to which RPP Inc. has agreed to acquire from Shell all of the outstanding capital stock of RPP B.V., which is the entity that holds all of the non-US operations of our business and RPP Inc. issued a note to Shell for the full purchase price of $662 million less the European indebtedness to be assumed by us and RPP Inc. at closing. RPP Inc. assigned to us its rights and obligations under the non-US Sale Agreement. The following is a summary of the sale agreements which governed the recapitalization.

Consideration

The consideration paid under the sale agreements for the recapitalization consisted of the following:

•	RPP Holdings and some members of our management purchased from Shell approximately $54.7 million of RPP Inc.’s common stock;

•	RPP Inc. redeemed all of Shell’s common stock ownership of RPP Inc. other than the 7.5% retained ownership, for $185.0 million in cash and $140.0 million of its junior subordinated notes;

•	RPP Holdings and some members of our management purchased from Shell $127.6 million of junior subordinated notes of RPP Inc.;

•	Certain other members of our management purchased from Shell $1.9 million of junior subordinated notes of RPP Inc. and purchased $0.8 million of common stock of RPP Inc.;

•	RPP Inc. issued the contingent subordinated note to RPP LLC as a capital contribution; and

•	RPP LLC paid Shell $659 million in cash and assumed $145 million of European indebtedness then outstanding and transferred the contingent subordinated note (which redeemed the promissory note issued by RPP LLC to RPP B.V.) to Shell.

A working capital settlement in the amount of $16 million was paid to us by Shell in the first half of 2001. Of the $16 million, $15 million was related to a purchase price adjustment for working capital in accordance with the sale agreement. In addition, a purchase price adjustment of $4 million was made that represents additional amounts recorded in connection with our January 2001 purchase of the French subsidiary.

Shell has publicly disclosed in its Annual Report on Form 20-F filed with the Commission that Shell’s adjusted earnings in its Chemicals segment for 2000 excluded special credits of $67 million, resulting mainly from a net gain from its divestment programs, partly offset by provisions for litigation. The profit or loss realized by Shell in the transactions is a component of these special credits.

Representations and Warranties

The sale agreements contained representations and warranties from Shell. However, our ability to recover for breaches of such representations and warranties is limited as follows: (a) RPP Holdings and RPP Inc. may only recover damages in excess of $12.0 million and (b) no party’s total liability under the Sale Agreements may exceed $209.4 million, unless the claims arise from breaches of fundamental representations and warranties, in which case this limitation is raised to $905.0 million.

The representations and warranties contained in the sale agreements generally survived until May 14, 2002. Fundamental representations and warranties survive the closing indefinitely. The environmental agreements described below under “Certain Relationships and Related Transactions—Ongoing Relationship with Shell” contain the only representations and warranties relating to environmental conditions that survived the closing. Some of the representations and warranties relating to tax matters survive the closing until the expiration of the applicable statute of limitations.

Indemnification

Shell has agreed to indemnify us and RPP Inc. and its affiliates against certain liabilities, including, but not limited to:

•	damages resulting from third party claims or other third party liabilities (other than product liability claims, third party claims and third party liabilities reflected on the closing working capital statement) to the extent they relate to or arise prior to the closing of the recapitalization;

•	damages resulting from Shell’s breach of any representations, warranties or covenants contained in the Sale Agreements, subject to the limitations set forth above; and

•	damages resulting from product liability claims with respect to products that were manufactured prior to the closing of the recapitalization and sold within 90 days after the closing.

Covenant Not to Compete

Shell has agreed that neither it nor any of its affiliates will engage in or own more than 10% of a business that manufactures or sells products related to our business for five years following the closing of the recapitalization. However, Shell and its affiliates may (a) continue to manufacture or sell refinery products, including chemical feedstocks, (b) carry on their other businesses as they existed on the day before the closing and any natural development thereof, (c) acquire other entities as an immaterial part of its business, (d) engage in the incidental resale of products similar to ours and (e) develop and operate an e-commerce platform involving the trading of products similar to ours.

Post-Closing Continuation of Contracts and Assignments

Except with respect to information technology, Shell has agreed to allow us and RPP Inc. to continue to purchase goods and services under existing contracts between Shell and its affiliates and third parties that governed the sale of certain goods and services to the business prior to the closing to the extent permitted by such third parties. However, Shell did not make any representations or warranties as to the costs that any third party vendor may charge us or that such contracts will not be terminated by Shell. If we choose to make purchases under such contracts, we will be responsible for all charges and costs relating to such purchases. We and RPP Inc. agreed to indemnify Shell and its affiliates for all claims, damages and liabilities related to our purchases under such contracts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Stockholders of RPP Inc.

Apollo Management Agreement

On November 14, 2000, we entered into a management consulting agreement with Apollo Management IV, L.P. Under the terms of the management consulting agreement, we retained Apollo Management to provide management consulting and financial advisory services to us and pay Apollo Management an annual management fee of $1.0 million for providing those services. In particular, Apollo Management will provide at our request consulting and advisory services relating to proposed financial transactions, acquisitions and other senior management matters relating to our business. In addition, as consideration for arranging the recapitalization and the related financing thereof, we paid Apollo Management a fee of $5.0 million on November 14, 2000. We are also required to pay Apollo Management a transaction fee if we engage in any merger, acquisition or similar transaction unless we and Apollo Management are unable to mutually agree upon the terms of Apollo Management’s engagement, in which case we will be able to retain another special advisor. Since Apollo Management beneficially owns 90.9% of us and a majority of the members of our Board of Managers are affiliated with Apollo, it has the power, through its representatives and equity ownership, to approve on our behalf and set the terms of Apollo Management’s engagement, even if the independent members of the Board of Managers were opposed. See “Risk Factors—Risks Related to Our Business—Concentration of Ownership and Control of Us.” However, the members of the Board of Managers of RPP LLC who are affiliated with Apollo Management are aware that they have fiduciary obligations to RPP LLC, not Apollo, and RPP LLC expects that each member of its Board of Managers will comply with his fiduciary duties under Delaware law. The management consulting agreement has a ten-year term and, commencing on November 14, 2005 and at the end of each year thereafter, will automatically extend for an additional year unless notice to the contrary is given by either party at least thirty, but no more than sixty, days prior to the end of any such year commencing on November 14, 2005.

On March 15, 2002, the terms of the management consulting agreement were amended to reduce the annual management fee payable to Apollo from $1 million to $750,000. In addition, RPP LLC agreed to pay Apollo Management an advisory fee of $1.05 million (i) immediately prior to a sale of RPP Inc. for cash, (ii) when Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., or any investment fund managed by Apollo Management or any of its affiliates sells at least 50% of the shares of common stock of RPP Inc. that they acquired and at least 50% in the aggregate of their investment in securities of RPP Inc. made on or after November 14, 2000 or (iii) at such time as Apollo Management and its affiliates cease to own in the aggregate at least 50% of the outstanding shares of common stock of RPP Inc. on a fully diluted basis.

Effective January 1, 2003, the terms of the management consulting agreement were amended to waive payment of the annual management fee to Apollo during 2003; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 or 2004, our and our subsidiaries’ consolidated adjusted earnings before interest, taxes, depreciation and amortization (as determined in accordance with our historical practices) is $116 million or more, we shall pay to Apollo (i) the quarterly installments of the annual management fee for the remainder of 2003 and thereafter and (ii) 125% of the amount of the quarterly installments of the annual management fee which were waived during 2003.

Shareholders’ Agreement

On November 14, 2000, RPP Inc. entered into a shareholders’ agreement with RPP Holdings and Shell which governs certain aspects of the relationship among RPP Inc., RPP Holdings and Shell. The shareholders’ agreement contains, among other matters:

•	restrictions on the transfer of shares of common stock by Shell;

•	preemptive rights granted to Shell to purchase equity securities issued by RPP Inc. to RPP Holdings or its affiliates in the amounts required to maintain Shell’s percentage ownership;

•	agreement by Shell to consent to the sale of more than 50% of the equity securities of RPP Inc. or substantially all of its assets to a third party if such sale is approved by the Board of Directors of RPP Inc., and to sell its shares of common stock if so required;

•	rights of Shell to participate in certain transfers of common stock by RPP Holdings other than to an affiliate;

•	rights of Shell to receive financial information; and

•	prohibitions on transactions between RPP Inc. and its affiliates, subject to certain exceptions.

The shareholders’ agreement terminates upon the earlier of a sale of RPP Inc. and the consummation of a public equity offering that raises gross proceeds of at least $100 million.

Investor Rights Agreement

On November 14, 2000, RPP Inc. entered into an investor rights agreement with RPP Holdings and members of management who own stock, options and/or junior subordinated notes of RPP Inc. which governs certain aspects of the relationship among RPP Inc., RPP Holdings and the management holders. The investor rights agreement contains, among other matters:

•	restrictions on the transfer of shares of common stock, options and junior subordinated notes by the management holders;

•	rights of RPP Inc. and RPP Holdings to purchase common stock and junior subordinated notes in the event of certain permitted transfers by the management holders;

•	agreement by the management holders to consent to the sale of more than 50% of the equity securities of RPP Inc. or substantially all of its assets to a third party and to sell their shares of common stock if so required;

•	rights of the management holders to participate in certain transfers of common stock and junior subordinated notes by RPP Holdings other than to an affiliate;

•	repurchase rights of RPP Inc. and RPP Holdings in the event of termination of employment of the management holders; and

•	restrictions on sales of common stock and junior subordinated notes by the management holders in the event of an initial public offering.

The investor rights agreement terminates upon the earlier of a sale of RPP Inc. or approval by holders holding a majority of the common stock of RPP Inc. and the vote of the common stock of RPP Inc. owned by RPP Holdings.

Shell Registration Rights Agreement

On November 14, 2000, RPP Inc. entered into a registration rights agreement with Shell pursuant to which Shell has incidental registration rights to include its RPP Inc. common stock in the same or concurrent registration statement filed by RPP Inc. for the registration of RPP Inc. common stock under the Securities Act. RPP Inc. will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

RPP Holdings Registration Rights Agreement

On November 14, 2000, RPP Inc. entered into a registration rights agreement with RPP Holdings pursuant to which RPP Holdings has demand and incidental registration rights. As a result, at RPP Holdings’ request, RPP Inc. will be obliged to prepare and file a registration statement covering the securities so requested to be registered by RPP Holdings. In addition, should RPP Inc. propose to register any of its common stock for sale to the public, RPP Holdings will have the right to include its RPP Inc. common stock in the same or concurrent registration statement filed by RPP Inc. for the registration of RPP Inc. common stock under the Securities Act. RPP Inc. will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

Management Promissory Notes and Other Indebtedness

On November 14, 2000, we loaned $925,000 in the aggregate to some members of our then existing management and other employees, to finance up to one-half of the purchase price payable by them in connection with their purchases of RPP Inc.’s common stock and junior subordinated notes in the recapitalization. In particular, we made loans to each of our then executive officers in the following amounts:

•	David T. Preston—$125,000 loaned to finance in part his purchase of 750 shares of RPP Inc. stock and $175,000 principal amount of RPP Inc. junior subordinated notes, which loan was repaid on April 9, 2001 as described below; and

•	Dany Subrata—$100,000 loaned to finance in part his purchase of 600 shares of RPP Inc. stock and $140,000 principal amount of RPP Inc. junior subordinated notes.

In March 2001, we loaned $100,000 to J. Travis Spoede, our Executive Vice President, Chief Financial Officer and Secretary, to finance in part his purchase of 600 shares of RPP Inc. stock and $140,000 principal amount of RPP Inc. junior subordinated notes.

From June to September 2001, we made additional loans to new employees to finance in part their purchase of RPP Inc.’s common stock and RPP Inc. junior subordinated notes, including:

•	Mark Antonvich—$100,000 loaned to finance in part his purchase of 600 shares of RPP Inc. stock and $140,000 principal amount of RPP Inc. junior subordinated notes; and

•	Jeffrey M. Nodland—$250,000 loaned to finance in part his purchase of 545.4545 shares of RPP Inc. stock and $350,000 principal amount of RPP Inc. junior subordinated notes.

The loans are evidenced by promissory notes made by the employee in favor of us. Interest payable on each promissory note will accrue at an annual rate of 10.75%. Interest payments are, at the option of the employee, payable in cash semi-annually or accrue and become due and payable on the eighth anniversary of the purchase date. Except in the case of Mr. Preston, principal on the promissory notes will become due and payable on the eighth anniversary of the purchase date. Each promissory note is secured by the RPP Inc. common stock and junior subordinated notes to be purchased by such employee and options held by such employee and, except for such pledged securities, is non-recourse to the employee.

In connection with the termination of Mr. Preston’s employment with us, on April 9, 2001, Mr. Preston repaid his loan to us with the proceeds from the repurchase of his securities by RPP Inc. and the accrued and unpaid interest of $4,480 on his promissory note was forgiven by us. For a discussion of the terms of Mr. Preston’s severance arrangements, “Management—Separation Agreement with Former President.”

In February 2002, we made an interest-free loan in the principal amount of $175,000 to Douglas Rahrig, then our Director of Product and Applications Development and now Vice President of Global Resins Business,

to assist him in relocating to Houston, Texas as part of his employment with us. In September 2002, Mr. Rahrig repaid the loan in full.

Securities Indemnification Agreement

On November 14, 2000, we entered into a securities indemnification agreement with Shell and RPP Holdings. Under the agreement, we agreed to indemnify Shell, RPP Holdings and their respective affiliates and each of their respective directors and officers and other related persons against liabilities arising under the Securities Act in connection with the private placement offering of the $200 million of existing notes issued on November 14, 2000, and we also granted contribution rights to such persons.

Other Payments or Dividends to Affiliates

We paid approximately $4 million and $7 million related to certain freight costs to Quality Distribution, an affiliate of Apollo, for the year ended December 31, 2001 and 2002, respectively. We believe the amounts paid to Quality Distribution were fair and at arm’s length terms.

During 2001, we paid approximately $0.6 million on behalf of RPP Inc. for legal and external audit services rendered in the ordinary course of business.

During 2002, we made payments to Cherry Hill Chemical Investments LLC, an affiliate of Mr. Schlanger, in the amount of $0.1 million for administrative support and office space used by Mr. Schlanger.

Ongoing Relationship with Shell

In connection with the recapitalization, we, our parent, RPP Inc., and Shell or their respective affiliates entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of our business operations. These agreements were the result of arm’s-length negotiations in connection with the recapitalization, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties at that time. Set forth below are descriptions of the material agreements that we or RPP Inc. have entered into with Shell.

From November 1, 2000 to December 31, 2000, for the year ended December 31, 2001 and 2002 and for the nine months ended September 30, 2003, we paid Shell approximately $63 million, $361 million, $343 million and $218 million in the aggregate, respectively, under the various agreements described below, net of payments made by Shell to us.

SUMF, OMS and Supply Agreements

Several of our operations are located within or adjacent to sites occupied by Shell’s refinery business and its chemical business. In the United States, these shared sites are in: Deer Park, Texas; Norco, Louisiana; Argo, near Chicago, Illinois; and a laboratory facility in Westhollow, Texas. Shared sites in Europe are in: Pernis and Moerdijk, near Rotterdam, The Netherlands; Stanlow in the United Kingdom; Wesseling, Germany; and laboratory facilities in Pernis, The Netherlands and Louvain-La-Neuve, Belgium.

At most of the shared sites, we and Shell supply to each other certain site services, utilities, materials and facilities, or “SUMF items.” The substantial majority of the SUMF items are provided by Shell to us. These SUMF items include electricity, gas, water, steam, sewer systems, waste water systems, waste management services, and environmental facilities, such as incinerators and biotreaters, which are used to treat waste products generated by both Shell and us. They also include, in some sites, office services, emergency services, laboratory services, storage and warehousing functions, rail, barge and trucking facilities, and other items. We believe that some SUMF items supplied by Shell are critical to the continued operations of our business and cannot easily be obtained from third parties. Other SUMF items, however, we believe can be readily obtained from parties other than Shell.

Effective as of November 1, 2000, Shell and RPP Inc. or their affiliates entered into various new or amended and restated agreements dealing with the shared sites, including SUMF agreements, ground leases from Shell to us for the ground under several of our plants and other improvements purchased by us, office and space leases and operation and maintenance services agreements (“OMS agreements”).

In addition, the parties entered into a SUMF agreement relating to our Lakeland, Florida site. Under this agreement, we will supply groundwater recovery and biotreater systems services to facilitate compliance with the consent order issued by the Florida Department of Environmental Protection. See “Business—Environmental/Occupational Health and Safety Matters.”

SUMF Agreements.    In consideration for each SUMF item provided under a SUMF agreement, the purchaser of the SUMF item is required in most cases to pay the supplier an amount comprised of three basic components:

•	its share of the supplier’s variable costs for the SUMF item based on the purchaser’s consumption of such SUMF item;

•	its share of the supplier’s direct site costs and operating costs for the SUMF item based on the purchaser’s reserved capacity of the SUMF item or an allocation agreed upon in the SUMF agreement; and

•	a fixed amount representing the infrastructure charge for the SUMF item.

The purchaser is responsible under the SUMF agreements for certain other charges, such as taxes levied or imposed on the supplier with respect to SUMF items consumed by the purchaser. In a few cases, charges for the SUMF items are based on commercial rates for similar products or services.

The SUMF agreements allocate liability for loss or damage to a party’s property or employees or to third parties either to Shell or to us based upon certain factors, including the presence of a party’s negligence in causing the loss or damage. In addition, the SUMF agreements provide for indemnification by one party to the other in certain instances. We have obtained insurance to cover losses and damages for which we may be responsible under the SUMF agreements. To the extent the environmental damages are recoverable under the SUMF agreements and under the environmental agreements, we are required to make our claims under the environmental agreements.

SUMF items that we believe can be easily obtained from a third party other than Shell or that Shell believes can be easily obtained by it from a third party other than us, such as warehouse management and office services, are generally provided under the SUMF agreements on a short-term basis, typically less than five years. Certain other SUMF items, such as provision of utilities such as steam, are generally provided on a long-term basis for a period of twenty years plus up to three five-year renewal terms. Either party has the right to terminate a SUMF agreement in its entirety for various reasons, including bankruptcy and payment or performance defaults of the other party and upon three years’ notice at the expiration of the initial term or any renewal term. In addition, a party has the right to terminate a SUMF agreement in its entirety if it is terminating the operations of all or substantially all of its SUMF assets at the relevant site. Either party has the right to terminate individual SUMF items (other than sole supplier SUMF items which can be terminated by terminating the SUMF agreement in its entirety) for various reasons, including bankruptcy and payment or certain limited performance defaults of the other party. In addition, the supplier of a SUMF item can generally terminate the supply of that SUMF item to the purchaser if it is ceasing to supply the SUMF item to the entire site; and the purchaser of SUMF items can generally terminate individual short-term SUMF items on 90 days’ notice (but, in the case of sites in Europe, termination must generally occur at the end of each year) and individual long-term SUMF items on three years’ notice.

Lease Agreements.    Shell has provided us ground leases in the United States for the business’ facilities in Deer Park, Norco and Argo and in Europe for our facilities in Pernis, Moerdijk, Stanlow and Wesseling on a long-term basis for lease terms at least as long as the terms of the SUMF or equivalent agreements related to those sites. Shell has also provided to us space leases for laboratory space in Westhollow and laboratory, office and warehouse space in Norco in the United States and for laboratory space in Amsterdam and Louvain-La-Neuve in Europe. The term of the Westhollow lease is ten years from the closing date of the recapitalization and can be terminated by us any time after the effective date with proper notice (with Shell having the right to terminate at the end of 2005). The basic term of each of the Amsterdam and Louvain-La-Neuve leases is six years, subject to certain conditions. Rent under all the ground leases is either de minimis or included as part of the SUMF or equivalent agreement, except that rent payable by us to Shell under the Pernis lease is equal to the payments required to be made by Shell under its original lease with the Port of Rotterdam and additional payments are required at Deer Park and Norco for our use of Shell’s adjoining property. Under the ground leases, we are also required to pay the pro rata portion of taxes assessed on the land. Our space leases for laboratory and/or office and warehouse space in Norco, Westhollow, and Louvain-La-Neuve require us to pay rents for the space we occupy. The rental payments for space at Norco escalate based on increases in the producer price index. Shell is subleasing back space from us at our Norco facility at the same rental rate per square foot that we pay Shell for the space we lease from it at Norco. The ground leases impose certain responsibilities on us with respect to environmental matters at or relating to the business facilities, from November 1, 2000 and allocate liability for environmental damages to the properties. Generally, to the extent environmental damages are recoverable under a lease and under the Environmental Agreement, the claims will be made under the Environmental Agreements.

OMS Agreements.    Our versatics facility in Pernis, The Netherlands, is situated within Shell’s refinery and chemical site and is operated on our behalf by Shell pursuant to an OMS agreement. Shell’s solvents and demineralized water plants in Pernis are located within our facility and are operated by us on behalf of Shell pursuant to two OMS agreements. Shell operates our Moerdijk, The Netherlands, and Stanlow, England, facilities under OMS agreements and our Wesseling, Germany facility is operated by a joint venture between Shell and BASF AG, under a production agreement that is similar to an OMS agreement.

In consideration for the services provided under an OMS agreement, the owner of the facility is generally required to pay the operator of the facility an amount comprised of three basic components: (1) the fixed costs of the operator in supplying the operation services; (2) maintenance, parts and materials costs; and (3) depreciation and capital charges for certain shared assets.

The OMS agreements contain liability and indemnification provisions similar to those contained in the SUMF agreements. We have obtained insurance to cover losses and damages for which we may be responsible under the OMS agreements.

Operation and maintenance services under the OMS agreements are generally provided on a long-term basis. However, the parties have termination rights under these agreements that are similar to their termination rights under the SUMF agreements.

Incinerator Agreement.    In addition to shared services provided under the SUMF agreements, we operate for ourselves and for Shell two incinerators located at our Norco facility under a shared incinerator agreement. These incinerators are owned jointly by Shell and us (6% and 94%, respectively).

Shell is required to pay us an amount comprised of two basic components: (1) its share of our variable costs relating to the incinerators based on Shell’s use of the incinerators; and (2) its share of our fixed operating costs relating to the incinerators based on Shell’s capacity right in the incinerators. Shell’s initial capacity right in the incinerators is 6%. We and Shell are also required to pay our respective shares of any required capital improvements to the incinerators based on our relative capacity rights and, in order to receive any of the benefits of discretionary capital improvements to the incinerators, to pay our respective shares of any such improvements.

The incinerator agreement contains liability provisions similar to those contained in the SUMF Agreements. We have obtained insurance to cover losses and damages for which we may be responsible under the Incinerator Agreement.

Supply Agreements.    We have contracted with Shell for our U.S. and European facilities to purchase chemical ingredients, or feedstocks, to produce our products. The initial terms of the agreements vary from three to ten years. Some of the agreements can be extended at our option. Products we purchase from Shell include phenol and acetone, acetylene, propylene and various solvents. We also provide waste-stream propylene to Shell from our Norco facility under a twenty year contract.

The price we pay to Shell for feedstocks varies depending upon the item. However, we believe that the prices Shell is charging us are generally at or below the prices we can obtain from third persons. Some contracts require us to purchase all of our requirements for a particular feedstock from Shell. Those contracts generally permit us to obtain a lower price elsewhere and, if Shell does not match the lower price, we can purchase at the lower price from a third party. We can also purchase from third parties if a force majeure event prevents Shell from delivering feedstocks to us. Shell will make its distribution facilities available for those third party purchases. Pricing for propylene is based on market price less negotiated volume discounts. Pricing for phenol and acetone is based on discounted market prices and input-cost formulae.

Human Resources Agreements

In connection with the sale agreements, RPP Inc. entered into two human resources agreements with Shell, one for our U.S. business and one for our non-U.S. business. Prior to the recapitalization, RPP Inc. assigned its interests under the human resources agreements to us.

U.S. Human Resources Agreement

Nonrepresented Employees.    Pursuant to the U.S. human resources agreement with Shell, RPP Inc. had the right to offer employment in a reasonably comparable position to any employee of Shell’s epoxy resins business in the U.S. who was not represented by a labor union that relate to their employment with or termination of employment by Shell. RPP Inc. will indemnify Shell against any losses arising out of claims by nonrepresented employees that arise prior to, on or after November 30, 2000 and relate to their termination of employment from Shell as a result of RPP Inc.’s failure to comply with applicable law in its employment offer and selection process and any losses arising out of claims by transferred nonrepresented employees that arise after the closing date and that relate to their employment with or termination by RPP Inc. This agreement expired in November 2002.

Represented Employees.    With respect to represented employees, RPP Inc. has adopted, and will be the successor to Shell’s obligations under, the collective bargaining agreements at the Deer Park and Norco facilities and the Deer Park Resins Divestiture Settlement Agreement and accompanying Letters of Agreement. RPP Inc. will indemnify Shell for any loses arising out of RPP Inc.’s failure to perform its obligations under any collective bargaining agreement on and after November 30, 2000. Shell will indemnify RPP Inc. for losses arising out of Shell’s failure to perform under the collective bargaining agreements and for certain other losses relating to represented employees. This agreement expired in November 2002.

Non-U.S. Human Resources Agreement.    Pursuant to the Non-U.S. human resources agreement with Shell, RPP Inc. has agreed to fulfill all Shell’s obligations under any local agreements or arrangements with the staff councils and any other relevant employee representatives in connection with the recapitalization. RPP Inc. has also agreed to offer employment to each expatriate non-U.S. employee and, if such employee elects to accept employment, RPP Inc. will maintain such employee’s pay and benefits package. With respect to the non-U.S. employees who were previously employed by Shell or its affiliates but have become employees of RPP Inc., RPP Inc. had agreed to:

•	provide each such employee with a severance package if no reasonably comparable position is available with RPP Inc. or if such employee is terminated for any reason (except cause) on or prior to November 14, 2003; and

•	either maintain the value of the total pay and benefits package for all such employees or provide transitional payments to all such employees in order to compensate them in full for any difference in value between the old and new packages;

Shell will indemnify RPP Inc. against any losses arising out of certain claims by non-U.S. employees that relate to their employment prior to November 14, 2000 or their employment date, as the case may be, with, or termination by, Shell or its affiliates and the failure by Shell or its affiliates to perform their obligations to inform or consult with employee representatives under any trade union or works council agreement. RPP Inc. will indemnify Shell against any losses arising out of claims by non-U.S. employees that arise after November 14, 2000 or their employment date, as the case may be, and relate to their employment with, or termination by, RPP Inc.

Interim Labor Services Agreements

As part of the recapitalization, we entered into two interim labor services agreements dated as of November 1, 2000, one for our Deer Park facility and the other for our Norco facility, pursuant to which Shell, upon our request, will provide us with qualified operators and maintenance personnel at these facilities. Certain of Shell’s epoxy resin employees at the Deer Park and Norco facilities in the United States who are represented by labor unions had the right, and have exercised such right, to remain with Shell upon consummation of the recapitalization. Shell has agreed to provide these employees (43 at Deer Park and 10 at Norco) to us pursuant to the interim labor services agreements for a period of up to two years from November 14, 2000. We will pay Shell the amount due for actual hours of service provided at the actual labor rates incurred in the relevant facility during the month the service was provided. Shell will provide interim labor services for a period of up to two years from November 14, 2000; provided, however, that if Shell ceases operations at the Deer Park or Norco facilities, Shell may terminate the applicable interim labor services agreement on one year advance notice to us. Subsequent to December 31, 2002, the interim labor services agreement was terminated.

Environmental Agreements

Shell and we entered into two environmental agreements dated as of November 1, 2000, one for our U.S. business and one for our non-U.S. business, setting forth Shell’s indemnification obligations with respect to health, safety and environmental matters. Except as disclosed below, Shell will generally remain liable for environmental conditions that occurred or existed before November 14, 2000. The indemnity extends to damages associated with third-party claims (including those by a governmental entity) for (1) exposure or injury to persons or third-party property caused by hazardous substances at our property, off-site disposal locations and pre-close toll manufacturing facilities; (2) the transportation, treatment, storage, handling or disposal of hazardous materials at off-site locations, our property and pre-close toll manufacturing facilities; and (3) the remediation of contamination at or migrating from our property and pre-close toll manufacturing facilities. Claims relating to any of the above matters are subject to an aggregate deductible of $1.0 million, which has been satisfied.

Special provision is also made for existing groundwater contamination at and migrating from the facility in Lakeland, Florida, which is currently subject to a consent order issued by the Florida Department of Environmental Protection. Indemnity claims for site contamination issues at the Lakeland facility, which relate to the consent order and any amendments thereto, are not subject to any deductible, nor are they limited in time or amount.

Shell also will indemnify us for environmental damages relating to site contamination issues at (a) the Lakeland, Florida facility which are not the subject of the consent order and (b) the facility in Barbastro. Claims for these matters are limited to $10.0 million in the aggregate, are subject to the $1.0 million deductible and must be asserted within five years of November 14, 2000.

Shell also has agreed to provide a limited indemnity where, in the absence of a third-party claim and where we are not required by law or regulation to report, we elect to investigate and remediate environmental conditions for which a third-party claim, although not pending, would likely be brought if such a condition were brought to the attention of the relevant governmental agency. In such instance, Shell will indemnify us for 75% of any costs incurred.

With respect to environmental conditions at the Yokkaichi facility, RPP, Inc. and Shell have agreed that any environmental damages shall be reduced to reflect proportionate interest of RPP B.V. in the joint venture and its exposure to environmental damages of the joint venture.

In addition to those noted above, the environmental agreements impose some limitations on Shell’s indemnification obligations, the primary of which include the following:

•	we are not entitled to seek indemnity for environmental damages at a site that result from or are increased by any material change in use of that site;

•	we have certain restrictions on performing sub-surface investigations at the properties after November 14, 2003 (except that those restrictions apply to the Pernis facility as of November 14, 2000); and

•	Shell has no obligation for most environmental damages if such damages result from or are increased by a post-closing requirement of any permit or environmental law, or any environmental laws or changes to applicable standards that come into force after November 14, 2000. This limitation applies only to

—	site contamination issues at the Lakeland facility (other than known Lakeland site contamination issues) and

—	site contamination issues at the Barbastro facility.

RPP Inc., in turn, has agreed to indemnify and hold Shell harmless for environmental damages that result from any environmental condition that arises on or after November 14, 2000, unless Shell has agreed to assume responsibility for the matter under the terms of the environmental agreements.

In November 2002, Shell and we amended each of the U.S. and non-U.S. environmental agreements. Pursuant to the amendments, we and Shell agreed to mutually release each other from certain of the indemnity and other obligations contained in the environmental agreements entered into in November 2000. Specifically, we have released Shell from its obligation to indemnify us for damages associated with third party claims (including those by a governmental entity) for (a) compliance issues specifically identified in the November 2000 environmental agreements and (b) general non-compliance with respect to environmental, health and safety laws in effect as of November 14, 2000. In turn, Shell agreed to release us from any obligations that we had to Shell for the above matters. As consideration for entering into the amendments, we received a total payment of approximately $13.9 million from Shell.

On December 17, 2002, Shell and we amended the U.S. environmental agreement. Pursuant to the amendment, we and Shell agreed to mutually release each other from certain of the indemnity and other obligations contained in the U.S. environmental agreement entered into in November 2000. Specifically, we have released Shell from its obligations to indemnify us for damages related solely to the portion of the Lakeland facility that we sold on December 20, 2002. In turn, Shell delivered to us a quitclaim deed which provided a conveyance of Shell’s mineral rights reservation and access easement with respect to the portion of the Lakeland facility that we sold.

Intellectual Property Agreements

As part of the recapitalization, we entered into two intellectual property transfer and license agreements, one for our U.S. business and one for our non-U.S. business, pursuant to which Shell contributed to us by assignment or license intellectual property of all types used in Shell’s resins business worldwide. Certain of the intellectual property rights that we have acquired from Shell are subject to pre-existing licenses to third parties. In addition, Shell retained some rights to the transferred intellectual property. For example, many patents and know-how are currently shared among Shell’s other divisions and our business. Where these shared rights are used in our business, they have either been acquired by us subject to licenses back to Shell to use these rights for their other businesses, or licensed from Shell. Our licenses from Shell are royalty-free licenses and their duration is generally linked to the life of the relevant licensed rights. The licenses are freely assignable and include the right to sublicense, with the exception of certain rights used principally by Shell that may be transferred only to affiliates or successors of our business. Pursuant to the intellectual property transfer and license agreements, we have also acquired the worldwide trademarks that are used exclusively in our business, and rights in the copyright to all technical information used in our business. In addition, Shell assigned to us, and we have assumed the obligations under, intellectual property agreements to which Shell is a party and which are used exclusively in our business. To the extent any such material agreements are not transferable by their terms, Shell has agreed to cooperate with us to obtain the necessary third party consents to such transfer. We and Shell have also agreed to indemnify each other for claims by a third party arising out of or in connection with the exercise of the licenses and rights granted under these agreements.

Interim Agreements for Information Technology Services

As part of the recapitalization, we entered into two interim agreements for information technology services, one for our U.S. business and the other for our non-U.S. business, pursuant to which Shell Chemical Company and Shell Services, Inc. provide specified information technology services to us. The purpose of these agreements is to assure that we receive substantially the same information technology services on substantially the same terms and conditions after the recapitalization that the resins business of Shell Chemical received prior to the recapitalization.

The services to be provided include, among others, the management, support and administration of voice communications, desktop computers and desktop applications, servers and other infrastructure systems, email, Internet and intranet access and disaster recovery support.

Shell will provide the services for a period up until November 1, 2004. However, we may terminate the provision of any particular service on thirty (30) days notice to Shell. On November 1, 2001, we informed Shell that we will not require Shell to continue to provide the services for the full four year term. During the latter part of 2001, a comprehensive information technology project was approved and initiated. The project was completed in 2002 and cost approximately $38 million.

The aggregate cost to us for the provision of the services under the interim agreements for information technology services will be no more than $13.7 million per year, subject to increases in the third and fourth years of the term based on changes to the producer price index. The costs will be increased for additional services requested by us. In addition, if Shell is able to generate certain cost savings, they will be passed along to us. We expect this annual cost to diminish as we transition to our own systems in 2003.

Interim Services Agreement

As part of the recapitalization, we entered into an interim services agreement dated as of November 1, 2000, pursuant to which Shell provided us with the same level of office services, building and plant maintenance and other services as in effect during the six month period prior to November 2000. Shell agreed to provide services for terms ranging from six months to two years, unless we terminated them on 90 days advance written notice. In addition, we and Shell agreed to indemnify each other for certain losses. The interim services agreement expired by its terms on November 1, 2002.

Tax Agreement and Tax Deed

As part of the recapitalization, we entered into a tax agreement for our U.S. business and a tax deed for our non-U.S. business dated as of November 1, 2000. The tax agreement provides, among other things, that Shell will be responsible for, and will indemnify us against, any liability for taxes that were payable, or accrued, as a result of business activities during the period prior to November 14, 2000. The tax deed provides, among other things, that Shell Petroleum N.V. will indemnify us against any liability for taxes arising as a result of business activities occurring on or prior to November 1, 2000, subject to certain exceptions, such as liabilities for taxes that arise as a result of any change in law after the closing that had retrospective effect. The tax agreement and tax deed also provide that we will be responsible for, and will indemnify Shell Chemical against any liability for taxes that become payable after November 14, 2000 and November 1, 2000, respectively, except to the extent that the liability relates to an event occurring during, or to income that was earned or accrued during, a pre-closing period.

Pursuant to the tax agreement, both Shell Chemical and we have made an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the recapitalization, for federal income tax purposes, as a purchase of all of the assets of the epoxy resins business that we now own after the recapitalization. Making this election allows us to increase our depreciation and amortization deductions for U.S. Federal income tax purposes with respect to the U.S. assets we now own.

DESCRIPTION OF THE CREDIT AGREEMENT AND OTHER INDEBTEDNESS

Credit Agreement

In connection with the offering of the $200 million principal amount of 13 1/2% senior subordinated notes due 2010 on November 14, 2000, we entered into a credit agreement with a syndicate of financial institutions. The credit agreement currently provides for the following:

•	a six-year euro equivalent of $100 million A term loan at issuance and an eight-year $350 million B term loan which was drawn at the closing to finance in part the recapitalization and certain related costs and expenses, of which $28 million was outstanding at September 30, 2003 under the term A loan and $58 million was outstanding under the term B loan as a result of voluntary prepayments and scheduled amortization payments; and

•	a six-year $75 million revolving credit facility (the euro equivalent of which is also available), which may include letters of credit (subject to a sublimit of not more than $50 million), to be used for, among other things, working capital and general corporate purposes of ours and our subsidiaries, including, without limitation, effecting certain permitted acquisitions.

On November 5, 2001, we entered into an amendment to the credit agreement, which, among other things, permitted us to issue $75 million of senior subordinated notes so long as we prepaid the term loans with the proceeds therefrom. In addition, we amended our financial covenants by reducing the consolidated interest coverage ratio and increasing the adjusted total leverage ratio.

On June 25, 2002, the credit agreement was subsequently amended to modify, among other things, certain covenants related to indebtedness and dividends. The indebtedness covenant was modified to permit additional debt not to exceed $1.8 million issued pursuant to RPP Inc.’s restricted unit plan, plus debt in respect of regularly scheduled interest payments thereon. The dividend covenant was modified to allow dividends not to exceed $30 million to RPP Inc. to be used for the purchase of certain RPP Inc. paid-in-kind junior subordinated notes and common stock. The definition of the Applicable Margin as it applies to the term loan B was also reduced to a lower percentage. We incurred approximately $1.0 million of finance charges that were expensed in connection with the June 2002 amendment.

On December 2, 2002, we entered into the third amendment to the credit agreement, which, among other things, permitted us to issue $53 million principal amount senior subordinated notes so long as we prepaid the term loans with the proceeds therefrom, which amended our financial covenants by further reducing the consolidated interest coverage ratio and further increasing the adjusted total leverage ratio and which reduced the size of the revolving credit facility from $150 million to $100 million.

On April 1, 2003, we entered into the fourth amendment to the credit agreement, which, among other things, permitted us to issue the notes issued in the 9 1/2% senior second secured notes offering so long as we prepaid the term loans with the first $135 million of net proceeds from such offering and any net proceeds received from such offering in connection with the issuance of any 9 1/2% senior second secured notes which caused the aggregate principal amount of the offering to exceed $200 million. In addition, the fourth amendment amended our financial covenants by eliminating the consolidated interest coverage ratio covenant and the adjusted total leverage ratio covenant and adding an adjusted bank leverage ratio covenant. This modified ratio represented an easing of our covenant obligations. The fourth amendment to the credit agreement also further reduced the size of the revolving credit facility from $100 million to $75 million. Further, the fourth amendment modified our lien covenant by increasing the amount of the permitted liens securing bank overdraft lines of credit from $15 million to $20 million and modified the indebtedness covenant by increasing the amount of permitted indebtedness under such overdraft lines of credit for 30 consecutive days each year from $4 million to $10 million.

On December 15, 2003, we entered into the fifth amendment to the credit agreement, which, among other things, permitted us to issue the old notes so long as we repaid the remaining term loans in their entirety. The balance of the revolver borrowings (with no commitment reduction) was repaid with a portion of the net proceeds from the offering of the old notes. In addition the fifth amendment eliminated the adjusted bank leverage ratio covenant and imposed an asset coverage test which limits borrowings and letters of credit under our revolving credit facility to the sum (the “Borrowing Base”) of 65% of the net book value of our U.S. inventory, 85% of the net book value of our U.S. receivables and 20% of the net book value of our U.S. plant, property and equipment, which Borrowing Base we are required to report on a monthly basis. If the utilization under the revolving credit facility exceeds the most recently reported Borrowing Base, we must repay outstanding borrowings and/or cash collateralize letters of credit in an amount equal to such excess.

Prepayments

The loans under the term loan facilities are required to be prepaid (subject to certain exceptions) with, and after the repayment in full of such loans, permanent reductions to the revolving credit facility are required in an amount equal to,

•	100.0% of the net cash proceeds of all asset sales and dispositions by us and our subsidiaries, subject to certain exceptions,

•	100.0% of the net cash proceeds of issuances of certain debt obligations and certain preferred stock by us and our subsidiaries, subject to our ability to retain net proceeds in excess of $135 million from the 9 1/2% senior second secured notes offering,

•	50.0% of the net cash proceeds from common equity and certain preferred stock issuances by us and our subsidiaries, including in connection with permitted acquisitions, and

•	100.0% of certain insurance proceeds.

The applicable percentages in the first four items may be reduced based upon our leverage ratio. Mandatory prepayments and permanent reductions will be allocated first, to the term loan facilities and second, to the revolving credit facility. The credit agreement requires us to make annual amortization payments (payable in quarterly installments) equal to 3 1/3% of the original facility with respect to A term loans and 1% with respect to B term loans.

Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to minimum prepayment or reduction requirements, provided that voluntary prepayments of certain loans on a date other than the last day of the relevant interest period are subject to the payment of customary breakage costs, if any. Such voluntary prepayments and commitment reductions may be made without premium or penalty.

Interest and Fees

The interest rates under the credit agreement are as follows:

•	A dollar term loan facility and loans under revolving credit facility denominated in dollars: at our option the base rate or the eurodollar rate (as defined in the credit agreement), plus, in each case, a margin;

•	A euro term loan facility and loans under the revolving credit facility denominated in euros: the euro rate (as defined in the credit agreement) plus a margin plus associated costs (as defined in the credit agreement); and

•	B term loan facility: at our option the base rate or the eurodollar rate, plus, in each case, a margin.

We may elect interest periods of 1, 2, 3 or 6 months, or, to the extent available to each lender with outstanding loans and/or commitments under the respective tranche of loans, 9 or 12 months, for eurodollar loans and euro rate loans. With respect to eurodollar loans and euro rate loans, interest will be payable at the end of each interest period and, in any event, at least every 3 months for interest periods longer than three months. With respect to base rate loans, interest will be payable quarterly on the last business day of each fiscal quarter. In each case, calculation of interest will be on the basis of actual number of days elapsed in a year of 360 days.

For each letter of credit we issue, we are required to pay (a) a per annum fee equal to the spread over the eurodollar rate for the revolving credit facility from time to time in effect, (b) a fronting fee equal to  1/4 of 1% on the aggregate outstanding stated amounts of such letters of credit, plus (c) customary administrative charges. We are also required to pay a commitment fee equal to  1/2 of 1% per annum on the undrawn portion of the revolving credit facility. The percentage shall decrease if our leverage ratio decreases.

Collateral and Guarantees

The loans incurred by the Issuers are guaranteed by RPP Inc. and all of our existing and future direct and indirect wholly-owned domestic subsidiaries. The Issuers’ U.S. loans are secured by a perfected security interest in substantially all of our properties and assets and our direct and indirect wholly-owned domestic restricted subsidiaries, now owned or acquired later, including a pledge of all capital stock and notes owned by us and our domestic restricted subsidiaries; provided that no more than 65% of the stock of our foreign subsidiaries are required to be pledged in respect of such loans. In addition, loans incurred by Resolution Europe B.V. (f/k/a Resolution Nederland B.V.), a subsidiary of RPP B.V., are guaranteed by RPP Inc., us and all of our existing and future direct and indirect domestic and material foreign subsidiaries (the “Non-U.S. Guarantors”), subject to exceptions and restrictions. The obligations of Resolution Europe B.V. (f/k/a Resolution Nederland B.V.) and the Non-U.S. Guarantors are secured by a perfected security interest in the assets described above and in certain material property and assets owned by Resolution Europe B.V. (f/k/a Resolution Nederland B.V.) and the Non-U.S. Guarantors.

Representations and Warranties and Covenants

The credit agreement contains customary representations and warranties and contains customary covenants restricting our ability to, among others

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase debt;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales;

•	transact with affiliates; and

•	alter the business we conduct.

We are required to indemnify the agent and lenders and comply with specified affirmative covenants.

Events of Default

Events of default under the credit agreement include, but are not limited to,

•	our failure to pay principal or interest when due;

•	our material breach of any representation or warranty;

•	covenant defaults;

•	events of bankruptcy; and

•	a change of control.

9 ½% Senior Second Secured Notes

As of September 30, 2003, we have issued $200 million aggregate principal amount of 9 1/2% senior second secured notes due 2010. We issued $175 million aggregate principal amount of 9 1/2% senior second secured notes in April 2003 and subsequently issued an additional $25 million aggregate principal amount of 9 1/2% senior second secured notes in May 2003. The proceeds of both these subsequent issuances were used to prepay the loans under the credit agreement and for general corporate purposes. The $200 million of 9 1/2% senior second secured notes were issued under an indenture dated April 9, 2003, by and between us and Deutsche Bank Trust Company Americas, as trustee, and are treated as a single class of securities.

The $200 million of 9 1/2% senior second secured notes are senior secured obligations ranking equal in right of payment to all of our existing and future senior debt and junior in right of payment to all liabilities of our subsidiaries that do not guarantee those securities. Our obligations under the 9 1/2% senior second secured notes are secured by a lien on the same collateral that secure our obligations under the notes. The lien securing the 9 1/2% senior second secured notes is subordinated to the lien securing the First Priority Lien Obligations and the notes. Interest on the 9 1/2% senior second secured notes is payable at the rate of 9 1/2% per annum and is payable semi-annually in cash on each April 15 and October 15. The 9 1/2% senior second secured notes will mature on April 15, 2010.

We have the right to redeem the 9 1/2% senior second secured notes in whole or in part from time to time on and after April 15, 2006 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2006	104.750%
2007	103.167%
2008	101.583%
2009 and thereafter	100.000%

The indenture governing the 9 1/2% senior second secured notes contain covenants that restrict our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock;

•	enter into agreements that restrict our subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase our capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	incur senior indebtedness.

These covenants are subject to a number of important exceptions. In addition, the indenture governing the 9 1/2% senior second secured notes contain events of defaults that are substantially similar to those contained in the indenture governing the notes.

Senior Subordinated Notes

As of September 30, 2003, we have issued $328 million aggregate principal amount of 13½% senior subordinated notes due 2010. We issued $200 million aggregate principal amount of senior subordinated notes in November 2000 to finance in part the recapitalization transaction. We subsequently issued $75 million and $53 million aggregate principal amount of senior subordinated notes in November 2001 and December 2002, respectively. The proceeds of both these subsequent issuances were used to prepay the loans under the credit agreement. The $328 million of senior subordinated notes were issued under an indenture dated November 14, 2000, by and between us and The Bank of New York, as trustee, and are treated as a single class of securities.

The $328 million of those notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt and all liabilities of our subsidiaries that do not guarantee those notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of senior debt, such as the lenders under the credit agreement and holders of notes, are entitled to receive payment in full in cash or cash equivalents before holders of the senior subordinated notes are entitled to receive any payments. No payments may be made on the senior subordinated notes if the Issuers default on the payment of senior debt, and payments on the senior subordinated notes may be blocked for up to 180 days if the Issuers default on the senior debt in some other way until such default is cured or waived. Interest on the senior subordinated notes is payable at the rate of 13 1/2% per annum and is payable semi-annually in cash on each May 15 and November 15. The senior subordinated notes will mature on November 15, 2010.

We have the right to redeem the senior subordinated notes in whole or in part from time to time on and after November 15, 2005 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2005	106.750%
2006	104.500%
2007	102.250%
2008 and thereafter	100.000%

The indenture governing the senior subordinated notes contain covenants that restrict our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock;

•	enter into agreements that restrict our subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase our capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	incur senior subordinated indebtedness.

These covenants are subject to a number of important exceptions. In addition, the indenture governing the senior subordinated notes contain events of defaults that are substantially similar to those contained in the indenture governing the notes.

DESCRIPTION OF THE NOTES

The old notes were, and the exchange notes will be, issued under an indenture (the “indenture”), dated as of December 22, 2003 (the “Closing Date”), by and among RPP LLC, RPP Capital and The Bank of New York, as Trustee (the “Trustee”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, references to the “Company” include only RPP LLC and not RPP Capital or any of RPP LLC’s other subsidiaries, and references to the “Issuers” refer to the Company and RPP Capital.

On December 22, 2003, we issued $140.0 million aggregate principal amount of old notes under the indenture. The terms of the exchange notes will be identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. The trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, the “notes”), will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding exchange notes will be deemed, at any time after the exchange offer is consummated, to be the same percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in its entirety. We urge that you carefully read the indenture, which has been filed as an exhibit to the registration statement, and the Trust Indenture Act of 1939 because the indenture and the TIA govern your rights as holders of the notes, not this description.

General

The old notes are, and the exchange notes will be, general senior obligations of the Issuers, jointly and severally, ranking equal in right of payment with all existing and future unsubordinated indebtedness of the Issuers. The old notes are, and the exchange notes will be, secured by a lien, subject to certain exceptions, on the Collateral as described below under the caption “—Collateral.” Pursuant to the Security Documents and the Intercreditor Agreement, the liens on the Collateral securing the notes will be subordinate to the liens securing the First Priority Lien Obligations and senior to the liens securing the 9 1/2% Senior Second Secured Notes Due 2010.

The exchange notes will be issued in fully registered form only, without coupons, in denominations and integral multiples of $1,000.

Initially, the Trustee will act as Paying Agent and Registrar for the notes. You may present your notes for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Issuers may change any Paying Agent and Registrar without prior notice.

The Issuers will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in New York, New York. At the Issuers’ option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of holders.

Principal, Maturity and Interest

The issuers will issue up to an aggregate principal amount of $140 million of exchange notes to be issued in the exchange offer. The old notes and the exchange notes will mature on December 15, 2009. Without the consent of any holders of notes, additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The exchange notes, the old notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

Interest on the old notes and the exchange notes will be payable semi-annually in cash on each June 15 and December 15, commencing on June 15, 2004,  to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the old notes and the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date on which the notes were originally issued (the “Closing Date”). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from December 22, 2003 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on June 15, 2004 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Collateral

The old notes are and the exchange notes will be secured by Liens, subject to certain exceptions (the “Note Liens”), granted by the Issuers and any future Domestic Subsidiary on the following assets of the Company and any Domestic Subsidiary (whether now owned or hereafter arising or acquired) to the extent such assets secure the Credit Agreement (collectively, the “Collateral”):

(1)  substantially all of the Company’s and each Domestic Subsidiary’s property and assets, other than Excluded Collateral (defined below), including, without limitation: receivables, contracts, inventory, cash and cash accounts, equipment, intellectual property, insurance policies, permits, commercial tort claims, chattel paper, letter of credit rights, supporting obligations, general intangibles and proceeds and products from any and all of the foregoing; and

(2)  all of the capital stock or other securities of Domestic Subsidiaries owned directly or indirectly by the Company and 65% of the capital stock or other securities of Foreign Subsidiaries owned directly by the Company or any Domestic Subsidiary of the Company, but, in each case, only to the extent that the inclusion of such capital stock or other securities shall mean that the aggregate principal amount, par value, book value as carried by the Company or the market value, whichever is the greatest (the “Applicable Value”), of any such capital stock or other securities of any such Subsidiary of the Company is not equal to or greater than 20% of the aggregate principal amount of notes outstanding.

The Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any real property and real property leases (domestic or foreign), (iii) any capital stock or other securities of Subsidiaries referred to in clause (2) above the Applicable Value of which is equal to or greater than 20% of the aggregate principal amount of the notes outstanding and (iv) proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (iii), unless such proceeds or products would otherwise constitute Collateral within the definition above (collectively, the “Excluded Collateral”). In addition, in the event that Rule 3–16 or Rule 3–10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s capital stock or other securities of such Subsidiary secure the notes, then the capital stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to release the Note Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral. The Excluded Collateral, however, does secure the Company’s and its Subsidiaries’ First Priority Lien Obligations.

The Collateral was pledged to Morgan Stanley & Co., Incorporated, as collateral agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of (1) on a senior basis, the First Priority Lien holders, (2) the Trustee and the holders of the notes and (3) on a junior basis, the trustee and the holders of our 9 1/2% Senior Second Secured Notes Due 2010. The Note Liens will be subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Note Liens until all obligations in respect of the First Priority Liens have been paid in full in cash in accordance with the terms thereof, including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such claim for post-petition interest is permitted under applicable law. The Note Liens will also be subject to Permitted Liens, including those granted to third parties on or prior to the Closing Date. The persons holding such Liens may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

The Security Documents and/or the Intercreditor Agreement provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Note Liens will not entitle the Trustee or the holders of any notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Trustee nor the holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens. To the extent that the holders of the First Priority Liens release their First Priority Liens on all or any portion of the Collateral, the Note Liens on such Collateral will likewise be automatically released.

At such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral, the Note Liens will also be automatically released to the same extent; provided, however, (A) in the case of clause (1) of this sentence, in the event that an Event of Default under the indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Note Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter, the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but in such event, the Note Liens will be released when such Event of Default and all other Events of Default under the indenture cease to exist), or (B) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the notes will then be secured by a Note Lien on such Collateral, to the same extent provided pursuant to the Security Documents and/or the Intercreditor Agreement. If the Company subsequently incurs obligations under a new Credit Agreement or other First Priority Lien Obligations which are secured by assets of the Company and its Domestic Subsidiaries of the type constituting Collateral, then the notes will be secured at such time by a Note Lien on the collateral securing such First Priority Lien Obligations, other than the Excluded Collateral to the same extent provided by the Security Documents and/or the Intercreditor Agreement. See “Risk Factors—Holders of Notes Will Not Control Decisions Regarding Collateral.”

In addition, the Security Documents and/or the Intercreditor Agreement provide that, so long as the First Priority Lien Obligations are outstanding, the holders of the First Priority Liens may change, waive, modify or vary the Security Documents and the Intercreditor Agreement; provided that any such change, waiver, modification or variance materially adversely affecting the rights of the Trustee and the holders of the notes (and not the holders of the First Priority Liens or any other secured creditors in a like or similar manner) will require the consent of the Trustee (acting at the direction of holders of a majority of the aggregate principal amount of notes outstanding); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may (1) direct the Collateral Agent to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Trustee and the holders of the notes and (2) agree to modify the Security Documents and/or the Intercreditor Agreement, without the consent of the Trustee and the holders of the notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the indenture. See “Risk Factors—Holders of Notes Will Not Control Decisions Regarding Collateral.”

The holders of the First Priority Liens will receive all proceeds from any realization on the Collateral until the First Priority Lien Obligations are paid in full in cash in accordance with the terms thereof, including, without limitation, any post-petition interest at the respective contract rate, whether or not a claim for post-petition interest is allowed under applicable laws before making any payments on the notes. Proceeds realized by the Collateral Agent from the Collateral will be applied:

•	first, to amounts owing to the Collateral Agent in its capacity as Collateral Agent;

•	second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

•	third, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the indenture;

•	fourth, to amounts owing to the holders of the notes in accordance with the terms of the indenture;

•	fifth, to the holders of our 9 1/2% Senior Second Secured Notes Due 2010; and

•	sixth, to the Company and/or other persons entitled thereto.

Subject to the terms of the Security Documents and/or the Intercreditor Agreement, the Company and the Domestic Subsidiaries have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral and deposited with the Collateral Agent in accordance with the provisions of the Security Documents and the Intercreditor Agreement and other than as set forth in the Security Documents and the Intercreditor Agreement), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Collateral comprised of, among other things, cash and cash accounts and letter of credit rights have not been perfected with respect to the First Priority Lien Obligations and will not be perfected with respect to the notes. In addition, no appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all obligations owed to the holders of the First Priority Liens or the holders of other Liens which have priority over the Note Liens would be sufficient to satisfy the obligations owed to the holders of the notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable.

See “Risk Factors—Rights of Holders of Notes in the Collateral May be Adversely Affected by Bankruptcy Proceedings.”

Ranking

The old notes are, and the exchange notes will be:

•	general senior obligations of the Issuers;

•	equal in right of payment with all existing and future unsubordinated indebtedness of the Issuers;

•	senior in right of payment to all existing and future subordinated indebtedness of the Issuers;

•	secured by the Note Liens on the Collateral;

•	effectively junior to all of the obligations, including trade payables, of the Company’s Subsidiaries (other than RPP Capital), except to the extent of value of any assets of the Subsidiaries which are part of the Collateral securing the notes (of which there are none as of the Closing Date); and

•	effectively junior to any debt of the Issuers which is either (i) secured by a Lien on the Collateral which is senior or prior to the Note Liens securing the notes, including the First Priority Liens and potentially any Permitted Liens, or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the value of such assets.

As of September 30, 2003, after giving pro forma effect to the issuance of the old notes and application of the net proceeds therefrom:

•	the Issuers would have $200 million principal amount of senior indebtedness outstanding other than the notes, none of which would have been indebtedness under the Credit Agreement;

•	the Issuers would have had $328 million principal amount of subordinated indebtedness outstanding; and

•	the Company’s Subsidiaries, other than RPP Capital, would have had $142 million of liabilities outstanding (excluding guarantees under the credit agreement and RPP Capital’s Obligations under the 13 1/2% Senior Subordinated Notes Due 2010, the 9 1/2% Senior Second Secured Notes Due 2010 and the notes).

In addition, pursuant to the subordination provisions of the outstanding 13½% Senior Subordinated Notes Due 2010, the notes, together with indebtedness outstanding under the Credit Agreement and our 9 1/2% Senior Second Secured Notes Due 2010, are deemed to be “Designated Senior Debt” under the indenture governing the 13 1/2% Senior Subordinated Notes Due 2010. However, the indenture governing the notes will provide that by accepting any notes, holders of the notes will have agreed to waive, for the benefit of the lenders under the Credit Agreement, during any period when there shall be any indebtedness outstanding under the Credit Agreement, any and all rights that holders of the notes may have that relate to being considered “Designated Senior Debt” under the indenture governing the 13 1/2% Senior Subordinated Notes Due 2010 (other than those rights which relate to being “Senior Debt” under the indenture governing the 13 1/2% Senior Subordinated Notes Due 2010), including, without limitation, the right of holders of “Designated Senior Debt” to give a “Default Notice” pursuant to Section 10 or 12.2(b) commencing a “Payment Blockage Period” therein.

Redemption

Optional Redemption

The Issuers may redeem all or portions of the notes, on and after December 15, 2006, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2006	104%
2007	102%
2008 and thereafter	100%

Optional Redemption with the Proceeds of Certain Equity Issuances

In addition, at any time before December 15, 2006, the Company may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more sales of its Qualified Capital Stock or, to the extent the proceeds are contributed by RPP Inc. to the Company, from one or more sales of Capital Stock of RPP Inc., at a redemption price (expressed as a percentage of the principal amount) of 108%, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of such sale of Capital Stock.

Optional Redemption upon Change of Control

In addition, at any time prior to December 15, 2006, upon the occurrence of a Change of Control, the Issuers may redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the notes upon a Change of Control will be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the Trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a proportional basis, by lot or by such method as the trustee considers fair and appropriate, provided that:

•	notes with a principal amount of $1,000 or less may only be redeemed in full; and

•	if a partial redemption is made, the trustee will select the notes or portions of the notes for redemption only on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those notes called for redemption if the Issuers have deposited with the paying agent the funds needed to pay the applicable redemption price.

Change of Control

The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that we purchase all or a portion of the notes of such holder pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount plus accrued interest to the date of purchase. Notwithstanding the occurrence of a Change of Control, we will not be obligated to repurchase the notes under this covenant if we have exercised our right to redeem all the notes under the terms of the section titled “—Optional Redemption.”

The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, we covenant to:

•	repay in full and terminate all commitments under the Credit Agreement and all other First Priority Lien Obligations the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under the Credit Agreement and all other such First Priority Lien Obligations and to repay the Indebtedness owed to (and terminate all commitments of) each lender under the Credit Agreement and each other holder of a First Priority Lien Obligation which has accepted such offer; or

•	obtain consents required under the Credit Agreement and all such other First Priority Lien Obligations to permit the repurchase of the notes as provided below.

We will first comply with the covenant in the immediately preceding sentence before we are required to repurchase notes under the provisions described below. Our failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) constitutes an Event of Default described in clause (3) and not in clause (2) under “Events of Default” below.

Within 30 days following the date upon which the Change of Control occurred, we will send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If we make a Change of Control Offer, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we lack available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The Trustee may not waive the covenant relating to a holder’s right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to our obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. Restrictions described in the indenture on the ability of the Issuers and our Restricted Subsidiaries to incur additional Indebtedness, to grant liens on our property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by our management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of our Restricted Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Change of Control” provisions of the indenture by so doing.

The definition of “Change of Control” includes, among other transactions, a disposition of “all or substantially all” of the property and assets of the Company. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether we are required to make a Change of Control Offer.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred pursuant to the foregoing by Restricted Subsidiaries of the Company that have not Guaranteed the notes in compliance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” or “Future Guarantees” covenant shall not exceed $50.0 million, in the case of the Domestic Restricted Subsidiaries, and $50.0 million, in the case of the Foreign Restricted Subsidiaries, in each case, at any one time outstanding.

The Issuers and the Guarantors, if any, will not incur or suffer to exist any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Issuers or the Guarantors unless such Indebtedness is at least equally subordinated in right of payment to the notes or any Subsidiary Guarantee.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

•	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of that Capital Stock;

•	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock of the Company;

•	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the notes (other than Indebtedness described in clause (7) of the definition of “Permitted Indebtedness”); or

•	make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1)  a Default or an Event of Default shall have occurred and be continuing; or

(2)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(3)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after November 14, 2000 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company, whose determination will be conclusive) exceeds the sum of:

(a)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned after November 14, 2000 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(b)  100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property other than cash received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to November 14, 2000 and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than Excluded Contributions); plus

(c)  without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock (other than Excluded Contributions) after November 14, 2000; plus

(d)  the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange after November 14, 2000 of any Indebtedness of the Company or any of its Restricted Subsidiaries incurred after November 14, 2000 into or for Qualified Capital Stock; plus

(e)  without duplication, the sum of:

(I)  the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after November 14, 2000 whether through interest payments, principal payments, dividends or other distributions or payments;

(II)  the net cash proceeds received by the Company or any Restricted Subsidiary of the Company from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company’s); and

(III)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by the Company or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after November 14, 2000. As of the Closing Date, the Company estimates that no Restricted Payments can be made pursuant to clause (3) above.

However, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)  the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(2)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (a) solely in exchange for shares of Qualified Capital Stock of the Company or Qualified Capital Stock of RPP Inc. or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or, to the extent the proceeds are contributed by RPP Inc. to the Company, from the shares of Capital Stock of RPP Inc.;

(3)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the notes either:

(a)  solely in exchange for shares of Qualified Capital Stock of the Company or RPP Inc., or

(b)  through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of:

— shares of Qualified Capital Stock of the Company or RPP Inc., or

— Refinancing Indebtedness;

(4)  if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company or any Restricted Subsidiary of the Company of, or dividends, distributions or advances to RPP Inc. made on or after November 14, 2000 to allow RPP Inc. to repurchase (and/or to make payments on notes previously issued by RPP Inc. representing the consideration for the previous repurchase of), securities of RPP Inc., RPP Holdings or the Company from employees, directors or consultants of RPP Inc., the Company or any Subsidiaries of the Company or their authorized representatives:

(a)  upon the death, disability or termination of employment of such employees, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements, or

(b)  pursuant to any other agreements with such employees or directors of or consultants to RPP Inc., the Company or any Subsidiaries of the Company, in an aggregate amount not to exceed $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $15.0 million in any calendar year), provided that the cancellation of Indebtedness owing to the Company or any Restricted Subsidiary of the Company from such employees, directors or consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the indenture;

(5)  the declaration and payment of dividends to holders of any class or series of Preferred Stock of the Company, provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the “Limitation on Incurrence of Additional Indebtedness” covenant;

(6)  the payment of dividends on the Company’s Common Stock (or dividends, distributions or advances to RPP Inc. to allow RPP Inc. to pay dividends on RPP Inc.’s Common Stock), following the first public offering of the Company’s Common Stock (or of RPP Inc.’s Common Stock) after the Closing Date, of:

•	in the case of the first public offering of the Company’s Common Stock, up to 6% per annum of the net proceeds received by the Company in such public offering, or

•	in the case of the first public offering of RPP Inc.’s Common Stock, up to 6% per annum of the amount contributed by RPP Inc. from the proceeds received by RPP Inc. from such offering, other than, in each case, public offerings with respect to the Company’s Common Stock (or of RPP Inc.’s Common Stock) registered on Form S-8;

(7)  the payment of dividends, distribution or advances to RPP Inc. to allow RPP Inc. to repurchase, retire or otherwise acquire or retire for value equity interests of RPP Inc., in existence on November 14, 2000 and from the persons holding such equity interests on November 14, 2000 and which are not held by Apollo or any of its Affiliates or members of management of the Company and its Subsidiaries on November 14, 2000 (including any equity interests issued in respect of such equity interests as a result of a stock split, recapitalization, merger, combination, consolidation or similar transaction), provided, however, that the Company shall be permitted to make Restricted Payments under this clause only if after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant;

(8)  other Restricted Payments made after November 14, 2000 in an aggregate amount not to exceed $20.0 million;

(9)  if no Default or Event of Default shall have occurred and be continuing, payments or distributions to, or dividends, distributions or advances to RPP Inc. to allow RPP Inc. to make payments or distributions to, dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(10)  Investments that are made with Excluded Contributions;

(11)  any payments made to consummate the transactions pursuant to or contemplated by the Master Sale Agreement, the Non-US Sale Agreement, the Transaction Documents, the Non-US Transaction Documents (as such terms are defined in the Master Sale Agreement) and any other agreements related to the Recapitalization in effect on the closing date of the Recapitalization, including payments made by the Company to RPP Inc. to allow RPP Inc. to satisfy its obligations under such agreements or documents, in each case, as such agreements or documents are in effect on November 14, 2000 as amended from time to time so long as such amendment is in the good faith judgment of the Board of Directors of the Company not more disadvantageous to the holders of the notes in any material respect than such agreement or document as in effect on November 14, 2000;

(12)  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

(13)  payment of dividends, other distributions or other amounts by the Company to RPP Inc. in amounts required for RPP Inc. to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of RPP Inc., including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC, of up to $2.5 million per fiscal year;

(14)  the acquisition of any shares of Disqualified Capital Stock of the Company either:

•	solely in exchange for shares of Disqualified Capital Stock of the Company or Capital Stock of RPP Inc. or

•	through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Disqualified Capital Stock of the Company or, to the extent the proceeds are contributed by RPP Inc. to the Company, from shares of Capital Stock of RPP Inc.;

(15)  any purchase or redemption of Indebtedness that ranks junior to the notes utilizing any Net Cash Proceeds remaining after the Company has complied with the requirements of the covenants described under “Limitation on Asset Sales” and “Change of Control”;

(16)  the payment of dividends, other distributions or amounts by the Company to RPP Inc. in amounts required to pay the tax obligations of the Company and its Subsidiaries and the tax obligations of RPP Inc. or any of its direct or indirect parents attributable to the Company and its Subsidiaries; provided that:

•	the amount of dividends paid pursuant to this clause (16) to enable RPP Inc. or any of its direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by RPP Inc. or any of its direct or indirect parents at such time for the respective period and

•	any refunds received by RPP Inc. or any of its direct or indirect parents attributable to the Company and its Subsidiaries shall promptly be returned by RPP Inc. or any of its direct or indirect parents to the Company; and

(17)  if no Default or Event of Default shall have occurred and be continuing, payments of cash, or dividends, distributions or advances made after November 14, 2000 to RPP Inc. to allow RPP Inc. to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of RPP Inc., the Company or any Restricted Subsidiary, which in the aggregate do not exceed $3.0 million.

In determining the aggregate amount of Restricted Payments made after the Closing Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4), (5), (6), (7), (8), (9), (15) and (17) will be included in the calculation.

Not later than the date of making any Restricted Payment, the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s senior management, or in the case of an Asset Sale in excess of $5.0 million, the Board of Directors of the Company);

(2)  at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

•	cash or Cash Equivalents,

•	properties and assets to be owned by the Company or any of its Restricted Subsidiaries and used in a Permitted Business or

•	Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company,

and, in each case, such consideration is received at the time of such disposition; provided that the amount of

•	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and

•	any notes or other securities received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received) shall be deemed to be cash for the purposes of this provision only; and

(3)  upon the consummation of an Asset Sale, the Company will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)  to prepay any Applicable Indebtedness and, in the case of any such Applicable Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility, regardless of the fact that no prepayment is required);

(b)  to make an Investment

•	in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

•	in properties and assets that will be used in a Permitted Business or

•	permitted by clause (1) of the definition of Permitted Investments (collectively, “Replacement Assets”); or

(c)  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of the Net Cash Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce Pari Passu Indebtedness (or, in the case of an Asset Sale by a Restricted Subsidiary, Indebtedness of a Restricted Subsidiary) or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if the Company elects (or is required by the terms of any Applicable Pari Passu Indebtedness), such Net Proceeds Offer may be made ratably to purchase the notes and such Applicable Pari Passu Indebtedness.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the preceding paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the “Asset Sale” provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to the Company’s obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Subsidiary Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(a)  pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b)  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(c)  transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(1)  applicable law, rule, regulation, order, grant or governmental permit;

(2)  the indenture and/or the documentation for the Note Liens;

(3) the indenture and/or the documentation governing the 9 1/2% Senior Second Secured Notes Due 2010;

(4)  the Credit Agreement and/or the documentation for the other First Priority Lien Obligations;

(5)  customary non-assignment provisions of any contract, license or any lease of any Restricted Subsidiary of the Company;

(6)  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(7)  agreements existing or entered into on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date;

(8)  purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9)  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(10)  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “Limitation on Incurrence of Additional Indebtedness” and “Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(11)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12)  customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by the Company or any Restricted Subsidiary;

(13)  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Receivables Transaction;

(14)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses; or

(15)  an agreement governing Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence on Additional Indebtedness” covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on the Closing Date.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary of the Company, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)  to the Company or a Wholly Owned Restricted Subsidiary;

(2)  issuance of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries of the Company, to the extent required by applicable law;

(3)  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary of the Company and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)  the sale or issuance of Common Stock that is Qualified Capital Stock of Restricted Subsidiaries of the Company, if the proceeds from such issuance and sale are applied in accordance with the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company which ranks equally with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee so long as any notes remain outstanding; provided that this paragraph will not apply to any Guarantee of any Restricted Subsidiary:

(a)  that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(b)  of First Priority Lien Obligations; or

(c)  that is provided by a Foreign Restricted Subsidiary of Indebtedness incurred by another Foreign Restricted Subsidiary.

If the Guaranteed Indebtedness is pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

•	any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

•	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee or

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

Future Guarantors

If the Company organizes or acquires any Domestic Restricted Subsidiary after the Closing Date (each, a “New Domestic Restricted Subsidiary”), that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary, has consolidated assets or Consolidated EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are available, or total Consolidated EBITDA, for the most recent preceding 4 fiscal quarters for which financial statements are available, of the Company and its Restricted Subsidiaries, the Company will cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a Subsidiary Guarantee.

Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

As of the date of this prospectus, the Company has no Domestic Restricted Subsidiaries other than RPP Capital, a co-obligor on the notes.

Limitations on Liens

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured,

except for the following Liens which are expressly permitted:

(a)  Liens existing as of the Closing Date;

(b)  Liens securing (i) Indebtedness and other Obligations under the Credit Agreement in an aggregate principal amount of such Indebtedness outstanding at any time not to exceed $165 million, and (ii) Indebtedness and other Obligations outstanding from time to time under the Overdraft Facility in an aggregate principal amount of such Indebtedness not to exceed $20 million; provided, that the amount of Liens permitted to secure Indebtedness and other Obligations under the Credit Agreement and Overdraft Facility in accordance with this clause (b) shall be in addition to any Liens permitted to secure Indebtedness and other Obligations under the Credit Agreement and Overdraft Facility in reliance on and in accordance with clauses (6), (7), (20), (21) and (22) of the definition of Permitted Liens;

(c)  Liens securing the securities or any Subsidiary Guarantee;

(d)  Liens in favor of (i) either Issuer or any Guarantor or (ii) any Wholly Owned Restricted Subsidiary that is not an Issuer or a Guarantor;

(e)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

(I)  are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II)  do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(f)  Liens securing Indebtedness of Restricted Subsidiaries of the Company so long as such Indebtedness is otherwise permitted under the indenture; and

(g)  Permitted Liens.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either (a) the Company shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Company to be performed or observed; and

(z) shall expressly assume, by documentation specified by, and executed and delivered to, the Trustee (and otherwise acceptable to the Collateral Agent), the due and punctual performance of every covenant and obligation under the Security Documents and the Intercreditor Agreement on the part of the Company to be performed or observed.

(2) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, (a) the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of the Company into the Company or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of the Company to the Company shall be permitted so long as the Company delivers to the Trustee an Officers’ Certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of such Subsidiary Guarantee and the indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia thereof or the jurisdiction in which such Guarantor is organized;

(2)  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Subsidiary Guarantee;

(3)  immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(4)  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant; and

(5)  such entity assumes, by documentation specified by, and executed and delivered to, the Trustee (and otherwise acceptable to the Collateral Agent), all obligations of the Guarantor, if any, under the Security Documents.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

(1)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

•	Affiliate Transactions permitted under paragraph (2) below and

•	Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

(2)  The restrictions set forth in clause (1) shall not apply to:

(a)  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors;

(b)  transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

(c)  any agreement as in effect or entered into as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Closing Date;

(d)  Restricted Payments and Permitted Investments permitted by the indenture;

(e)  transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

(f) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company in good faith and loans to employees of the Company and its Subsidiaries which are approved by the Board of Directors of the Company in good faith;

(g)  the payment of all fees and expenses related to the Transactions;

(h)  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(i)  fees payable to Apollo pursuant to the Management Agreement;

(j) any contribution to the capital of the Company or any sales of Capital Stock of the Company; and

(k) any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

Reports to Holders

The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to the Company.

In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)  a default by the Company or any Restricted Subsidiary of the Company in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4)  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, exceeds $10.0 million or more at any time;

(5)  one or more judgments in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

(7)  any Subsidiary Guarantee made by a Significant Subsidiary ceases to be in full force and effect or any Subsidiary Guarantee made by a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture); or

(8)  unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents and the Intercreditor Agreement, default by the Company or any Significant Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the holders of the notes, the repudiation or disaffirmation by the Company or any Significant Subsidiary of its material obligations under the Security Documents and the Intercreditor Agreement or the determination in a judicial proceeding that the Security Documents and the Intercreditor Agreement are unenforceable or invalid against the Company or any Significant Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the trustee or the holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Issuers and the trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)  if the rescission would not conflict with any judgment or decree;

(2)  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)  if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

(5)  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless, among other things, such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, the Company is required to provide an officers’ certificate to the Trustee

•	promptly upon any such officer obtaining knowledge of any Default or Event of Default describing such Default or Event of Default and the status thereof, and

•	annually, describing whether or not they know of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No Affiliate, director, officer, employee, limited liability company member or stockholder of the Company or any Subsidiary, as such, shall have any liability for any obligations of the Issuers under the notes or the indenture or any Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time elect to have their obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Issuers will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1)  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2)  the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)  the rights, powers, trust, duties and immunities of the trustee and the Company’s obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, the Issuers may at any time elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, the Company’s failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)  in the case of Legal Defeasance, the Issuers must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)  the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of the execution of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, the Issuers must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)  such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under the indenture, the Credit Agreement or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)  the Issuers must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

(7)  the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

(8)  the Company must deliver to the Trustee an opinion of counsel to the effect that if no intervening bankruptcy of the Company occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of the Company, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(9)  certain other customary conditions precedent are satisfied.

However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation

•	have become due and payable,

•	will become due and payable on the maturity date within one year or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The indenture will be discharged when:

(1)  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable upon redemption or maturity and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  the Company has paid all other sums payable under the indenture by the Company; and

(3)  the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes and indemnification of the Trustee.

Modification of the Indenture

From time to time, the Issuers, any Guarantors and the Trustee, without the consent of the holders, may amend the indenture and the Security Documents and the Intercreditor Agreement to:

(1)  cure any ambiguities, defects or inconsistencies, so long as such change does not, in the good faith determination of the Board of Directors of the Company adversely affect the rights of any of the holders of the notes in any material respect;

(2)  provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under the indenture, the Security Documents and the Intercreditor Agreement in accordance with the covenant described under “Covenants — Merger, Consolidation and Sale of Assets”;

(3)  add any Guarantor;

(4)  add any additional assets as Collateral, and

(5)  release Collateral from the Lien of the indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreement or the indenture.

In making its determination with respect to clause (1), the Board of Directors of the Company may rely on such evidence as it deems appropriate.

Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

(a)  reduce the amount of notes whose holders must consent to an amendment;

(b)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(c)  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under “—Redemption”;

(d)  make any notes payable in money other than that stated in the notes;

(e)  make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default;

(f)  make any change in the foregoing amendment provisions, which require each holder’s consent, or in the waiver provisions; or

(g)  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the indenture other than in accordance with the terms of the indenture.

Governing Law

The indenture provides that it and the notes and any Subsidiary Guarantee are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Bank of New York is the Trustee under the indenture and has been appointed to act as Registrar and Paying Agent with respect to the notes. The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and issue the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

If the Trustee becomes a creditor of the Issuers, the indenture and the provisions of the TIA limit the rights of the Trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

“9 1/2% Senior Second Secured Noted Due 2010” means the Issuers’ 9 1/2% Senior Second Secured Notes Due 2010 issued under that certain Indenture dated as of April 9, 2003 between the Issuers and Deutsche Bank Trust Company Americas.

“13 1/2% Senior Subordinated Notes Due 2010” means the Issuers’ 13 1/2% Senior Subordinated Notes Due 2010 issued under that certain Indenture dated as of November 14, 2000 between the Issuers and The Bank of New York.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries

(1)  existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or

(2)  assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have correlative meanings. For purposes of the indenture, the Royal Dutch/Shell Group of Companies and their Affiliates are not deemed Affiliates of the Company so long as they beneficially own securities representing less than thirty-five percent of the voting power of the Company or RPP Inc; provided that Apollo beneficially owns securities representing a greater percentage of the voting power of the Company or RPP Inc. than the Royal Dutch/Shell Group of Companies and their Affiliates.

“Apollo” means Apollo Management IV, L.P. and its Affiliates.

“Applicable Indebtedness” means:

(1)  in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness or Indebtedness of a Subsidiary of the Company that, in each case, is secured at such time by Collateral under a Lien that is senior or prior to the Note Liens (including, without limitation, the First Priority Lien Obligations);

(2)  in respect of any asset that is the subject of an Asset Sale at a time when such asset is not included in the Collateral but is owned by a Foreign Subsidiary the stock of which is included in the Collateral, or owned by any direct or indirect Foreign Subsidiary thereof, any Indebtedness described in clause (1) above or any Indebtedness of any Foreign Subsidiary (other than Indebtedness owed to the Company or any Subsidiary of the Company); or

(3)  in respect of any other asset, any Pari Passu Indebtedness or any unsubordinated Indebtedness of any Guarantor, and in the case of an Asset Sale by a Subsidiary that is not RPP Capital or a Guarantor, Indebtedness of any Subsidiary.

“Applicable Pari Passu Indebtedness” means:

(1)  in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness that is secured at such time by all or any part of the Collateral;

(2)  in respect of any asset that is the subject of an Asset Sale at a time when such asset is not included in the Collateral but is owned by a Foreign Subsidiary the stock of which is included in the Collateral, or owned by any direct or indirect Foreign Subsidiary thereof, any Pari Passu Indebtedness that is secured at such time by all or any part of the Collateral; or

(3)  in respect of any other asset, any Pari Passu Indebtedness.

“Applicable Premium” means, with respect to a note, the greater of

(1)  1.0% of the then outstanding principal amount of such note and

(2)  (a) the present value of all remaining required interest and principal payments due on such note and all premium payments relating to the note assuming a redemption date of December 15, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus

(b) the then outstanding principal amount of such note minus

(c)  accrued interest paid on the date of redemption.

“Asset Acquisition” means:

(1)  an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(2)  the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of:

•	any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares); or

•	any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business.

Notwithstanding the preceding, the following items shall not be deemed Asset Sales:

(1)  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $3.0 million;

(2)  the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in the business of the Company and its Restricted Subsidiaries;

(3)  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company that is permitted under “Merger, Consolidation and Sale of Assets”;

(4)  disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of the Company or its Restricted Subsidiaries;

(5)  the sale of accounts receivable pursuant to a Qualified Receivable Transaction;

(6)  sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(7)  the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

(8)  Capacity Arrangements;

(9)  any Restricted Payment permitted by the covenant described under “Limitations on Restricted Payments” or that constitutes a Permitted Investment; and

(10)  one or more Sale and Leaseback Transactions for which the Company or any Restricted Subsidiary of the Company receives aggregate consideration from them of less than $15.0 million.

“Beneficial Owner” has the meaning assigned to such term in rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership or any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “Person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

“Board of Directors” of any Person means the board of directors or equivalent governing board of such Person or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capacity Arrangements” means any agreement or arrangement involving, relating to or otherwise facilitating, (a) requirement contracts, (b) tolling arrangements or (c) the reservation or presale of production capacity of the Company or its Restricted Subsidiaries by one or more third parties.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may by prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)  in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock; and

(2)  with respect to any other Person, any and all partnership, membership, limited liability interests or other equity interests of such Person.

“Cash Equivalents” means:

(1)  U.S. dollars, and in the case of any Foreign Restricted Subsidiaries of the Company, Euros and such local currencies held by them from time to time in the ordinary course of business;

(2)  marketable direct obligations issued by, or unconditionally guaranteed by, the United States, Germany, Spain, Great Britain and The Netherlands or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

(3)  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or, if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company;

(4)  commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or, if Moody’s and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by the Board of Directors of the Company;

(5)  time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any state or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

(6)  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)  investments in money market funds, which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

(8)  overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Change of Control” means the occurrence of one or more of the following:

(1)  any sale, lease, exchange, conveyance, disposition or other transfer, in one or a series of related transactions, of all or substantially all of the assets of RPP Inc. or the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates of such Person, other than to the Permitted Holders;

(2)  any approval, adoption or initiating of a plan or proposal for the liquidation or dissolution of RPP Inc. or the Company;

(3)  any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of RPP Inc. or the Company;

(4)  any Person or Group, together with any Affiliates or related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of

RPP Inc. or the Company such that such nominees, when added to any existing director remaining on the Board of Directors of RPP Inc. or the Company after such election who was a nominee of or is an Affiliate or related Persons of such Person or Group, will constitute a majority of the Board of Directors of RPP Inc. or the Company; or

(5)  RPP Inc. shall cease to own, directly or indirectly, a majority of the Capital Stock of the Company.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries.

“Common Stock” means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, including all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)  Consolidated Net Income; and

(2)  to the extent Consolidated Net Income has been reduced by the following,

(a)  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

(b)  Consolidated Interest Expense, and

(c)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP as applicable.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

(1)  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any

Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer of such Person attributable to the assets which are the subject of the Asset Acquisition or asset sale or other dispositions during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other dispositions or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)  Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

(2)  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) all Indebtedness of the Company and its Restricted Subsidiaries exclusive of the items referred to in clauses (6) and (8) of the definition of Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(a)  any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

(b)  the net costs under Interest Swap Obligations,

(c)  all capitalized interest and

(d)  the interest portion of any deferred payment obligation; and

(2)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

(1)  after-tax gains or losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)  after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income (including, without limitation, expenses related to the Transactions, severance and transition expenses incurred as a direct result of the transition of the Company to an independent operating company in connection with the Transactions provided that with respect to any non-recurring item or transition expense, the Company delivers to the trustee an Officers’ Certificate specifying and quantifying such item or expense and states that such item or expense is a general non-recurring item or specifically a severance or transition expense, as the case may be);

(3)  the net income of any Person acquired in a “pooling of interests” transaction accrued before the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4)  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

(5)  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6)  the establishment of accruals and reserves within twelve months after November 14, 2000 that are required to be so established in accordance with GAAP;

(7)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(8)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the “Limitation on Restricted Payments” covenant, excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Debt” means, at any time, as determined at such time for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of, without duplication, (i) the aggregate principal amount of unsubordinated Indebtedness of the Company or any Restricted Subsidiary of the Company secured by a Lien on any assets of the Company or any Restricted Subsidiary and (ii) the aggregate principal amount of all outstanding Indebtedness under the notes.

“Consolidated Senior Secured Leverage Ratio” means as of any date the ratio of Consolidated Senior Secured Debt on such date to Consolidated EBITDA of the Company and its Restricted Subsidiaries on a

consolidated basis as determined in accordance with GAAP for the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio (the “Transaction Date”). In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Senior Secured Debt” shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

(i)  the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(ii)  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by the Company during such period and to be achieved by the Company and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer of the Company, attributable to the assets which are the subject of the Asset Acquisition or asset sale or other dispositions during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other dispositions or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary of the Company had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Credit Agreement” means the Credit Agreement dated as of November 14, 2000 as amended through the Closing Date, among the Company, RPP Capital, one or more other Subsidiaries of the Company, the lenders party to the Credit Agreement in their capacities as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Stock.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated under the laws of the United States, any State or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary of the Company incorporated under the laws of the United States, any State or the District of Columbia.

“Euros” means the single currency of the participating member states as described in any legislative measures of the European Union for the introduction of, change over to, or operation of, a single or unified European currency.

“Excess Cash Flow” has the same meaning specified under “Adjusted Excess Cash Flow” in the Credit Agreement as in effect on November 14, 2000, without giving effect to any amendment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statutes.

“Excluded Contribution” means Net Cash Proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale of Qualified Capital Stock of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on the date such capital contributions are made or the date such Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under “—Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the trustee.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“First Priority Lien Obligations” means (i) the Indebtedness and other Obligations under the Credit Agreement, (ii) the Indebtedness and other Obligations in respect of Interest Swap Obligations, Currency Agreements, Commodity Agreements and other hedging arrangements and agreements and (iii) Indebtedness and other Obligations under the Overdraft Facility, in the case of each of (i), (ii) and (iii), of the Company and its Subsidiaries (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Company and its Subsidiaries, whether or not a claim for such post-petition interest is allowed in any such proceeding or under applicable laws), but excluding the 9 1/2% Senior Second Secured Notes Due 2010 and guarantees thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated in any jurisdiction outside of the United States.

“Foreign Subsidiary” means any Subsidiary of the Company incorporated in any jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of November 14, 2000.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business) to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

Notwithstanding the preceding, “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means:

(1)  each New Domestic Restricted Subsidiary required to execute and deliver a Subsidiary Guarantee pursuant to the “Future Guarantors” covenant; and

(2)  each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture, in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor, provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

“Indebtedness” means with respect to any Person any indebtedness of such Person, without duplication, in respect of:

(1)  all Obligations for borrowed money;

(2)  all Obligations evidenced by bonds, debentures, notes or other similar instruments;

(3)  all Capitalized Lease Obligations;

(4)  the deferred and unpaid purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(5)  all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)  guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)  all Obligations under Currency Agreements, Commodity Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes of the definition of Indebtedness, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of the covenant described above under the caption “Limitation on Incurrence of Additional Indebtedness,” in determining the principal amount of any Indebtedness to be incurred by the Company or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

“Independent Financial Advisor” means a firm:

(1)  which does not have a direct or indirect common equity interest in the Company; and

(2)  which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, among the Trustee for the notes, Morgan Stanley Senior Funding, as administrative agent, Morgan Stanley & Co., Incorporated, as collateral agent, and Citibank, as the overdraft creditor, as amended, modified, restated, supplemented or replaced from time to time including, without limitation, any intercreditor or similar agreement with respect to any refinancing, replacement or restructuring (including, without limitation, any such agreement increasing the amount of indebtedness referred to therein or adding additional parties thereto) with respect to all or any portion of the indebtedness referenced in such agreement.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For purposes of the “Limitation on Restricted Payments” covenant:

(1)  “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Company at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and

(2)  the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated Indebtedness on such date to (2) Consolidated EBITDA of such Person during the Four Quarter Period ending on or prior to the Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Indebtedness” shall be calculated after giving effect on a pro forma basis for the period of such calculation to clause (2) of the first paragraph of the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Management Agreement” means the Management Agreement dated as of November 14, 2000 between the Company and Apollo.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(4)  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sales;

and (b) with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Domestic Restricted Subsidiary” has the meaning set forth in the “Future Guarantors” covenant.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated December 17, 2003, relating to the offering of the notes.

“Option Plan” means the Resolution Performance Products Inc. 2000 Stock Option Plan.

“Overdraft Facility” means the line of credit or overdraft facility between the Company and Citibank N.A., referred to in the Security Agreement, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Pari Passu Indebtedness” means any unsubordinated Indebtedness of either Issuer (other than any Indebtedness owed to any Subsidiary of the Company), including Indebtedness under the Credit Agreement and the 9 1/2% Senior Second Secured Notes Due 2010.

“Permitted Business” means the business of the Company and its Restricted Subsidiaries as existing on the Closing Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Holders” means Apollo and other Related Parties.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)  Indebtedness under the notes and any Guarantee thereof, in an aggregate principal amount not to exceed $140 million;

(2)  Indebtedness incurred pursuant to the Credit Agreement by the Company and its Restricted Subsidiaries, including RPP Europe, B.V., in an aggregate principal amount at any time outstanding not to exceed $600.0 million less (A) scheduled permanent repayments of Indebtedness under the Credit Agreement after November 14, 2000 made upon or after the scheduled maturity date for such payment by the Company and its Restricted Subsidiaries, if the Leverage Ratio of the Company on the date such payment is made is more than 3.0 to 1.0 and (B) the amount of all repayments of term debt and permanent commitment reductions under the Credit Agreement with (1) Net Cash Proceeds of Asset Sales applied thereto as required by the “Limitation on Asset Sales” covenant and (2) Excess Cash Flow applied thereto in the amounts required by the “Excess Cash Flow Repurchase Offer” covenant under the indenture governing the 13 1/2% Senior Subordinated Notes Due 2010 if the Leverage Ratio of the Company on the date such payment or commitment reduction is made is more than 3.0 to 1.0 and (C) the aggregate principal amount of notes originally issued on the Closing Date (provided that the amount in this clause (C) shall be reduced by the amount of any redemptions or repurchases thereof by the Company made after the Closing Date); provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the principal amount of any Indebtedness then outstanding under clause (12) below and provided further that any Indebtedness outstanding under the Credit Agreement on the Closing Date shall be deemed to be incurred under this clause (2); and provided further that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

(3)  (a) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Closing Date (including, without limitation, Indebtedness incurred in connection with the Transactions and the $328 million aggregate principal amount of 13 1/2% Senior Subordinated Notes Due 2010 and the $200 million aggregate principal amount of 9 1/2% Senior Second Secured Notes Due 2010) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (b) any Guarantee of the 13½% Senior Subordinated Notes Due 2010 incurred after the Closing Date by any Restricted Subsidiary of the Company and (c) any Guarantee of the 9 1/2% Senior Second Secured Notes Due 2010 incurred after the Closing Date by any Restricted Subsidiary of the Company;

(4)  Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)  Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the notes, in each case subject to no Lien held by a Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the notes; provided that if as of any date any Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the notes owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)  Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the lenders or the collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the notes and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the trustee and the holders of the notes; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the notes in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

(8)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)  Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

(10)  Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness of the Company and its Restricted Subsidiaries not to exceed $30.0 million in the aggregate at any one time outstanding; provided that all or a portion of the $30.0 million permitted to be incurred under this clause (10) may, at the option of the Company, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness; provided further that any Indebtedness incurred after November 14, 2000 and outstanding under this clause (10) (or clause (16) as provided in the preceding proviso) on the Closing Date shall be deemed to be incurred under this clause (10) (or clause (16), as the case may be);

(11)  Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(a)  such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

(b)  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received as determined in good faith by the Board of Directors of the Company or the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12)  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to the Company or to any Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount permitted to be incurred under clause (2) above to the extent set forth therein;

(13)  Indebtedness under Commodity Agreements;

(14)  Guarantees of Indebtedness of (x) any Restricted Subsidiary of the Company by the Company and its Restricted Subsidiaries, including agreements of the Company to keep well or maintain financial statement conditions of any Restricted Subsidiary of the Company and (y) the Company incurred pursuant to the Credit Agreement or pursuant to clauses (4) and (5) above by any Restricted Subsidiary of the Company;

(15)  Refinancing Indebtedness;

(16)  additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above; provided that any Indebtedness incurred after November 14, 2000 and outstanding under this clause (16) on the Closing Date shall be deemed to be incurred under this clause (16);

(17)  Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice and

(18)  Indebtedness incurred for the purpose of defeasing the notes.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant,

(a)  in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

(b)  accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant,

(c)  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

(d)  if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

(e)  if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such indebtedness was incurred, and

(f)  Indebtedness need not be incurred solely by reference to one category of Permitted Indebtedness or the Consolidated Fixed Charge Coverage Ratio provisions of such covenant but may be permitted to be incurred in part under any combination of categories of Permitted Indebtedness and the Consolidated Fixed Charge Coverage Ratio provisions.

“Permitted Investments” means:

(1)  Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become, immediately after such Investment, a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company; provided that such Restricted Subsidiary of the Company is not restricted from making dividends or similar distributions by contract, operation of law or otherwise, other than as permitted by the “Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant;

(2)  Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the indenture;

(3)  Investments in cash and Cash Equivalents;

(4)  loans and advances to employees and officers of the Company and its Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $7.5 million in the aggregate at any one time outstanding or (b) to fund purchases of Capital Stock of the Company or RPP Inc. under the Option Plan or similar employment arrangements so long as no cash is actually advanced by the Company or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

(5)  Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(6)  Investments in securities of trade creditors or customers received

(a)  pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or

(b)  in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(7)  Investments

(a)  made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(b)  consisting of consideration received by the Company or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by the Company or any of its Restricted Subsidiaries of $3.0 million or more or

(c)  acquired in exchange for, or out of the proceeds of, a substantially concurrent offering of Capital Stock (other than Disqualified Stock) of the Company (which proceeds of any such offering of Capital Stock of the Company shall not have been, and shall not be, included in clause (3)(b) of the first paragraph of the “Limitation on Restricted Payments” covenant);

(8)  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(9)  Investments in the notes;

(10)  Investments in existence on November 14, 2000 (including, without limitation, Investments made in connection with the Transactions);

(11)  Investments made after November 14, 2000 in the Yuka Shell Epoxy Kabushi Kaisha Company joint venture between the Company and Mitsubishi Chemical Corp. not to exceed $10.0 million at any one time outstanding;

(12)  guarantees of Indebtedness to the extent permitted pursuant to the “Limitation on Indebtedness” and “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenants; and

(13)  additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $50.0 million at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1)  Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves, if any, as shall be required in conformity with

•	GAAP in the case of a Domestic Restricted Subsidiary, and

•	generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

(2)  statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)  judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)  licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or operating lease;

(7)  Liens securing Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)  Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12)  Liens in the ordinary course of business securing Indebtedness not exceeding $10.0 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

(13)  Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

(14)  Liens securing Indebtedness permitted to be incurred pursuant to clauses (9) and (12) of the definition of “Permitted Indebtedness”;

(15)  Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

(16)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(17)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(18)  Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (including, without limitation, clause (10) of the definition of Permitted Indebtedness); provided that:

(a)  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b)  such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(19)  Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(20)  Liens securing the aggregate amount of Indebtedness (including Acquired Indebtedness) incurred in connection with (or at any time following the consummation of) an Asset Acquisition equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Company’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by liens pursuant to clause (7) or (18) above;

(21)  Liens securing the maximum principal amount of Indebtedness that can be incurred such that on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio does not exceed 3.0:1.0 (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) (it being understood that, if the agent under the Credit Agreement receives an officer’s certificate to the effect that the incurrence of a Lien to secure such Indebtedness (or in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder occurs) is permitted under this clause, then the Lien securing such Indebtedness under the Credit Agreement shall retain its seniority even if the Lien was actually not permitted);

(22)  Liens securing additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement); and

(23) Liens securing Indebtedness permitted under clause (18) of the definition of Permitted Indebtedness provided that such Lien does not cover any of the cash or cash equivalents that are deposited with the Trustee or otherwise to defease the notes.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Pledge Agreement” means, collectively, that certain US Pledge Agreement, dated as of November 14, 2000, as amended and restated as of April 9, 2003, and as amended through and including the Closing Date, among the Collateral Agent, the Trustee for the Securities, Deutsche Bank Trust Company Americas, as trustee for the 9½% Senior Second Secured Notes due 2010, RPP Inc., the Company and the Subsidiaries of the Company party thereto, granting, among other things, a Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Securities (but otherwise subject to the Intercreditor Agreement), and any other pledge agreements entered into in connection therewith under laws of any jurisdiction outside of the United States, in each case, as amended, modified, restated, supplemented or replaced from time to time.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries in which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Recapitalization” means the recapitalization of the Company and RPP Inc. consummated on November 14, 2000.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

(1)  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a)  is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(b)  is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

(c)  subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2)  with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)  with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of (A) for purposes of clause (15) of the definition of Permitted Indebtedness, Indebtedness incurred or existing in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12) or (14) of the definition of Permitted Indebtedness) or (B) for any other purpose, Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in each case that does not:

(1)  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs, required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by the Company in connection with such Refinancing); or

(2)  create Indebtedness with

(a)  if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of Permitted Indebtedness, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced or

(b)  if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of Permitted Indebtedness or with the “Limitation on Incurrence of Additional Indebtedness” covenant, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

provided that—

•	if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and

•	if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Related Parties” of a specified Person means

(a)  if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company or of RPP Inc. for the benefit of any Person referred to in clause (a)(1) and

(b)  if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“RPP Inc.” means Resolution Performance Products Inc., a Delaware corporation, and any successor corporation.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property other than:

(a)  arrangements between the Company and a Wholly Owned Restricted Subsidiary of the Company or between Wholly Owned Restricted Subsidiaries of the Company or

(b)  any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

“Security Agreement” means that certain US Security Agreement, dated as of November 14, 2000, as amended and restated as of April 9, 2003 and as amended through and including the Closing Date, among the Collateral Agent, the Trustee for the Securities, Deutsche Bank Trust Company Americas, as trustee for the 9½% Senior Second Secured Notes Due 2010, RPP Inc., the Company and the Subsidiaries of the Company party thereto, granting, among other things, a Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Securities (but otherwise subject to the terms of the Intercreditor Agreement), as amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Collateral Agent, for the benefit of the trustee and the holders of the notes (but otherwise subject to the terms of the Intercreditor Agreement), in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the trustee and the holders of the notes (but otherwise subject to the terms of the Intercreditor Agreement).

“Shell” means the Royal Dutch/Shell Group of Companies and its Affiliates; provided that such Affiliates are not Affiliates of Apollo.

“Significant Subsidiary,” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means:

(1)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

(2)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

“Transactions” means the recapitalization of the Company, the related borrowings under the Credit Agreement and the offering and issuance of $200 million aggregate principal amount of 13½% Senior Subordinated Notes Due 2010, in each case, on or about November 14, 2000.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to December 15, 2006, provided, however, that if the period from such date of redemption to December 15, 2006, is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to December 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means The Bank of New York or any successor trustee under the Indenture.

“Unrestricted Subsidiary” means (1) any Subsidiary of any Person that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

•	such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

•	either (1) the Company certifies to the trustee in an officers’ certificate that such designation complies with the “Limitation on Restricted Payments” covenant or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

•	each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

•	immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant and

•	immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any indebtedness at any date, the number of years obtained by dividing

(1)  the then outstanding aggregate principal amount of such Indebtedness into

(2)  the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the global note may be transferred, in which but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC

(a)	upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary, and

(b)	ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certified Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the Global Note has previously been exchanged for certificated notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

DTC has advised the issuers as follows: DTC is

(1)	a limited-purpose trust company organized under the laws of the State of New York,

(2)	a member of the Federal Reserve System,

(3)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

(4)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, certificated notes will be issued in exchange for the global notes, which certificates will bear the legends referred to under the heading “Transfer Restrictions”.

EXCHANGE OFFER; REGISTRATION RIGHTS

We and the placement agents entered into the registration rights agreement on December 22, 2003 where we agreed, for the benefit of holders of the notes, that we will, at our expense,

(1)	within 120 days after the closing date of this offering, file a registration statement on Form S-1 or Form S-4 with the Commission relating to a registered exchange offer for the old notes under the Securities Act, and

(2)	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after December 22, 2003.

As soon as practicable after the registration statement of which this prospectus forms a part is declared effective, we will offer to all holders of the old notes not prohibited by law or SEC staff policy an opportunity to exchange their securities for a like principal amount of the exchange notes. We will keep the exchange offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered to us for exchange pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount at maturity equal to that of the old surrendered note. Interest on each exchange note will accrue from the later of

(1)	the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or

(2)	if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

Under existing interpretations of the SEC contained in several no-action letters to third parties, after the exchange offer the exchange notes will be freely transferable by holders thereof who are not our affiliates without further registration under the Securities Act. However, each holder that wishes to exchange its old notes for exchange notes will be required to represent

(a)  that any exchange notes to be received by it will be acquired in the ordinary course of its business,

(b)  that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act,

(c)  that it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours,

(d)  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes and

(e)  if such holder is a broker-dealer—

that it will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, by delivering to prospective purchasers the prospectus contained in the exchange offer registration statement. We will agree to make available during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

If:

•	because of any change in current law or prevailing interpretations of the staff of the Commission, we are not permitted to effect an exchange offer,

•	the exchange offer is not consummated within 210 days after December 22, 2003,

•	the placement agents in the private offering of notes hold notes that have the status of an unsold allotment, or

•	any other holder of notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer,

then in each case, pursuant to the registration rights agreement we will promptly deliver to the holders of the notes and the trustee written notice thereof and at our sole expense,

•	as promptly as practicable, file a shelf registration statement covering resales of the old notes,

•	use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act and

•	subject to customary exceptions, use our commercially reasonable efforts to keep effective the shelf registration statement until the earlier of (a) the date on which, in the written opinion of our counsel, all outstanding old notes held by persons that are not affiliates of any of us may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder.

If pursuant to the registration rights agreement a shelf registration statement is filed, we will

•	provide to each holder of old notes copies of the prospectus that is a part of the shelf registration statement,

•	notify each such holder when the shelf registration statement for the old notes has become effective and

•	take certain other actions as are required to permit unrestricted resales of the old notes.

A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification rights and obligations.

If pursuant to the registration rights agreement we fail to comply with the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then, as additional interest, amounts shall become payable in respect of the notes as follows:

(a)  if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC within 120 days following December 22, 2003 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

(b)  if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC within 180 days following December 22, 2003 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 60th day following the date such shelf registration statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

(c)  subject to certain customary exceptions, if (A) we have not exchanged exchange notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to the 210th day after December 22, 2003 or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to December 22, 2005 (other than after such time as all notes have been disposed of thereunder), then additional interest shall accrue on the principal amount of the notes at a rate of .25% per annum for the first 90 days commencing on (x) the 211th day after December 22, 2003 in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective in the case of (B) above, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period.

However, pursuant to the registration rights agreement the additional interest rate on the old notes we may be required to pay will not exceed in the aggregate 1.0% per annum. If we are required to pay additional interest, the additional interest will cease to accrue:

(1)	upon the filing of the exchange offer registration statement or a shelf registration statement, in the case of clause (a) above,

(2)	upon the effectiveness of the exchange offer registration or a shelf registration statement, in the case of clause (b) above,

(3)	upon the exchange of exchange notes for all old notes tendered, in the case of clause (c)(A) above, or

(4)	upon the effectiveness of the shelf registration statement which had ceased to remain effective, in the case of clause (c)(B) above.

Any amounts of additional interest due pursuant to clause (a), (b) or (c) above will be payable in cash on the same original interest payment dates as the old notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. Federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. Federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for U.S. Federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if

—a court within the United States is able to exercise primary supervision over the administration of the trust and

—one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offer

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for RPP LLC and RPP Capital by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The Consolidated and Combined Financial Statements of Resolution Performance Products LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been so included on reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Shell Nederland Chemie B.V.’s Resins Business for the six months ended June 30, 2000, KPMG Accountants N.V., independent auditors given on the authority of such firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the Commission’s public reference room in Washington, D.C. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

Index To Financial Statements

Page
Resolution Performance Products LLC

Consolidated and Combined Financial Statements

As of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002

Report of PricewaterhouseCoopers LLP, Independent Accountants	F-2

Independent Auditors’ Report of KPMG Accountants N.V.	F-3

Consolidated Balance Sheets as of December 31, 2002 and 2001	F-4

Consolidated and Combined Statements of Income and Comprehensive Income for each of the three years in the period ended December 31, 2002	F-5

Consolidated and Combined Statements of Owner’s Equity (Deficit) and Accumulated Other Comprehensive Loss for each of the three years in the period ended December 31, 2002	F-6

Consolidated and Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2002	F-7

Notes to Consolidated and Combined Financial Statements	F-8

As of September 30, 2003 and for the nine months ended September 30, 2003 and 2002

Consolidated Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002	F-35

Consolidated Statements of Income for the nine months ended September 30, 2003 and 2002 (unaudited)	F-36

Consolidated Statement of Owner’s Deficit for the nine months ended September 30, 2003 (unaudited)	F-37

Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (unaudited)	F-38

Notes to Consolidated Financial Statements	F-39

Report of Independent Accountants

To the Board of Managers and Owner of

    Resolution Performance Products LLC

In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated and combined statements of income, owner’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of Resolution Performance Products LLC and its predecessor, the Shell Chemicals’ Resins Business (the Resins Business) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing on page S-1, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated and combined financial statements. These financial statements and financial statement schedule are the responsibility of Resolution Performance Products LLC management and management of the Resins Business; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of the Resins Business’s manufacturing and marketing operations in The Netherlands, for any period prior to July 1, 2000. The Resins Business’s manufacturing and marketing operations in The Netherlands had total revenues of $173 million for the six months ended June 30, 2000. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those operations, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

As described in Note 3 to the Consolidated and Combined Financial Statements, the Resins Business had significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions were not the same as those that would result from transactions among wholly unrelated parties. Furthermore, as discussed in Notes 1 and 3, the Consolidated and Combined Financial Statements include various cost allocations and management estimates based on assumptions that management believed was reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had Resolution Performance Products LLC been operated as a separate entity.

/S/    PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 14, 2003

Independent Auditors’ Report

To the Board of Directors and Shareholder of

    Shell Nederland Chemie B.V.

We have audited the balance sheet as at 30 June 2000, and the related statements of income, comprehensive income and owner’s net investment and of cash flows, for the six-month period ended 30 June 2000, of Shell Nederland Chemie B.V.’s Resins Business (“SNC Resins Business”) not separately presented herein. We did not audit the statements of income, comprehensive income and owner’s net investment and of cash flows for the six-month period ended 30 June 1999. These financial statements are the responsibility of Shell Nederland Chemie B.V.’s and SNC Resins Business’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the SNC Resins Business as at 30 June 2000 and the results of its operations and its cash flows for the six month period ended 30 June 2000, in conformity with generally accepted accounting principles in the United States.

As described in Note 3 to the financial statements, the SNC Resins Business has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated third parties. Furthermore, as described in notes 1 and 3, the financial statements include various cost allocations and management estimates based on assumptions that management believe are reasonable under the circumstances. These allocations and estimates, however, are not necessarily indicative of the costs and expenses, assets or liabilities that would have resulted had the SNC Resins Business been operated as a separate entity.

Rotterdam, The Netherlands, 15 September 2000

(except for Note 10.5 which is as of 27 October 2000)

/S/    KPMG ACCOUNTANTS NV

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(In millions of U.S. Dollars)

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$4	$6
Receivables, less allowance for doubtful accounts of $2 and $3, respectively	105	110
Due from related parties	3	4
Prepaid assets	10	11
Inventories, less allowance for inventory obsolescence of $1 and $3, respectively	145	129
Taxes receivable	9	17
Deferred income taxes	5	2

Total current assets	281	279

Property, plant and equipment, at cost, less accumulated depreciation	441	395
Intangible assets, at cost, less accumulated amortization	19	19
Investments in equity affiliates	11	7
Deferred income taxes	41	34

Total assets	$793	$734

Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable—trade	$156	$96
Other payables and accruals	17	36
Deferred credit	5	—
Due to related parties	1	1
Taxes payable	2	2
Deferred income taxes	—	1
Current portion of long-term debt	1	—

Total current liabilities	182	136

Capital lease obligation	2	1
Interest rate swap obligation	—	5
Deferred revenue	5	—
Deferred income taxes	66	60
Pensions and other retirement plan obligations	22	31
Long-term debt	565	575

Total liabilities	842	808
Commitments and contingencies (Notes 12 and 13)	—	—

Owner’s deficit:
Member Interest—1,000,000 units authorized, 1,000,000 units issued	102	101
Accumulated deficit	(80)	(73)
Accumulated other comprehensive loss	(71)	(102)

Total owner’s deficit	(49)	(74)

Total liabilities and owner’s deficit	$793	$734

The accompanying notes are an integral part of these financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

	2002	2001	2000
Revenues	$738	$863	$949
Other revenues	2	—	—

Total	740	863	949

Cost and Expenses:
Purchase and variable product costs	438	483	579
Operating expenses	122	152	166
Selling, general and administrative	58	60	54
Depreciation and amortization	36	34	34
Research and development	20	25	26
Restructuring charges	6	—	—
Special charges	8	15	49

Total	688	769	908

Operating income	52	94	41

Income from equity investment	1	—	3
Interest expense, net	65	68	9

Income (loss) before income taxes	(12)	26	35
Income tax expense (benefit)	(5)	11	16

Net income (loss)	$(7)	$15	$19

The accompanying notes are an integral part of these financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED AND COMBINED STATEMENTS OF

OWNER’S EQUITY (DEFICIT)

Years Ended December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars (except for units))

	Member Interest	Predecessor Owners Investment	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Comprehensive Income
Balance, January 1, 2000	$—	$636	$—	$(72)	$564
Net cash distributions to owners		(61)			(61)
Tax effect of transaction among owners		4			4
Net income for the period January 1 to October 31, 2000		47			47	$47
Recapitalization through the reissuance of 1,000,000 member units	626	(626)			—
Capital contribution	200				200
Distribution to parent after recapitalization	(826)		(59)		(885)
Tax effect of Section 338(h)(10) election	112				112
Net loss for the period November 1 to December 31, 2000			(28)		(28)	(28)
Foreign currency translation, net of tax				(19)	(19)	(19)

Comprehensive income						$—

Balance, December 31, 2000	$112	$—	$(87)	$(91)	$(66)
Net income			15		15	$15
Dividend			(1)		(1)
Capital Contributions	20				20
Tax effect of Section 338(h)(10) election	(31)				(31)
Currency translation loss, net of tax				(4)	(4)	(4)
Interest rate swap, net of tax				(7)	(7)	(7)

Comprehensive income						$4

Balance, December 31, 2001	$101	$—	$(73)	$(102)	$(74)
Net loss			(7)		(7)	(7)
Capital Contribution	1				1
Currency translation gain, net of tax				25	25	25
Interest rate swap, net of $2 million tax				6	6	6

Comprehensive income						$24

Balance, December 31, 2002	$102	$—	$(80)	$(71)	$(49)

The accompanying notes are an integral part of these financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

	2002	2001	2000
Cash flows provided by (used for) operating activities:

Net income (loss)	$(7)	$15	$19

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	36	34	34

Amortization of deferred finance costs	2	3	—

Gain on sale of assets	(1)	(1)	(2)

Equity earnings in affiliates	(1)	—	(3)

Deferred income taxes	(8)	(1)	(11)

Deferred revenue	5

Pensions and other retirement plans obligations	(8)	5	12

Changes in operating assets and liabilities:

Receivables, net	14	36	(21)

Due from and owing to related parties	1	—	2

Prepaid assets	1	(5)	(6)

Inventories	(7)	18	9

Taxes receivable	8	—	—

Taxes payable	1	2	—

Deferred credit	5	—	—

Payables and accruals	28	(11)	93

Net cash provided by operating activities	69	95	126

Cash flows provided by (used for) investing activities:

Capital expenditures	(48)	(24)	(18)

Purchase of Elenac	—	—	(6)

Purchase of France subsidiary	—	(1)	—

Proceeds from asset disposals	2	1	2

Distributions from equity affiliates	1	1	5

Net cash used for provided by investing activities	(45)	(23)	(17)

Cash flows provided by (used for) financing activities:

Net cash distributions to owner	—	—	(61)

Purchase of owner’s investment	—	—	(870)

Proceeds from long-term debt	223	252	701

Payments of long-term debt	(247)	(353)	(28)

Deferred finance costs	(3)	(3)	(17)

Capital contributions	1	19	185

Net cash used for financing activities	(26)	(85)	(90)

Net (decrease) increase in cash and cash equivalents	(2)	(13)	19

Cash and cash equivalents at beginning of year	6	19	—

Cash and cash equivalents at end of year	$4	$6	$19

Supplemental disclosures of cash flow information:

Capital lease obligation incurred	$2	$1	—

Trade notes payable incurred	$4	—	—

Cash paid during the period for interest expense	$60	$71	$4

Cash paid (refunded) during the period for income taxes	$(10)	$12	—

The accompanying notes are an integral part of these financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

1.    Organization, Formation and Basis of Presentation

The Consolidated financial statements include the consolidated operations of Resolution Performance Products LLC (“RPP LLC”, or the “Company”), and its wholly owned subsidiaries including RPP Capital Corporation (“RPP CC”) since November 1, 2000.

Prior to November 1, 2000, the financial statements include the operations of the resins business (“Resins Business”) of the Royal Dutch/Shell Group of Companies (“Shell”). RPP LLC is a wholly owned subsidiary of Resolution Performance Products, Inc. (“RPPI”). RPP CC is a wholly owned finance subsidiary of RPP LLC that was formed in October 2000 to co-issue the 13 1/2% Senior Subordinated Notes jointly and severally with RPP LLC. RPP CC has nominal assets and no operations.

On November 14, 2000, with an effective date of November 1, 2000, RPP LLC acquired the Resins Business from Shell. On the same dates, simultaneous with the above acquisition, RPPI was acquired by RPP Holdings LLC, an affiliate of Apollo Management IV, LP (“Apollo”) in a recapitalization transaction. (See Note 15).

The accompanying Consolidated and Combined Financial Statements are presented in conformity with generally accepted accounting principles in the United States (“U.S.”). The accompanying Combined Financial Statements have been prepared from Shell’s historical accounting records and are presented on a carve-out basis to include the historical operations applicable to the Resins Business of Shell.

The Consolidated and Combined Financial Statements include all revenues and costs directly attributable to the Resins Business, including costs for facilities, functions and services used by the Resins Business at shared Shell sites and costs for certain functions and services performed by centralized Shell organizations and directly charged to the Resins Business based on usage. The results of operations for the periods prior to November 1, 2000, also include allocations of Shell’s general corporate expenses.

In addition, prior to November 14, 2000, Shell provided cash management services to the Resins Business through centralized treasury systems. As a result, all charges and cost allocations for facilities, functions and services performed by Shell organizations for the Resins Business are deemed to have been paid by the Resins Business to Shell, in cash, during the period in which the cost was recorded in the Consolidated and Combined Financial Statements. Allocations of current income taxes receivable or payable are deemed remitted, in cash, by or to Shell in the year 2000 in which the related income taxes were recorded.

All of the allocations and estimates for the periods prior to November 1, 2000 are based on assumptions that Shell management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Resins Business had been operated as a separate entity. It is not practicable to estimate the costs and expenses that would have resulted on a stand-alone basis.

The Company is engaged in manufacturing and marketing resins in the U.S. and internationally. Resins include epoxy resins, Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards; fiber reinforced plastics and construction materials.

Products containing epoxy resins serve a wide range of end-users, including automotive, aerospace, electrical, construction and industrial maintenance. Versatic acid and derivatives are specialty products that complement epoxy resins product offerings in the coatings, adhesives and construction industries.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

2.    Significant Accounting Policies

Principles of Consolidation and Combination

The accompanying Consolidated Financial Statements include the accounts of RPP LLC and its subsidiaries subsequent to October 31, 2000. The Combined Financial Statements include the accounts of the Resin Business of Shell prior to November 1, 2000. Corporate joint ventures are accounted for using the equity method. All significant inter-company transactions and accounts have been eliminated in consolidation.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist of highly liquid investments that are readily convertible into cash and have a maturity of three months or less at the date of acquisition. Cash and cash equivalents include restricted cash of $0 at December 31, 2002 and $0.6 million at December 31, 2001.

Inventories

Inventories primarily include product, materials and supplies. The inventories are valued at the lower of cost or net realizable value. The Company uses the FIFO method to cost its inventories. (See Note 4)

Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as a purchase or a sale. Any resulting volumetric exchange balances are accounted for as part of accrued liabilities or receivables and are valued using the FIFO method used to cost inventories. As of December 31, 2002 and 2001, inventory exchange balances were zero and $1 million. The $1 million inventory exchange balance in 2001 was included in accrued liabilities.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Estimated useful lives for plant and equipment, office buildings, tanks and pipelines are 20 years and range from three to ten years for other assets. Gains or losses from retirements or sales are recognized in income. Expenditures for maintenance and repairs, including major plant maintenance (turnaround), are expensed as incurred. Replacements and improvements are capitalized.

Intangible Assets

Intangible assets consist primarily of patents, which are being amortized on a straight-line basis over periods ranging from 6 to 17 years and other intangibles related to deferred financing costs. Deferred financing costs are being amortized over 5 to 10 year financing terms and the amortization is recorded as interest expense.

Impairment of long-lived Assets

The carrying values of long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying value of an asset is assessed by reference to an estimate of the asset’s undiscounted future net cash flows. Measurement of any impairment would include a comparison of discounted estimated future net cash flows to the net carrying value of the related assets.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Revenue Recognition

Revenues associated with sales of chemical products are recorded when title passes to the customer. Title generally passes to our customer on a FOB shipping point basis. Provisions for discounts and rebates to customers, and returns are provided for in the same period the related sales are recorded. Sales of by-products generated during the manufacturing process, primarily hydrochloric acid are included as a reduction to purchases and variable costs.

Research and Development Costs

Internal research and development costs are expensed as incurred unless they have alternative future uses.

Income Taxes

The Company is organized as a limited liability company and is not subject to U.S. income tax. Income tax information presented in the consolidated and combined financial statements includes U.S. income taxes attributed to the Company’s operations that are the responsibility of the Company’s sole-owner, RPPI.

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.

Prior to recapitalization of the Company, the Resins Business of Shell, and the related tax effects thereof, are included in a number of tax returns submitted by various Shell operating companies. There is no formal tax allocation agreement between the various Shells operating companies and the Resins Business. Accordingly, the tax amounts reflected in these Combined Financial Statements have been allocated based on the amounts expected to be paid or received from the various Shell operating companies filing tax returns in which the Resins Business is included, with net operating loss and credit carryforwards recorded in the event such benefits are expected to be realized by the Shell operating companies. The provision for income taxes represents income taxes deemed paid or received for the current year plus the change in deferred taxes during the year, excluding effects related to Shell’s corporate restructuring program. The pro forma effect on the Consolidated and Combined Statement of Income, Owner’s Equity (Deficit) of reflecting the provision for income taxes on a separate return basis is not material.

Deferred taxes result from differences between the financial and tax basis of assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Stock-Based Compensation

RPPI grants stock options to employees of the Company for a fixed number of shares with an exercise price no less than the fair value of the shares at the date of grant. RPPI accounts for such stock option grants in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and we have elected to follow APB 25. APB 25 prescribes the “intrinsic value based method” and requires pro forma disclosure of net income as if the “fair value based method” was used. We have determined that our pro forma compensation expense for 2002, 2001 and 2000 was $0 under the fair value method of FAS 123 using the Black Scholes Option pricing model. The Black Scholes option pricing model was used with the following weighted-average assumptions issued in each year.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Assumptions:

	2002	2001	2000
Estimated fair value per share of options*	$145	$310	$100
Risk-free interest rate	5.54%	5.28%	6.5%
Expected term	6 years	6 years	6 years
Volatility**	0%	0%	0%

*	The estimated market value was calculated in-house by using reasonable and customary methods for determining market values when there is no established trading market.
**	Assumed to be zero since RPPI is a private entity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. Although management believes these estimates are reasonable, actual results could differ from those estimates.

Risks and Uncertainties

The Company has operations in approximately 13 countries, and in each country, the business is subject to varying degrees of risk and uncertainty. The Company insures its business and assets against insurable risks in a manner that it deems appropriate. Because of its diversity, the Company believes that the risk of loss from non-insurable events in any one business or country would not have a material, adverse effect on its operations as a whole. Additionally, management believes there is no material concentration of risk within any single customer or supplier, except for Shell, or small group of customers or suppliers, whose failure or nonperformance would materially affect the Company’s results.

Foreign Currency Transactions

For the Company’s operations outside the U.S., where the local currency is considered to be the functional currency, those operations are translated into U.S. Dollars using the exchange rate at each balance sheet date for assets and liabilities; the average exchange rate is utilized for each period for revenues, expenses, gains and losses and cash flows. The effects of translating such operations into U.S. dollars are included as a component of owner’s equity (deficit). A substantial amount of assets and liabilities outside the United States are denominated in the Euro. The U. S. dollar to the Euro exchange rate was 0.954 and 1.13 at December 31, 2002 and 2001, respectively. The effects of remeasuring those operations where the U.S. dollar is used as the functional currency, and all related transaction gains and losses, are reflected in current earnings.

The Company may utilize forward exchange contracts to hedge foreign currency transaction exposures. Gains and losses on hedging contracts are deferred and included in the measurement of the related transaction. The Company did not enter into forward exchange contracts during 2002 and 2001.

Environmental Costs

Environmental costs relating to current operations are expensed or capitalized, as appropriate, depending on whether such costs provide future economic benefits. Remediation liabilities are recognized when the costs are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Environmental liabilities in

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

connection with properties that are sold or closed are realized upon such sale or closure, to the extent they are probable and estimable and not previously reserved. In assessing environmental liabilities, no set-off is made for potential insurance recoveries. Recognition of any joint and several liabilities is based upon the Company’s best estimate of its final pro rata share of the liability.

Derivatives

Commencing January 1, 2001, the Company adopted SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). SFAS 133, as amended by SFAS 138, requires that derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of derivative and the effectiveness of the hedge. The Company does not enter into derivative instruments for trading purposes; however, interest rate swaps were entered into during 2001 in connection with the Company’s credit facility. The Company uses interest rate swaps to protect against interest rate fluctuation by fixing the variable portion of interest rates in its credit facility. By using the interest rate swaps to hedge interest rate cash flows, the Company exposes itself to market risk; however market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

As mentioned above, the Company entered into interest rate swap agreements related to the B term loan for notional amounts of $50 million, $75 million, $100 million, $25 million and $50 million that fix the LIBOR portion of our interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. The consolidated and combined statement of income for the year ended December 31, 2001 includes interest expense at the fixed rates stated above. The Company did not hedge interest rate cash flows in the prior year period. For the year ended December 31, 2001, the Company has recognized a net $7 million charge in comprehensive income relating to SFAS 133. This charge was due to the change in the fair value of the Company’s interest rate swaps as a result of declining interest rates. In 2002, our remaining interest rate swap agreements expired or were terminated and we entered into an interest rate cap agreement for the notional amount of $150 million which was designated as a hedge. The cost of terminating the interest rate swap agreements was $1.5 million and this cost will be amortized as interest expense over the original life of those agreements. The interest rate cap agreement caps the floating rate at 3% and expires on February 28, 2004. The cost of the interest rate cap agreement was $183,750 and will be amortized over its term.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS 142 (Goodwill and Other Intangible Assets). This statement requires that goodwill no longer be amortized but should be tested for impairment at least on an annual basis. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 121, (Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of). Intangible assets with an indefinite useful life can no longer be amortized until their useful life becomes determinable. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, it does apply to any goodwill acquired in a business combination completed after June 30, 2001. Based upon its review to date of SFAS 142, the Company does not believe that any changes will be required in its current practices or procedures. The Company does not have any goodwill and other intangible assets consist of patents with a net book value of $1 million at December 31, 2001. Accordingly, our adoption of SFAS 142 on January 1, 2002 did not have a material impact on consolidated results of operations, cash flows or financial position of the Company.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

In August 2001, the FASB issued SFAS 143 (Accounting for Obligations associated with the Retirement of Long-Lived Assets). This statement requires the following: (a) an existing legal obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows, and (c) upon initially recognizing a liability for an asset retirement obligation, an entity capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. Our adoption of SFAS 143 on January 1, 2003 did not have a material impact on our consolidated results of operations, cash flows or financial position.

In October 2001, the FASB issued SFAS 144 (Accounting for the Impairment or Disposal of Long-Lived Assets). This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The requirements of this statement provide that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The scope of discontinued operations will be expanded to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. We do not typically dispose of significant assets that are used in the manufacturing operations and assets that are normally disposed of have a minimal net book value. Our adoption of SFAS 144 on January 1, 2002 did not have a material impact on our consolidated results of operations, cash flows or financial position.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent, in accordance with the current GAAP criteria for extraordinary classification. In addition, SFAS No. 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules. This Statement also contains other corrections to authoritative accounting literature. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002. Our adoption of SFAS 145 on January 1, 2003 did not have a material impact on our consolidated results of operations, cash flows or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94-3. We will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of our commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee, including the cases in which the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. This Interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end. Management believes that we are not guarantor under FIN 45; therefore our adoption of this interpretation will not have a material effect on our consolidated results of operations, cash flows or financial position. In accordance with the provisions of FIN 45, we will recognize the fair value of guarantees issued after December 31, 2002.

In December 2002, the FASB issued SFAS 148 (Accounting for Stock-Based Compensation-Transition and Disclosure). This statement amends SFAS 132 (Accounting for Stock-Based Compensation). This statement provides two additional alternative transition methods for recognizing an entity’s voluntary decision to change its method of accounting for stock-based employee compensation to the fair value method. In addition, entities will have to (1) make more prominent disclosures regarding the pro forma effects of using the fair-value method of accounting for stock-based compensation, (2) present those disclosures in a more accessible format in the footnotes to the annual financial statements, and (3) include those disclosures in interim financial statements. SFAS 148 will be effective for fiscal years ending after December 15, 2002. RPP Inc., our parent company, grants stock options to our employees for a fixed number of shares with an exercise price no less than the fair value of the shares at the date of grant. Our adoption of SFAS 148 on December 31, 2002 did not have a material impact on consolidated results of operations, cash flows or financial position of the Company. We will continue to account for such stock option grants in accordance with FASB 123, Accounting for Stock-Based Compensation, which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of controlling financial interest or in which equity investors do not bear the residual economic risks. The interpretation applies to variable interest entities (VIEs) created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. It applies in the fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise holds a variable interest that was acquired before February 1, 2003. Our current consolidated financial statements do not include VIEs.

Reclassifications

Certain reclassifications were made to prior year amounts in order to conform with the current year’s presentation.

3.    Transactions with Related and Certain Other Parties

Related Parties

The Company and its predecessor have entered into transactions with subsidiaries and affiliates of the Royal Dutch/Shell Group of Companies. All transactions were entered into in the ordinary course of business. Upon

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

consummation of the recapitalization, Shell, while owning a 6.8% fully diluted ownership interest in RPPI, has no operational controls or board of director representation, and therefore is no longer considered a related party. Accordingly, 2002 related party amounts are primarily attributable to transactions with Japan Epoxy Resins (our 50% equity affiliate). The aggregate amounts of related party transactions were as follows for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Revenues	$13	$19	$18
Cost and expenses:
Purchases and variable products costs	7	5	308
Operating expenses	—	—	85
Selling, general and administrative expenses	1	1	25
Research and development expenses	—	—	17

Revenues

Sales to related parties are derived largely from the sale of finished products. Amounts due from related parties were $3 million and $4 million at December 31, 2002 and 2001, respectively. Amounts due to related parties were $1 million at December 31, 2002 and 2001.

Costs and Expenses

The Company purchases a significant portion of its primary feedstocks from Shell. In instances where the Business’s manufacturing facilities are operated as part of a larger Shell petrochemical and refining complex, Shell may also provide site services, utilities, materials, facilities and operatorship services. Research and development activities are performed largely by the Company’s employees at Shell’s technology centers in the United States and The Netherlands. In addition, Shell provided various corporate services (such as cash management, legal, marketing, benefit plans and other financial services) to the Resins Business.

Prior to the recapitalization, the costs of services were directly charged to or allocated between the Resins Business and other divisions of Shell, using methods which Shell’s management considered reasonable. Allocation methods include proportionate allocation on the basis of assets, production volumes, usage, revenues and employees. Such charges and allocations are not necessarily indicative of amounts that would have been incurred had the Resins Business operated as a separate entity. As of the recapitalization, all transactions between Shell and the Company are governed by written contractual agreements that clearly define all goods and services to be delivered and the costs for such goods and services.

All charges and cost allocations for facilities, functions and services performed by Shell organizations for the Resins Business are deemed to have been paid by the Resins Business to Shell, in cash, during the period in which the cost was recorded in the Combined Financial Statements. Accordingly there was no interest expense provided since the Resins Business was in a net receivable position from Shell due to the cash management agreement.

The Company has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

On November 14, 2000, certain officers of the Company issued notes payable totaling $1 million to the Company to purchase stock of RPPI. As of December 31, 2002, the notes payable and accrued interest amounted to $1 million.

The Company entered into a management agreement, as amended, with Apollo for management consulting services. Under the agreement, Apollo shall advise the Company concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company. As consideration, the Company paid Apollo an annual fee of $0.750 million and $1 million in 2002 and 2001, respectively

Effective January 1, 2003, the terms of the management consulting agreement were amended to waive payment of the annual management fee to Apollo during 2003; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 or 2004, our and our subsidiaries’ consolidated earnings before interest, taxes, depreciation and amortization (as determined in accordance with our historical practices) is $116 million or more, we shall pay to Apollo (i) the quarterly installments of the annual management fee for the remainder of 2003 and thereafter and (ii) 125% of the amount of the quarterly installments of the annual management fee which were waived during 2003.

The Company also paid approximately $7 million and $4 million related to certain freight costs to Quality Distribution, Inc., an affiliate of Apollo in 2002 and 2001, respectively.

The Company paid approximately $0.6 million during 2001 on behalf of RPP Inc. for legal and external audit services rendered in the ordinary course of business that have been recognized as a constructive cash dividend. In addition, RPPI made a capital contribution of approximately $1 million during 2002 and 2001 to us relating to pension costs.

Other Parties

Other parties include those parties that fall outside the definition of “related parties”, but with whom the Company or its related parties have a relationship that enables the parties to negotiate terms of material transactions that may not be available from other more clearly independent parties on an arm’s length basis. As indicated above, Shell is not considered a related party; however, in connection with the recapitalization transaction, we entered into numerous agreements, for example, to purchase feedstocks and to receive site services for: utilities, materials, facilities and operatorship services that are significant to our operations. See Note 13 for more details on our commitments surrounding certain agreements with Shell. At December 31, 2000, accounts payable and accounts receivable related to Shell were $39 million and $1 million, respectively. The Company expensed $63 million for the two months from the inception of the Transaction to December 31, 2000. During 2002 and 2001, the Company paid Shell $343 and $361 million for these various agreements and Shell paid us $16 million and $21 million for certain site services that we provided to Shell, respectively. At December 31, 2002 and 2001, accounts payable and accounts receivable related to Shell were $18 million and $23 million and $4 million and $3 million, respectively.

During 2002, we received total proceeds of $22 million from Shell under the environmental agreements through indemnity payments and as part of the November 2002 amendments, and we applied $17 million ($16 million for capital projects and $1 million for expense projects) to reduce capital expenditures and operating expenses. This resulted in a Deferred Credit balance of $5 million on the Consolidated Balance Sheets as of December 31, 2002. The remaining Deferred Credit balance will be applied to capital expenditures and operating expenses as the funds are spent in the future.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

4.    Inventories of Products

Product inventories are valued at the lower of cost or net realizable value, cost being determined using either a weighted-average or FIFO method. Effective November 1, 2000, the Company changed its inventory accounting policy in the U.S. from LIFO (Last In First Out) to FIFO (First In First Out). The change was made to provide better matching of revenues and expenses.

Total inventories, net of allowance for obsolescence at December 31, 2002 and 2001 were comprised of the following:

	2002	2001
Raw materials	$10	$11
Finished products	122	108
Materials and supplies	13	10

Total	$145	$129

5.    Property, Plant and Equipment

Property, plant and equipment at December 31, 2002 and 2001 consist primarily of manufacturing assets as follows:

	2002	2001
Plant and equipment	$1,084	$994
Office buildings	33	32
Other assets	65	21

Total	$1,182	$1,047
Less: accumulated depreciation	(741)	(652)

Net property, plant and equipment	$441	$395

During 2002 and 2001, the Company incurred approximately $26 million and $29 million for repairs and maintenance related to property, plant and equipment. Also in 2002 and 2001, the Company entered into capital lease agreements resulting in $3 million and $1 million of plant and equipment. Substantially all current and future assets are pledged as security under the Company’s credit agreement.

6.    Intangible Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 141 “Business Combinations” and Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”. These accounting pronouncements require that we prospectively cease amortization of all intangible assets having indefinite useful economics lives. Such assets are not to be amortized until their lives are determined to be finite, however, a recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Intangible assets consist of the following (in millions of U. S. dollars):

	December 31, 2002		December 31, 2001
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Patents and trademarks	$12	$11	$12	$10
Deferred finance costs	23	5	20	3

Total	$35	$16	$32	$13

Aggregate Amortization Expense:

For year ended December 31, 2002	$3

Estimated Amortization Expense:

For the year ended December 31, 2003	$3
For the year ended December 31, 2004	$3
For the year ended December 31, 2005	$3
For the year ended December 31, 2006	$3
For the year ended December 31, 2007	$2
Thereafter	$5

7.    Investments in Equity Affiliates

Investments in affiliates, accounted for using the equity method, are as follows as of December 31, 2002 and 2001:

Joint venture	Country of incorporation	Percentage holding	2002	2001
Japan Epoxy Resins (formerly Yuka Shell Epoxy K.K.)	Japan	50%	$11	$7

8.    Income Taxes

The income tax expense consists of the following:

	2002	2001	2000
U.S. and other income taxes:
Current income tax—U.S.	$—	$—	$12
Current income tax—outside U.S.	—	—	14
Deferred income tax—U.S.	1	10	(12)
Deferred income tax—outside U.S.	(6)	1	2

Total	$(5)	$11	$16

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Deferred income taxes are provided for the temporary differences between the book and tax basis of our assets and liabilities. Significant components of deferred tax assets and liabilities as of December 31, 2002 and 2001 are as follows

	2002	2001
Deferred tax assets:
Tax loss carryforwards, net of $1 million valuation allowance	41	31
Other	$5	$5

Total deferred tax assets	46	36

Deferred tax liabilities:—
Items associated with capitalized costs:
Depreciation and amortization	(66)	(60)
Other	—	(1)

Total deferred tax liabilities	(66)	(61)

Net deferred tax asset (liabilities)	$(20)	$(25)

Historically, our operations have been included in the tax returns submitted by various Shell operating companies. The tax amounts reflected in our historical results have been allocated based on the amounts expected to be paid or received from the various Shell operating companies filing tax returns in which our operations were included.

As part of the recapitalization transaction, the Company made a Section 338(h) (10) election for U.S. tax purposes for the year ended December 31, 2000. As a result, the tax basis of the U.S. assets was stepped-up to their fair value and a deferred tax asset of $112 million was recorded. The Company has reclassified amounts within Owner’s Deficit for the year 2000 to give effect to this election.

During 2001, the tax effect of the Section 338(h) (10) election was adjusted by approximately $31 million relating to differences between tax and book basis in connection with the changes in the allocation of the purchase price. This adjustment was treated as a reduction of the Member Interest.

The corporate restructuring program (see Note 1) resulted in changes in the tax basis of certain of the Resins Business assets. Due to the related party nature of this restructuring, the changes in the deferred tax balances relating to these changes in the tax basis have been recorded through owner’s equity.

Deferred tax assets and liabilities are recorded in the accompanying Consolidated Balance Sheet as follows:

	2002	2001
Current assets	$5	$2
Noncurrent assets	41	34
Current liabilities	—	(1)
Noncurrent liabilities	(66)	(60)

	$(20)	$(25)

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Total income tax expense for the years 2002, 2001 and 2000 was equivalent to effective tax rates of 42%, 43% and 46%, respectively. Income before income taxes attributable to U.S. and non-U.S. operations was as follows:

	2002	2001	2000
U.S.	$9	$29	$(5)
Non-U.S.	(21)	(3)	40

	$(12)	$26	$35

Reconciliation of actual tax expense to the expected tax expense calculated at the U.S. Statutory rate (35%) is as follows:

	2002	2001	2000
Tax at 35%	$(4)	$9	$12
State taxes, net	—	1	(1)
Net effect of different tax rates in non-U.S. jurisdictions	2	2	2
Tax credits	(2)	—	—
Other	(1)	(1)	3

Total	$(5)	$11	$16

At December 31, 2002, we had net operating loss carryforwards for income tax purposes in various jurisdictions. Of those carryforwards that are subject to expiration, they will expire, if unused over the years through 2022. We anticipate taxable income in future years will allow us to fully utilize the carryforwards that have not had a valuation allowance placed against them. We provided a valuation allowance due to the likelihood of not utilizing the net operating loss carryforwards in certain foreign tax jurisdictions.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

9.    Pension Plans, Other Post Retirement Benefits and 401(k) Plan

Effective December 1, 2000, the Company began providing defined pension and other post-retirement benefit plans (“OPEBs”) to employees in the U.S. and internationally. The OPEBs primarily consist of retiree medical benefits. As of December 31, 2002 and 2001 approximately 511 and 504 employees in the U.S. and 369 and 385 employees internationally participate in these plans. The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans for the years ended December 31, 2002 and 2001:

	2002		2001
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Change in benefits obligation
Benefits obligation at beginning of year	$64	$17	$77	$20
Service cost	5	1	5	1
Interest cost	4	1	5	1
Actuarial (gain) loss	13	(8)	(7)	(5)
Plan amendments	(5)	(4)	—	—
Transfer adjustment*	—	—	(16)	—

Benefits obligation at end of year	$81	$7	$64	$17

Change in plan assets
Fair value of plan assets at beginning of year	$51	$—	$70	$—
Actual return on plan assets	8	—	—	—
Employer contributions	15	—	—	—
Transfer adjustment*	—	—	(19)	—

Fair value of plan assets at end of year	$74	$—	$51	$—

Funded status	(7)	(7)	(13)	(17)
Unrecognized net prior service cost	(4)	(4)	—	—
Unrecognized net actuarial loss (gain)	13	(13)	2	(3)

Accrued cost	$2	$(24)	$(11)	$(20)

Discount rate**	3.5-6.75%	6.0-6.75%	3.5-7.25%	6.5-7.25%
Expected return on plan assets	8.0-9.0%	N/A	8.0-9.0%	N/A
Rate of compensation increase	2.0-4.00%	N/A	2.0-4.5%	N/A
Service cost	$5	$—	$5	$1
Interest cost	4	1	5	1
Expected return on assets	(5)	—	(6)	—
Recognized net actuarial gain	—	(1)	—	—

Net periodic cost	$4	$—	$4	$2

*	The transfer adjustment relates to Shell employees that decided not to remain with RPP LLC’s pension plans.
**	The range of rates represents the applicable country’s assumed rates.

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2002 was 9% trending down through 2008 and 4.5% thereafter. Increasing or decreasing the assumed health care cost trend rate by one percentage point in each year would change the accumulated

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

postretirement benefit liability as of December 31, 2002 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

The fund pension and unfunded other retirement obligations had the following activity:

	2002	2001
Balance at beginning of year	$31	$27
Currency translation adjustment	2	(2)
Net periodic expense accrual	4	6
Cash contributions	(15)	—

Balance at end of year	$22	$31

During 2002, with respect to long-term employee benefit costs, key assumptions include the long-term rate of return on pension assets, the annual rate of inflation of health care costs, retiree life expectancies and the general interest rate environment. Due to a change in estimates in connection with our postretirement medical benefit obligation for our European region, we experienced a reduction in our unfunded obligation of approximately $11 million to be recognized over the expected life of the participants. Starting in 2002, we estimate that the $11 million benefit will reduce our postretirement expense over a 14 year amortization period or by approximately $0.8 million annually.

During 2001, the Company established a nonqualified deferred compensation plan for U. S. employees who are participants in the RPP Inc. stock option plan. Participants may elect to defer up to 50% of base wages and 100% of bonus pay and stock option compensation. The participants deferred compensation contributions are made to a rabbi trust. The Company’s obligations under this plan are unfunded; however, the Company must pay tax on compensation that is deferred by the participant. The participant is required to reimburse the Company for taxes once the funds are withdrawn from the plan.

Effective December 1, 2000, the Company established a 401(k) plan as an additional retirement and income tax reduction facility. Full time employees are eligible to participate immediately. Employees may make pre-tax and after-tax contributions ranging from 1% to 60% subject to Internal Revenue Service limitation and 1% to 10%, respectively. Company contributions range from 3, 5 and 10 percent after completion of service of 2, 5 and 9 years, respectively. Company contributions amounted to $2 million for each of the years ended December 31, 2002 and 2001.

10.    Long-term Debt

Long-term debt at December 31, 2002 and 2001 consisted of the following (in millions):

	2002	2001
Senior Subordinated Notes	$328	$275
Term Loan A	69	72
Term Loan B	155	225
US Revolver	6	—
Other	3	—

Total long-term debt	$561	$572
Net premium on senior subordinated notes	5	3
Less current portion of long-term debt	1	—

	$565	$575

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

In November 2000, RPP LLC and RPP Capital issued $200 million aggregate principal amount of 13 1/2% Senior Subordinated Notes due 2010 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. These notes were issued to bondholders at a discount of $3 million, and accordingly, we received gross proceeds of $197 million from the offering of these notes. In May 2001, RPP LLC and RPP Capital registered an identical series of notes with the Securities and Exchange Commission and completed an exchange of all of the unregistered $200 million of notes for the existing registered notes. On November 14, 2001, RPP LLC and RPP Capital issued $75 million aggregate principal amount of unregistered notes in a private offering pursuant to Rule 144A and Regulation S under the Securities Act. The notes were issued to the bondholders at a premium of $5.1 million, plus accrued interest from May 15, 2001 and accordingly, we received gross proceeds of $85.1 million from the offering of the notes. In January 2002, RPP LLC and RPP Capital registered an identical series of notes with the Securities and Exchange Commission and subsequently completed an exchange of all of the $75 million of unregistered notes for the existing registered notes. On December 18, 2002, RPP LLC and RPP Capital issued $53 million aggregate principal amount of unregistered notes in a private offering pursuant to Rule 144A and Regulation S under the Securities Act. The unregistered notes were issued to the bondholders at a premium of $3 million, plus accrued interest from November 15, 2002, and accordingly, we received gross proceeds of $56 million from the offering of the unregistered notes. In February 2003, RPP LLC and RPP Capital registered an identical series of notes with the Securities and Exchange Commission and completed an exchange offer for all of the $53 million of unregistered notes for the notes on March 21, 2003. The $328 million of existing notes may be redeemed in whole at any time or in part from time to time, on and after November 15, 2005, at the specified redemption prices set forth under the indenture.

The $328 million of notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt and all liabilities of our subsidiaries that do not guarantee the notes. The proceeds from the issuance of the $200 million of notes in November 2000 were used to finance in part the recapitalization and related transaction costs and expenses. The net proceeds from the issuance of the $75 million of notes issued in November 2001 and the $53 million of notes issued in December 2002 were used to repay borrowings under the credit agreement. Interest on the notes is payable semi-annually in cash on each May 15 and November 15. The notes mature on November 15, 2010.

On November 14, 2000, RPP Inc., RPP LLC, RPP Capital and Resolution Nederland B.V. entered into a $600 million credit agreement with a syndicate of financial institutions, which has been modified by the amendments described below. The credit agreement provides for a six-year euro equivalent $100 million (at issuance) A term loan and an eight-year $350 million B term loan. Each term loan was fully drawn on November 14, 2000 and used to finance the recapitalization transactions, including certain related costs and expenses. In addition, the credit agreement provides for a six-year $150 million revolving credit facility that has been amended to $100 million as of December 5, 2002, the euro equivalent of which is also available, to be used for, among other things, working capital and general corporate purposes of ours and our subsidiaries, including without limitation, certain permitted acquisitions. The revolving credit facility also includes a sub-limit for letters of credit in an amount not to exceed $50 million. At December 31, 2002, we had $69 million outstanding under the term A loan, $155 million outstanding under the term B loan, $6 million outstanding under the revolving credit facility and $3 million in letters of credit. At December 31, 2002, we had additional borrowing capacity under the credit agreement of $91 million. During 2002, we borrowed $223 million and made payments of $247 million, of which $30 million were voluntary payments, under the credit agreement.

On November 5, 2001, we entered into an amendment to the credit agreement, which, among other things, permitted us to issue the $75 million notes so long as we prepaid the term loans with the proceeds there from. In addition, we amended our financial covenants by reducing the consolidated interest coverage ratio and increasing

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

the adjusted total leverage ratio. The credit agreement was amended effective as of June 20, 2002 to modify, among other things, certain covenants related to indebtedness and dividends. The indebtedness covenant was modified to permit additional debt not to exceed $1.8 million issued pursuant to RPP Inc.’s restricted unit plan, plus debt in respect of regularly scheduled interest payments thereon. The dividend covenant was modified to allow dividends not to exceed $30 million to RPP Inc. to be used for the purchase of certain RPP Inc. paid-in-kind junior subordinated notes and common stock. The definition of the Applicable Margin as it applies to the term loan B was also restated to a lower percentage. We incurred approximately $1.0 million of finance charges that were expensed in connection with the June 2002 amendment. We entered into the third amendment dated as of December 2, 2002 to the credit agreement which, among other things, permitted us to issue the old notes so long as we prepay the term loans with the proceeds from this offering and which amended our financial covenants by further reducing the consolidated interest coverage ratio and further increasing the adjusted total leverage ratio and which reduced the size of the revolving credit facility from $150 million to $100 million, in each case, effective upon completion of the offering of the old notes. As of December 31, 2002, we were in compliance with each of our financial covenants under the credit agreement. In addition, the credit agreement is not subject to advance rates or a borrowing base limit on availability. Payment of borrowings under the credit agreement may be accelerated if an event of default occurs. Events of default under the credit agreement include our failure to pay principal or interest when due, a material breach of any representation or warranty, covenant defaults, events of bankruptcy and a change of control.

The credit agreement is secured by substantially all current and future assets of RPP LLC, including a pledge of 100% of the stock of our domestic subsidiaries and 66 2/3% of the stock of our foreign subsidiaries. Our borrowings and those of our subsidiaries under the credit agreement are guaranteed by RPP Inc. and borrowings by our indirect subsidiary, Resolution Europe B.V. (f/k/a Resolution Nederland B.V.), are also guaranteed by us. The credit agreement requires us to maintain certain minimum financial covenants including a minimum consolidated interest coverage ratio and a maximum adjusted total leverage ratio.

Borrowings that are maintained as dollar term loans or loans under the revolving credit facility denominated in dollars, accrue interest at either Citibank’s prime lending base rate or the eurodollar rate plus, in each case, a margin ranging from 1.25% to 2.75%, which margin is dependent upon our leverage, as determined on a quarterly basis. Interest rates on the borrowings maintained as euro term loans or loans under the revolving credit facility denominated in euros, accrue interest at the euro rate plus associated costs plus, in each case, a margin ranging from 2.25% to 3.00% depending on our leverage, as determined on a quarterly basis.

Interest period elections generally range from one to six months, or to the extent available, nine or twelve months for eurodollar and euro rate loans. With respect to eurodollar loans and euro rate loans, interest is payable at the end of each interest period or, for interest periods longer than three months, at least every three months. During the year ended December 31, 2001, we entered into interest rate swap agreements related to the term loan B for notional amounts of $50 million, $75 million, $100 million, $25 million and $50 million. The interest rate swap agreements fix the LIBOR portion of our interest rates at 5.41%, 5.25%, 5.41%, 4.61% and 4.39%, respectively. In 2002, our remaining interest rate swap agreements expired or were terminated and we entered into an interest rate cap agreement for the notional amount of $150 million. The cost of terminating the interest rate swap agreements was $1.5 million and this cost will be amortized as interest expense over the original life of those agreements. The interest rate cap agreement caps the floating rate at 3% and expires on February 28, 2004. The cost of the interest rate cap agreement was $183,750 and will be amortized over its term.

With respect to base rate loans under the credit agreement, interest is payable quarterly on the last business day of each fiscal quarter. Calculation of all interest expense is based on the actual number of days elapsed in a year comprising 360 days. For each drawn letter of credit, we are required to pay a per annum fee equal to the

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

spread over the eurodollar rate for the revolving credit facility, a fronting fee equal to  1/4 of 1% on the aggregate daily stated amount of each letter of credit, plus administrative charges. Additionally, we will pay a commitment fee ranging from 0.375% to 0.500% per annum, depending on our leverage ratio, which commitment fee is payable quarterly on the unused available portion of the revolving credit facility.

Term loan A under the credit agreement required quarterly principal reductions that began on March 31, 2001 and continuing through November 14, 2006. As a result of prepayments, no further mandatory payments are required until September 2004. As a result of the prepayments made on the term loan B, quarterly principal reductions are no longer required. The next scheduled principal payment related to term loan B is the entire outstanding amount payable at maturity on November 14, 2008. Also, we may be required to make mandatory additional principal reductions under the credit agreement if we have excess cash flow or if we sell assets, issue additional debt, issue preferred or common equity or receive insurance proceeds.

Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of derivative and the effectiveness of the hedge. We do not enter into derivative instruments for trading purposes; however, interest rate swaps were entered into during 2001 in connection with the credit facility. In December 2002, we also entered into an interest rate cap agreement to replace the interest rate swap agreements which had expired or were terminated. We use interest rate swaps and the interest rate cap to protect against interest rate fluctuations on a portion of our floating rate exposure by fixing a portion of this exposure. By using the interest rate swaps and the interest rate cap to hedge interest rate cash flows, we are exposed to market risk; however market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

During 2002, we entered into unsecured trade notes, totaling $3.9 million that bear interest ranging from 6.75 to 8.18 percent, payable over thirty-six months with one of our vendors for the purchase of computer equipment and related services. As of December, 2002, $3.0 million of these unsecured trade notes was outstanding. Annual principal payments for other long-term debt will average approximately $1.3 million.

Current maturities of long-term debt, including the Senior Subordinated Notes, for the years ending December 31, are as follows (in millions):

2003	$1
2004	2
2005	3
2006	66
2007	—
Thereafter	494

$566

11.    Obligations Under Capital Leases

During 2001, we entered into five to seven year leases for equipment at an aggregate annual rental of $0.3 million. The equipment has been capitalized at its fair market value of $1.2 million, which approximates the present value of the minimum lease payments. During 2002, we entered into a number of thirty-six month leases for equipment at an aggregate annual rental of $0.8 million. The equipment has been capitalized at its fair market value of $2.3 million, which approximates the present value of the minimum lease payments. We will continue to review entering into capital lease agreements as alternate sources of financing with favorable interest rates as opportunities arise. At December 31, 2002, total amounts outstanding under capital leases totaled $3 million.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Future minimum payments under capital leases with initial or remaining terms of one year or more are $1 million for each year in 2003, 2004 and 2005.

12.    Contingencies and Other Matters

In the ordinary course of business, the Company is subject to various laws and regulations and, from time to time, litigation. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or results of operations of the Company. Management is not aware of any pending actions against the Company.

As mentioned above, our business is subject to various federal, state, local and foreign laws and regulations which govern environmental health and safety (“EHS”) related matters. Compliance with these laws and regulations requires substantial continuing financial commitments and planning. Moreover, the laws and regulations directly affect how we operate our business. The financial commitments consist of environmental costs for normal day to day operations, voluntary and mandatory matters as well as remediation issues.

As of December 31, 2002 and 2001, we have assessed that an environmental remediation liability accrual is not needed based on the current available facts, present laws and regulations, and current technology. We accrue for environmental liabilities when the liability is probable and the costs are reasonably estimable. This assessment is based on the lack of evidence of any claims or possible claims against us from the closing date of the recapitalization. For environmental conditions that existed prior to the closing date, our environmental remediation liability is influenced by agreements associated with the transactions whereby Shell generally will indemnify us for environmental damages associated with environmental conditions that occurred or existed before the closing date of the recapitalization, subject to certain limitations. In addition, management believes that we maintain adequate insurance coverage, subject to deductibles, for environmental remediation activities.

As mentioned above, the Company has substantial continuing financial commitments for compliance of environmental matters. During 2002 and 2001, the Company expended a total of $10 million and $3 million in related mandatory EHS capital projects not reimbursed by Shell. Also during 2002 and 2001, the Company expensed approximately $1 and $1 million of mandatory EHS costs not reimbursed by Shell. We expect a similar operating environmental commitment to continue in future years; however, the level of financial commitment may increase if the environmental laws and regulations become more stringent. During 2002, we received total proceeds of $22 million, in connection with indemnified environmental projects pursuant to the environmental agreements as amended and we applied $17 million ($16 million for capital projects and $1 million for expense projects) that reduced capital expenditures and operating expenses. This resulted in a Deferred Credit balance of $5 million on the Consolidated Balance Sheets as of December 31, 2002. The remaining Deferred Credit balance will be applied to capital expenditures and operating expenses as the funds are spent in the future.

13.    Leases and Other Commitments

Effective January 1, 2000, the Company entered into contractual agreements with Shell and other third parties for the supply of site services, utilities, materials and facilities (SUMF services) and for operation and maintenance services (OMS services) necessary to operate the Company on a stand-alone basis. The duration of the contracts range from one year, or less, to 20 years, depending on the nature of services. Such contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally in excess of five years). Contractual pricing generally includes a fixed and variable component.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Also effective January 1, 2000, the Company entered into contractual agreements with Shell and other third parties for the purchase of feedstocks. The terms of the agreements vary from three to ten years, extendable at the Company’s request and cancelable by either party as provided for in the respective agreements. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas.

Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2002:

Total
2003	$5
2004	5
2005	5
2006	5
2007 and thereafter	2

Total minimum lease payments	$22

Rental expense under operating leases was $6, $5 and $4 in 2002, 2001 and 2000, respectively.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

14.    Segment and Related Information

Using guidelines set forth in SFAS No.131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified three reportable segments based on geographic information: (i) U.S., (ii) Europe and Africa, and (iii) Asia Pacific and Middle East. Management operates its business through geographic regions and is not organized nor does it prepare discreet financial information by product line within the geographic regions.

Selected financial data by geographic region are presented below:

	U. S.	Europe and Africa	Asia Pacific and Middle East	Elim’s	Total
As of and for the year ended December 31, 2002:
Revenues from external customers	$367	$364	$9	$—	$740
Intersegment revenues*	19	142	4	(165)	—
Depreciation and amortization expense	24	12	—	—	36
Special charges	5	3	—	—	8
Total costs**	298	381	9	—	688
Operating income	69	(17)	—	—	52
Total assets	462	329	2	—	793
Equity investments in and advances to unconsolidated subsidiaries	—	11	—	—	11
Expenditures for long-lived assets	39	9	—	—	48

As of and for the year ended December 31, 2001:
Revenues from external customers	$444	$399	$20	$—	$863
Intersegment revenues	29	274	3	(306)	—
Depreciation and amortization expense	23	11	—	—	34
Special charges	10	5	—	—	15
Total costs**	354	394	21	—	769
Operating income	90	5	(1)	—	94
Total assets	423	305	6	—	734
Equity investments in and advances to unconsolidated subsidiaries	—	7	—	—	7
Expenditures for long-lived assets	11	13	—	—	24

As of and for the year ended December 31, 2000:
Revenues from external customers	$523	$397	$29	$—	$949
Intersegment revenues	32	244	4	(280)	—
Depreciation and amortization expense	24	10	—	—	34
Special charges	45	4	—	—	49
Total costs	519	360	29	—	908
Operating income	4	37	—	—	41
Total assets	441	340	11	—	792
Equity investments in and advances to unconsolidated subsidiaries	—	10	—	—	10
Expenditures for long-lived assets	8	10	—	—	18

*

The inter-segment revenue includes the impact of certain royalty, commission sales and manufacturing service arrangements between the U. S. and European segments. Most notably, under the manufacturing service arrangement, the U. S. engaged Europe to manufacture and supply product to certain of the U.S.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

global customers located in Asia. Accordingly, Europe’s revenues in 2001 decreased by $11 million through inter-segment billings from the U. S. in connection with the net sales earned by the U. S. on these European export sales to Asian customers. Similarly, under certain other royalty and commission sales arrangements, Europe’s revenues in 2001 decreased by another $3 million through inter-segment billings from the U. S.

**	The total cost includes the impact of a global procurement arrangement between the U. S. and Europe. Under this arrangement, the U. S. effectively negotiated the terms of certain feedstock contracts on Europe’s behalf and has agreed to bear the additional burden or benefit of these contract prices when compared to the prevailing market prices of these feedstocks, using a combination of monthly spot and quarterly contract prices. Accordingly, Europe’s feedstock costs in 2001 increased by $34 million through an inter-segment billing from the U. S. for the respective difference between the contract and prevailing market prices on selected feedstocks posted in Europe.

Revenues from external customers for each product group are presented below:

	December 31,
	2002	2001	2000
Resins	$488	$550	$585
BPA	125	183	219
Versatics	91	87	90
ECH	32	39	48
Other	4	4	7

Total Revenues	$740	$863	$949

Selected information on a per domicile country basis is presented below:

	December 31,
	2002	2001	2000
Revenues:
U.S.	$386	$474	$551
Netherlands	371	390	363
Germany	60	112	93
Other(1)	88	193	222
Intercompany	(165)	(306)	(280)

Total	$740	$863	$949

	December 31,
	2002	2001	2000
Net Long-Lived Assets: (2)
U.S.	$270	$233	$245
Netherlands	186	156	163
Germany	5	4	4
Other(1)	10	10	12
Intercompany	—	—	—

Total	$471	$403	$424

(1)	Other consists of other foreign countries that individually account for less than 10% of the total revenues.
(2)	Net long-lived assets include property, plant and equipment, intangibles and investment in equity affiliates.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Sales revenues are attributed to geographic regions based on the location of the manufacturing facility and/or marketing company, and are not based on location of customer. Intersegment amounts represent sales transactions within and between geographic regions.

Bayer AG accounted for approximately 9% in 2001 and 10% of our revenues 2000. Bayer AG developed its own internal capability for producing BPA and has been reducing its purchases of BPA from us. Sales of BPA to Bayer AG have ceased as the contract with Bayer AG expired on December 31, 2002.

15.    The Transaction

On November 14, 2000, RPP LLC and its affiliates acquired the Resins Business of Shell. Furthermore, on such date, Shell and RPP Inc. completed their sale to RPP Holdings LLC, an affiliate of Apollo Management IV, L.P., whereby RPP Holdings acquired control of RPP Inc. in a recapitalization transaction (“the Transaction”). The purchase price was approximately $840 million (net of $18 million of excess cash at RPP LLC), subject to adjustment, and a contingent subordinated note for up to $127 million (the “Earn-out”), to be issued by RPP Inc., our parent. Immediately following the Transaction, on a fully-diluted basis for all management options and stock issuable under RPP Inc.’s stock option plan, Apollo Management and certain co-investors own (through their ownership of RPP Holdings) approximately 81.9% of the outstanding common stock of RPP Inc., management owns (through its ownership of RPP Holdings and RPP Inc.) approximately 11.3% of the outstanding common stock of RPP Inc. and Shell owns approximately 6.8% of the outstanding common stock of RPP Inc. In November 2000, RPP LLC paid $12 million to Shell relating to certain expenses incurred prior to the Transaction. This payment was treated as a distribution to parent in the Owner’s Equity (Deficit) for the year ended December 31, 2000.

The acquisition has been accounted for as a leveraged recapitalization. The excess of the purchase price over the net assets acquired was recorded in Owner’s Equity (Deficit).

The consolidated net loss for the period November 1, 2000 to December 31, 2000 was $28. The difference between the net income for the year ended December 31, 2000 of $19 and the net loss for the period November 1, 2000 to December 31, 2000 was classified as part of predecessor Owner’s investment in Owner’s Equity (Deficit).

16.    Restructuring charges

The Company accrued a charge for employee severance and other exit costs of $6 million in the fourth quarter of 2002 related to a cost reduction program implemented in response to a significant decline in profitability. The global reduction in work force affected approximately 90 employees or 9% reduction in work force will commence in 2003. As of December 31, 2002, there were no payments charged against the accrued liability for severance and other exit costs. Other exit a cost relates to a modification of the OMS agreement previous entered into with Shell covering employee termination expenses to be absorbed by the Company. The Company expects to complete the restructuring program by the end of 2003.

17.    Special Charges

2002 Transition Costs

Transition activities for 2002 primarily consisted of $8 million of non-recurring transition expenses related to the migration from the predecessor’s IT systems and the implementation of an accounting function that were previously outsourced.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

2001 Transition Costs

For the year ended December 31, 2001, the Company expensed certain costs totaling $15 million for the year. These costs were primarily transitional costs that are non-recurring in nature that relate to $3 million of severance costs and $12 million of exit/relocation costs. The Company previously announced a restructuring program which covers the relocation or termination of employees, closing of foreign offices, and cancellation of Service Level Agreement’s and certain other agreements in place prior to the Transaction. As a result of the restructuring program, 35 employees were terminated in 2001. The $3 million balance in the accrual for severance costs at December 31, 2001 represents payments to be made over time for employee terminations during the year. In addition, seven foreign locations are in the process of being closed pending regulatory approval as of December 31, 2001. The Company expects to complete the restructuring program by the end of 2002. Also included in the special charges is approximately $1 million related to environmental expenses that relate to pre-acquisition period.

The following is a reconciliation of the exit/relocation and severance liability:

	December 31, 2001	Additions	Deductions	December 31, 2002
Transition expenses	$—	$8	$8	$—
Severance	$3	$—	$3	$—

	$3	$8	$11	$—

2000 Transaction and Transition Costs

In connection with the recapitalization transaction, the Company expensed certain costs totaling $49 million. The transaction costs were directly related to the acquisition, and consisted primarily of outside professional services.

These costs were primarily transitional costs that are non-recurring in nature and relate to charges required to establish RPP LLC as an independent entity, and consisted of the following:

a)	$31 million of transaction costs relating to transaction due diligence and activities associated with the sale and recapitalization, including approximately $21 million in legal fees and other due diligence fees, and $10 million in financial services and advice.

b)	$18 million of transition costs, the majority of which related to activities required to become an independent entity including organizational design, recruiting, establishment of fit for purpose work processes, information service fees as well as establishment of a new brand.

18.    Fair Value of Financial Instruments

The Company does not hold or issue financial instruments for trading purposes.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

The carrying amounts for cash and cash equivalents, accounts receivable and current liabilities are reasonable estimates of their fair values, principally due to the short-term maturities of these instruments. The estimated fair value of the Senior Subordinated Notes is based on the most recently available trading prices. The carrying amounts for the Term Loans are reasonable estimates of fair values, principally due to their floating interest rates.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

The estimated fair values of financial instruments are as follows:

	2002		2001
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
Financial assets:
Cash and cash equivalents	$4	$4	$6	$6
Accounts receivable, net	105	105	110	110

Financial liabilities:
Current liabilities	182	182	136	136

Long-term debt—principal:
Senior subordinated notes, including current portion	328	346	275	301
Term loan A	69	69	72	72
Term loan B	155	155	225	225
Revolver loans	6	6	—	—
Other debt	2	2	—	—

19.    Stock Option Plan

RPP Inc. has adopted stock option plans pursuant to which options with respect to a total of 69,000 shares of RPP Inc.’s common stock are available for grant to employees of, consultants to, or directors of RPP Inc. or RPP LLC. The board of directors of RPP Inc. or a compensation committee appointed from time to time by the board of directors administers the option plan. The right to grant options under the option plan will expire on the tenth anniversary of the closing date of the Transaction. Options granted under the plan are or will be either nonqualified or incentive stock options.

Options are granted in amounts and at such times and to such eligible persons as determined by the board of directors of RPP Inc. or the compensation committee. Options will vest in accordance with a schedule as determined by the Board of directors of RPP Inc. or the compensation committee and this vesting schedule will be outlined in the optionee’s option agreement. We expect options to vest as follows:

a)  One-third of the options will be time vesting options and will vest in equal increments over five years, ending on November 14, 2005. However, upon termination of a grantee’s employment without cause or for good reason within six months following the sale of RPP Inc. for cash or any transaction in which RPP Holdings sells at least fifty percent of its shares of common stock of RPP Inc. acquired by it, all of the time vesting options allocated to such terminated employee shall vest immediately on such termination.

b)  Two-thirds of the options will be performance options and will vest on November 14, 2008, the eighth anniversary of the closing date of the Transaction. The amount vested will be based on the operating results achieved by the business. However, vesting of all or a portion of the performance options will be accelerated upon the consummation of a sale of RPP Inc. for cash, or any transaction in which Apollo sells at least fifty percent of shares of common stock of RPP Inc. acquired by it.

The vesting of options will occur only during an employee’s, consultant’s, or director’s term of relationship with RPP Inc. All unvested options will be forfeited upon a termination of relationship.

The board of directors of RPP Inc. or the compensation committee will determine the exercise price for the options based on reasonable and customary methods for determining fair values when there is no established trading market. The initial exercise price was the same as the per share price being paid by RPP Holdings in the recapitalization. The options will expire on the thirtieth day immediately following the eighth anniversary of issuance.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

Upon a termination of relationship, RPP Inc. and RPP Holdings have certain repurchase rights. Upon a sale of RPP Inc. for cash or the occurrence of any transaction in which RPP Holdings sells at least 50% of the shares of common stock acquired by it, RPP Inc. also has certain repurchase rights. The weighted-average remaining contractual life of outstanding options at December 31, 2002 was approximately 6 years.

A summary of the Option Plans as of December 31, 2002, and changes during the years ended December 31, 2002 and 2001 are presented below:

	Number of shares covered by options	Weighted average exercise price
Outstanding at January 1, 2001	48,660	$100
Granted	15,330	$207
Exercised	—	—
Cancelled	4,758	$100

Outstanding at December 31, 2001	59,232	$128

Granted	1,820	$169
Exercised	—	—
Cancelled	1,320	$202

Outstanding at December 31, 2002	59,732	$127

Exercisable at December 31, 2001	2,926	$100

Exercisable at December 31, 2002	5,625	$139

We have elected to follow APB 25 and related interpretations in accounting for employee stock options. The options granted were valued using the fair value approach which represents the market value calculated in-house using reasonable and customary methods for determining values when there is no established trading market. Accordingly, no compensation expense has been recognized for these stock options. Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if we had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. We have determined that our pro forma compensation expense for 2002, 2001 and 2000 was $0 under the fair value method of FAS 123 using the Black Scholes Option pricing model. The Black Scholes option pricing model was used with the following weighted-average assumptions issued in each year.

Assumptions:

	2002	2001	2000
Estimated fair value per share of options*	$145	$310	$100
Risk-free interest rate	5.54%	5.28%	6.5%
Expected term	6 years	6 years	6 years
Volatility**	0%	0%	0%

*	The estimated market value was calculated in-house by using reasonable and customary methods for determining market values when there is no established trading market.
**	Assumed to be zero since RPPI is a private entity.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(In millions of U.S. Dollars)

20.    Supplemental Cash Flow Information

The Company translates its foreign subsidiaries financial statements for consolidation in accordance with SFAS 52 (Foreign Currency Translation) using the current rate method. As a result, the statement of cash flows is affected by the non-cash foreign currency translation adjustments that are pervasive in the consolidated balance sheet. The statement of cash flows has been adjusted to exclude the non-cash effects of the foreign currency translation adjustments.

21.    Other Revenue

In 2002 and 2001, the Company entered into a BPA technology license agreements wherein the Company granted non-exclusive licenses to a third parties to use RPP LLC’s technology to construct, operate and maintain and/or repair one licensed plant for the manufacture of BPA. Other than the grant to use the license, the Company will also provide technical assistance in the design, engineering, procurement, training, commissioning and/or start-up of the licensed plant. Revenues from the sale of the BPA technology license and related support services have been and will be recognized using the percentage of completion method. As of December 31, 2002, $2.1 million has been recognized as Other Revenues related to the sale of the BPA technology licenses.

In May 2002, the Company entered into an exclusive and irrevocable option with a third party to execute a long-term supply contract, wherein the Company received $4.2 million. In June 2002, the Company executed a calcium chloride supply agreement with the third party for fifteen years. Revenues from the sale of the option will be recognized on a straight line basis over fifteen years consistent with duration of the supply agreement. As of December 31, 2002, $0.14 million has been recognized as Other Revenues related to the sale of the option.

22.    Deferred Revenue

Deferred revenue includes the unamortized balances related to the sale of the BPA technology licenses and the sale of the exclusive and irrevocable option to execute a long-term supply contract. As of December 31, 2002 the balance included in Deferred Revenue for the sale of BPA technology licenses and the sale of the option was $1 million and $4 million, respectively.

23.    Capital Contribution

In connection with the recapitalization transaction described in Note 1, a working capital settlement in the amount of $16 million was received in 2001. Of the $16 million, $15 million was related to a purchase price adjustment for a working capital true up at date of acquisition in accordance with the purchase agreement. The acquisition had been accounted for as a leveraged recapitalization and the excess of the purchase price over the net assets acquired was recorded in Owner’s Equity (Deficit). In addition, included in the purchase price adjustments is $4 million that represents additional amounts recorded in connection with the January 2001 purchase of the French subsidiary.

Also, during 2002 and 2001, RPPI made a capital contribution of approximately $1 million to the Company relating to reimbursements of certain pension costs for each respective year.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions of U.S. Dollars, except for Units)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$5	$4
Receivables, less allowance of $2 and $2, respectively	112	105
Due from related parties	3	3
Prepaid assets	2	10
Inventories, less allowance of $1 and $1, respectively	164	145
Taxes receivable	12	3
Deferred income taxes	6	11

Total current assets	304	281
Property, plant and equipment, at cost, less accumulated depreciation	439	441
Intangible assets, at cost, less accumulated amortization	19	19
Investments in equity affiliate	10	11
Deferred income taxes	59	41

Total assets	$831	$793

Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable-trade	$128	$156
Other payables and accruals	40	17
Deferred credit	—	5
Due to related parties	—	1
Taxes payable	1	2
Current portion of long-term debt	1	1

Total current liabilities	170	182
Capital lease obligation	1	2
Deferred revenue	5	5
Deferred income taxes	75	66
Pensions and other retirement plan obligations	24	22
Long-term debt	621	565

Total liabilities	896	842
Commitments and contingencies (Note 15)
Owner’s deficit:
Member interest, 1,000,000 units authorized and issued	102	102
Accumulated deficit	(110)	(80)
Accumulated other comprehensive loss	(57)	(71)

Total owner’s deficit	(65)	(49)

Total liabilities and owner’s deficit	$831	$793

See accompanying notes to consolidated financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions of U.S. Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues	$188	$179	$585	$571
Other revenues	1	—	1	2

Total	189	179	586	573
Cost and expenses:
Purchases and variable product costs	130	106	412	332
Operating expenses	29	30	83	89
Selling, general and administrative	13	13	39	44
Depreciation and amortization	12	9	35	26
Research and development	4	6	12	16
Special charges	—	3	—	6

Total	188	167	581	513

Operating income	1	12	5	60
Income from equity investment	—	—	1	1
Interest expense, net	18	15	57	49

Income (loss)before income taxes	(17)	(3)	(51)	12
Income tax expense (benefit)	(9)	(1)	(21)	5

Net income (loss)	$(8)	$(2)	$(30)	$7

See accompanying notes to consolidated financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED STATEMENT OF OWNER’S DEFICIT (Unaudited)

(In millions of U.S. Dollars)

	Member Interest	Accumulated Deficit	Accumulated Other Comprehensive Loss(a)	Total	Comprehensive Income (loss)
Balance, December 31, 2002	$102	$(80)	$(71)	$(49)
Net loss		(30)		(30)	$(30)
Currency translation gain, net of $5 tax			13	13	13
Interest rate swap, net of tax			1	1	1

Comprehensive loss					$(16)

Balance, September 30, 2003	$102	$(110)	$(57)	$(65)

(a)	Accumulated Other Comprehensive Loss at September 30, 2003 is made up of the following components: $58 million net loss for foreign currency translation and $1 million net gain for interest rate swap.

See accompanying notes to consolidated financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of U.S. Dollars)

	Nine Months Ended September 30,
	2003	2002
Cash flows (used for) provided by operating activities:
Net income (loss)	$(30)	$7
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	35	26
Amortization of deferred finance costs	8	2
Equity earnings in affiliate	(1)	(1)
Deferred income taxes	(6)	5
Pensions and other retirement plans obligation	2	(11)
Deferred revenue	—	4
Changes in operating assets and liabilities:
Receivables, net	(2)	(1)
Due from related parties	(1)	—
Prepaid assets	8	8
Inventories	(13)	(3)
Payables and accruals	(14)	3
Taxes receivable	(9)	12
Taxes payable	—	(2)
Deferred credit	(5)	—

Net cash (used for) provided by operating activities	(28)	49

Cash flows used for investing activities:
Capital expenditures	(13)	(41)
Distributions from equity affiliate	1	1

Net cash used for investing activities	(12)	(40)

Cash flows provided by (used for) financing activities:
Repayments of capital lease obligation	(1)	—
Increase in deferred finance costs	(9)	—
Capital contribution	—	3
Proceeds from long-term debt	522	48
Repayments of long-term debt	(471)	(63)

Net cash provided by (used for) financing activities	41	(12)

Net increase (decrease) in cash and cash equivalents	1	(3)
Cash and cash equivalents at beginning of period	4	6

Cash and cash equivalents at end of period	$5	$3

Supplemental cash flow information on non cash transactions:
Capital lease obligation incurred	$—	$2
Trade notes payable incurred	$—	$4

See accompanying notes to consolidated financial statements.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

1.    Organization, Formation and Basis of Presentation

The consolidated financial statements include the consolidated operations of Resolution Performance Products LLC (“RPP LLC”, or the “Company”), and its wholly owned subsidiaries including RPP Capital Corporation (“RPP CC”). RPP LLC is a wholly owned subsidiary of Resolution Performance Products Inc. (“RPPI”).

RPP CC is a wholly owned finance subsidiary of RPP LLC that was formed in October 2000 to co-issue the 13 1/2% Senior Subordinated Notes jointly and severally with RPP LLC. RPP CC has nominal assets and no operations.

The Company is engaged in manufacturing and marketing resins in the U.S. and internationally. Resins include epoxy resins, versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials.

Products containing epoxy resins serve a wide range of end-users, including automotive, aerospace, electrical, construction and industrial maintenance. Versatic acids and derivatives are specialty products that complement epoxy resins product offerings in the coatings, adhesives and construction industries.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments considered necessary for a fair presentation, have been included. You should read these interim consolidated financial statements in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2002. Certain amounts from the prior period have been reclassified to conform to the current period presentation.

2.    Inventory Adjustment

During the third quarter 2003, we became aware that certain manufacturing costs have not been included in finished goods inventory. The cumulative effect of the exclusion of such costs resulted in a $2.4 million overstatement of owner’s deficit at December 31, 2002. The effect of not including such costs in finished goods inventory was not material to our historical financial statements or to our expected full year 2003 financial position or results of operations. To properly reflect these costs in inventory, an adjustment to the financial statements was made in third quarter 2003. The impact of the adjustment was to increase inventory by $3.6 million and pretax income for the three and nine months ended September 30, 2003 by $3.6 million ($2.4 million after tax). The adjustment is included in purchases and variable product costs.

3. New	Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” (FIN 46). FIN 46 provides guidance related to identifying variable interest entities (VIEs), including entities more commonly referred to as special purpose entities or SPEs, and in determining whether such entities should be consolidated by the entities’ primary beneficiary, defined in FIN 46 as the entity that holds the majority of the

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

variable interests in the VIE. In addition, FIN 46 requires disclosure for both consolidated and non-consolidated VIEs. Certain disclosure provisions of FIN 46 are effective for financial statements issued after January 31, 2003, and the consolidation requirements applicable to the Company are effective for all periods beginning after June 15, 2003. Although we are still assessing the impact, we do not believe that this interpretation will have a material impact on our consolidated financial statements.

In April 2003, the FASB issued SFAS No.149,” Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. Adoption of the standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2003, SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity” was issued. The standard establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of the standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

4.    Inventories of Products

Product inventories are valued at the lower of cost or net realizable value, cost being determined using a FIFO (First In First Out) method. Effective October 2002, the Company changed its inventory accounting policy in Europe from the weighted-average method to FIFO. The change was made for consistency with the inventory accounting policy in the United States and because the FIFO method provides for a better matching of revenues and expenses. The effect of this change was not material.

Total inventories, less allowance for obsolescence at September 30, 2003 and December 31, 2002 were comprised of the following (in millions of U.S. dollars):

	September 30, 2003	December 31, 2002
Raw materials	$12	$10
Finished products	139	122
Materials and supplies	13	13

Total	$164	$145

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

5.    Property, Plant and Equipment

Property, plant and equipment at September 30, 2003 and December 31, 2002 consisted primarily of manufacturing assets as follows (in millions of U.S. dollars):

	September 30, 2003	December 31, 2002
Plant and equipment	$1,144	$1,084
Office buildings	42	33
Other assets	67	65

Total	$1,253	$1,182

Less: accumulated depreciation	(814)	(741)

Net property, plant and equipment	$439	$441

Property, plant and equipment include capital leased assets with a net book value of $3 million. Substantially all current and future assets are pledged as security under the Company’s credit agreement. Expenditures for property, plant and equipment totaled $4 million for the quarter ending September 30, 2003 and $13 million for the nine months ending September 30, 2003.

6.    Intangible Assets

Intangible assets consist of the following (in millions of U.S. dollars):

	September 30, 2003	December 31, 2002
Patents and trademarks	$12	$12
Deferred finance costs	31	23

Total	43	35
Less accumulated amortization	24	16

	$19	$19

The amortization expense for 2003 includes a $6 million write-off of deferred financing costs related to the prepayments, refinancing and credit agreement amendments.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

7.    Long-term Debt

Long-term debt at September 30, 2003 and December 31, 2002 consisted of the following (in millions of U.S. dollars):

	September 30, 2003	December 31, 2002
13 1/2% Senior Subordinated Notes	$328	$328
9 1/2% Senior Second Secured Notes	200	—
Term Loan A	28	69
Term Loan B	58	155
Revolver	—	6
Other	2	3

Total long-term debt	616	561
Net premium on 13 1/2% senior subordinated notes	5	5
Premium on 9 1/2% senior second secured notes	1	—
Less current portion of long-term debt	(1)	(1)

	$621	$565

During the nine months ended September 30, 2003, we borrowed $522 million and made payments of $471 million, which includes a mandatory principal payment of $6 million as a result of the excess cash flow calculation under the credit agreement. Other long-term debt consists of trade notes payable totaling $2 million that bear interest rates ranging from 6.75 percent to 8.18 percent and are unsecured and payable over thirty-nine months with one of our vendors for the purchase of computer equipment and related services. Annual payments will average approximately $1 million.

On April 9, 2003, the Company completed a private offering, together with RPP CC, its wholly-owned subsidiary, of $175 million aggregate principal amount of 9 1/2% Senior Second Secured Notes Due 2010 (the “Original Notes”). Interest will be payable semi-annually in cash on April 15 and October 15, beginning October 15, 2003. The proceeds, net of $5 million estimated debt issue costs, from the offering of the Original Notes were used to repay borrowings under the Credit Agreement among the Company, RPP CC, RPPI, Resolution Europe B.V. (the “Borrowers”) and the various lenders party thereto, dated as of November 14, 2000 (as amended by the First Amendment thereto, dated as of November 5, 2001, the Second Amendment thereto, dated as of June 25, 2002, the Third Amendment thereto, dated as of December 2, 2002, and the Fourth Amendment thereto, dated as of April 1, 2003, the “Credit Agreement”) and for general corporate purposes, including working capital.

The Company and the other Borrowers executed the Fourth Amendment to the Credit Agreement dated as of April 1, 2003 (the “Credit Agreement Amendment”). The Credit Agreement Amendment, among other things, (a) permitted the Borrowers to issue up to $200 million of the Original Notes and Additional Notes (as defined below) so long as they used at least the first $135 million of net proceeds from the offering of the Notes to prepay the term loans outstanding under the Credit Agreement, (b) amended the financial covenants by eliminating the consolidated interest coverage ratio covenant and the adjusted total leverage ratio covenant and added an adjusted bank leverage ratio covenant, and (c) reduced the size of the revolving credit facility from $100 million to $75 million.

In May 2003, the Company and RPP CC registered an identical series of $175 million 9 1/2% Senior Second Secured Notes due 2010 with the Securities and Exchange Commission and subsequently completed an offer to exchange the unregistered notes for the registered notes.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

On May 22, 2003, the Company completed a private offering, together with RPP CC, its wholly-owned subsidiary, as co-issuer, of an additional $25 million aggregate principal amount of 9 1/2% Senior Second Secured Notes Due 2010 (the “Additional Notes”). The Additional Notes, together with the $175 million aggregate principal amount of Original Notes that were originally issued on April 9, 2003, are treated as a single class of securities under RPP’s existing indenture. The net proceeds, net of $2 million estimated debt issue costs from the offering of the Additional Notes, were used for general corporate purposes, including working capital.

In July 2003, the Company and RPP CC registered an identical series of 9 1/2% Senior Second Secured Notes Due 2010 with the Securities and Exchange Commission and subsequently completed an offer to exchange all of the unregistered notes for registered notes. As a result of these two exchange offers, all of the outstanding $200 million of 9 1/2% Senior Second Secured Notes due 2010 are registered notes.

8.    Obligations Under Capital Leases

Capital leases at September 30, 2003 and December 31, 2002 consisted of the following (in millions of U.S. dollars):

	September 30, 2003	December 31, 2002
Total capital leases obligation	$2	$3
Less current portion of capital leases obligation	(1)	(1)

	$1	$2

The capital leases were recorded at the present value of the minimum lease payments which also approximated the fair market value of the obligation.

9.    Interest Rate Cap

Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of derivative and the effectiveness of the hedge. The Company does not enter into derivative instruments for trading purposes; however, an interest rate cap agreement was entered into during 2002 in connection with the Company’s credit facility. The Company uses the interest rate cap to protect against interest rate fluctuation by limiting the exposure to increases in the variable portion of interest rates in its credit facility.

As of September 30, 2003, the Company has an interest rate cap agreement for the notional amount of $150 million. The interest rate cap agreement caps the floating rate at 3% and expires on February 28, 2004. The cost of the interest rate cap agreement was $0.2 million.

10.    Pension Plans, Other Post Retirement Benefits and 401(k) Plan

The funded pension and unfunded other retirement obligations had the following activity (in millions of U.S. dollars):

	September 30, 2003	December 31, 2002
Balance at beginning of period	$22	$31
Currency translation adjustment	—	2
Net periodic expense accrual	2	4
Cash contributions	—	(15)

Balance at end of period	$24	$22

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

The Company accrues net periodic expense based on an estimate from its consulting actuary. During the nine months ended September 30, 2003, the Company revised the average retirement age and average turn-over rate to age 60 and 7 percent from age 58 and 5 percent. This revision in assumptions is expected to have approximately $0.4 million dollar decrease in obligations for the U.S. for 2003. Net periodic pension expense for 2003 is trending to be lower than the 2002 level as a result of recognizing the amortization of benefits related to prior year plan amendments and changes in assumptions.

11.    Transactions with Related Parties and Certain Other Parties

During the nine months ended September 30, 2003, we have continued our numerous agreements with Royal Dutch/Shell Group of Companies, (“Shell”), including the purchase of feedstock, site services, utilities, materials, facilities and operator type services. There were no material changes regarding our commitments surrounding certain agreements with Shell during the period. During the nine months ended September 30, 2003, we have paid Shell $231 million and Shell has paid the Company $13 million.

In the ordinary course of business, we dispute charges arising from our numerous agreements with Shell as well as with other third party vendors. As with other third party vendors, resolution of disputes may have a significant impact on our financial results.

12.    Segment Information

Using guidelines set forth in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified three reportable segments based on geographic and customer information: (i) U.S., (ii) Europe and Africa, and (iii) Asia Pacific and Middle East. Management operates its business through geographic regions and is not organized nor does it prepare discreet financial information by product line within the geographic regions.

Selected financial data by geographic region are presented below (in millions of U.S. dollars):

	U.S.	Europe and Africa	Asia Pacific And Middle East	Elimination	Total
As of and for the three months ended September 30, 2003:
Revenues from external customers	$89	$100	$—	$—	$189
Inter-segment revenues	3	2	—	(5)	—
Operating income (loss)	6	(4)	(1)	—	1
Net loss	(6)	(2)	—	—	(8)
Total assets	462	368	1	—	831
As of and for the three months ended September 30, 2002:
Revenues from external customers	$80	$98	$1	$—	$179
Inter-segment revenues	4	2	1	(7)	—
Operating income (loss)	18	(6)	—	—	12
Net income (loss)	3	(6)	1	—	(2)
Total assets	438	318	2	—	758

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

	U.S.	Europe and Africa	Asia Pacific And Middle East	Elimination	Total
As of and for the nine months ended September 30, 2003:
Revenues from external customers	$263	$321	$2	$—	$586
Inter-segment revenues	7	7	—	(14)	—
Operating income (loss)	15	(10)	—	—	5
Net income (loss)	(24)	(7)	1	—	(30)
Total assets	462	368	1	—	831
As of and for the nine months ended September 30, 2002:
Revenues from external customers	$281	$284	$8	$—	$573
Inter-segment revenues	9	10	4	(23)	—
Operating income (loss)	74	(13)	(1)	—	60
Net income (loss)	17	(10)	—	—	7
Total assets	438	318	2	—	758

Sales revenues are attributed to geographic regions based on the location of the manufacturing facility and/or marketing company, and are not based on location of customer. Inter-segment amounts represent sales transactions within and between geographic regions.

13.    Income Taxes

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Deferred tax assets also include net operating losses (“NOL”) that will be carried forward or are pending carry back.

Deferred taxes result from differences between the financial and tax basis for assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

As of September 30, 2003, the Company has reclassified to Tax Receivable a total of $12 million. The Tax Receivable is the result of a 2001 and 2002 Netherlands net operating loss being carried back. We expect to collect this Tax Receivable in the next twelve months.

14.    Restructuring Charges

The Company accrued a charge for employee severance and other exit costs of $6 million in the fourth quarter of 2002 related to a cost reduction program implemented in response to a significant decline in profitability. The global reduction in work force affected approximately 90 employees or 9% of the global work force. Other exit costs relate to a modification of the OMS agreement previously entered into with Shell covering employee termination expenses to be absorbed by the Company. As of September 30, 2003, all the employees

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

related to the reduction in work force have been terminated and the remaining liability will be paid out through early 2004. The following is a reconciliation of the severance liability (in millions of U.S. dollars):

	December 31, 2002	Additions	Deductions	September 30, 2003
Severance	$6	—	$5	$1

15.    Commitments and Contingencies

In the ordinary course of business, the Company is subject to various laws and regulations and, from time to time, litigation. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or results of operations of the Company. Management is not aware of any material pending actions against the Company.

As mentioned above, our business is subject to various federal, state, local and foreign laws and regulations which govern environmental health and safety (“EHS”) related matters. Compliance with these laws and regulations requires substantial continuing financial commitments and planning. Moreover, the laws and regulations directly affect how we operate our business. The financial commitments consist of environmental costs for normal day to day operations, voluntary and mandatory matters as well as remediation issues.

As of September 30, 2003, we have assessed that an environmental remediation liability accrual is not needed based on the current available facts, present laws and regulations, and current technology.

The Company is not aware of any claims or possible claims against us from the closing date of the recapitalization. For environmental conditions that existed prior to the closing date, our environmental remediation liability is influenced by agreements associated with the transactions whereby Shell will indemnify us for environmental damages associated with environmental conditions that occurred or existed before the closing date of the recapitalization, subject to certain limitations. In addition, management believes that we maintain adequate insurance coverage, subject to deductibles, for environmental remediation activities.

16.    Supplemental Cash Flow Information

The Company translates its foreign subsidiary’s financial statements for consolidation in accordance with SFAS 52 (Foreign Currency Translation), using the current rate method. As a result, consolidated balance sheets are affected by the non-cash foreign currency translation adjustments. The statement of cash flows has been adjusted to exclude the non-cash effects of the foreign currency translation adjustments coming from the consolidated balance sheets.

17.    Other Revenue

In 2002 and 2001, the Company entered into BPA technology license agreements wherein the Company granted non-exclusive licenses to third parties to use RPP LLC’s technology to construct, operate and maintain and/or repair one licensed plant for the manufacture of BPA. Along with the grant to use the license, the Company will also provide technical assistance in the design, engineering, procurement, training, commissioning and/or start-up of the licensed plant. Revenues from the sale of the BPA technology license and related support services have been and will be recognized using the percentage of completion method. For the three months ended and nine months ended September 30, 2003, $0.36 million and $0.49 million, respectively, have been recognized as Other Revenues related to the sale of the BPA technology licenses.

RESOLUTION PERFORMANCE PRODUCTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003

In May 2002, the Company entered into an exclusive and irrevocable option with a third party to execute a long-term supply contract, wherein the Company received $4.2 million. In June 2002, the Company executed a calcium chloride supply agreement with the third party for fifteen years. Revenues from the sale of the option will be recognized on a straight line basis over fifteen years consistent with the duration of the supply agreement. For the three months ended and nine months ended September 30, 2003, $0.07 million and $0.21 million, respectively, have been recognized as Other Revenues related to the sale of the option.

18.    Deferred Revenue

Deferred revenue includes the unamortized balances related to the sale of the BPA technology licenses and the sale of the exclusive and irrevocable option to execute a long-term supply contract. As of September 30, 2003 the balance included in Deferred Revenue for the sale of BPA technology licenses and the sale of the option was $1 million and $4 million, respectively.

19.    Deferred Credit

Deferred credit includes the remaining balance of proceeds received from Shell under the environmental agreement indemnity payments. The deferred credit amounts are matched against specific environmental capital projects that in effect will reduce the amount of gross environmental capital expenditures. For the nine months ended September 30, 2003, the Company spent $6 million related to environmental capital expenditures and utilized $5 million from the environmental indemnification balance included in Deferred Credit. As of September 30, 2003, there is no remaining balance to apply to future environmental capital expenditures.

The following is a table of the deferred credit activity (in millions of U.S. dollars):

	December 31, 2002	Applied to Capital Expenditures	September 30, 2003
Deferred Credit	$5	$5	$—

20.    Subsequent Event

On November 14, 2003, a wholly owned subsidiary of the Company completed the sale of forty percent of the outstanding shares in Japan Epoxy Resins Co., Ltd to its joint venture partner, Mitsubishi Chemical Company for a purchase price of over $20 million. In connection with the sale of its shares, a new joint venture agreement, technology license agreement and trademark license agreement were negotiated.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the DGCL, the Certificate of Incorporation of RPP Capital provides that the directors of RPP Capital shall not be held personally liable to RPP Capital Corp or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director’s fiduciary duty of loyalty to RPP Capital Corp or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The amended and restated By-laws of RPP Capital provide for indemnification of its officers and directors to the full extent authorized by law.

Section 18-108 of the Delaware Limited Liability Company Act (the “Act”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The By-laws of RPP LLC provide that RPP LLC shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of RPP LLC including indemnification for negligence or gross negligence but excluding indemnification (1) for acts or omissions involving actual fraud or willful misconduct or (2) with respect to any transaction from which the indemnitee derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

2.1	Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

2.2	Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.2 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

2.3	Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance Products Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 2.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

2.4	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC (incorporated by reference to Exhibit 2.4 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.1	Certificate of Formation of Resolution Performance Products LLC filed on May 10, 1999 (incorporated by reference to Exhibit 3.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.2	Certificate of Amendment to Certificate of Formation of Resolution Performance Products LLC filed on November 14, 2000 (incorporated by reference to Exhibit 3.2 to the Registrants’ Registration Statement on Form S-4 (File No. 333-57170))

3.3		Amended and Restated Limited Liability Company Agreement of Resolution Performance Products LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.4		Bylaws of Resolution Performance Products LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.4 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.5		Certificate of Incorporation of RPP Capital Corporation dated as of October 23, 2000 (incorporated by reference to Exhibit 3.5 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.6		Amended and Restated Bylaws of RPP Capital Corporation dated as of November 14, 2000 (incorporated by reference to Exhibit 3.6 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

4.1		Indenture, dated as of November 14, 2000, among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 13 1/2% Senior Subordinated Notes Due 2010 (incorporated by reference to Exhibit 4.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

4.2		Form of 13 1/2% Senior Subordinated Note Due 2010 (included as Exhibit B to Exhibit 4.1)

4.3		Registration Rights Agreement, dated as of November 14, 2000 among Resolution Performance Products LLC, RPP Capital Corporation, RPP Holdings LLC, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

4.4		Registration Rights Agreement, dated as of November 14, 2001, among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.4 to the Registrants’ Registration Statement on Form S-4 dated December 14, 2001 (File No. 333-75172))

4.5		Registration Rights Agreement dated December 18, 2002 among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.5 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

4.6		Indenture dated as of April 9, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and Deutsche Bank Trust Company Americas, as trustee, relating to 9 1/2% Senior Second Secured Notes Due 2010 (incorporated by reference to Exhibit 4.6 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

4.7		Form of 9 1/2% Senior Second Secured Note due 2010 (included as Exhibit B to Exhibit 4.6)

4.8		Registration Rights Agreement entered into as of April 9, 2003, between Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Citigroup Capital Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities, Inc. (incorporated by reference to Exhibit 4.8 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

4.9		Registration Rights Agreement dated May 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Citigroup Capital Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities, Inc. (incorporated by reference to exhibit 4.9 to the Registrants’ Registration Statement of Form S-4 dated June 20, 2003 (File No. 333-106331))

4.10	*	Registration Rights Agreement dated December 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

4.11	*	Indenture dated as of December 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 8% Senior Secured Notes due 2009

4.12		Form of exchange note (included as Exhibit B to Exhibit 4.11)

5.1	Opinion of O’Melveny & Myers LLP

10.1	Credit Agreement dated as of November 14, 2000 among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation, Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.), the various lender parties thereto, Salomon Smith Barney Inc., as Syndication Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Morgan Stanley Senior Funding Inc., as Administrative Agent, Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit 10.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.2	First Amendment to Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.1 to the Registrants' Current Report on Form 8-K dated November 7, 2001 (Commission File No. 333-57170))

10.3	Employment Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.4	Secured Promissory Note dated as of November 14, 2000 entered into by David T. Preston in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.5	Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit 10.4 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.6	Secured Promissory Note dated as of November 14, 2000 entered into by Wouter W. Jongepier in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.7	Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Wouter W. Jongepier (incorporated by reference to Exhibit 10.6 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.8	Secured Promissory Note dated as of November 14, 2000 entered into by Dany Subrata in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.7 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.9	Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Dany Subrata (incorporated by reference to Exhibit 10.8 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.10	Secured Promissory Note dated as of March 7, 2001 entered into by J. Travis Spoede Trust (Dated 03/26/99) in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.9 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.11	Pledge Agreement dated as of March 7, 2001 among Resolution Performance Products LLC,
J. Travis Spoede and the J. Travis Spoede Trust (Dated 03/26/99) (incorporated by reference to Exhibit 10.10 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.12	Employment Agreement dated July 16, 2001 between Resolution Performance Product LLC and Jeffrey M. Nodland (incorporated by reference to Exhibit 10.1 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.13	Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance Product LLC (incorporated by reference to Exhibit 10.2 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.14	Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.15	Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.4 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.16	Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.17	Environmental Agreement dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.11 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.18	Environmental Agreement dated as of November 1, 2000 between Shell Petroleum N.V. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.12 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.19	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.13 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.20	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V (incorporated by reference to Exhibit 10.14 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170)).

10.21	Interim Agreement for Information Technology Services (US Business) dated as of November 1, 2000 among Shell Chemical Company, Shell Services International Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.15 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.22	Interim Agreement for Information Technology Services (Non-US) dated as of November 1, 2000 among Shell Chemicals Limited, Shell International B.V. and Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) (incorporated by reference to Exhibit 10.16 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.23	Indemnity and Contribution Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and the indemnified parties listed therein (incorporated by reference to Exhibit 10.17 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.24	Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.25	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.26	First Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.20 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.27	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.21 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.28	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V. (incorporated by reference to Exhibit 10.22 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.29	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.30	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.31	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.25 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.32	Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.33	Resolution Performance Products Inc. 2000 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.34	Restricted Unit Plan (incorporated by reference to Exhibit 10.28 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.35	Separation Agreement dated as of March 9, 2001 between Resolution Performance Products Inc., Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit 10.29 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.36	Amendment No. 1 dated March 15, 2002 to the Management Consulting Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002 (File No. 333-57170))

10.37	First Amendment dated March 15, 2002 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002 (File No. 333-57170))

10.38	Second Amendment dated June 30, 2002 to the Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002 (File No. 333-75172))

10.39	Third Amendment dated December 2, 2002 to the Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated December 9, 2002 (File No. 333-57170))

10.40	Mutual Settlement and Release of Claims Agreement dated November 26, 2002 amending the Environmental Agreement dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.40 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

10.41	Mutual Settlement and Release of Claims Agreement dated November 26, 2002 amending the Environmental Agreement dated as of November 1, 2000 between Shell Petroleum N.V. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.41 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

10.42	Release of Indemnity Agreement dated as of December 17, 2002 modifying the Environmental Agreement dated as of November 1, 2002 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.42 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

10.43	Amendment No. 2 dated as of January 1, 2003 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.44 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 dated February 12, 2003 (File No. 333-102505))

10.44	Amendment No. 1 dated as of January 1, 2003 to the Employment Agreement dated July 16, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Jeffrey M. Nodland (incorporated by reference to Exhibit No. 10.45 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 dated February 12, 2003 (File No. 333-102505))

10.45	Amendment No. 2 dated as of January 1, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.43 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 dated February 12, 2003 (File No. 333-57170))

10.46	Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.46 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.47	Amendment No. 1 dated February 17, 2003 to the Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.47 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.48	Amendment No. 3 dated February 17, 2003 to the Employment Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.48 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.49	Amendment No. 2 dated February 17, 2003 to the Employment Agreement dated July 16, 2001, as amended, between Resolution Performance Products LLC and Jeffrey M. Nodland (incorporated by reference to Exhibit No. 10.49 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.50	Amendment No. 3 dated February 17, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.50 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.51	Amendment No. 1 dated October 15, 2002 to the Phenol Supply Agreement between Shell Chemical LP d/b/a Shell Chemical Company, a Delaware limited partnership and Resolution Performance Products LLC, a Delaware corporation (incorporated by reference to Exhibit No. 10.51 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.52	Fourth Amendment dated as of April 1, 2003 to the Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.52 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.53*	Fifth Amendment dated as of December 15, 2003 to the Credit Agreement dated November 6, 2001

10.54	Amended and Restated US Security Agreement dated as of April 9, 2003 among Resolution Performance Products Inc., a Delaware corporation, Resolution Performance Products LLC, a Delaware limited liability company, RPP Capital Corporation, a Delaware corporation, and Morgan Stanley & Co., Incorporated (incorporated by reference to Exhibit 10.53 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.55	Amended and Restated US Pledge Agreement dated as of April 9, 2003 among Resolution Performance Products Inc., a Delaware corporation, Resolution Performance Products LLC, a Delaware limited liability company, RPP Capital Corporation, a Delaware corporation, and Morgan Stanley & Co., Incorporated (incorporated by reference to Exhibit 10.54 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.56	Dutch Deed of Pledge dated as of April 9, 2003 among Resolution Performance Products LLC, a Delaware limited liability company, RPP Capital Corporation, a Delaware corporation, Resolution Holdings B.V., a private limited liability company organised and existing under the laws of the Netherlands, Morgan Stanley & Co. Incorporated and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.55 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.57*	First Amendment dated as of December 22, 2003, among Resolution Performance Products LLC, RPP Capital Corporation, Resolution Performance Products Inc. and Morgan Stanley & Co. Incorporated, as collateral agent to the Amended and Restated U.S. Security Agreement dated as of April 9, 2003

10.58*	First Amendment dated as of December 22, 2003, among Resolution Performance Products LLC, RPP Capital Corporation, Resolution Performance Products Inc., Morgan Stanley & Co. Incorporated, as collateral agent, and the other parties thereto to the Amended and Restated U.S. Pledge Agreement dated as of April 9, 2003

10.59*	Intercreditor Agreement dated as of December 22, 2003 among the The Bank of New York, as trustee, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and Citibank, N.A., as the overdraft creditor

10.60*	First Deed of Pledge dated December 22, 2003 entered into by the Civil Law Attorney on behalf of Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto pursuant to powers of attorney granted to the Civil Law Attorney by Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto

10.61*	Second Deed of Pledge dated December 22, 2003 entered into by the Civil Law Attorney on behalf of Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto pursuant to powers of attorney granted to the Civil Law Attorney by Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto

10.62	Amendment No. 4 dated as of November 24, 2003 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products, LLC, a Delaware limited liability company and Marvin O. Schlanger

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the Registrants (incorporated by reference to Exhibit 21.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of KPMG Accountants N.V.

24.1	Powers of Attorney (included on signature pages hereto)

25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients

*  Previously filed.

(b)  FINANCIAL STATEMENT SCHEDULES:

Schedule II—Valuation and Qualifying Accounts and Reserves

All other schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrants hereby undertake that:

1.  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

2.  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of February, 2004.

RESOLUTION PERFORMANCE PRODUCTS LLC

By:	/s/ MARVIN O. SCHLANGER
Marvin O. Schlanger Chairman and Chief Executive Officer

Pursuant the the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARVIN O. SCHLANGER Marvin O. Schlanger	Chairman and Chief Executive Officer (principal executive officer)	February 4, 2004

/S/ J. TRAVIS SPOEDE J. Travis Spoede	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 4, 2004

* Joel A. Asen	Manager	February 4, 2004

* Laurence M. Berg	Manager	February 4, 2004

* Peter P. Copses	Manager	February 4, 2004

* Joshua J. Harris	Manager	February 4, 2004

* Scott M. Kleinman	Manager	February 4, 2004

* Heinn F. Tomfohrde, III	Manager	February 4, 2004

*By:	/s/ J. TRAVIS SPOEDE J. Travis Spoede Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 4th day of February, 2004.

RPP CAPITAL CORPORATION

By:	/s/ MARVIN O. SCHLANGER
Marvin O. Schlanger Chairman and Chief Executive Offer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARVIN O. SCHLANGER Marvin O. Schlanger	Chairman and Chief Executive Officer (principal executive officer)	February 4, 2004

/S/ J. TRAVIS SPOEDE J. Travis Spoede	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 4, 2004

* Joshua J. Harris	Director	February 4, 2004

* Scott M. Kleinman	Director	February 4, 2004

*By:	/s/ J. TRAVIS SPOEDE J. Travis Spoede Attorney-in-Fact

RESOLUTION PERFORMANCE PRODUCTS LLC

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(in millions of U. S. dollars)

		Additions
Description	Balance at January 1, 2002	Charges to costs and expenses	Charged to other accounts	Deductions	Balance at December 31, 2002
Allowance for doubtful accounts	$3	—	—	1	$2
Allowance for inventory obsolescence	$3	1	—	3	$1

		Additions
Description	Balance at January 1, 2001	Charges to costs and expenses	Charged to other accounts	Deductions	Balance at December 31, 2001
Allowance for doubtful accounts	$3	—	—	—	$3
Allowance for inventory obsolescence	$7	1	—	5	$3

		Additions
Description	Balance at January 1, 2000	Charges to costs and expenses	Charged to other accounts	Deductions	Balance at December 31, 2000
Allowance for doubtful accounts	$—	3	—	—	$3
Allowance for inventory obsolescence	$—	5	2	—	$7

S-1

Exhibit Index

2.1	Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

2.2	Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.2 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

2.3	Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance Products Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 2.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

2.4	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC (incorporated by reference to Exhibit 2.4 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.1	Certificate of Formation of Resolution Performance Products LLC filed on May 10, 1999 (incorporated by reference to Exhibit 3.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.2	Certificate of Amendment to Certificate of Formation of Resolution Performance Products LLC filed on November 14, 2000 (incorporated by reference to Exhibit 3.2 to the Registrants’ Registration Statement on Form S-4 (File No. 333-57170))

3.3	Amended and Restated Limited Liability Company Agreement of Resolution Performance Products LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.4	Bylaws of Resolution Performance Products LLC dated as of November 14, 2000 (incorporated by reference to Exhibit 3.4 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.5	Certificate of Incorporation of RPP Capital Corporation dated as of October 23, 2000 (incorporated by reference to Exhibit 3.5 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

3.6	Amended and Restated Bylaws of RPP Capital Corporation dated as of November 14, 2000 (incorporated by reference to Exhibit 3.6 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

4.1	Indenture, dated as of November 14, 2000, among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 13 1/2% Senior Subordinated Notes Due 2010 (incorporated by reference to Exhibit 4.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

4.2	Form of 13 1/2% Senior Subordinated Note Due 2010 (included as Exhibit B to Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of November 14, 2000 among Resolution Performance Products LLC, RPP Capital Corporation, RPP Holdings LLC, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

4.4	Registration Rights Agreement, dated as of November 14, 2001, among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.4 to the Registrants’ Registration Statement on Form S-4 dated December 14, 2001 (File No. 333-75172))

4.5	Registration Rights Agreement dated December 18, 2002 among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 4.5 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

4.6		Indenture dated as of April 9, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and Deutsche Bank Trust Company Americas, as trustee, relating to 9 1/2% Senior Second Secured Notes Due 2010 (incorporated by reference to Exhibit 4.6 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

4.7		Form of 9 1/2% Senior Second Secured Note due 2010 (included as Exhibit B to Exhibit 4.6)

4.8		Registration Rights Agreement entered into as of April 9, 2003, between Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Citigroup Capital Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities, Inc. (incorporated by reference to Exhibit 4.8 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

4.9		Registration Rights Agreement dated May 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Citigroup Capital Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities, Inc. (incorporated by reference to Exhibit 4.9 to the Registrants’ Registration Statement of Form S-4 dated June 20, 2003 (File No. 333-106331))

4.10	*	Registration Rights Agreement dated December 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

4.11	*	Indenture dated as of December 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 8% Senior Secured Notes due 2009

4.12		Form of exchange note (included as Exhibit B to Exhibit 4.11)

5.1		Opinion of O’Melveny & Myers LLP

10.1		Credit Agreement dated as of November 14, 2000 among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation, Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.), the various lender parties thereto, Salomon Smith Barney Inc., as Syndication Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Morgan Stanley Senior Funding Inc., as Administrative Agent, Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit 10.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.2		First Amendment to Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.1 to the Registrants' Current Report on Form 8-K dated November 7, 2001 (Commission File No. 333-57170))

10.3		Employment Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.4		Secured Promissory Note dated as of November 14, 2000 entered into by David T. Preston in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.5		Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit 10.4 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.6		Secured Promissory Note dated as of November 14, 2000 entered into by Wouter W. Jongepier in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.7		Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Wouter W. Jongepier (incorporated by reference to Exhibit 10.6 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.8		Secured Promissory Note dated as of November 14, 2000 entered into by Dany Subrata in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.7 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.9		Pledge Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Dany Subrata (incorporated by reference to Exhibit 10.8 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.10	Secured Promissory Note dated as of March 7, 2001 entered into by J. Travis Spoede Trust (Dated 03/26/99) in favor of Resolution Performance Products LLC (incorporated by reference to Exhibit 10.9 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.11	Pledge Agreement dated as of March 7, 2001 among Resolution Performance Products LLC,
J. Travis Spoede and the J. Travis Spoede Trust (Dated 03/26/99) (incorporated by reference to Exhibit 10.10 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.12	Employment Agreement dated July 16, 2001 between Resolution Performance Product LLC and Jeffrey M. Nodland (incorporated by reference to Exhibit 10.1 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.13	Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance Product LLC (incorporated by reference to Exhibit 10.2 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.14	Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.15	Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.4 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.16	Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to the Registrants’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001 (Commission File No. 333-57170))

10.17	Environmental Agreement dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.11 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.18	Environmental Agreement dated as of November 1, 2000 between Shell Petroleum N.V. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.12 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.19	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.13 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.20	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V (incorporated by reference to Exhibit 10.14 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170)).

10.21	Interim Agreement for Information Technology Services (US Business) dated as of November 1, 2000 among Shell Chemical Company, Shell Services International Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.15 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.22	Interim Agreement for Information Technology Services (Non-US) dated as of November 1, 2000 among Shell Chemicals Limited, Shell International B.V. and Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) (incorporated by reference to Exhibit 10.16 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.23	Indemnity and Contribution Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and the indemnified parties listed therein (incorporated by reference to Exhibit 10.17 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.24	Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.25	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.26	First Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.20 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.27	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.21 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.28	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V. (incorporated by reference to Exhibit 10.22 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.29	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.30	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.31	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.25 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.32	Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.33	Resolution Performance Products Inc. 2000 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.34	Restricted Unit Plan (incorporated by reference to Exhibit 10.28 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.35	Separation Agreement dated as of March 9, 2001 between Resolution Performance Products Inc., Resolution Performance Products LLC and David T. Preston (incorporated by reference to Exhibit 10.29 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

10.36	Amendment No. 1 dated March 15, 2002 to the Management Consulting Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002 (File No. 333-57170))

10.37	First Amendment dated March 15, 2002 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002 (File No. 333-57170))

10.38	Second Amendment dated June 30, 2002 to the Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002 (File No. 333-75172))

10.39	Third Amendment dated December 2, 2002 to the Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated December 9, 2002 (File No. 333-57170))

10.40	Mutual Settlement and Release of Claims Agreement dated November 26, 2002 amending the Environmental Agreement dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.40 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

10.41	Mutual Settlement and Release of Claims Agreement dated November 26, 2002 amending the Environmental Agreement dated as of November 1, 2000 between Shell Petroleum N.V. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.41 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

10.42	Release of Indemnity Agreement dated as of December 17, 2002 modifying the Environmental Agreement dated as of November 1, 2002 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.42 to the Registrants’ Registration Statement on Form S-4 dated January 14, 2003 (File No. 333-102505))

10.43	Amendment No. 2 dated as of January 1, 2003 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.44 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 dated February 12, 2003 (File No. 333-102505))

10.44	Amendment No. 1 dated as of January 1, 2003 to the Employment Agreement dated July 16, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Jeffrey M. Nodland (incorporated by reference to Exhibit No. 10.45 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 dated February 12, 2003 (File No. 333-102505))

10.45	Amendment No. 2 dated as of January 1, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.43 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 dated February 12, 2003 (File No. 333-57170))

10.46	Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.46 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.47	Amendment No. 1 dated February 17, 2003 to the Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.47 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.48	Amendment No. 3 dated February 17, 2003 to the Employment Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.48 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.49	Amendment No. 2 dated February 17, 2003 to the Employment Agreement dated July 16, 2001, as amended, between Resolution Performance Products LLC and Jeffrey M. Nodland (incorporated by reference to Exhibit No. 10.49 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.50	Amendment No. 3 dated February 17, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.50 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.51		Amendment No. 1 dated October 15, 2002 to the Phenol Supply Agreement between Shell Chemical LP d/b/a Shell Chemical Company, a Delaware limited partnership and Resolution Performance Products LLC, a Delaware corporation (incorporated by reference to Exhibit No. 10.51 to the Annual Report on Form 10-K for the Year ended December 31, 2002 (File No. 333-57170))

10.52		Fourth Amendment dated as of April 1, 2003 to the Credit Agreement dated November 6, 2001 (incorporated by reference to Exhibit 10.52 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.53	*	Fifth Amendment dated as of December 15, 2003 to the Credit Agreement dated November 6, 2001

10.54		Amended and Restated US Security Agreement dated as of April 9, 2003 among Resolution Performance Products Inc., a Delaware corporation, Resolution Performance Products LLC, a Delaware limited liability company, RPP Capital Corporation, a Delaware corporation, and Morgan Stanley & Co., Incorporated (incorporated by reference to Exhibit 10.53 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.55		Amended and Restated US Pledge Agreement dated as of April 9, 2003 among Resolution Performance Products Inc., a Delaware corporation, Resolution Performance Products LLC, a Delaware limited liability company, RPP Capital Corporation, a Delaware corporation, and Morgan Stanley & Co., Incorporated (incorporated by reference to Exhibit 10.54 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.56		Dutch Deed of Pledge dated as of April 9, 2003 among Resolution Performance Products LLC, a Delaware limited liability company, RPP Capital Corporation, a Delaware corporation, Resolution Holdings B.V., a private limited liability company organised and existing under the laws of the Netherlands, Morgan Stanley & Co. Incorporated and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.55 to the Registrants’ Registration Statement on Form S-4 dated April 25, 2003 (File No. 333-104750))

10.57	*	First Amendment dated as of December 22, 2003, among Resolution Performance Products LLC, RPP Capital Corporation, Resolution Performance Products Inc. and Morgan Stanley & Co. Incorporated, as collateral agent to the Amended and Restated U.S. Security Agreement dated as of April 9, 2003

10.58	*	First Amendment dated as of December 22, 2003, among Resolution Performance Products LLC, RPP Capital Corporation, Resolution Performance Products Inc., Morgan Stanley & Co. Incorporated, as collateral agent, and the other parties thereto to the Amended and Restated U.S. Pledge Agreement dated as of April 9, 2003

10.59	*	Intercreditor Agreement dated as of December 22, 2003 among the The Bank of New York, as trustee, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and Citibank, N.A., as the overdraft creditor

10.60	*	First Deed of Pledge dated December 22, 2003 entered into by the Civil Law Attorney on behalf of Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto pursuant to powers of attorney granted to the Civil Law Attorney by Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto

10.61	*	Second Deed of Pledge dated December 22, 2003 entered into by the Civil Law Attorney on behalf of Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto pursuant to powers of attorney granted to the Civil Law Attorney by Resolution Performance Products LLC, Resolution Holdings B.V., Morgan Stanley & Co. Incorporated, as collateral agent and the other parties thereto

10.62		Amendment No. 4 dated as of November 24, 2003 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products, LLC, a Delaware limited liability company and Marvin O. Schlanger

12.1*		Statement of Computation of Ratio of Earnings to Fixed Charges

21.1		Subsidiaries of the Registrants (incorporated by reference to Exhibit 21.1 to the Registrants’ Registration Statement on Form S-4 dated March 16, 2001 (File No. 333-57170))

23.1		Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

23.2		Consent of PricewaterhouseCoopers LLP

23.3		Consent of KPMG Accountants N.V.

24.1		Powers of Attorney (included on signature pages hereto)

25.1	*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee

99.1	*	Form of Letter of Transmittal

99.2	*	Form of Notice of Guaranteed Delivery

99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	*	Form of Letter to Clients

*  Previously filed.

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